Exhibit 10.4

EXECUTION VERSION

SECOND LIEN CREDIT AGREEMENT

Dated as of October 20, 2017,

among

GOLDEN ENTERTAINMENT, INC.,

as Borrower,

THE SUBSIDIARIES OF BORROWER PARTY HERETO,

as Guarantors,

THE LENDERS PARTY HERETO,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent and as Collateral Agent,

and

JPMORGAN CHASE BANK, N.A., CREDIT SUISSE SECURITIES (USA) LLC,

MACQUARIE CAPITAL (USA) INC. and MORGAN STANLEY SENIOR FUNDING, INC.,

as Lead Arrangers and Bookrunners

-i-

-ii-

-iii-

-iv-

ANNEXES:

ANNEX A	-	Term B Facility Commitments

SCHEDULES:

SCHEDULE 1.01(A)	-	Excluded Subsidiary Agreements
SCHEDULE 1.01(B)	-	Guarantors
SCHEDULE 1.01(C)	-	Mortgaged Real Property
SCHEDULE 7.01	-	Jurisdictions of Local Counsel Opinions
SCHEDULE 8.03	-	Litigation
SCHEDULE 8.07	-	ERISA
SCHEDULE 8.10	-	Environmental Matters
SCHEDULE 8.12(a)	-	Subsidiaries
SCHEDULE 8.12(b)	-	Immaterial Subsidiaries
SCHEDULE 8.12(c)	-	Unrestricted Subsidiaries
SCHEDULE 8.13(a)	-	Ownership
SCHEDULE 8.15	-	Licenses and Permits
SCHEDULE 8.19	-	Intellectual Property
SCHEDULE 8.23(a)	-	Real Property
SCHEDULE 8.23(b)	-	Real Property Takings, Etc.
SCHEDULE 8.25(a)	-	No Certificates of Occupancy; Violations, Etc.
SCHEDULE 8.25(b)	-	Encroachment, Boundary, Location, Possession Disputes
SCHEDULE 9.12	-	Designated Unrestricted Subsidiaries
SCHEDULE 9.15	-	Post-Closing Matters
SCHEDULE 10.01	-	Existing Indebtedness
SCHEDULE 10.02	-	Certain Existing Liens
SCHEDULE 10.04	-	Investments
SCHEDULE 10.04(aa)	-	Specified Land
SCHEDULE 10.07	-	Transactions with Affiliates

EXHIBITS:

EXHIBIT A	-	Form of Term B Facility Note
EXHIBIT B	-	Form of Notice of Borrowing
EXHIBIT C	-	Form of Notice of Continuation/Conversion
EXHIBIT D	-	Forms of U.S. Tax Compliance Certificate
EXHIBIT E	-	[Reserved]
EXHIBIT F	-	[Reserved]
EXHIBIT G	-	Form of Solvency Certificate
EXHIBIT H	-	Form of Security Agreement
EXHIBIT I	-	Form of Mortgage
EXHIBIT J	-	Form of Affiliated Lender Assignment and Assumption
EXHIBIT K	-	Form of Assignment and Assumption Agreement
EXHIBIT L	-	[Reserved]
EXHIBIT M	-	Form of Joinder Agreement
EXHIBIT N	-	Form of Perfection Certificate
EXHIBIT O	-	Form of Auction Procedures
EXHIBIT P	-	Form of Open Market Assignment and Assumption Agreement

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EXHIBIT Q	-	Form of Term Loan Extension Amendment
EXHIBIT R	-	[Reserved]
EXHIBIT S	-	Form of Pari Passu Intercreditor Agreement
EXHIBIT T	-	Form of Second Lien Intercreditor Agreement
EXHIBIT U	-	Form of Custodian Agreement
EXHIBIT V	-	Form of Compliance Certificate

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SECOND LIEN CREDIT AGREEMENT, dated as of October 20, 2017 (this “Agreement”), among GOLDEN ENTERTAINMENT, INC., a Minnesota corporation (“Borrower”); the SUBSIDIARY GUARANTORS party hereto from time to time; the LENDERS from time to time party hereto; CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, together with its successors in such capacity, “Administrative Agent”); and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as collateral agent (in such capacity, together with its successors in such capacity, “Collateral Agent”).

WHEREAS, Borrower has requested that the Lenders provide second lien term loan facilities, and the Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE I.

DEFINITIONS, ACCOUNTING MATTERS AND RULES OF CONSTRUCTION

SECTION 1.01. Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“ABR Loans” shall mean Loans that bear interest at rates based upon the Alternate Base Rate.

“Acquisition” shall mean, with respect to any Person, any transaction or series of related transactions for the (a) acquisition of all or substantially all of the Property of any other Person, or of any business or division of any other Person (other than any then-existing Company), (b) acquisition of more than 50% of the Equity Interests of any other Person, or otherwise causing any other Person to become a Subsidiary of such Person or (c) merger or consolidation of such Person or any other combination of such Person with any other Person (other than any of the foregoing between or among any then-existing Companies).

“Act” has the meaning set forth in Section 13.14.

“Additional Credit Party” has the meaning set forth in Section 9.11.

“Adjusted Maximum Amount” has the meaning set forth in Section 6.10.

“Administrative Agent” has the meaning set forth in the introductory paragraph hereof.

“Affected Classes” has the meaning set forth in Section 13.04(b)(A).

“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that as to any Credit Party or any Subsidiary thereof, the term “Affiliate” shall expressly exclude the Persons constituting Lenders as of the Closing Date and their respective Affiliates (determined as provided herein without regard to this proviso). “Control” shall mean the possession, directly or indirectly, of the power to (x) vote more than fifty percent (50%) (or, for purposes of Section 10.07 and the definition of Golden Permitted Assignee, ten percent (10%)) of the outstanding voting interests of a Person or (y) direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Affiliated Lender” shall mean a Lender that is a Golden Permitted Assignee other than any Debt Fund Affiliate.

“Affiliated Lender Assignment and Assumption” has the meaning set forth in Section 13.05(e).

“Affiliated Lender Cap” has the meaning set forth in Section 13.05(e).

“Agent” shall mean any of Administrative Agent, Auction Manager, Collateral Agent, and/or Lead Arrangers, as applicable.

“Agent Party” has the meaning set forth in Section 13.02(e).

“Agent Related Parties” shall mean each Agent and any sub-agent thereof and their respective Affiliates, directors, officers, employees, agents and advisors.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“All-In Yield” shall mean, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, a LIBO Rate floor (to the extent the LIBO Rate floor applicable to the applicable Indebtedness is greater than the LIBO Rate floor for the Term B Facility and is in excess of the three-month LIBO Rate at the time of incurrence of such Indebtedness) or Alternate Base Rate floor (to the extent the Alternate Base Rate floor applicable to the applicable Indebtedness is greater than the Alternate Base Rate floor for the Term B Facility and is in excess of the Alternate Base Rate at the time of incurrence of such Indebtedness) or otherwise, in each case, incurred or payable by Borrower generally to all lenders of such Indebtedness; provided that original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness); provided, further, that “All-In Yield” shall not include arrangement, structuring, commitment, underwriting, amendment or other similar fees (regardless of whether paid or shared in whole or in part to any or all lenders) or other fees not paid generally to all lenders of such Indebtedness; provided, further, that “All-In Yield” shall include any amendment to the relevant interest rate margins and interest rate floors that became effective after the Closing Date but prior to the applicable date of determination. For the purposes of determining the All-In Yield of any fixed-rate Indebtedness, at Borrower’s option, such Indebtedness be swapped to a floating rate on a customary matched maturity basis.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus  1⁄2 of 1% and (c) the LIBO Rate for a one month Interest Period beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%; provided that, the LIBO Rate for any day shall be based on the LIBO Rate at approximately 11:00 a.m. London time on such day; provided, further, that with respect to the Term B Facility Loans only, the Alternate Base Rate shall not be less than 1.75%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the LIBO Rate, respectively.

“Anti-Corruption Laws” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, as amended, and all other laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable ECF Percentage” shall mean, for any fiscal year, commencing with the fiscal year ended December 31, 2018, (a) 50% if the Consolidated Total Net Leverage Ratio as of the last day of such fiscal year is greater than 5.10 to 1.00, (b) 25% if the Consolidated Total Net Leverage Ratio as of the last day of such fiscal year is equal to or less than 5.10 to 1.00 and greater than 4.60 to 1.00 and (c) 0% if the Consolidated Total Net Leverage Ratio as of the last day of such fiscal year is equal to or less than 4.60 to 1.00.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) (a) that is a lender on the Closing Date, designated for such Type of Loan on Annex A hereof, (b) set forth on such Lender’s signature page to an Incremental Joinder Agreement for any Lender making any Incremental Commitment pursuant to Section 2.12, (c) set forth on such Lender’s signature page to any Refinancing Amendment for any Lender providing Credit Agreement Refinancing Indebtedness pursuant to Section 2.15, (d) set forth in the Assignment Agreement for any Person that becomes a “Lender” hereunder pursuant to an Assignment Agreement or (e) such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to Administrative Agent and Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean, for each Term B Facility Loan, (i) 7.00% per annum, with respect to LIBOR Loans and (ii) 6.00% per annum, with respect to ABR Loans.

“Approved Fund” shall mean any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Asset Sale” shall mean (a) any conveyance, sale, lease, transfer or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction) of any Property (including accounts receivable and Equity Interests of any Person owned by Borrower or any of its Restricted Subsidiaries but not any Equity Issuance) (whether owned on the Closing Date or thereafter acquired) by Borrower or any of its Restricted Subsidiaries to any Person (other than (i) with respect to any Credit Party, to any Credit Party, and (ii) with respect to any other Company, to any Company) and (b) any issuance or sale by any Restricted Subsidiary of its Equity Interests to any Person (other than to Borrower or any other Restricted Subsidiary); provided that the following shall not constitute an “Asset Sale”: (v) any conveyance, sale, lease, transfer or other disposition of inventory, in any case in the ordinary course of business, (w) Real Property leases and other leases, licenses, subleases or sublicenses, in each case, granted to others in the ordinary course of business and which do not materially interfere with the business of Borrower and the Restricted Subsidiaries taken as a whole, (x) any conveyance, sale, lease, transfer or other disposition of obsolete or worn out assets or assets no longer useful in the business of the Credit Parties, (y) licenses of Intellectual Property entered into in the ordinary course of business and (z) any conveyance, sale, transfer or other disposition of cash and/or Cash Equivalents.

“Assignment Agreement” shall mean an Assignment and Assumption Agreement substantially in the form attached as Exhibit K hereto.

“Auction Amount” shall have the meaning provided in Exhibit O hereto.

“Auction Manager” shall mean Credit Suisse, or another financial institution as shall be selected by Borrower in a written notice to Administrative Agent, in each case in its capacity as Auction Manager.

“Auction Procedures” shall mean, collectively, the auction procedures, auction notice, return bid and Borrower Assignment Agreement in substantially the form set forth as Exhibit O hereto or such other form as is reasonably acceptable to Auction Manager and Borrower so long as the same are consistent with the provisions hereof; provided, however, Auction Manager, with the prior written consent of Borrower, may amend or modify the procedures, notices, bids and Borrower Assignment Agreement in connection with any Borrower Loan Purchase (but excluding economic terms of a particular auction after any Lender has validly tendered Term Loans requested in an offer relating to such auction, other than to increase the Auction Amount or raise the Discount Range applicable to such auction); provided, further, that no such amendments or modifications may be implemented after 24 hours prior to the date and time return bids are due in such auction.

“Available Amount” shall mean, on any date, an amount not less than zero, equal to:

(a) the greater of $35,000,000 and 20% of Consolidated EBITDA at the time of determination for the Test Period most recently ended prior to such date; plus

(b) 50.0% of the aggregate amount of Consolidated Net Income for the period (taken as one accounting period) commencing from the first day of the fiscal quarter of Borrower in which the Closing Date occurs to the end of the most recent fiscal quarter of Borrower prior to such date with respect to which internal financial statements are available (which amount shall not be negative); plus

(c) in the event of (i) the Revocation of a Subsidiary that was designated as an Unrestricted Subsidiary, (ii) the merger, consolidation or amalgamation of an Unrestricted Subsidiary with or into Borrower or a Restricted Subsidiary (where the surviving entity is Borrower or a Restricted Subsidiary) or (iii) the transfer or other conveyance of assets of an Unrestricted Subsidiary to, or liquidation of an Unrestricted Subsidiary into, Borrower or a Restricted Subsidiary, an amount equal to the sum of (x) the fair market value of the Investments deemed made by Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary at the time such Subsidiary was designated as an Unrestricted Subsidiary, plus (y) the amount of the Investments of Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary made after such designation and prior to the time of such Revocation, merger, consolidation, amalgamation, conveyance or transfer (or of the assets transferred or conveyed, as applicable), other than, in the case of this clause (y), to the extent such Investments funded Investments by such Unrestricted Subsidiary into a Person that, after giving effect to the transaction described in clauses (i), (ii) or (iii) above, will be an Unrestricted Subsidiary, in each case, to the extent such Investments were made in reliance on the Available Amount; provided, that clauses (x) and (y) shall not be duplicative of any reductions in the amount of such Investments pursuant to the proviso to the definition of “Investments”; plus

(d) an amount equal to the returns or refunds of Qualifying Investments (excluding (i) any interest, earnings, returns or other gains in respect of such Qualifying Investments determined in the manner set forth in Section 1.02(b) and (ii) Specified 10.04(k) Investment Returns) received by Borrower and its Restricted Subsidiaries from Persons other than Credit Parties after the Closing Date to the extent not included in Consolidated Net Income; plus

(e) the aggregate amount of Equity Issuance Proceeds (including upon conversion or exchange of a debt instrument or Disqualified Capital Stock into or for any Equity Interests (other than Disqualified Capital Stock) but excluding Excluded Contributions) received by Borrower from

Permitted Equity Issuances (other than Permitted Equity Issuances pursuant to Section 11.03 of the First Lien Credit Agreement) after the Closing Date and on or prior to such date; plus

(f) the aggregate fair market value of assets or Property acquired in exchange for Equity Interests (other than Disqualified Capital Stock) of Borrower (other than Permitted Equity Issuances pursuant to Section 11.03 of the First Lien Credit Agreement) after the Closing Date and on or prior to such date; plus

(g) the aggregate principal amount of debt instruments or Disqualified Capital Stock issued after the Closing Date that are converted into or exchanged for any Equity Interests (other than Disqualified Capital Stock) by Borrower after the Closing Date and on or prior to such date, together with the fair market value of any assets or Property received in such conversion or exchange; plus

(h) the amount of any Declined Amounts; minus

(i) the aggregate amount of any (i) Investments made pursuant to Section 10.04(l), (ii) Restricted Payments made pursuant to Section 10.06(j) and (iii) Junior Prepayments pursuant to Section 10.09(a)(ii) (in each case, in reliance on the then-outstanding Available Amount) made since the Closing Date and on or prior to such date.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall mean the Title 11 of the United States Code entitled “Bankruptcy,” as now or hereinafter in effect, or any successor statute thereto.

“Borrower” has the meaning set forth in the introductory paragraph hereof.

“Borrower Assignment Agreement” shall mean, with respect to any assignment to Borrower or one of its Subsidiaries pursuant to Section 13.05(d) consummated pursuant to the Auction Procedures, an Assignment and Acceptance Agreement substantially in the form of Annex C to the Auction Procedures (as may be modified from time to time as set forth in the definition of Auction Procedures).

“Borrower Loan Purchase” shall mean any purchase of Term Loans by Borrower or one of its Subsidiaries pursuant to Section 13.05(d).

“Borrower Materials” has the meaning set forth in Section 9.04.

“Borrowing” shall mean Loans of the same Class and Type made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Business Day” shall mean any day, except a Saturday or Sunday, (a) on which commercial banks are not authorized or required to close in New York and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or an Interest Period for, a LIBOR Loan or a notice by Borrower with respect to any such borrowing, payment, prepayment, continuation, conversion or Interest Period, that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Calculation Date” shall mean the last day of the most recent Test Period.

“Capital Expenditures” shall mean, for any period any expenditures by Borrower or its Restricted Subsidiaries for the acquisition or leasing of fixed or capital assets (including Capital Lease Obligations) that should be capitalized in accordance with GAAP and any expenditures by such Person for maintenance, repairs, restoration or refurbishment of the condition or usefulness of Property of such Person that should be capitalized in accordance with GAAP; provided that the following items shall not constitute Capital Expenditures: (a) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation (or transfers in lieu thereof) of the assets being replaced; (b) the purchase price of assets purchased simultaneously with the trade-in of existing assets solely to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the asset being traded in at such time; (c) the purchase of property or equipment to the extent financed with the proceeds of asset sales or other dispositions outside the ordinary course of business that are not required to be applied to prepay the Term Loans pursuant to Section 2.10(a)(iii); (d) expenditures that constitute Permitted Acquisitions or other Acquisitions not prohibited hereunder; (e) any capitalized interest expense reflected as additions to property in the consolidated balance sheet of Borrower and its Restricted Subsidiaries (including in connection with sale-leaseback transactions not prohibited hereunder); (f) any non-cash compensation or other non-cash costs reflected as additions to property in the consolidated balance sheet of Borrower and its Restricted Subsidiaries; and (g) capital expenditures relating to the construction or acquisition of any property or equipment which has been transferred to a Person other than Borrower or any of its Restricted Subsidiaries pursuant to a sale-leaseback transaction not prohibited hereunder and capital expenditures arising pursuant to sale-leaseback transactions.

“Capital Lease” as applied to any Person, shall mean any lease of any Property by that Person as lessee that, in conformity with GAAP, is required to be classified and accounted for as a capital lease on the balance sheet of that Person; provided, however, that for the avoidance of doubt, any lease that is accounted for by any Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by any Person may, in the sole discretion of Borrower, be accounted for as an operating lease and not as a Capital Lease.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a Capital Lease, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP; provided, however, that for the avoidance of doubt, any lease that is accounted for by any Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by any Person may, in the sole discretion of Borrower, be accounted for as an operating lease and not as a Capital Lease.

“Cash Equivalents” shall mean, for any Person: (a) direct obligations of the United States, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States, or by any agency thereof, in either case maturing not more than one year from the date of acquisition thereof by such Person; (b) time deposits, certificates of deposit or bankers’ acceptances (including eurodollar deposits) issued by (i) any bank or trust company organized under the laws of the United States or any state thereof and having capital, surplus and undivided profits of at least $500.0 million that is assigned at least a “B” rating by Thomson Financial BankWatch or (ii) any Lender or bank holding company owning any Lender (in each case, at the time of acquisition); (c) commercial paper maturing not more than one year from the date of acquisition thereof by such Person and (i) issued by any Lender or bank holding company owning any Lender or (ii) rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s, respectively, (in each case, at the time of acquisition); (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above or (e) below entered into with a bank meeting the qualifications described in clause (b) above (in each case, at the time of acquisition); (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof or by any foreign government, and rated at least “A” by S&P or “A” by Moody’s (in each case, at the time of acquisition); (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) above (in each case, at the time of acquisition); (g) money market mutual funds that invest primarily in the foregoing items (determined at the time such investment in such fund is made); (h) solely with respect to any Foreign Subsidiary, (i) marketable direct obligations issued by, or unconditionally guaranteed by, the country in which such Foreign Subsidiary maintains its chief executive office or principal place of business, or issued by any agency of such country and backed by the full faith and credit of such country, and rated at least “A” or the equivalent thereof by S&P or “A2” or the equivalent thereof by Moody’s (in each case, at the time of acquisition), (ii) time deposits, certificates of deposit or bankers’ acceptances issued by any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, or payable to a Company promptly following demand and maturing within one year of the date of acquisition and (iii) other customarily utilized high-quality or cash equivalent-type Investments in the country where such Foreign Subsidiary maintains its chief executive office or principal place of business; (i) such local currencies held by Borrower or any Restricted Subsidiary from time to time in the ordinary course of business; or (j) investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (i) above.

“Cash Management Agreement” shall mean any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” shall mean (a) any Person that is a party to a Cash Management Agreement with Borrower and/or any of its Restricted Subsidiaries if such Person was, at the date of entering into such Cash Management Agreement, an Agent, a Lender or an Affiliate of an Agent or a Lender and (b) any Person that is a party to a Cash Management Agreement with Borrower and/or any of its Restricted Subsidiaries that was in effect on the Closing Date, if such Person becomes an Agent, a Lender or an Affiliate of an Agent or a Lender within thirty (30) days of the Closing Date, and in the case of each of clauses (a) and (b), such Person executes and delivers to Administrative Agent a letter agreement in form and substance reasonably acceptable to Administrative Agent pursuant to which such Person (i) appoints Collateral Agent as its agent under the applicable Credit Documents and (ii) agrees to be bound by the provisions of Section 12.03.

“Casualty Event” shall mean any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking (or settlement in lieu thereof) (including by any Governmental Authority) of, any Property. “Casualty Event” shall include, but not be limited to, any taking of all or any part of any Real Property of Borrower or any of its Restricted Subsidiaries or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Law (or settlement in lieu thereof), or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of Borrower or any of its Restricted Subsidiaries or any part thereof by any Governmental Authority, civil or military.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” shall mean any Subsidiary that has no material assets other than Equity Interests (or Equity Interests and Indebtedness) of one or more Subsidiaries of the Borrower that are CFCs.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall be deemed to have occurred if:

(a) any “Person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act (but excluding (i) any employee benefit plan of such Person or its subsidiaries, any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, or any Person formed as a holding company for Borrower (in a transaction where the Voting Stock of Borrower outstanding prior to such transaction is converted into or exchanged for the Voting Stock of the surviving or transferee Person constituting all or substantially all of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance)), (ii) any Person that has received Voting Stock of Borrower in consideration of any acquisition or Investment, whether by purchase, merger, consolidation or otherwise, by Borrower or any of its Subsidiaries, which Person is temporarily holding such Voting Stock pending distribution to other Persons (so long as, immediately after giving effect to such distribution, no Change of Control shall otherwise have occurred) and (iii) the Permitted Holders)), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), except that a Person or group shall be deemed to have “beneficial ownership” of all securities that such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of Borrower (and taking into account all such securities that such “Person” or “group” has the right to acquire pursuant to any option right); or

(b) there shall have occurred any “change of control” (or any comparable term) in any document pertaining to (x) the First Lien Term Loans, or (y) any other Indebtedness of Borrower or any Restricted Subsidiary constituting Material Indebtedness.

“Charges” has the meaning set forth in Section 13.18.

“Class” has the meaning set forth in Section 1.03.

“Closing Date” shall mean the date on which the initial extension of credit is made hereunder, which date is October 20, 2017.

“Closing Date First Lien Term Loans” shall mean the term loans made by the First Lien Lenders on the Closing Date to Borrower pursuant to the First Lien Credit Agreement.

“Closing Date Refinancing” shall mean the repayment and replacement of all loans and commitments under the Existing Credit Agreements.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all of the Pledged Collateral, the Mortgaged Real Property, the Mortgaged Vessels (if any), all Property encumbered pursuant to Sections 9.08, 9.11 and 9.15, and all other Property of a Credit Party whether now owned or hereafter acquired, upon which a Lien securing the Obligations is granted or purported to be granted under any Security Document. “Collateral” shall not include any assets or Property that has been released (in accordance with the Credit Documents) from the Lien granted to Collateral Agent pursuant to the Security Documents, unless and until such time as such assets or Property are or are required by the Credit Documents to again become subject to a Lien in favor of Collateral Agent.

“Collateral Account” shall mean (a) a Deposit Account (as defined in the UCC) of Borrower with respect to which Collateral Agent has “control” (as defined in Section 9-104 of the UCC) or (b) a Securities Account (as defined in the UCC) of Borrower with respect to which Collateral Agent has “control” (as defined in Section 9-106 of the UCC).

“Collateral Agent” has the meaning set forth in the introductory paragraph hereof.

“Commitment Letter” shall mean (i) the Commitment Letter, dated as of June 10, 2017, among Borrower and the Lead Arrangers and (ii) the Fee Letter (as defined in the Commitment Letter).

“Commitments” shall mean the Term Loan Commitments, any Other Term Loan Commitments and any New Term Loan Commitments.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Companies” shall mean Borrower and its Subsidiaries; and “Company” shall mean any one of them.

“Consolidated Current Assets” shall mean, with respect to any Person at any date, the total consolidated current assets of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) that would, in accordance with GAAP, be classified as current assets on a consolidated balance sheet of such Person and its Subsidiaries (other than Unrestricted Subsidiaries), other than (x) cash and Cash Equivalents and (y) the current portion of deferred income tax assets.

“Consolidated Current Liabilities” shall mean, with respect to any Person at any date, all liabilities of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) at such date that would, in accordance with GAAP, be classified as current liabilities on a consolidated balance sheet of such Person and its Subsidiaries (other than Unrestricted Subsidiaries), other than (x) the current portion of any Indebtedness and (y) the current portion of deferred income taxes.

“Consolidated EBITDA” shall mean, for any Test Period, the sum (without duplication) of Consolidated Net Income for such Test Period; plus

(a) in each case to the extent deducted in calculating such Consolidated Net Income:

(i) provisions for taxes based on income or profits or capital gains, plus franchise or similar taxes, of Borrower and its Restricted Subsidiaries for such Test Period;

(ii) Consolidated Interest Expense (net of interest income (other than interest income in respect of notes receivable and similar items)) of Borrower and its Restricted Subsidiaries for such Test Period, whether paid or accrued and whether or not capitalized;

(iii) any cost, charge, fee or expense (including discounts and commissions and including fees and charges incurred in respect of letters of credit or bankers acceptance financings) (or any amortization of any of the foregoing) associated with any issuance (or proposed issuance) of debt, or equity or any refinancing transaction (or proposed refinancing transaction) or any amendment or other modification of any debt instrument;

(iv) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior Test Period);

(v) any Pre-Opening Expenses;

(vi) the amount of any restructuring costs, charges, accruals, expenses or reserves (including those relating to severance, relocation costs and one-time compensation charges), costs incurred in connection with any non-recurring strategic initiatives, other business optimization expenses (including incentive costs and expenses relating to business optimization programs and signing, retention and completion bonuses) (other than to the extent such items represent the reversal of any accrual or reserve added back in a prior period);

(vii) any unusual or non-recurring costs, charges, accruals, reserves or items of loss or expense (including, without limitation, losses on asset sales (other than asset sales in the ordinary course of business)) (other than to the extent such items represent the reversal of any accrual or reserve added back in a prior period);

(viii) any charges, fees and expenses (or any amortization thereof) (including, without limitation, all legal, accounting, advisory or other transaction-related fees, charges, costs and expenses and any bonuses or success fee payments related to the Transactions) related to the Transactions, any Permitted Acquisition or Investment (including any other Acquisition) or disposition (or any such proposed acquisition, Investment or disposition) (including amortization or write offs of debt issuance or deferred financing costs, premiums and prepayment penalties), in each case, whether or not successful;

(ix) any losses resulting from mark to market accounting of Swap Contracts or other derivative instruments;

(x) to the extent included in calculating such Consolidated Net Income, non-cash items decreasing such Consolidated Net Income for such Test Period, other than the accrual of revenue in the ordinary course of business, and other than any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges for any prior Test Period subsequent to the issue date which was not added back to Consolidated EBITDA when accrued; minus

(b)	each of the following:

(i)

to the extent included in calculating such Consolidated Net Income, non-cash items increasing such Consolidated Net Income for such Test Period, other than the accrual of revenue in the ordinary course of business, and other than any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges for any prior Test Period subsequent to the issue date which was not added back to Consolidated EBITDA when accrued;

(ii)	to the extent included in calculating such Consolidated Net Income, the amount of any gains resulting from mark to market accounting of Swap Contracts or other derivative instruments; and

(iii)	to the extent included in calculating such Consolidated Net Income, any unusual or non-recurring items of income or gain to the extent increasing Consolidated Net Income for such Test Period; plus

(c) the amount of cost savings, operating expense reductions, other operating improvements and synergies projected by Borrower in good faith to be realized as a result of specified actions taken or with respect to which steps have been initiated (in the good faith determination of Borrower) during such Test Period (or with respect to (x) the Transactions, are reasonably expected to be initiated within eighteen (18) months of the Closing Date, or (y) Specified Transactions, are reasonably expected to be initiated within eighteen (18) months of the closing date of the Specified Transaction), including in connection with the Transactions or any Specified Transaction (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized during the entirety of such Test Period), net of the amount of actual benefits realized during such Test Period from such actions; provided that (i) a duly completed Officer’s Certificate of Borrower shall be delivered to Administrative Agent together with the applicable Section 9.04 Financials, providing reasonable detail with respect to such cost savings, operating expense reductions, other operating improvements and synergies and certifying that such savings, operating expense reductions, other operating improvements and synergies are reasonably expected to be realized within eighteen (18) months of the taking of such specified actions and are reasonably identifiable and factually supportable in the good faith judgment of Borrower, (ii) such actions are to be taken within (A) in the case of any such cost savings, operating expense reductions, other operating improvements and synergies in connection with the Transactions, eighteen (18) months after the Closing Date and (B) in all other cases, within eighteen (18) months after the consummation of such Specified Transaction, restructuring or implementation of an initiative that is expected to result in such cost savings, expense reductions, other operating improvements or synergies, (iii) no cost savings, operating expense reductions, other operating improvements and synergies shall be added pursuant to this clause (c) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such Test Period, and (iv) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (c) to the extent more than eighteen (18) months have elapsed after the specified action taken in order to realize such projected cost savings, operating expense reductions, other operating improvements and synergies; provided, that the aggregate amount of additions made to Consolidated EBITDA for any Test Period pursuant to this clause (c) and Section 1.05(c) shall not (i) exceed 20.0% of Consolidated EBITDA for such Test Period (after giving effect to this clause (c) and Section 1.05(c)) or (ii) be duplicative of one another; plus

(d) to the extent not included in Consolidated Net Income or, if otherwise excluded from Consolidated EBITDA due to the operation of clause (b)(iii) above, the amount of insurance proceeds received during such Test Period or after such Test Period and on or prior to the date the calculation is made with respect to such Test Period, attributable to any property which has been closed or had operations curtailed for such Test Period; provided that such amount of insurance proceeds shall only be included pursuant to this clause (d) to the extent the amount of insurance proceeds plus Consolidated EBITDA attributable to such property for such Test Period (without giving effect to this clause (d)) does not exceed Consolidated EBITDA attributable to such property during the most recently completed four fiscal quarters for which financial results are available that such property was fully operational (or if such property has not been fully operational for four consecutive fiscal quarters for which financial results are available prior to such closure or curtailment, the Consolidated EBITDA attributable to such property during the Test Period prior to such closure or curtailment (for which financial results are available) annualized over four fiscal quarters); plus

(e) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any Test Period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) above for any previous Test Period and not added back.

Consolidated EBITDA shall be further adjusted (without duplication):

(A) to include the Consolidated EBITDA of (i) any Person, property, business or asset (including a management agreement or similar agreement) (other than an Unrestricted Subsidiary) acquired by Borrower or any Restricted Subsidiary during such Test Period and (ii) any Unrestricted Subsidiary that is revoked and converted into a Restricted Subsidiary during such Test Period, in each case, based on the Consolidated EBITDA of such Person (or attributable to such property, business or asset) for such period (including the portion thereof occurring prior to such acquisition or Revocation), determined as if references to Borrower and its Restricted Subsidiaries in Consolidated Net Income and other defined terms therein were to such Person and its Subsidiaries;

(B) to exclude the Consolidated EBITDA of (i) any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by Borrower or any Restricted Subsidiary during such Test Period and (ii) any Restricted Subsidiary that is designated as an Unrestricted Subsidiary during such Test Period, in each case based on the actual Consolidated EBITDA of such Person for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closing, classification or conversion), determined as if references to Borrower and its Restricted Subsidiaries in Consolidated Net Income and other defined terms therein were to such Person and its Subsidiaries;

(C) in the event of any Expansion Capital Expenditures that were opened for business during such Test Period, by multiplying the Consolidated EBITDA attributable to such Expansion Capital

Expenditures (as determined by Borrower in good faith) in respect of the first three (3) complete fiscal quarters following opening of the business representing such Expansion Capital Expenditures by: (x) 4 (with respect to the first such quarter), (y) 2 (with respect to the first two such quarters), and (z) 4/3 (with respect to the first three such quarters) and, for the avoidance of doubt, excluding Consolidated EBITDA attributable to such Expansion Capital Expenditures during the quarter in which the business representing such Expansion Capital Expenditure opened (unless such business opened on the first day of a fiscal quarter);

(D) in the event of any Development Project that was opened for business during such Test Period, by multiplying the Consolidated EBITDA attributable to such Development Project (as determined by Borrower in good faith) in respect of the first three (3) complete fiscal quarters following opening of the business representing such Development Project by: (x) 4 (with respect to the first such quarter), (y) 2 (with respect to the first two such quarters), and (z) 4/3 (with respect to the first three such quarters) and, for the avoidance of doubt, excluding Consolidated EBITDA attributable to such Development Project during the quarter in which such Development Project opened (unless such business opened on the first day of a fiscal quarter); and

(E) in the event of any new operations of Borrower or any Subsidiary that have been organically developed by Borrower or any Subsidiary (e.g., not a Permitted Acquisition, but self-developed or self-constructed) that were opened during such Test Period, by multiplying the Consolidated EBITDA attributable to such new organically developed operations (as determined by Borrower in good faith) in respect of the first three (3) complete fiscal quarters following opening of the business representing such organically developed operations by: (x) 4 (with respect to the first such quarter), (y) 2 (with respect to the first two such quarters), and (z) 4/3 (with respect to the first three such quarters) and, for the avoidance of doubt, excluding Consolidated EBITDA attributable to such new organically developed operations during the quarter in which such new organically developed operations opened (unless such business opened on the first day of a fiscal quarter); and

(F) in any fiscal quarter during which a purchase of property that prior to such purchase was subject to any operating lease that will be terminated in connection with such purchase shall occur and during the three (3) following fiscal quarters, by increasing Consolidated EBITDA by an amount equal to the quarterly payment in respect of such lease (as if such purchase did not occur) times (a) four (4) (in the case of the quarter in which such purchase occurs), (b) three (3) (in the case of the quarter following such purchase), (c) two (2) (in the case of the second quarter following such purchase) and (d) one (1) (in the case of the third quarter following such purchase), all as determined on a consolidated basis for Borrower and its Restricted Subsidiaries.

Notwithstanding anything to the contrary contained herein, Consolidated EBITDA shall be deemed to be $38,400,000 for the fiscal quarter ended on December 31, 2016; $47,300,000 for the fiscal quarter ended on March 31, 2017; and $46,200,000 for the fiscal quarter ended on June 30, 2017.

“Consolidated First Lien Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Net Indebtedness of Borrower and its Restricted Subsidiaries that is secured by Liens on property or assets of Borrower or its Restricted Subsidiaries as of such date that ranks pari passu or senior to the Liens securing the Obligations to (b) Consolidated EBITDA for the Test Period most recently ended prior to such date.

“Consolidated Interest Expense” shall mean, for any Test Period, the sum of interest expense of Borrower and its Restricted Subsidiaries for such Test Period as determined on a consolidated basis in accordance with GAAP, plus, to the extent deducted in arriving at Consolidated Net Income and without duplication, (a) the interest portion of payments on Capital Leases, (b) amortization of financing fees, debt issuance costs and interest or deferred financing or debt issuance costs, (c) arrangement, commitment or upfront fees, original issue discount, redemption or prepayment premiums, (d) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (e) interest with respect to Indebtedness that has been Discharged and any Escrowed Indebtedness, (f) the accretion or accrual of discounted liabilities during such period, (g) interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments, (h) net payments made under Swap Contracts relating to interest rates with respect to such Test Period and any costs associated with breakage in respect of hedging agreements for interest rates, (i) all interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP, (j) fees and expenses associated with the consummation of the Transactions, (k) annual or quarterly agency fees paid to Administrative Agent and (l) costs and fees associated with obtaining Swap Contracts and fees payable thereunder.

“Consolidated Net Income” shall mean, for any Test Period, the aggregate of the net income of Borrower and its Restricted Subsidiaries for such Test Period, on a consolidated basis, determined in accordance with GAAP; provided that, without duplication:

(a) any gain or loss (together with any related provision for taxes thereon) realized in connection with (i) any asset sale or (ii) any disposition of any securities by such Person or any of its Restricted Subsidiaries shall be excluded;

(b) any extraordinary gain or loss (together with any related provision for taxes thereon) shall be excluded;

(c) the net income of any Person that (i) is not a Restricted Subsidiary, (ii) is accounted for by the equity method of accounting, (iii) is an Unrestricted Subsidiary or (iv) is a Restricted Subsidiary (or former Restricted Subsidiary) with respect to which a Trigger Event has occurred following the occurrence and during the continuance of such Trigger Event shall be excluded; provided that Consolidated Net Income of Borrower and its Restricted Subsidiaries shall be increased by the amount of dividends or distributions or other payments (including management fees) that are actually paid or are payable in cash to Borrower or a Restricted Subsidiary thereof in respect of such period by such Persons (or to the extent converted into cash);

(d) the undistributed earnings of any Restricted Subsidiary of Borrower that is not a Guarantor to the extent that, on the date of determination the payment of cash dividends or similar cash distributions by such Restricted Subsidiary (or loans or advances by such subsidiary to any parent company) are not permitted by the terms of any Contractual Obligation (other than under any Credit Document) or Requirement of Law applicable to such Restricted Subsidiary shall be excluded, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions have been waived; provided that Consolidated Net Income of Borrower and its Restricted Subsidiaries shall be increased by the amount of dividends or distributions or other payments (including management fees) that are actually paid or are payable in cash to Borrower or a Restricted Subsidiary (not subject to such restriction) thereof in respect of such period by such Restricted Subsidiaries (or to the extent converted into cash);any goodwill or other asset impairment charges or other asset write-offs or write downs, including any resulting from the application of Accounting Standards Codification Nos. 350 and No. 360, and any expenses or charges relating to the amortization of intangibles as a result of the application of Accounting Standards Codification No. 805, shall be excluded;

(e) any non-cash charges or expenses related to the repurchase of stock options to the extent not prohibited by this Agreement, and any non-cash charges or expenses related to the grant, issuance or repricing of, or any amendment or substitution with respect to, or otherwise in respect of, stock appreciation or similar rights, stock options, restricted stock, or other Equity Interests or other equity based awards or rights or equivalent instruments, shall be excluded;

(f) the cumulative effect of a change in accounting principles shall be excluded;

(g) any expenses or reserves for liabilities shall be excluded to the extent that Borrower or any of its Restricted Subsidiaries is entitled to indemnification therefor under binding agreements; provided that any such liabilities for which Borrower or any of its Restricted Subsidiaries is not actually indemnified shall reduce Consolidated Net Income for the period in which it is determined that Borrower or such Restricted Subsidiary will not be indemnified (to the extent such liabilities would otherwise reduce Consolidated Net Income without giving effect to this clause (h));

(h) losses, to the extent covered by insurance and actually reimbursed, or, so long as Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded;

(i) gains and losses resulting solely from fluctuations in currency values and the related tax effects shall be excluded, and charges relating to Accounting Standards Codification Nos. 815 and 820 shall be excluded; and

(j) the net income (or loss) of a Restricted Subsidiary that is not a Wholly Owned Subsidiary shall be included in an amount proportional to Borrower’s economic ownership interest therein.

“Consolidated Net Indebtedness” shall mean, as at any date of determination, (a) the aggregate amount of all Indebtedness of Borrower and its Restricted Subsidiaries (other than any such Indebtedness that has been Discharged and any Escrowed Indebtedness) on such date, in an amount that would be reflected on a balance sheet on such date prepared on a consolidated basis in accordance with GAAP, consisting of Indebtedness for borrowed money, obligations in respect of Capital Leases, purchase money Indebtedness, Indebtedness evidenced by promissory notes and similar instruments and Contingent Obligations in respect of any of the foregoing (to be included only to the extent set forth in clause (iii) below), minus (b) Unrestricted Cash, minus (c) Development Expenses (x) of the type in clause (a) of the definition thereof and (y) to the extent paid using Unrestricted Cash, of the type in clause (b) in such definition thereof (excluding Development Expenses that consist of Unrestricted Cash that was deducted from Consolidated Net Indebtedness pursuant to clause (b) above, if any); provided that (i) Consolidated Net Indebtedness shall not include (A) Indebtedness in respect of letters of credit, except to the extent of unreimbursed amounts thereunder or (B) Indebtedness of the type described in clause (i) of the definition thereof, (ii) the amount of Consolidated Net Indebtedness, in the case of Indebtedness of a Restricted Subsidiary that is not a Wholly Owned Subsidiary, shall be reduced by an amount directly proportional to the amount (if any) by which Consolidated EBITDA was reduced (including through the calculation of Consolidated Net Income) in respect of such non-controlling interest in such Restricted Subsidiary owned by a Person other than Borrower or any of its Restricted Subsidiaries, (iii) Consolidated Net Indebtedness shall not include Contingent Obligations, provided, however, that if and when any such Contingent

Obligation that does not constitute Consolidated Net Indebtedness is demanded for payment from Borrower or any of its Restricted Subsidiaries, then the amounts of such Contingent Obligation shall be included in such calculations of Consolidated Net Indebtedness and (iv) the amount of Consolidated Net Indebtedness, in the case of Indebtedness of a Subsidiary of Borrower that is not a Guarantor and which Indebtedness is not guaranteed by any Credit Party in an amount in excess of the proportion of such Indebtedness that would not be so excluded shall be reduced by an amount directly proportional to the amount by which Consolidated EBITDA was reduced due to the undistributed earnings of such Subsidiary being excluded from Consolidated Net Income pursuant to clause (d) thereof.

“Consolidated Secured Net Indebtedness” shall mean Consolidated Net Indebtedness minus the sum of the portion of Indebtedness of Borrower or any Restricted Subsidiary included in Consolidated Net Indebtedness that is not secured by any Lien on property or assets of Borrower or any Restricted Subsidiary.

“Consolidated Total Assets” shall mean, as at any date of determination with respect to any Person, the total amount of all assets of such Person in accordance with GAAP, as shown on the most recent Section 9.04 Financials.

“Consolidated Total Net Leverage Ratio” shall mean, as at any date of determination, the ratio of (a) Consolidated Net Indebtedness as of such date to (b) Consolidated EBITDA for the Test Period most recently ended prior to such date; provided, however that for purposes of (i) Section 2.09(b)(ii) and (ii) determining whether the maximum permitted Consolidated Total Net Leverage Ratio is satisfied pursuant to Sections 10.06(j), 10.06(k), 10.09(a)(ii) and 10.09(a)(iii), the amount described in clause (a) above shall be calculated without giving effect to clause (c) of the definition of Consolidated Net Indebtedness.

“Consolidated Total Secured Net Leverage Ratio” shall mean, as at any date of determination, the ratio of (a) Consolidated Secured Net Indebtedness as of such date to (b) Consolidated EBITDA for the Test Period most recently ended prior to such date.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and any lease guarantees executed by any Company in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated potential liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contract Consideration” has the meaning set forth in the definition of “Excess Cash Flow.”

“Contractual Obligation” shall mean as to any Person, any provision of any security issued by such Person or of any mortgage, deed of trust, security agreement, pledge agreement, promissory note, indenture, credit or loan agreement, guaranty, securities purchase agreement, instrument, lease, contract, agreement or other contractual obligation to which such Person is a party or by which it or any of its Property is bound or subject.

“Core Property” means, collectively, (a) (i) Stratosphere Casino, Hotel & Tower, located in Las Vegas Nevada, (ii) Arizona Charlie’s Hotel & Casino – Boulder, located in Las Vegas, Nevada, (iii) Arizona Charlie’s Hotel & Casino – Decatur, located in Las Vegas, Nevada, (iv) Aquarius Casino Resort, located in Laughlin, Nevada, and (v) the Rocky Gap Property and (b) each casino or hotel property (for purposes of clarification, excluding Route Agreements or real property associated therewith) hereafter owned or operated by Borrower or a Restricted Subsidiary (but not any such property that is (i) owned by an Unrestricted Subsidiary or (ii) so long as not owned by Borrower or a Restricted Subsidiary, operated by an Unrestricted Subsidiary) whose individual Consolidated EBITDA (determined in a manner acceptable to the Administrative Agent) for the then most recently ended Test Period exceeds 5.0% of the Consolidated EBITDA of Borrower and its Restricted Subsidiaries at the time of determination, excluding any real property or improvements that have been released from the Liens of the Collateral Agent in accordance with the terms of the Credit Documents.

“Covered Taxes” shall mean all (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under this Agreement, any Note, any Guarantee or any other Credit Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted Second Priority Refinancing Debt, (b) Permitted Unsecured Refinancing Debt or (c) other Indebtedness incurred pursuant to a Refinancing Amendment (including, without limitation, Other Term Loans), in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, then-existing Term Loans and/or Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) other than in the case of customary “bridge” facilities (so long as the long term debt into which any such customary “bridge” facility is to be automatically converted satisfies the following requirements), such Indebtedness has the same or a later maturity (provided that if such Indebtedness is subordinated to the Obligations or secured by a junior lien on the Collateral or is unsecured, then its maturity shall be no earlier than the 91st day after the Final Maturity Date) and a Weighted Average Life to Maturity equal to or greater than, the Refinanced Debt (determined without giving effect to the impact of prepayments on amortization of Term Loans being refinanced), (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt, plus, accrued interest, fees and premiums (if any) thereon, plus, other fees and expenses associated with the refinancing (including any arrangement fees, upfront fees and original issue discount), plus, any unutilized commitments thereunder, (iii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged on a dollar-for-dollar basis, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained, (iv) [reserved], (v) the terms (excluding maturity, amortization, pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions) of such Indebtedness are (as determined by Borrower in good faith) substantially identical to the terms of the Term B Facility Loans as existing on the date of incurrence of such Credit Agreement Refinancing Indebtedness except, to the extent such terms (x) at the option of Borrower (1) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by Borrower in good faith); provided that, if any financial maintenance covenant is added for the benefit of any Credit Agreement Refinancing Indebtedness constituting term loans, such financial maintenance covenant shall also be applicable to the Term B Facility Loans (except to the extent such financial maintenance covenant applies only to periods after the Final Maturity Date), (2) with respect to any Credit Agreement Refinancing Indebtedness that is unsecured, are customary for issuances of “high yield” securities; provided that, if any financial maintenance covenant is added for the benefit of any such Credit Agreement Refinancing Indebtedness, such financial maintenance covenant shall also be applicable to the Term B Facility Loans (except to the extent such financial maintenance covenant applies only to periods after the Final Maturity Date), or (3) are not materially more restrictive to Borrower (as reasonably determined by Borrower in good faith), when taken as a whole, than the terms of the Term B Facility Loans (except for covenants or other provisions applicable only to periods after the Final Maturity Date applicable to the Term B Facility Loans) (it being understood that any Credit Agreement Refinancing Indebtedness may provide for the ability to participate (i) with respect to any borrowings, voluntary prepayments or voluntary commitment reductions, on a pro rata basis, greater than pro rata basis or less than pro rata basis with the applicable Loans or facility and (ii) with respect to any mandatory prepayments, on a pro rata basis (only in respect of a Credit Agreement Refinancing Indebtedness that ranks pari passu with the Obligations) or less than pro rata basis with the applicable Loans (and on a greater than pro rata basis with respect to prepayments of any such Credit Agreement Refinancing Indebtedness with the proceeds of permitted refinancing Indebtedness), or (y) are (1) added to the Term B Facility Loans, (2) applicable only after the Final Maturity Date or (3) otherwise reasonably satisfactory to Administrative Agent (it being understood that to the extent any financial maintenance covenant is added for the benefit of any such Credit Agreement Refinancing Indebtedness, no consent shall be required from Administrative Agent or any of the Lenders to the extent that such financial maintenance covenant (together with any related “equity cure” provisions) is also added for the benefit of any corresponding existing Facility), (vi) Borrower shall be the sole borrower thereunder and no Subsidiary of Borrower shall guaranty such Indebtedness unless such Subsidiary is also a Guarantor hereunder, and (vii) to the extent such Indebtedness is secured, such Indebtedness shall not be secured by any Liens on any assets, except Liens on the Collateral. For the avoidance of doubt, the usual and customary terms of convertible or exchangeable debt instruments issued in a registered offering or under Rule 144A of the Securities Act shall be deemed to be no more restrictive in any material respect to Borrower and its Restricted Subsidiaries than the terms set forth in this Agreement, so long as the terms of such instruments do not include any financial maintenance covenant.

“Credit Documents” shall mean (a) this Agreement, (b) the Notes, (c) the Security Documents, (d) any Pari Passu Intercreditor Agreement, (e) any First Lien/Second Lien Intercreditor Agreement, (f) any Incremental Joinder Agreement, (g) any Extension Amendment, (h) any Refinancing Amendment and (i) each other agreement entered into by any Credit Party with Administrative Agent, Collateral Agent and/or any Lender, in connection herewith or therewith evidencing or governing the Obligations (other than the Commitment Letter), all as amended from time to time, but shall not include a Swap Contract or Cash Management Agreement.

“Credit Parties” shall mean Borrower and the Guarantors.

“Credit Suisse” shall mean Credit Suisse AG, Cayman Islands Branch.

“Creditor” shall mean each of (a) each Agent and (b) each Lender.

“Custodian Agreement” shall mean that certain Custodian Agreement dated as of the Closing Date among Wilmington Trust, National Association, as custodian, the First Lien Administrative Agent and the Credit Parties named therein, as the same may be amended in accordance with the terms thereof and hereof.

“Debt Fund Affiliate” shall mean (i) any affiliate of Borrower that is a bona fide debt Fund or managed account or financial institution that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business or (ii) any affiliate of Borrower that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and whose managers have fiduciary duties to the investors in such fund or other investment vehicle independent of, or in addition to, their duties to Borrower.

“Debt Issuance” shall mean the incurrence by Borrower or any Restricted Subsidiary of any Indebtedness after the Closing Date (other than as permitted by Section 10.01). The issuance or sale of any debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall be deemed a Debt Issuance for purposes of Section 2.10(a).

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdiction from time to time in effect.

“Declined Amounts” shall have the meaning provided in Section 2.10(b).

“Default” shall mean any event or condition that constitutes an Event of Default or that would become, with notice or lapse of time or both, an Event of Default.

“Default Rate” shall mean a per annum rate equal to, (i) in the case of principal on any Loan, the rate which is 2% in excess of the rate borne by such Loan immediately prior to the respective payment default or other Event of Default, and (ii) in the case of any other Obligations, the rate which is 2% in excess of the rate otherwise applicable to ABR Loans from time to time.

“Defaulting Lender” shall mean, subject to Section 2.14(b), any Lender that (i) has failed to fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender has notified Administrative Agent and Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) has notified Borrower or Administrative Agent in writing, or has stated publicly, that it will not comply with any such funding obligation hereunder, unless such writing or statement states that such position is based on such Lender’s good faith determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), or has defaulted generally (excluding bona fide disputes) on its funding obligations under other loan agreements or credit agreements or other similar agreements, (iii) a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company, (iv) any Lender that has, for three or more Business Days after written request of Administrative Agent or Borrower, failed to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon Administrative Agent’s and Borrower’s receipt of such written confirmation) or (v) becomes the subject of a Bail-in Action. Any determination of a Defaulting Lender under clauses (i) through (v) above will be conclusive and binding absent manifest error.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by Borrower or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, executed by a financial officer of Borrower, minus the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Designation” has the meaning set forth in Section 9.12(a).

“Designation Amount” has the meaning set forth in Section 9.12(a)(ii).

“Development Expenses” shall mean, without duplication, the aggregate principal amount, not to exceed $90.0 million at any time, of (a) outstanding Indebtedness incurred after the Closing Date, the proceeds of which, at the time of determination, as certified by a Responsible Officer of Borrower, are pending application and are required or intended to be used to fund and (b) amounts spent after the Closing Date (whether funded with the proceeds of Indebtedness, cash flow or otherwise) to fund, in each case, (i) Expansion Capital Expenditures of Borrower or any Restricted Subsidiary, (ii) a Development Project or (iii) interest, fees or related charges with respect to such Indebtedness; provided that (A) Borrower or the Restricted Subsidiary or other Person that owns assets subject to the Expansion Capital Expenditure or Development Project, as applicable, is diligently pursuing the completion thereof and has not at any time ceased construction of such Expansion Capital Expenditure or Development Project, as applicable, for a period in excess of 90 consecutive days (other than as a result of a force majeure event or inability to obtain requisite Gaming Approvals or other governmental authorizations, so long as, in the case of any such Gaming Approvals or other governmental authorizations, Borrower or a Restricted Subsidiary or other applicable Person is diligently pursuing such Gaming Approvals or governmental authorizations), (B) no such Indebtedness or funded costs shall constitute Development Expenses with respect to an Expansion Capital Expenditure or a Development Project from and after the end of the first full fiscal quarter after the completion of construction of the applicable Expansion Capital Expenditure or Development Project or, in the case of a Development Project or Expansion Capital Expenditure that was not open for business when construction commenced, from and after the end of the first full fiscal quarter after the date of opening of such Development Project or Expansion Capital Expenditure, if earlier, and (C) in order to avoid duplication, it is acknowledged that to the extent that the proceeds of any Indebtedness referred to in clause (a) above have been applied (whether for the purposes described in clauses (i), (ii) or (iii) above or any other purpose), such Indebtedness shall no longer constitute Development Expenses under clause (a) above (it being understood, however, that any such application in accordance with clauses (i), (ii) or (iii) above shall, subject to the other requirements and limitations of this definition, constitute Development Expenses under clause (b) above).

“Development Project” shall mean Investments, directly or indirectly, (a) in any Joint Ventures or Unrestricted Subsidiaries in which Borrower or any of its Restricted Subsidiaries, directly or indirectly, has control or with whom it has a management, development or similar contract and, in the case of a Joint Venture, in which Borrower or any of its Restricted Subsidiaries owns (directly or indirectly) at least 25% of the Equity Interest of such Joint Venture, or (b) in, or expenditures with respect to, casinos, “racinos,” full service casino resorts, non-gaming resorts, distributed gaming applications or taverns or Persons that own casinos, “racinos,” full-service casino resorts, non-gaming resorts, distributed gaming applications or taverns (including casinos, “racinos,” full-service casino resorts, non-gaming resorts, distributed gaming applications or taverns in development or under construction that are not presently opening or operating)

with respect to which Borrower or any of its Restricted Subsidiaries will directly manage the development thereof or (directly or indirectly through Subsidiaries) Borrower or any of its Restricted Subsidiaries has entered into a management, development or similar contract (or an agreement to enter into such a management, development or similar contract) and such contract remains in full force and effect at the time of such Investment, though it may be subject to regulatory approvals, in each case, used to finance, or made for the purpose of allowing such Joint Venture, Unrestricted Subsidiary, casino, “racino,” full-service casino resort, non-gaming resort, distributed gaming application or tavern, as the case may be, to finance the purchase or other acquisition or construction of any fixed or capital assets or the refurbishment of existing assets or properties that develops, adds to or significantly improves the property of such Joint Venture, Unrestricted Subsidiary, casino, “racino,” full-service casino resort, non-gaming resort, distributed gaming application or tavern and assets ancillary or related thereto, or the construction and development of a casino, “racino,” full-service casino resort, non-gaming resort, distributed gaming application, tavern or assets ancillary or related thereto and including Pre-Opening Expenses with respect to such Joint Venture, Unrestricted Subsidiary, casino, “racino,” full-service casino resort, non-gaming resort, distributed gaming application or tavern and other fees and payments to be made to such Joint Venture, Unrestricted Subsidiary or the owners of such casino, “racino,” full-service casino resort, non-gaming resort, distributed gaming application or tavern.

“Discharged” shall mean Indebtedness that has been defeased (pursuant to a contractual or legal defeasance) or discharged pursuant to the prepayment or deposit of amounts sufficient to satisfy such Indebtedness as it becomes due or irrevocably called for redemption (and regardless of whether such Indebtedness constitutes a liability on the balance sheet of the obligors thereof); provided, however, that the Indebtedness shall be deemed Discharged if the payment or deposit of all amounts required for defeasance or discharge or redemption thereof have been made even if certain conditions thereto have not been satisfied, so long as such conditions are reasonably expected to be satisfied within 95 days after such prepayment or deposit.

“Discount Range” shall have the meaning provided in Exhibit O hereto.

“Disqualification” shall mean, with respect to any Person:

(a) the failure of such Person to timely file pursuant to applicable Gaming Laws (i) any application required of such Person by any Gaming Authorities in connection with any licensing required of such Person as a lender to Borrower pursuant to applicable Gaming Laws or (ii) any application or other papers, in each case, required by any Gaming Authority in connection with a determination by such Gaming Authority of the suitability of such Person as a lender to Borrower;

(b) the withdrawal by such Person (except where requested or permitted by any Gaming Authority) of any such application or other required papers; or

(c) any final determination by a Gaming Authority pursuant to applicable Gaming Laws (i) that such Person is “unsuitable” as a lender to Borrower, (ii) that such Person shall be “disqualified” as a lender to Borrower or (iii) denying the issuance to such Person of a license or finding of suitability or other approval.

“Disqualified Capital Stock” shall mean, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable or redeemable at the sole option of the holder thereof, pursuant to a sinking fund or otherwise (other than solely (w) for Qualified Capital

Stock or upon a sale of assets, casualty event or a change of control, in each case, subject to the prior payment in full of the Obligations, (x) as a result of a redemption required by Gaming Law, (y) as a result of a redemption that by the terms of such Equity Interest is contingent upon such redemption not being prohibited by this Agreement or (z) with respect to Equity Interests issued to any plan for the benefit of, or to, present or former directors, officers, consultants or employees that is required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations as a result of such director’s, officer’s, consultant’s, or employee’s termination, resignation, retirement, death or disability), or exchangeable or convertible into debt securities of the issuer thereof at the sole option of the holder thereof, in whole or in part, on or prior to the date that is 181 days after the Final Maturity Date then in effect at the time of issuance thereof.

“Disqualified Lenders” shall mean (a) banks, financial institutions, other institutions or persons identified in writing to the Lead Arrangers by Borrower on or prior to June 10, 2017 as a disqualified lender, (b) competitors or suppliers of Borrower or its Subsidiaries identified in writing to the Lead Arrangers (or after the Closing Date, Administrative Agent) by Borrower from time to time (a “Competitor”), or (c) any Affiliate of such person identified pursuant to clauses (a) or (b) that is clearly identifiable solely on the basis of the similarity of its name or identified in writing to the Lead Arrangers (or after the Closing Date, Administrative Agent) by Borrower from time to time (other than any bona fide debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is (x) engaged in making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of business and (y) managed, sponsored or advised by any person controlling, controlled by or under common control with a Competitor or Affiliate thereof, as applicable, but only to the extent that no personnel involved with the investment in such Competitor or Affiliate thereof, as applicable makes (or has the right to make or participate with others in making) investment decisions on behalf of such debt fund, investment vehicle, regulated bank entity or unregulated lending entity); provided, that (i) any subsequent designation of a Disqualified Lender will not become effective until three (3) Business Days after such designation is delivered pursuant to the terms of this definition, it being understood that no such subsequent designation shall apply to any entity that is currently a Lender or party to a pending trade and (ii) the foregoing shall not apply retroactively to disqualify any parties that have previously been allocated a portion of the facilities hereunder or acquired an assignment or participation interest in the facilities hereunder to the extent such party was not a Disqualified Lender at the time of the applicable allocation, assignment or participation, as the case may be)). All identification by Borrower to Administrative Agent of Disqualified Lenders pursuant to clauses (b), or (c) of this definition, including any supplements, modifications, and deletions thereto, must be in an email sent to the attention of Sean Portrait (email: sean.portrait@credit-suisse.com) and any failure by Borrower to deliver the list of Disqualified Lenders to this email address will render any such list not so delivered, including any supplements, modifications, or deletions thereto, not delivered and ineffective.

“Dollars” and “$” shall mean the lawful money of the United States.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated, organized or formed in the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean and include (i) a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D), (ii) solely for purposes of Borrower Loan Purchases, Borrower and its Restricted Subsidiaries, (iii) so long as in compliance with Section 13.05(e), Affiliated Lenders and (iv) so long as in compliance with Section 13.5(h), Debt Fund Affiliates; provided, however, that (x) other than as set forth in clauses (ii) and (iii) of this definition, neither Borrower nor any of Borrower’s Affiliates or Subsidiaries shall be an Eligible Assignee, (y) Eligible Assignee shall not include any Person that is a Disqualified Lender as of the applicable Trade Date unless consented to in writing by Borrower and (z) Eligible Assignee shall not include any Person who is a Defaulting Lender or subject to a Disqualification.

“Employee Benefit Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) that is maintained or contributed to by any ERISA Entity.

“Environment” shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Action” shall mean (a) any notice, claim, demand or other written or, to the knowledge of any Responsible Officer of Borrower, oral communication alleging liability of Borrower or any of its Restricted Subsidiaries for investigation, remediation, removal, cleanup, response, corrective action or other costs, damages to natural resources, personal injury, property damage, fines or penalties resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation of Environmental Law, and shall include, without limitation, any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to human health, safety or the Environment arising under Environmental Law and (b) any investigation, monitoring, removal or remedial activities undertaken by or on behalf of Borrower or any of its Restricted Subsidiaries, arising under Environmental Law whether or not such activities are carried out voluntarily.

“Environmental Law” shall mean any and all applicable treaties, laws, statutes, ordinances, regulations, rules, decrees, judgments, orders, consent orders, consent decrees and other binding legal requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health.

“Equity Interests” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, whether outstanding on the Closing Date or issued after the Closing Date; provided, however, that a debt instrument convertible into or exchangeable or exercisable for any Equity Interests or Swap Contracts entered into as a part of, or in connection with, an issuance of such debt instrument shall not be deemed an Equity Interest.

“Equity Issuance” shall mean (a) any issuance or sale after the Closing Date by Borrower of any Equity Interests (including any Equity Interests issued upon exercise of any Equity Rights) or any Equity Rights, or (b) the receipt by Borrower after the Closing Date of any capital contribution (whether or not evidenced by any Equity Interest issued by the recipient of such contribution). The issuance or sale of any debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall be deemed a Debt Issuance and not an Equity Issuance for purposes of the definition of Equity Issuance Proceeds; provided, however, that such issuance or sale shall be deemed an Equity Issuance upon the conversion or exchange of such debt instrument into Equity Interests.

“Equity Issuance Proceeds” shall mean, with respect to any Equity Issuance, the aggregate amount of all cash received in respect thereof by the Person consummating such Equity Issuance net of all investment banking fees, discounts and commissions, legal fees, consulting fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses actually incurred in connection therewith; provided that, with respect to any Equity Interests issued upon exercise of any Equity Rights, the Equity Issuance Proceeds with respect thereto shall be determined without duplication of any Equity Issuance Proceeds received in respect of such Equity Rights.

“Equity Rights” shall mean, with respect to any Person, any then-outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of any additional Equity Interests of any class, or partnership or other ownership interests of any type in, such Person; provided, however, that a debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall not be deemed an Equity Right.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Entity” shall mean any member of the ERISA Group.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice requirement is waived); (b) with respect to any Pension Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, the failure by any ERISA Entity to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by any ERISA Entity of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by any ERISA Entity from the PBGC or a plan administrator of any notice indicating an intent to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; (f) the occurrence of any event or condition which would reasonably constitute grounds under ERISA for the termination of or the appointment of a trustee to administer, any Pension Plan; (g) the incurrence by any ERISA Entity of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (h) the receipt by an ERISA Entity of any notice, or the receipt by any Multiemployer Plan from any ERISA Entity of any notice, concerning the imposition of Withdrawal Liability on any ERISA Entity or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or is in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the making of any amendment to any Pension Plan which would be reasonably likely to result in the imposition of a lien or the posting of a bond or other security; (j) the withdrawal of any ERISA Entity from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such ERISA Entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; or (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to Borrower or any of its Restricted Subsidiaries.

“ERISA Group” shall mean Borrower and its Restricted Subsidiaries and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower or any of its Restricted Subsidiaries, are treated as a single employer under Section 414(b) or (c) of the Code.

“Escrowed Indebtedness” shall mean Indebtedness issued in escrow pursuant to customary escrow arrangements pending the release thereof.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Events of Default” has the meaning set forth in Section 11.01.

“Excess Cash Flow” shall mean, for any fiscal year of Borrower, an amount, if positive, equal to (without duplication):

(a) Consolidated Net Income; plus

(b) an amount equal to the amount of all non-cash charges or losses (including write-offs or write-downs, depreciation expense and amortization expense including amortization of goodwill and other intangibles) to the extent deducted in arriving at such Consolidated Net Income (excluding any such non-cash expense to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period and that did not reduce Excess Cash Flow at the time paid); plus

(c) the decrease, if any, in Working Capital from the beginning of such period to the end of such period (for the avoidance of doubt, an increase in negative Working Capital is a decrease in Working Capital); minus

(d) all payments with respect to restricted stock units upon the Person to whom such restricted stock units were originally issued ceasing to be a director, officer, employee, consultant or advisor and net income or loss allocated to unvested participating restricted stock of Borrower; plus

(e) any amounts received from the early extinguishment of Swap Contracts that are not included in Consolidated Net Income; minus

(f) the increase, if any, of Working Capital from the beginning of such period to the end of such period; minus

(g) any amounts paid in connection with the early extinguishment of Swap Contracts that are not included in Consolidated Net Income; minus

(h) the amount of Capital Expenditures made in cash during such period (or, at Borrower’s election, after such period and prior to the date the applicable Excess Cash Flow prepayment is due (without duplication of amounts deducted from Excess Cash Flow in any other period)), except to the extent financed with the proceeds of an Equity Issuance, Indebtedness (other than revolving Indebtedness), Asset Sales or Casualty Events (to the extent such proceeds did not increase Consolidated Net Income) of Borrower or its Restricted Subsidiaries; minus

(i) the amount of principal payments made in cash during such period (or, at Borrower’s election, after such period and prior to the date the applicable Excess Cash Flow prepayment is due (without duplication of amounts deducted from Excess Cash Flow in any other period)) of the Loans, Other Applicable Indebtedness. First Lien Term Loans, First Lien Revolving Loans, Other First Lien Indebtedness and Other Second Lien Indebtedness of Borrower and its Restricted Subsidiaries (excluding (i) repayments of revolving indebtedness, except to the extent the commitments in respect of such revolving debt are permanently reduced in connection with such repayments, (ii) prepayments of Loans, First Lien Term Loans, First Lien Revolving Loans or other Indebtedness, in each case, that reduce the amount of Excess Cash Flow prepayment required to be made with respect to such fiscal year under Section 2.10(a)(iv)(y) (including as a result of Section 2.10(a)(vii)) and (iii) mandatory prepayments of (A) Loans pursuant to Section 2.10(a)(i), 2.10(a)(ii) or 2.10(a)(iii) and (B) First Lien Term Loans and First Lien Revolving Loans pursuant to Section 2.10(a)(i), 2.10(a)(ii) or 2.10(a)(iii) of the First Lien Credit Agreement, in each case in this clause (iii), except to the extent the Net Available Proceeds from such Casualty Event or Asset Sale, as applicable, used to make such mandatory prepayments were included in the calculation of Consolidated Net Income), in each case, except to the extent financed with the proceeds of an Equity Issuance, Indebtedness (other than revolving Indebtedness), Asset Sales or Casualty Events (to the extent such proceeds did not increase Consolidated Net Income) of Borrower or its Restricted Subsidiaries; minus

(j) the amount of Investments made during such period (or, at Borrower’s election, after such period and prior to the date the applicable Excess Cash Flow prepayment is due (without duplication of amounts deducted from Excess Cash Flow in any other period)) pursuant to Section 10.04 (other than Sections 10.04(a) (to the extent outstanding on the Closing Date), (b), (c), (d), (e), (f) (except to the extent such amount increased Consolidated Net Income), (g) (except to the extent that the receipt of consideration described therein increased Consolidated Net Income), (h) (to the extent taken into account in arriving at Consolidated Net Income), (j), (l) (except to the extent made in reliance on clause (a) of the Available Amount), (o) (to the extent outstanding on the date of the applicable acquisition, merger or consolidation), (q), (r), (u), (v) and (w)), except to the extent financed with the proceeds of an Equity Issuance, Indebtedness (other than revolving Indebtedness), Asset Sales or Casualty Events (to the extent such proceeds did not increase Consolidated Net Income) of Borrower or its Restricted Subsidiaries; minus

(k) the amount of all non-cash gains to the extent included in arriving at such Consolidated Net Income (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash loss in any prior period); minus

(l) the amount of all Restricted Payments made during such period (or, at Borrower’s election, after such period and prior to the date the applicable Excess Cash Flow prepayment is due (without duplication of amounts deducted from Excess Cash Flow in any other period)) pursuant to Section 10.06(f), 10.06(g), 10.06(h) and 10.06(i); minus

(m) the amount of all Junior Prepayments made during such period (or, at Borrower’s election, after such period and prior to the date the applicable Excess Cash Flow prepayment is due (without duplication of amounts deducted from Excess Cash Flow in any other period)) pursuant to Section 10.09(a)(i), 10.09(a)(ii), 10.09(a)(iii) or 10.09(a)(viii); minus

(n) any expenses or reserves for liabilities to the extent that Borrower or any Restricted Subsidiary is entitled to indemnification or reimbursement therefor under binding agreements or insurance claims therefor to the extent Borrower has not received such indemnity or reimbursement payment, in each case, to the extent not taken into account in arriving at Consolidated Net Income; minus

(o) the amount of cash Taxes actually paid by Borrower and its Restricted Subsidiaries to Governmental Authorities during such period; minus

(p) the amount of income tax benefit included in determining Consolidated Net Income for such fiscal year (if any); minus

(q) to the extent included in Consolidated Net Income, Specified 10.04(k) Investment Returns received during such fiscal year; minus

(r) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by Borrower and its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Investments permitted under this Agreement or Capital Expenditures in each case to the extent expected to be consummated or made during the period of four consecutive fiscal quarters of Borrower following the end of such period (except, in each case, to the extent financed (or anticipated to be financed) with proceeds of an Equity Issuance, Indebtedness (other than revolving Indebtedness), Asset Sales or Casualty Events (to the extent such proceeds do not (or are not anticipated to) increase Consolidated Net Income)); provided that to the extent the aggregate amount actually utilized in cash to finance such Investments or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters; minus

(s) any other cash expenditure made during such period that does not reduce Consolidated Net Income.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” shall mean net cash proceeds received by Borrower from the sale (other than (i) to a Subsidiary of Borrower or (ii) to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Borrower) of Equity Interests of Borrower in each case (x) not including any amounts included in the Available Amount and (y) to the extent designated as Excluded Contributions by Borrower, pursuant to an officer’s certificate delivered to Administrative Agent, within one hundred and eighty (180) days of the date such capital contributions are made, such dividends, distributions, fees or other payments are paid, or the date such Equity Interests are sold, as the case may be.

“Excluded Information” shall have the meaning provided in Section 12.07(b).

“Excluded Subsidiary” shall mean (a) any Unrestricted Subsidiary, (b) any Immaterial Subsidiary, (c) any Subsidiary that is a (i) Foreign Subsidiary, (ii) CFC Holdco or (iii) Subsidiary of a Foreign Subsidiary of the Borrower if such Foreign Subsidiary is a CFC, (d) any Subsidiary that is prohibited by applicable law, rule or regulation (including, without limitation, any Gaming Laws) or by any agreement, instrument or other undertaking to which such Subsidiary is a party or by which it or any of its property or assets is bound from guaranteeing the Obligations, and in each case, only for so long as such prohibition exists; provided that any such agreement, instrument or other undertaking (i) is in existence on the Closing Date and listed on Schedule 1.01(A) (or, with respect to a Subsidiary acquired after the Closing Date, as of the date of such acquisition) and (ii) in the case of a Subsidiary acquired after the Closing Date, was not entered into in connection with or anticipation of such acquisition, (e) any Subsidiary for which guaranteeing the Obligations would require consent, approval, license or authorization from any Governmental Authority (including, without limitation, any Gaming Authority), unless such consent, approval, license or authorization has been received and is in effect, (f) any Subsidiary that is a special purpose entity, (g) any not-for-profit Subsidiaries, (h) any captive insurance Subsidiaries and (i) any other Subsidiary with respect to which, in the reasonable judgment of Administrative Agent and Borrower, the cost or other consequences (including any adverse tax consequences) of providing a guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, (x) as it relates to all or a portion of the Guarantee of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean all of the following Taxes imposed on or with respect to any Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Credit Party or required to be deducted from a payment to such recipient, in each case, under any Credit Document, (a) income or franchise Taxes imposed on (or measured by) such recipient’s net income or net profits (however denominated) and branch profits Taxes, in each case, (i) imposed by a jurisdiction as a result of such recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in such jurisdiction or (ii) that are Other Connection Taxes, (b) in the case of any Lender, any U.S. federal withholding tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the applicable Commitment (or, to the extent a Lender acquires an interest in a Loan not funded pursuant to a prior Commitment, acquires such interest in such Loan) (in each case, other than pursuant to an assignment requested by the Borrower under Section 2.11(a)) or (ii) such Lender designates a new applicable lending office, except in each case to the extent that additional amounts with respect to such withholding Tax were payable pursuant to Section 5.06(a) either to such Lender’s assignor immediately before such Lender acquired the applicable interest in the applicable Loan or Commitment or to such Lender immediately before it designated the new applicable lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 5.06(c), and (d) any withholding Tax imposed under FATCA. For purposes of subclause (b) of this definition, a Lender that acquires a participation pursuant to Section 4.07(b) shall be treated as having acquired such participation on the earlier date(s) on which such Lender acquired the applicable interest(s) in the Commitment(s) and/or Loan(s) to which such participation relates.

“Existing Credit Agreements” shall mean (i) the Credit Agreement, dated as of July 31, 2015 (as amended and otherwise modified prior to the date hereof), among Borrower, Capital One, National Association, as administrative agent, the lenders party thereto and the other agents party thereto and (ii) the Credit and Guaranty Agreement, dated as of July 7, 2015 (as amended and otherwise modified prior to the date hereof), among Padre, certain Subsidiaries of Padre, Deutsche Bank AG New York Branch, as administrative agent and collateral agent, the lenders party thereto and the other agents party thereto.

“Existing Term Loan Tranche” shall have the meaning provided in Section 2.13(a).

“Existing Tranche” shall mean any Existing Term Loan Tranche.

“Expansion Capital Expenditures” shall mean any capital expenditure by Borrower or any of its Restricted Subsidiaries in respect of the purchase, construction or other acquisition of any fixed or capital assets or the refurbishment of existing assets or properties that, in Borrower’s reasonable determination, adds to or significantly improves (or is reasonably expected to add to or significantly improve) the property of Borrower and its Restricted Subsidiaries, excluding any such capital expenditures financed with Net Available Proceeds of an Asset Sale or Casualty Event and excluding capital expenditures made in the ordinary course made to maintain, repair, restore or refurbish the property of Borrower and its Restricted Subsidiaries in its then existing state or to support the continuation of such Person’s day to day operations as then conducted.

“Extended Term Loans” shall have the meaning provided in Section 2.13(a).

“Extending Lender” shall have the meaning provided in Section 2.13(c).

“Extension Amendment” shall have the meaning provided in Section 2.13(d).

“Extension Date” shall mean any date on which any Existing Term Loan Tranche is modified to extend the related scheduled maturity date(s) in accordance with Section 2.13 (with respect to the Lenders under such Existing Term Loan Tranche which agree to such modification).

“Extension Election” shall have the meaning provided in Section 2.13(c).

“Extension Request” shall mean any Term Loan Extension Request.

“Extension Tranche” shall mean all Extended Term Loans of the same tranche that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans provided for therein are intended to be a part of any previously established Extension Tranche).

“fair market value” shall mean, with respect to any Property, a price (after taking into account any liabilities relating to such Property), as determined in good faith by Borrower, that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction.

“Fair Share” has the meaning set forth in Section 6.10.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any fiscal or regulatory legislation, rules or official administrative guidance adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities implementing the foregoing.

“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided, further, that if the aforesaid rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Final Maturity Date” shall mean the latest of the Term B Facility Maturity Date, the latest New Term Loan Maturity Date, the latest final maturity date applicable to any Extended Term Loans and the latest final maturity date applicable to any Other Term Loans.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Lien Administrative Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as administrative agent and collateral agent under any of the First Lien Credit Documents, or any successor administrative agent.

“First Lien Credit Agreement” shall mean the First Lien Credit Agreement, dated as of the date hereof, among Borrower, the Guarantors from time to time party thereto, the First Lien Lenders party thereto from time to time, and the First Lien Administrative Agent, as amended, restated, amended and restated, reaffirmed, refinanced, replaced, supplemented or otherwise modified from time to time.

“First Lien Credit Agreement Refinancing Indebtedness” shall mean the “Credit Agreement Refinancing Indebtedness” referred to in the First Lien Credit Agreement that is incurred in the form of additional term loans under the First Lien Credit Agreement.

“First Lien Credit Documents” shall mean the “Credit Documents” referred to in the First Lien Credit Agreement.

“First Lien Extended Term Loans” shall mean the “Extended Term Loans” referred to in the First Lien Credit Agreement.

“First Lien Incremental Term Loans” shall mean the “Incremental Term Loans” referred to in the First Lien Credit Agreement.

“First Lien/Second Lien Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form of Exhibit T hereto, dated as of the Closing Date, between Borrower, the Guarantors from time to time party thereto, Administrative Agent, the First Lien Administrative Agent and the representative of any other series of Indebtedness that may become a party thereto from time to time.

“First Lien Lenders” shall mean the Persons referred to as “Lenders” in the First Lien Credit Agreement.

“First Lien Revolving Facility” shall mean each “Revolving Facility” referred to in the First Lien Credit Agreement.

“First Lien Revolving Loans” shall mean the loans outstanding under any First Lien Revolving Facility.

“First Lien Term Loan Facility” shall mean the “Term B Facility” referred to in the First Lien Credit Agreement.

“First Lien Term Loans” shall mean any Closing Date First Lien Term Loan or any First Lien Incremental Term Loan, First Lien Credit Agreement Refinancing Indebtedness or First Lien Extended Term Loan designated as a “Term Loan” under the First Lien Credit Agreement, as the context may require.

“Fixed Amounts” has the meaning set forth in Section 1.08(a).

“Flood Insurance Laws” shall mean, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (e) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement (excluding employment agreements) maintained or contributed to by, or entered into with, Borrower or any Restricted Subsidiary with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean each Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof, or the District of Columbia.

“Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funding Credit Party” has the meaning set forth in Section 6.10.

“Funding Date” shall mean the date of the making of any extension of credit hereunder (including the Closing Date).

“GAAP” shall mean generally accepted accounting principles set forth as of the relevant date in the opinions and pronouncements of the Accounting Principles Board of the American Institute of

Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), including, without limitation, any Accounting Standards Codifications, which are applicable to the circumstances as of the date of determination.

“Gaming Approval” shall mean any and all approvals, authorizations, permits, consents, rulings, orders or directives of any Governmental Authority (including, without limitation, any Gaming Authority) in favor of Borrower or any of its Restricted Subsidiaries (a) necessary to enable Borrower or any of its Restricted Subsidiaries to engage in, operate or manage the casino, gambling, horse racing or gaming business or otherwise continue to conduct, operate or manage such business substantially as is presently conducted, operated or managed or contemplated to be conducted, operated or managed following the Closing Date (after giving effect to the Transactions), (b) required by any Gaming Law or (c) necessary as is contemplated on the Closing Date (after giving effect to the Transactions), to accomplish the financing and other transactions contemplated hereby after giving effect to the Transactions.

“Gaming Authority” shall mean any Governmental Authority with regulatory, licensing or permitting authority or jurisdiction over any gaming business or enterprise or horse racing business or enterprise or any Gaming Facility (including, without limitation, the following as of the Closing Date: the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Montana Gambling Control Division, the Illinois Gaming Board and the Maryland Lottery & Gaming Control Commission), or with regulatory, licensing or permitting authority or jurisdiction over any gaming or racing operation (or proposed gaming or racing operation) owned, managed, leased or operated by Borrower or any of its Restricted Subsidiaries.

“Gaming Facility” shall mean any gaming establishment and other property or assets ancillary thereto or used in connection therewith, including, without limitation, any casinos, hotels, resorts, race tracks, off-track wagering sites, gambling taverns, distributed gaming locations, theaters, parking facilities, recreational vehicle parks, timeshare operations, retail shops, restaurants, other buildings, land, golf courses and other recreation and entertainment facilities, marinas, vessels, barges, ships and related equipment.

“Gaming Laws” shall mean all applicable provisions of all: (a) constitutions, treaties, statutes or laws governing Gaming Facilities and rules, regulations, codes and ordinances of, and all administrative or judicial orders or decrees or other laws pursuant to which, any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming, racing or Gaming Facility activities conducted, operated or managed by Borrower or any of its Restricted Subsidiaries within its jurisdiction; (b) Gaming Approvals; and (c) orders, decisions, determinations, judgments, awards and decrees of any Gaming Authority.

“Gaming License” shall mean any Gaming Approval or other casino, gambling, horse racing or gaming license issued by any Gaming Authority in favor of Borrower or any of its Restricted Subsidiaries covering any such activity at any Gaming Facility.

“Golden Permitted Assignees” shall mean any Affiliate of any Credit Party (other than Borrower and its Subsidiaries).

“Governmental Authority” shall mean any government or political subdivision of the United States or any other country, whether federal, state, provincial or local, or any agency, authority, board, bureau, central bank, commission, office, division, department or instrumentality thereof or therein, including, without limitation, any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government or political subdivision including, without limitation, any Gaming Authority.

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law requiring notification of the buyer, mortgagee or assignee of real property, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including, without limitation, any transfer of control) of any real property, establishment or business, of the actual or threatened presence or release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the real property, facility or business to be sold, mortgaged, assigned or transferred.

“Group Investors” has the meaning set forth in the definition of the term “Permitted Holders”.

“Guarantee” shall mean the guarantee of each Guarantor pursuant to Article VI.

“Guaranteed Obligations” has the meaning set forth in Section 6.01.

“Guarantors” shall mean each of the Persons listed on Schedule 1.01(B) attached hereto and each Restricted Subsidiary that may hereafter execute a Joinder Agreement pursuant to Section 9.11, together with their successors and permitted assigns, and “Guarantor” shall mean any one of them; provided, however, that notwithstanding the foregoing, Guarantors shall not include any Person that has been released as a Guarantor in accordance with the terms of the Credit Documents.

“Hazardous Material” shall mean any material, substance, waste, constituent, compound, pollutant or contaminant including, without limitation, petroleum (including, without limitation, crude oil or any fraction thereof or any petroleum product or waste) subject to regulation or which could reasonably be expected to give rise to liability under Environmental Law.

“Immaterial Subsidiary” shall mean (a) as of the Closing Date, those Subsidiaries of Borrower which are designated as such on Schedule 8.12(b), and (b) each additional Subsidiary of Borrower which is hereafter designated as such from time to time by written notice to Administrative Agent in a manner consistent with the provisions of Section 9.13; provided that no Person shall be so designated (or in the cases of clauses (i), (ii), (iii) and (iv) below, if already designated, remain), if, as of the date of its designation (or if already designated, as of any date following such designation) (i) (x) such Person’s (1) Consolidated EBITDA for the then most recently ended Test Period is in excess of 2.5% of the Consolidated EBITDA of Borrower and its Restricted Subsidiaries or (2) Consolidated Total Assets as of the last day of the then most recently ended Test Period is in excess of 2.5% of the Consolidated Total Assets of Borrower and its Restricted Subsidiaries on a consolidated basis and (y) when such Person is taken together with all other Immaterial Subsidiaries as of such date, all such Immaterial Subsidiaries’ (1) Consolidated EBITDA for the then most recently ended Test Period is in excess of 10.0% of the Consolidated EBITDA of Borrower and its Restricted Subsidiaries or (2) Consolidated Total Assets as of the last day of the then most recently ended Test Period is in excess of 10.0% of the Consolidated Total Assets of Borrower and its Restricted Subsidiaries on a consolidated basis, (ii) it owns any interest in any Core Property or any Equity Interests in any Guarantor, (iii) it owns any material assets which are used in connection with any Gaming Facility (other than a Gaming Facility with 200 gaming machines or less), (iv) it owns any Real Property which would be required to be a Mortgaged Real Property hereunder if such Subsidiary were not an Immaterial Subsidiary or (v) any Default or Event of Default has occurred and remains continuing.

“Impacted Loans” has the meaning set forth in Section 5.02.

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of common stock of Borrower, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Incremental Commitments” shall mean the Incremental Term Loan Commitments.

“Incremental Effective Date” has the meaning set forth in Section 2.12(b).

“Incremental Incurrence-Based Amount” has the meaning set forth in the definition of “Incremental Loan Amount”.

“Incremental Joinder Agreement” has the meaning set forth in Section 2.12(b).

“Incremental Loan Amount” shall mean, as of any date of determination:

(a) the Shared Fixed Incremental Amount; plus

(b) (x) in the case of an Incremental Commitment or Ratio Debt that serves to effectively extend the maturity of the Term Loans, the First Lien Term Loans and/or the First Lien Revolving Loans, an amount equal to the reductions in the Term Loans, the First Lien Term Loans and/or the First Lien Revolving Loans to be replaced with such Incremental Commitment or Ratio Debt, (y) in the case of any Incremental Commitment or Ratio Debt incurred that effectively replaces any Term Loan repaid under Section 2.11, 13.04(b) or 13.05(k), an amount equal to the portion of the relevant repaid Term Loans and (z) in the case of any Incremental Commitment or Ratio Debt that effectively replaces any commitment under the First Lien Revolving Facility terminated, or any First Lien Term Loan repaid, under Section 2.11, 13.04(b), 13.04(h) or 13.05(k) of the First Lien Credit Agreement, an amount equal to the portion of the relevant terminated commitments under the First Lien Revolving Facility or repaid First Lien Term Loans; plus

(c) the aggregate amount of any voluntary prepayment or repurchase of Term Loans, First Lien Term Loans or First Lien Revolving Loans (to the extent accompanied by a corresponding permanent reduction of the Revolving Commitments (as defined in the First Lien Credit Agreement) to the extent the relevant prepayment or reduction (x) is not funded or effected with any long term Indebtedness and (y) does not include any prepayment that is funded with the proceeds of an Incremental Commitment incurred in reliance on clause (b) (or on clause (b) of the Ratio Debt Amount) (the amounts under clauses (b) and (c) together, the “Incremental Prepayment Amount”); minus the aggregate principal amount of all Indebtedness incurred or issued in reliance on the Ratio Prepayment Amount; plus

(d) an unlimited amount so long as, in the case of this clause (d), the Consolidated Total Secured Net Leverage Ratio would not exceed 5.60:1.00, calculated on a Pro Forma Basis after giving effect thereto, including the application of proceeds thereof, as of the last day of the most recently ended Test Period; provided that, for such purpose, such calculation shall be made without netting the cash proceeds of any Borrowing under such Incremental Commitment (this clause (d), the “Incremental Incurrence-Based Amount”).

It is understood and agreed that (I) Borrower may elect to use the Incremental Incurrence-Based Amount prior to the Shared Fixed Incremental Amount or the Incremental Prepayment Amount and regardless of whether there is capacity under the Shared Fixed Incremental Amount or the Incremental Prepayment Amount, and if the Shared Fixed Incremental Amount, the Incremental Prepayment Amount and the Incremental Incurrence-Based Amount are each available and Borrower does not make an election, Borrower will be deemed to have elected to use the Incremental Incurrence-Based Amount; and (II) any portion of any Incremental Term Loan, Incremental Term Loan Commitment or Ratio Debt incurred in reliance on the Shared Fixed Incremental Amount or the Incremental Prepayment Amount shall be reclassified as incurred under the Incremental Incurrence-Based Amount as Borrower may elect from time to time if Borrower meets the applicable Consolidated Total Secured Net Leverage Ratio under the Incremental Incurrence-Based Amount at such time on a Pro Forma Basis.

“Incremental Prepayment Amount” has the meaning set forth in the definition of “Incremental Loan Amount”.

“Incremental Term B Loan Commitments” shall have the meaning provided in Section 2.12(a).

“Incremental Term B Loans” shall have the meaning provided in Section 2.12(a).

“Incremental Term Loan Commitments” shall mean the Incremental Term B Loan Commitments and the New Term Loan Commitments.

“Incremental Term Loans” shall mean the Incremental Term B Loans and any New Term Loans.

“incur” shall mean, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), permit to exist, assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation (and “incurrence,” “incurred” and “incurring” shall have meanings correlative to the foregoing).

“Incurrence-Based Amounts” has the meaning set forth in Section 1.08(a).

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business, (ii) the financing of insurance premiums, (iii) any such obligations payable solely through the issuance of Equity Interests and (iv) any earn-out obligation until such obligation appears in the liabilities section of the balance sheet of such Person in accordance with GAAP (excluding disclosure on the notes and footnotes thereto); provided that any earn-out obligation that appears in the liabilities section of the balance sheet of such Person shall be excluded, to the extent (x) such Person is indemnified for the payment thereof and such indemnification is not disputed or (y) amounts to be applied to the payment therefor are in escrow); (e) all Indebtedness (excluding prepaid interest thereon) of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided, however, that if such obligations have not been assumed, the amount of such Indebtedness included for the purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the Indebtedness secured; (f) with respect to any Capital Lease Obligations of such Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; (g) all net obligations of such Person in respect of Swap Contracts; (h) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, except obligations in respect of letters of credit issued in support of obligations not otherwise constituting Indebtedness shall not constitute Indebtedness except to the extent such letter of credit is drawn and not reimbursed within three (3) Business Days of such drawing; (i) all obligations of such Person in respect of Disqualified Capital Stock; and (j) all Contingent Obligations of such Person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (i) above. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner unless recourse is limited, in which case the amount of such Indebtedness shall be the amount such Person is liable therefor (except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor). The amount of Indebtedness of the type described in clause (d) shall be calculated based on the net present value thereof. The amount of Indebtedness of the type referred to in clause (g) above of any Person shall be zero unless and until such Indebtedness shall be terminated, in which case the amount of such Indebtedness shall be the then termination payment due thereunder by such Person. For the avoidance of doubt, it is understood and agreed that (x) casino “chips” and gaming winnings of customers, (y) any obligations of such Person in respect of Cash Management Agreements and (z) any obligations of such Person in respect of employee deferred compensation and benefit plans (including Pension Plans acquired in the Padre Acquisition) shall not constitute Indebtedness. Operating leases shall not constitute Indebtedness hereunder regardless of whether required to be recharacterized as Capitalized Leases pursuant to GAAP.

“Indemnitee” has the meaning set forth in Section 13.03(b).

“Initial Financial Statement Delivery Date” shall mean the date on which Section 9.04 Financials are delivered to Administrative Agent under Section 9.04(a) or (b), as applicable, for the first full fiscal quarter ending after the Closing Date.

“Initial Perfection Certificate” has the meaning set forth in the definition of “Perfection Certificate.”

“Initial Restricted Payment Base Amount” shall mean, as of any date of determination, an amount equal to the greater of $35.0 million and 20% of Consolidated EBITDA calculated at the time of determination on a Pro Forma Basis as of the most recently ended Test Period minus (x) the amount of Investments made under Section 10.04(k)(ii) on or prior to such date, (y) the amount of Restricted Payments made under Section 10.06(i) on or prior to such date and (z) the amount of Junior Prepayments made under Section 10.09(a)(i) on or prior to such date.

“Intellectual Property” has the meaning set forth in Section 8.19.

“Interest Period” shall mean, as to each LIBOR Loan, the period commencing on the date such LIBOR Loan is disbursed or converted to or continued as a LIBOR Loan and ending on the date one, two, three or six months thereafter, as selected by Borrower in its Notice of Borrowing or Notice of Continuation/Conversion, as applicable, or such other period that is twelve months or less requested by Borrower and available to and consented to by all the applicable Lenders (and if less than one month, the consent of Administrative Agent shall also be required); provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period for a Class shall extend beyond the maturity date for such Class.

“Interest Rate Protection Agreement” shall mean, for any Person, an interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more financial institutions providing for the transfer or mitigation of interest risks either generally or under specific contingencies.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available for the applicable currency that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period for which that LIBO Screen Rate is available for the applicable currency that exceeds the Impacted Interest Period, in each case, at such time.

“Investments” of any Person shall mean (a) any loan or advance of funds or credit by such Person to any other Person, (b) any Contingent Obligation by such Person in respect of the Indebtedness or other obligation of any other Person (provided that upon termination of any such Contingent Obligation, no Investment in respect thereof shall be deemed outstanding, except as contemplated in clause (e) below), (c) any purchase or other acquisition of any Equity Interests or indebtedness or other securities of any other Person, (d) any capital contribution by such Person to any other Person, (e) without duplication of any amounts included under clause (b) above, any payment under any Contingent Obligation by such Person in respect of the Indebtedness or other obligation of any other Person or (f) the purchase or other acquisition (in one transaction or a series of transaction) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of the definition of “Unrestricted Subsidiary” and Section 10.04, “Investment” shall include the portion (proportionate to Borrower’s Equity Interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of Borrower at the time of Designation of such Subsidiary as an Unrestricted Subsidiary pursuant to Section 9.12 (excluding any Subsidiaries designated as Unrestricted Subsidiaries on the Closing Date and set forth on Schedule 9.12); provided, however, that upon the Revocation of a Subsidiary that was Designated as an Unrestricted Subsidiary after the Closing Date, the amount of outstanding Investments in Unrestricted Subsidiaries shall be deemed to be reduced by the lesser of (x) the fair market value of such Subsidiary at the time of such Revocation and (y) the amount of Investments in such Subsidiary deemed to have been made (directly or indirectly) at the time of, and made (directly or indirectly) since, the Designation of such Subsidiary as an Unrestricted Subsidiary, to the extent that such amount constitutes an outstanding Investment under clauses (d), (i), (k), (l), (m), (s) or (t) of Section 10.04 at the time of such Revocation.

“IRS” shall mean the United States Internal Revenue Service.

“Joinder Agreements” shall mean each Joinder Agreement substantially in the form of Exhibit M attached hereto or such other form as is reasonably acceptable to Administrative Agent and each Joinder Agreement to be entered into pursuant to the Security Agreement.

“Joint Venture” shall mean any Person, other than an individual or a Wholly Owned Subsidiary of Borrower, in which Borrower or a Restricted Subsidiary of Borrower (directly or indirectly) holds or acquires an ownership interest (whether by way of capital stock, partnership or limited liability company interest, or other evidence of ownership).

“Junior Financing” shall mean unsecured Indebtedness (including unsecured Indebtedness convertible into or exchangeable or exercisable for any Equity Interests) of Borrower or all or any Restricted Subsidiaries (a) (i) that is subordinated in right of payment to the Loans and contains subordination provisions that are customary in the good faith determination of Borrower for senior subordinated notes or subordinated notes issued under Rule 144A of the Securities Act (or other corporate issuers in private placements or public offerings of securities) or (ii) that contains subordination provisions reasonably satisfactory to Administrative Agent, (b) that shall not have a scheduled maturity date or any scheduled principal payments or be subject to any mandatory redemption, prepayment, or sinking fund (except for customary change of control provisions and, in the case of bridge facilities, customary mandatory redemptions or prepayments with proceeds of Permitted Refinancings thereof (which Permitted Refinancings would constitute Junior Financing) or Equity Issuances, and customary asset sale provisions that permit application of the applicable proceeds to the payment of the Obligations prior to application to such Junior Financing) due prior to the date that is 91 days after the Final Maturity Date then in effect at the time of issuance (excluding bridge facilities allowing extensions on customary terms to at least 91 days after such Final Maturity Date) and (c) the terms (excluding pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions) of which are (as determined by Borrower in good faith), taken as a whole, no more restrictive in any material respect to Borrower and its Restricted Subsidiaries than the terms set forth in this Agreement (other than, in the case of any bridge facility, covenants, defaults and remedy provisions customary for bridge financings).

“Junior Prepayments” shall have the meaning provided in Section 10.09.

“Laws” shall mean, collectively, all common law and all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents, including without limitation the interpretation thereof by any Governmental Authority charged with the enforcement thereof.

“LCT Election” shall have the meaning provided in Section 1.07.

“LCT Test Date” shall have the meaning provided in Section 1.07.

“Lead Arrangers” shall mean JPMorgan Chase Bank, N.A., Credit Suisse Securities (USA) LLC, Macquarie Capital (USA) Inc. and Morgan Stanley Senior Funding, Inc., in their capacities as joint lead arrangers and joint bookrunners hereunder.

“Lease” shall mean any lease, sublease, franchise agreement, license, occupancy or concession agreement.

“Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its

Parent Company is the subject of a proceeding under any Debtor Relief Law, or a receiver, trustee, conservator, intervenor, administrator, sequestrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets (including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority) has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action authorizing or indicating its consent to or acquiescence in any such proceeding or appointment; provided, however, that a Lender Insolvency Event shall not be deemed to exist solely as the result of the acquisition or maintenance of an ownership interest in such Lender or its Parent Company by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lenders” shall mean (a) each Person listed on Annex A, (b) any Lender providing an Incremental Commitment pursuant to Section 2.12 and any Person that becomes a Lender from time to time party hereto pursuant to Section 2.15 and (c) any Person that becomes a “Lender” hereunder pursuant to an Assignment Agreement, in each case, other than any such Person that ceases to be a Lender pursuant to an Assignment Agreement or a Borrower Assignment Agreement.

“LIBO Base Rate” shall mean, with respect to any LIBOR Loan for any Interest Period therefor, the London interbank offered rate (“LIBOR”) as administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate for Dollars for a period equal in length to such Interest Period) as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by Administrative Agent in its reasonable discretion (in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (for delivery on the first day of such Interest Period); provided that, if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and provided, further, if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”), then the LIBO Base Rate shall be the Interpolated Rate, provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided that to the extent a comparable or successor rate is approved by Administrative Agent in connection herewith, the approved rate shall be consistent with market practice for LIBOR-based loans (and the application of such rate shall also be in accordance with market practice); provided, further that to the extent such market practice is not administratively feasible for Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by Administrative Agent. Notwithstanding the foregoing, the LIBO Base Rate shall not be less than 0.00%.

“LIBO Rate” shall mean, for any LIBOR Loan for any Interest Period therefor, a rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the LIBO Base Rate for such Loan for such Interest Period multiplied by the Statutory Reserve Rate for such Loan for such Interest Period. Notwithstanding the foregoing, (a) for purposes of clause (c) of the definition of Alternate Base Rate, the rates referred to above shall be the rates as of 11:00 a.m., London, England time, on the date of determination (rather than the second Business Day preceding the date of determination) and (b) the LIBO Rate for Term B Facility Loans shall not be less than 0.75%.

“LIBOR Loans” shall mean Loans that bear interest at rates based on rates referred to in the definition of “LIBO Rate.”

“License Revocation” shall mean the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor or similar official with respect to, any Gaming License covering any Gaming Facility owned, leased, operated or used by Borrower or any of its Restricted Subsidiaries.

“Lien” shall mean, with respect to any Property, any mortgage, deed of trust, lien, pledge, security interest, or assignment, hypothecation or encumbrance for security of any kind, or any filing of any financing statement under the UCC or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority (other than such financing statement or similar notices filed for informational or precautionary purposes only), or any conditional sale or other title retention agreement or any lease in the nature thereof.

“Limited Condition Transaction” shall have the meaning provided in Section 1.07.

“Liquor Authority” has the meaning set forth in Section 13.13(a).

“Liquor Laws” has the meaning set forth in Section 13.13(a).

“Loans” shall mean the Term Loans.

“Losses” of any Person shall mean the losses, liabilities, claims (including those based upon negligence, strict or absolute liability and liability in tort), damages, reasonable expenses, obligations, penalties, actions, judgments, penalties, fines, suits, reasonable and documented costs or disbursements (including reasonable fees and expenses of one primary counsel for the Secured Parties collectively, and any special gaming and local counsel reasonably required in any applicable jurisdiction (and solely in the case of an actual or perceived conflict of interest, where the Persons affected by such conflict inform Borrower in writing of the existence of an actual or perceived conflict of interest prior to retaining additional counsel, one additional of each such counsel for each group of similarly situated Secured Parties), in connection with any Proceeding commenced or threatened in writing, whether or not such Person shall be designated a party thereto) at any time (including following the payment of the Obligations) incurred by, imposed on or asserted against such Person.

“Margin Stock” shall mean margin stock within the meaning of Regulation T, Regulation U and Regulation X.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, assets, financial condition or results of operations of Borrower and its Restricted Subsidiaries, taken as a whole and after giving effect to the Transactions, (b) a material adverse effect on the ability of the Credit Parties to satisfy their material payment Obligations under the Credit Documents or (c) a material adverse effect on the legality, binding effect or enforceability against any material Credit Party to which it is a party or any of the material rights and remedies of any Secured Party thereunder or the legality, priority or enforceability of the Liens on a material portion of the Collateral.

“Material Indebtedness” shall mean any Indebtedness the outstanding principal amount of which is in excess of $30.0 million.

“Material Real Property” shall mean any Real Property located in the United States with a fair market value in excess of $5.0 million at the Closing Date or, with respect to Real Property acquired after the Closing Date, at the time of acquisition, in each case, as reasonably estimated by Borrower in good faith; provided that in no case shall Material Real Property include any Route Agreement (or real property associated therewith) or any interest in real property associated with distributed gaming ownership or operations. For the avoidance of doubt, “Material Real Property” shall include each Real Property described on Schedule 1.01(C).

“Maximum Rate” has the meaning set forth in Section 13.18.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor entity thereto.

“Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a second Lien (subject only to the Permitted Liens) in favor of Collateral Agent on behalf of the Secured Parties on each Mortgaged Real Property, which shall be in substantially the form of Exhibit I or such other form as is reasonably acceptable to Administrative Agent, with such schedules and including such provisions as shall be necessary to conform such document to applicable or local law or as shall be customary under local law, as the same may at any time be amended in accordance with the terms thereof and hereof and such changes thereto as shall be reasonably acceptable to Administrative Agent.

“Mortgaged Real Property” shall mean (a) each Real Property listed on Schedule 1.01(C) and (b) each Real Property, if any, which shall be subject to a Mortgage delivered on or after the Closing Date pursuant to Section 9.08, 9.11 or 9.15 (in each case, unless and until such Real Property is no longer subject to a Mortgage).

“Mortgaged Vessel” shall mean each Vessel or Replacement Vessel, if any, which shall be subject to a Ship Mortgage after the Closing Date pursuant to Section 9.08 or 9.11 (in each case, unless and until such Vessel or Replacement Vessel is no longer subject to a Ship Mortgage).

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (a) to which any ERISA Entity is then making or accruing an obligation to make contributions, (b) to which any ERISA Entity has within the preceding five plan years made contributions, including any Person which ceased to be an ERISA Entity during such five year period or (c) with respect to which any Company is reasonably likely to incur liability under Title IV of ERISA.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Available Proceeds” shall mean:

(i) in the case of any Asset Sale pursuant to Section 10.05(c), the aggregate amount of all cash payments (including any cash payments received by way of deferred payment of principal pursuant to a note or otherwise, but only as and when received) received by Borrower or any Restricted Subsidiary directly or indirectly in connection with such Asset Sale, net (without duplication) of (A) the amount of all reasonable fees and expenses and transaction costs paid by or on behalf of Borrower or any Restricted Subsidiary in connection with such Asset Sale (including, without limitation, any underwriting, brokerage or other customary selling commissions and legal, advisory and other fees and expenses, including survey, title and recording expenses, transfer taxes and expenses incurred for preparing such assets for sale, associated therewith); (B) any Taxes paid or estimated in good faith to be payable by or on behalf of any Company as a result of such Asset Sale (after application of all credits and other offsets that arise from such Asset Sale); (C) any repayments by or on behalf of any Company of Indebtedness (other than Indebtedness hereunder) to the extent such Indebtedness is secured by a Lien on such Property that is permitted by the Credit Documents and that is not junior to the Lien thereon securing the Obligations and such Indebtedness is required to be repaid as a condition to the purchase or sale of such Property; (D) amounts required to be paid to any Person (other than any Company) owning a beneficial interest in the subject Property; and (E) amounts reserved, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by Borrower or any of its Subsidiaries after such Asset Sale and related thereto, including pension and other post-employment benefit liabilities, purchase price adjustments, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officer’s Certificate delivered to Administrative Agent; provided, that no such amounts shall constitute Net Available Proceeds under this clause (i) unless (x) the aggregate value of the Property sold in any single Asset Sale or related series of Asset Sales is greater than or equal to $10.0 million (and only net cash proceeds in excess of such amount shall constitute Net Available Proceeds under this clause (i)) or (y) the aggregate value of all Property sold in Asset Sales in any fiscal year exceeds $20.0 million (and thereafter only net cash proceeds in excess of such amount shall constitute Net Available Proceeds under this clause (i)); provided, further, that Net Available Proceeds shall include any cash payments received upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (E) of this clause (i) or, if such liabilities have not been satisfied in cash and such reserve is not reversed within eighteen (18) months after such Asset Sale, the amount of such reserve;

(ii) in the case of any Casualty Event, the aggregate amount of cash proceeds of insurance, condemnation awards and other compensation (excluding proceeds constituting business interruption insurance or other similar compensation for loss of revenue, but including the proceeds of any disposition of Property pursuant to Section 10.05(l)) received by the Person whose Property was subject to such Casualty Event in respect of such Casualty Event net of (A) fees and expenses incurred by or on behalf of Borrower or any Restricted Subsidiary in connection with recovery thereof, (B) any repayments by or on behalf of any Company of Indebtedness (other than Indebtedness hereunder) to the extent such Indebtedness is secured by a Lien on such Property that is permitted by the Credit Documents and that is not junior to the Lien thereon securing the Obligations and such Indebtedness is required to be repaid as a result of such Casualty Event, and (C) any Taxes paid or payable by or on behalf of Borrower or any Restricted Subsidiary in respect of the amount so recovered (after application of all credits and other offsets arising from such Casualty Event) and amounts required to be paid to any Person (other than any Company) owning a beneficial interest in the subject Property; provided, that no such amounts shall constitute Net Available Proceeds under this clause (ii) unless (x) the aggregate proceeds or other compensation in respect of any single Casualty Event is greater than or equal to $10.0 million (and only net cash proceeds in excess of such amount shall constitute Net Available Proceeds under this clause (ii)) or (y) the aggregate proceeds or other compensation in respect of all Casualty Events in any fiscal year exceeds $20.0 million (and thereafter only net cash proceeds in excess of such amount shall constitute Net Available Proceeds under this clause (ii)); provided that, in the case of a Casualty Event with respect to property that is subject to a lease entered into for the purpose of, or with respect to, operating or managing gaming facilities and related assets, such cash proceeds shall not constitute Net Available Proceeds to the extent, and for so long as, such cash proceeds are required, by the terms of such lease, (x) to be paid to the holder of any mortgage, deed of trust or other security agreement securing indebtedness of the lessor or (y) to be paid to, or for the account of, the lessor or deposited in an escrow account to fund rent and other amounts due with respect to such property and costs to preserve, stabilize, repair, replace or restore such property (in accordance with the provisions of the applicable lease); and

(iii) in the case of any Debt Issuance or Equity Issuance, the aggregate amount of all cash received in respect thereof by the Person consummating such Debt Issuance or Equity Issuance in respect thereof net of all investment banking fees, discounts and commissions, legal fees, consulting fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses, actually incurred in connection therewith.

“New Term Loan Commitments” has the meaning set forth in Section 2.12(a).

“New Term Loan Facility” shall mean each credit facility comprising New Term Loan Commitments and New Term Loans of a particular Tranche, if any.

“New Term Loan Maturity Date” shall mean, with respect to any New Term Loans to be made pursuant to the related Incremental Joinder Agreement, the maturity date thereof as determined in accordance with Section 2.12(b).

“New Term Loan Notes” shall mean the promissory notes executed and delivered in connection with any New Term Loan Commitments and the related New Term Loans.

“New Term Loans” has the meaning set forth in Section 2.12(a).

“Non-Defaulting Lender” shall mean each Lender other than a Defaulting Lender.

“Non-Credit Party” and “Non-Credit Parties” shall mean any Subsidiary or Subsidiaries of Borrower that is not a Credit Party or are not Credit Parties.

“Non-Credit Party Cap” shall mean, at any time, an amount equal to (i) the greater of $42.0 million and 25% of Consolidated EBITDA calculated at the time of determination on a Pro Forma Basis as of the most recently ended Test Period, in the aggregate minus (ii) the then outstanding aggregate principal amount of Indebtedness incurred (or being incurred concurrent with any determination of the Non-Credit Party Cap) pursuant to Sections 10.01(t), 10.01(q) and 10.01(v).

“Non-U.S. Lender” has the meaning set forth in Section 5.06(b)(ii).

“Notes” shall mean the Term Loan Notes.

“Notice of Borrowing” shall mean a notice of borrowing substantially in the form of Exhibit B or such other form as is reasonably acceptable to Administrative Agent.

“Notice of Continuation/Conversion” shall mean a notice of continuation/conversion substantially in the form of Exhibit C or such other form as is reasonably acceptable to Administrative Agent.

“NYFRB” shall mean the Federal Reserve Bank of New York.

“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” shall mean all amounts, liabilities and obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by any Credit Party to any Secured Party or any of its Agent Related Parties or their respective successors, transferees or assignees pursuant to the terms of any Credit Document (including interest, fees and expenses accruing or obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), whether or not the right of such Person to payment in respect of such obligations and liabilities is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured and whether or not such claim is discharged, stayed or otherwise affected by any bankruptcy case or insolvency or liquidation proceeding.

“Officer’s Certificate” shall mean, as applied to any entity, a certificate executed on behalf of such entity (or such entity’s manager or member or general partner, as applicable) by its chairman of the board of directors (or functional equivalent) (if an officer), its chief executive officer, its president, any of its vice presidents, its chief financial officer, its chief accounting officer or its treasurer or controller (in each case, or an equivalent officer) in their official (and not individual) capacities.

“Open Market Assignment and Assumption Agreement” shall mean an Open Market Assignment and Assumption Agreement substantially in the form attached as Exhibit P hereto or such other form as is reasonably acceptable to Administrative Agent.

“Organizational Document” shall mean, relative to any Person, its certificate of incorporation, its certificate of formation, its certificate of partnership, its by-laws, its partnership agreement, its limited liability company agreement, its memorandum or articles of association, share designations or similar organization documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Equity Interests.

“Other Applicable Indebtedness” shall mean Indebtedness incurred pursuant to Section 10.01(c), (h), (k), (n), (q), (u), (v) and (w).

“Other Debt” has the meaning set forth in the definition of “Repricing Transaction.”

“Other First Lien Indebtedness” shall mean outstanding Indebtedness that is not incurred under the First Lien Credit Agreement and that (a) is secured by the Collateral on a senior basis to the Obligations and (b) is “Permitted First Priority Refinancing Debt” (as defined in the First Lien Credit Agreement) or Ratio Debt.

“Other Junior Indebtedness” shall mean Permitted Unsecured Refinancing Debt, Indebtedness incurred pursuant to Section 10.01(q) or Ratio Debt that is secured by a Lien on Collateral junior to the Liens securing the Obligations or that is unsecured.

“Other Junior Indebtedness Documentation” shall mean the documentation governing any Other Junior Indebtedness.

“Other Second Lien Indebtedness” shall mean outstanding Indebtedness that is not incurred under this Agreement and that (a) is secured by the Collateral on a pari passu basis with the Obligations and (b) is Permitted Second Priority Refinancing Debt or Ratio Debt.

“Other Connection Taxes” shall mean, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party under any Credit Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” has the meaning set forth in Section 5.06(b).

“Other Term Loan Commitments” shall mean one or more Tranches of term loan commitments hereunder that result from a Refinancing Amendment.

“Other Term Loans” shall mean one or more Tranches of Term Loans that result from a Refinancing Amendment.

“Overnight Bank Funding Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time), and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Padre” shall mean American Casino & Entertainment Properties, LLC, a Delaware limited liability company.

“Padre Acquisition” shall mean the anticipated or consummated acquisition by Borrower, directly or indirectly, of Padre pursuant to the Padre Acquisition Agreement.

“Padre Acquisition Agreement” shall mean the Membership Interest Purchase Agreement, dated as of June 10, 2017 (as amended, supplemented or otherwise modified from time to time, including all exhibits and schedules attached thereto), among Borrower and the Padre Sellers.

“Padre Material Adverse Effect” shall mean a “Company Material Adverse Effect” (as defined in Padre Acquisition Agreement as in effect on June 10, 2017).

“Padre Sellers” shall mean W2007/ACEP Managers Voteco, LLC, a Delaware limited liability company, and W2007/ACEP Holdings, LLC, a Delaware limited liability company.

“Paid in Full” or “Payment in Full” and any other similar terms, expressions or phrases shall mean, at any time, (a) with respect to obligations other than the Obligations or the Secured Obligations (as defined in the Security Agreement), the payment in full of all of such obligations and (b) with respect to the Obligations or the Secured Obligations (as defined in the Security Agreement), the irrevocable termination of all Commitments, the payment in full in cash of all Obligations (except Unasserted Obligations), including principal, interest, fees, expenses, costs (including post-petition interest, fees, expenses, and costs even if such interest, fees, expenses and costs are not an allowed claim enforceable against any Credit Party in a bankruptcy case under applicable law) and premium (if any). For purposes of this definition, “Unasserted Obligations” shall mean, at any time, contingent indemnity obligations in respect of which no claim or demand for payment has been made at such time.

“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Pari Passu Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form of Exhibit S hereto or such other form as is reasonably acceptable to Administrative Agent.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, or any successor thereto.

“Pension Plan” shall mean an employee pension benefit plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to by any ERISA Entity or with respect to which any Company is reasonably likely to incur liability under Title IV of ERISA.

“Perfection Certificate” shall mean that certain Perfection Certificate, dated as of the Closing Date (the “Initial Perfection Certificate”), executed and delivered by Borrower on behalf of Borrower and each of the Guarantors existing on the initial Funding Date, and each other Perfection Certificate (which shall be substantially in the form of Exhibit N or such other form as is reasonably acceptable to Administrative Agent) executed and delivered by the applicable Credit Party from time to time, in each case, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with Section 9.04(h)(ii).

“Permits” has the meaning set forth in Section 8.15.

“Permitted Acquisition” shall mean any acquisition, whether by purchase, merger, consolidation or otherwise, by Borrower or any of its Restricted Subsidiaries of all or substantially all of the business, property or assets of, or of more than 50% of the Equity Interests in, a Person or any division or line of business of a Person so long as (a) immediately after a binding contract with respect thereto is entered into between Borrower or one of its Restricted Subsidiaries and the seller with respect thereto and after giving pro forma effect to such acquisition and related transactions, no Event of Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect thereto, Borrower shall be in compliance with Section 10.11, (c) in the case of a Permitted Acquisition consisting of a purchase or acquisition of the Equity Interests in any Person that does not become a Guarantor hereunder (except to the extent becoming a Guarantor is prohibited by applicable Gaming Laws) or of an acquisition by a Person that is not Borrower or a Guarantor (and does not become a Guarantor) hereunder, the consideration (excluding Equity Interests in Borrower) paid in all such Permitted Acquisitions shall not exceed an aggregate amount equal to the sum of (i) $42.0 million during the term of this Agreement plus (ii) the amounts available for Investments set forth in Section 10.04(k) and (d) with respect to a Permitted Acquisition in excess of $60.0 million, Borrower has delivered to Administrative Agent an Officer’s Certificate to the effect set forth in clauses (a), (b) and (c) above, together with all relevant financial information for the Person or assets to be acquired.

“Permitted Business” shall mean any business of the type in which Borrower and its Restricted Subsidiaries are engaged or proposed to be engaged on the date of this Agreement, or any business reasonably related, incidental or ancillary thereto (including assets or businesses complementary thereto).

“Permitted Business Assets” shall mean (a) one or more Permitted Businesses, (b) a controlling equity interest in any Person whose assets consist primarily of one or more Permitted Businesses, (c) assets that are used or useful in a Permitted Business or (d) any combination of the preceding clauses (a),

(b) and (c), in each case, as determined by Borrower’s Board of Directors or a Responsible Officer or other management of Borrower or the Restricted Subsidiary acquiring such assets, in each case, in its good faith judgment.

“Permitted Equity Issuance” shall mean any issuance of Equity Interests (other than Disqualified Capital Stock) by Borrower.

“Permitted Holder” shall mean (a) Mr. Blake Sartini, Mr. Lyle Berman and Mr. Neil Sell and, in each case, their immediate family members, lineal descendants, heirs, estates, trusts and entities related thereto, associated therewith or for the benefit thereof and (b) any Person with which one or more of the foregoing Persons set forth in clause (a) (such Persons described in clause, the “Group Investors”) form a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) so long as, in the case of this clause (b), the relevant Group Investors (taken as a whole) directly or indirectly beneficially own more than 50% of the relevant voting power of the issued and outstanding voting stock of Borrower owned by such “group”.

“Permitted Junior Debt Conditions” shall mean that such applicable debt (i) does not have a scheduled maturity date prior to the date that is 91 days after the Final Maturity Date then in effect at the time of issuance (excluding bridge facilities allowing extensions on customary terms to at least 91 days after such Final Maturity Date), (ii) does not have a Weighted Average Life to Maturity (excluding the effects of any prepayments of Term Loans reducing amortization) that is shorter than that of any outstanding Term Loans (excluding bridge facilities allowing extensions on customary terms to at least ninety-one (91) days after the Final Maturity Date), (iii) shall not have any scheduled principal payments or be subject to any mandatory redemption, prepayment, or sinking fund (except for customary change of control (and, in the case of convertible or exchangeable debt instruments, delisting) provisions (and, in the case of bridge facilities, customary mandatory redemptions or prepayments with proceeds of Permitted Refinancings thereof (which Permitted Refinancings would satisfy the Permitted Junior Debt Conditions) or Equity Issuances), and customary asset sale provisions and excess cash flow prepayment provisions that permit application of the applicable proceeds to the payment of the Obligations prior to application to such Junior Financing) due prior to the date that is ninety-one (91) days after the Final Maturity Date then in effect at the time of issuance (excluding bridge facilities allowing extensions on customary terms to at least ninety-one (91) days after such Final Maturity Date), (iv) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors and (v) has terms (excluding maturity, amortization, pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions) that are (as determined by Borrower in good faith) substantially identical to the terms of the Term B Facility Loans as existing on the date of incurrence of such Indebtedness except, to the extent such terms (x) at the option of Borrower (1) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by Borrower in good faith); provided that, if any financial maintenance covenant is added for the benefit of any such Indebtedness constituting term loans, such financial maintenance covenant shall also be applicable to the Term B Facility Loans (except to the extent such financial maintenance covenant applies only to periods after the Final Maturity Date), (2) with respect to any such Indebtedness that is unsecured, are customary for issuances of “high yield” securities; provided that, if any financial maintenance covenant is added for the benefit of any such Indebtedness, such financial maintenance covenant shall also be applicable to the Term B Facility Loans (except to the extent such financial maintenance covenant applies only to periods after the Final Maturity Date), or (3) are not materially more restrictive to Borrower (as determined by Borrower in good faith), when taken as a whole, than the terms of the Term B Facility Loans (except for covenants or other provisions applicable only to periods after the Final Maturity Date applicable to the Term B Facility Loans) (it being understood that any such Indebtedness may provide for the ability to participate (i) with respect to any borrowings, voluntary prepayments or voluntary commitment reductions, on a pro rata basis, greater than pro rata basis or less than pro rata basis with the applicable Loans or facility and (ii) with respect to any mandatory prepayments on a less than pro rata basis with the applicable Loans (and on a greater than pro rata basis with respect to prepayments of any such Indebtedness with the proceeds of permitted refinancing Indebtedness), or (y) are (1) added to the Term B Facility Loans, (2) applicable only after the Final Maturity Date or (3) otherwise reasonably satisfactory to Administrative Agent (it being understood that to the extent any financial maintenance covenant is added for the benefit of any such Indebtedness, no consent shall be required from Administrative Agent or any of the Lenders to the extent that such financial maintenance covenant (together with any related “equity cure” provisions) is also added for the benefit of any corresponding existing facility). For the avoidance of doubt, the usual and customary terms of convertible or exchangeable debt instruments issued in a registered offering or under Rule 144A of the Securities Act shall be deemed to be no more restrictive in any material respect to Borrower and its Restricted Subsidiaries than the terms set forth in this Agreement, so long as the terms of such instruments do not include any financial maintenance covenant.

“Permitted Liens” has the meaning set forth in Section 10.02.

“Permitted Refinancing” shall mean, with respect to any Indebtedness, any refinancing thereof; provided that: (a) no Default or Event of Default shall have occurred and be continuing or would arise therefrom; (b) any such refinancing Indebtedness shall (i) not have a stated maturity or, other than in the case of a revolving credit facility, a Weighted Average Life to Maturity that is shorter than that of the Indebtedness being refinanced (determined without giving effect to the impact of prepayments on amortization of term Indebtedness being refinanced), (ii) if the Indebtedness being refinanced is subordinated to the Obligations by its terms or by the terms of any agreement or instrument relating to such Indebtedness, be at least as subordinate to the Obligations as the Indebtedness being refinanced (and unsecured if the refinanced Indebtedness is unsecured) and (iii) be in a principal amount that does not exceed the principal amount so refinanced, plus, accrued interest, plus, any premium or other payment required to be paid in connection with such refinancing, plus, the amount of fees and expenses of Borrower or any of its Restricted Subsidiaries incurred in connection with such refinancing, plus, any unutilized commitments thereunder; and (c) the obligors on such refinancing Indebtedness shall be the obligors on such Indebtedness being refinanced; provided, however, that (i) the borrower of the refinancing indebtedness shall be Borrower or the borrower of the indebtedness being refinanced and (ii) any Credit Party shall be permitted to guarantee any such refinancing Indebtedness of any other Credit Party.

“Permitted Second Priority Refinancing Debt” shall mean secured Indebtedness incurred by Borrower (and Contingent Obligations of the Guarantors in respect thereof) in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (a) such Indebtedness is secured by the Collateral on a pari passu (or junior priority) basis to the liens securing the Obligations and is not secured by any property or assets of Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness (provided, that such Indebtedness may be secured by a Lien on the Collateral that is pari passu or junior to the Liens securing the Obligations, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness”) and (c) the holders of such Indebtedness (or their representative) shall be party to the Pari Passu Intercreditor Agreement with Administrative Agent.

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred by Borrower or its Restricted Subsidiaries in the form of one or more series of senior unsecured notes or loans; provided that such Indebtedness (a) constitutes Credit Agreement Refinancing Indebtedness and (b) meets the Permitted Junior Debt Conditions.

“Permitted Vessel Liens” shall mean maritime Liens on ships, barges or other vessels for damages arising out of a maritime tort, wages of a stevedore, when employed directly by a Person listed in 46 U.S.C. § 31341, crew’s wages, salvage and general average, whether now existing or hereafter arising and other maritime Liens which arise by operation of law during normal operations of such ships, barges or other vessels.

“Person” shall mean any individual, corporation, company, association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or any other entity.

“Pledged Collateral” shall mean the “Pledged Collateral” as defined in the Security Agreement.

“Pre-Opening Expenses” shall mean, with respect to any fiscal period, the amount of expenses (including Consolidated Interest Expense) incurred with respect to capital projects which are appropriately classified as “pre-opening expenses” on the applicable financial statements of Borrower and its Subsidiaries for such period.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by Credit Suisse as its prime rate in effect at its Principal Office; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The parties hereto acknowledge that the rate announced publicly by Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Principal Office” shall mean the principal office of Administrative Agent, located on the Closing Date at Eleven Madison Avenue, 9th Floor, New York, NY 10010, or such other office as may be designated in writing by Administrative Agent.

“Prior Mortgage Liens” shall mean, with respect to each Mortgaged Real Property, the Liens identified in Schedule B annexed to the applicable Mortgage as such Schedule B may be amended from time to time to the reasonable satisfaction of Administrative Agent.

“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.05.

“Proceeding” shall mean any claim, counterclaim, action, judgment, suit, hearing, governmental investigation, arbitration or proceeding, including by or before any Governmental Authority and whether judicial or administrative.

“Property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including all contract rights, income or revenue rights, real property interests, trademarks, trade names, equipment and proceeds of the foregoing and, with respect to any Person, Equity Interests or other ownership interests of any other Person.

“Public Lender” has the meaning set forth in Section 9.04.

“Purchase Money Obligation” shall mean, for any Person, the obligations of such Person in respect of Indebtedness incurred for the purpose of financing all or any part of the purchase price of any Property (including Equity Interests of any Person) or the cost of installation, construction or improvement of any property or assets and any refinancing thereof; provided, however, that such Indebtedness is incurred (except in the case of a refinancing) within 270 days after such acquisition of such Property or the incurrence of such costs by such Person.

“Qualified Capital Stock” shall mean, with respect to any Person, any Equity Interests of such Person which is not Disqualified Capital Stock.

“Qualified Contingent Obligation” shall mean Contingent Obligations permitted by Section 10.04 in respect of (a) Indebtedness of any Joint Venture in which Borrower or any of its Restricted Subsidiaries owns (directly or indirectly) at least 25% of the Equity Interest of such Joint Venture or (b) Indebtedness of casinos, “racinos”, full service casino resorts, non-gaming resorts, distributed gaming applications or taverns (and properties ancillary or related thereto (or owners of casinos, “racinos”, full service casino resorts, non-gaming resorts, distributed gaming applications or taverns)) with respect to which Borrower or any of its Restricted Subsidiaries has (directly or indirectly through Subsidiaries) entered into a management, development or similar contract and such contract remains in full force and effect at the time such Contingent Obligations are incurred.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligations, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying Investments” shall mean Investments made by Borrower and its Restricted Subsidiaries and either outstanding on the Closing Date or made after the Closing Date in accordance with Section 10.04 hereof.

“Quarter” shall mean each three month period ending on March 31, June 30, September 30 and December 31.

“Quarterly Dates” shall mean the last Business Day of each Quarter in each year, commencing with the last Business Day of the first full Quarter after the Closing Date.

“Ratio Debt” has the meaning set forth in Section 10.01(t).

“Ratio Debt Amount” shall mean, as of any date of determination:

(a) the Shared Fixed Incremental Amount; plus

(b) (x) in the case of Indebtedness incurred under Section 10.01(t) or an Incremental Commitment that serves to effectively extend the maturity of the Term Loans, the First Lien Term Loans and/or the First Lien Revolving Loans, an amount equal to the reductions in the Term Loans, the First Lien Term Loans and/or the First Lien Revolving Loans to be replaced with such Indebtedness, (y) in the case of any Indebtedness incurred under Section 10.01(t) or an Incremental Commitment that effectively replaces any Term Loan repaid under Section 2.11, 13.04(b) or 13.05(k), an amount equal to the portion of the relevant repaid Term Loans and (z) in the case of any Indebtedness incurred under Section 10.01(t) or an Incremental Commitment that effectively replaces any commitment under the First Lien Revolving Facility terminated, or any First Lien Term Loan repaid, under Section 2.11, 13.04(b), 13.04(h) or 13.05(k) of the First Lien Credit Agreement, an

amount equal to the portion of the relevant terminated commitments under the First Lien Revolving Facility or repaid First Lien Term Loans; plus

(c) the aggregate amount of any voluntary prepayment or repurchase of Term Loans, First Lien Term Loans or First Lien Revolving Loans (to the extent accompanied by a corresponding permanent reduction of the Revolving Commitments (as defined in the First Lien Credit Agreement)) to the extent the relevant prepayment or reduction (x) is not funded or effected with any long term Indebtedness and (y) does not include any prepayment that is funded with the proceeds of any Indebtedness incurred in reliance on clause (b) (or on clause (b) of the Incremental Loan Amount) (the amounts under clauses (b) and (c) together, the “Ratio Prepayment Amount”); minus the aggregate principal amount of all Incremental Commitments incurred or issued in reliance on the Incremental Prepayment Amount; plus

(d) an unlimited amount so long as, in the case of this clause (d), (i) if such Indebtedness is secured on a first lien basis, the Consolidated First Lien Net Leverage Ratio would not exceed 4.40:1.00, (ii) if such Indebtedness is secured on a pari passu basis with the Obligations, the Consolidated Total Secured Net Leverage Ratio would not exceed 5.60:1.00, and (iii) if such Indebtedness is unsecured, the Consolidated Total Net Leverage Ratio shall not exceed 5.60:1.00, in each case, calculated on a Pro Forma Basis after giving effect thereto, including the application of proceeds thereof, as of the last day of the most recently ended Test Period; provided that, for such purpose, (1) in the case of any revolving Indebtedness incurred in reliance on this clause (d), such calculation shall be made assuming a full drawing of such revolving Indebtedness and (2) such calculation shall be made without netting the cash proceeds of any such Indebtedness (this clause (d), the “Ratio Incurrence-Based Amount”).

It is understood and agreed that (I) Borrower may elect to use the Ratio Incurrence-Based Amount prior to the Shared Fixed Incremental Amount or the Ratio Prepayment Amount and regardless of whether there is capacity under the Shared Fixed Incremental Amount or the Ratio Prepayment Amount, and if the Shared Fixed Incremental Amount, the Ratio Prepayment Amount and the Ratio Incurrence-Based Amount are each available and Borrower does not make an election, Borrower will be deemed to have elected to use the Ratio Incurrence-Based Amount; and (II) any portion of any Indebtedness incurred in reliance on the Shared Fixed Incremental Amount or the Ratio Prepayment Amount shall be reclassified as incurred under the Ratio Incurrence-Based Amount as Borrower may elect from time to time if Borrower meets the applicable Consolidated First Lien Net Leverage Ratio, Consolidated Total Secured Net Leverage Ratio or Consolidated Total Net Leverage Ratio, as applicable, under the Ratio Incurrence-Based Amount at such time on a pro forma basis.

“Ratio Incurrence-Based Amount” has the meaning set forth in the definition of “Ratio Debt Amount”.

“Ratio Prepayment Amount” has the meaning set forth in the definition of “Ratio Debt Amount”.

“Real Property” shall mean, as to any Person, all the right, title and interest of such Person in and to land, improvements and appurtenant fixtures, including leaseholds (it being understood that for purposes of Schedule 8.23(a), Borrower shall not be required to describe such improvements and appurtenant fixtures in such Schedule).

“redeem” shall mean redeem, repurchase, repay, defease (covenant or legal), Discharge or otherwise acquire or retire for value; and “redemption” and “redeemed” have correlative meanings.

“refinance” shall mean refinance, renew, extend, exchange, replace, defease (covenant or legal) (with proceeds of Indebtedness), Discharge (with proceeds of Indebtedness) or refund (with proceeds of Indebtedness), in whole or in part, including successively; and “refinancing” and “refinanced” have correlative meanings.

“Refinancing Amendment” shall mean an amendment to this Agreement in form and substance reasonably satisfactory to Administrative Agent and Borrower executed by each of (a) Borrower, (b) Administrative Agent, (c) each additional Lender and each existing Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.15.

“Register” has the meaning set forth in Section 2.08(c).

“Regulation D” shall mean Regulation D (12 C.F.R. Part 204) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T (12 C.F.R. Part 220) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U (12 C.F.R. Part 221) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X (12 C.F.R. Part 224) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Indemnified Person” has the meaning set forth in Section 13.03(b).

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment or within, from or into any building, structure, facility or fixture.

“Removal Effective Date” has the meaning set forth in Section 12.06(b).

“Replaced Lender” has the meaning set forth in Section 2.11(a).

“Replacement Lender” has the meaning set forth in Section 2.11(a).

“Replacement Vessel” shall mean the replacement of any existing Mortgaged Vessel with a vessel, ship, riverboat, barge or improvement on real property, whether such vessel, riverboat, barge or improvement is acquired or constructed and whether or not such vessel, ship, riverboat, barge or improvement is temporarily or permanently moored or affixed to any real property.

“Repricing Transaction” shall mean (i) the incurrence by Borrower of a new tranche of replacement term loans under this Agreement (including by way of conversion of Term B Facility Loans into any such new tranche of replacement term loans) (x) having an All-In Yield for the respective Type of such replacement term loan that is less than the All-In Yield for Term B Facility Loans of the respective Type (excluding any such loans incurred in connection with a Change of Control or a Significant Acquisition and any such loan that is not made for the primary purposes of reducing overall yield) and (y) the proceeds of which are used to repay, in whole or in part, principal of outstanding Term B Facility Loans (it being understood that a conversion of Term B Facility Loans into any such new tranche of replacement term loans shall constitute a repayment of principal of outstanding Term B Facility Loans), (ii) any amendment, waiver or other modification to this Agreement the primary purpose of which would have the effect of reducing the All-In Yield for Term B Facility Loans, excluding any such amendment, waiver or modification entered into in connection with a Change of Control or a Significant Acquisition and/or (iii) the incurrence by Borrower or any of its Subsidiaries of (x) any Incremental Term Loans, (y) any other term loans (which, for the avoidance of doubt, does not include bonds) other than under this Agreement or (z) any other bank debt other than under this Agreement (such other term loans referred to in clause (y) above in this clause (iii) and such other bank debt referred to in clause (z) above in this clause (iii) are individually referred to as “Other Debt”), the proceeds of which are used in whole or in part to prepay outstanding Term B Facility Loans (except to the extent any such Incremental Term Loans or Other Debt is incurred in connection with a Change of Control or a Significant Acquisition or such Incremental Term Loans or Other Debt are not incurred for the primary purposes of reducing overall yield) if such Incremental Term Loans or Other Debt has an All-In Yield for the respective Type of such replacement term loan that is less than the All-In Yield for Term B Facility Loans at the time of the prepayment thereof. Any such determination by Administrative Agent as contemplated by preceding clauses (i)(x), (ii) and (iii) shall be conclusive and binding on all Lenders holding or Term B Facility Loans.

“Required Lenders” shall mean, as of any date of determination: (a) prior to the Closing Date, Lenders holding more than 50% of the aggregate amount of the Commitments; and (b) thereafter, Non-Defaulting Lenders the sum of whose outstanding Term Loans and unutilized Term Loan Commitments then outstanding represents more than 50% of the aggregate sum (without duplication) of all outstanding Term Loans of all Non-Defaulting Lenders and all unutilized Term Loan Commitments of all Non-Defaulting Lenders.

“Required Tranche Lenders” shall mean: (a) with respect to Lenders having Term B Facility Loans, Term B Facility Commitments or Incremental Term B Loan Commitments, Non-Defaulting Lenders having more than 50% of the aggregate sum of the Term B Facility Loans, unutilized Term B Facility Commitments and unutilized Incremental Term B Loan Commitments of Non-Defaulting Lenders then outstanding; (b) for each New Term Loan Facility, if applicable, with respect to Lenders having New Term Loans or New Term Loan Commitments, in each case, in respect of such New Term Loan Facility, Non-Defaulting Lenders having more than 50% of the aggregate sum of such New Term Loans and unutilized New Term Loan Commitments of Non-Defaulting Lenders then outstanding; (c) for each Extension Tranche, if applicable, with respect to Lenders having Extended Term Loans or commitments in respect of Extended Term Loans, in each case, in respect of such Extension Tranche, Non-Defaulting Lenders having more than 50% of the aggregate sum of such Extended Term Loans and commitments in respect thereof, as applicable, of Non-Defaulting Lenders then outstanding; and (d) for each Tranche of Other Term Loans, Non-Defaulting Lenders having more than 50% of the aggregate sum of such Other Term Loans and unutilized Other Term Loan Commitments of Non-Defaulting Lenders then outstanding.

“Requirement of Law” shall mean, as to any Person, any Law or determination of an arbitrator or any Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Resignation Effective Date” has the meaning set forth in Section 12.06(a).

“Response Action” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment, (ii) prevent the Release or threatened Release, or minimize the further Release, of any Hazardous Material or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.

“Responsible Officer” shall mean (i) the chief executive officer of Borrower, the president of Borrower (if not the chief executive officer), any senior or executive vice president of Borrower, the chief financial officer, the chief accounting officer or treasurer of Borrower or, with respect to financial matters, the chief financial officer, the chief accounting officer, senior financial officer or treasurer of Borrower and (ii) as to any document delivered by a Subsidiary, any Person authorized by all necessary corporate, limited liability company and/or other action of such Subsidiary to act on behalf of such Subsidiary.

“Restricted Amount” has the meaning set forth in Section 2.10(a).

“Restricted Payment” shall mean dividends (in cash, Property or obligations) on, or other payments or distributions (including return of capital) on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement, defeasance, termination, repurchase or other acquisition of, any Equity Interests or Equity Rights (other than any payment made relating to any Transfer Agreement) in Borrower or any of its Restricted Subsidiaries, but excluding dividends, payments or distributions paid through the issuance of additional shares of Qualified Capital Stock and any redemption, retirement or exchange of any Qualified Capital Stock in Borrower or such Restricted Subsidiary through, or with the proceeds of, the issuance of Qualified Capital Stock in Borrower or any of its Restricted Subsidiaries; provided that any Qualified Capital Stock so issued is pledged to Collateral Agent to secure the Obligations in accordance with the Collateral Documents.

“Restricted Subsidiaries” shall mean all existing and future Subsidiaries of Borrower other than the Unrestricted Subsidiaries.

“Reverse Trigger Event” shall mean the transfer of Equity Interests of any Restricted Subsidiary or any Gaming Facility from trust or other similar arrangement to Borrower or any of its Restricted Subsidiaries from time to time.

“Revocation” has the meaning set forth in Section 9.12(b).

“Rocky Gap Property” shall mean that certain property leased by Evitts Resort, LLC, a Maryland limited liability company, pursuant to that certain Amended and Restated Ground Lease, dated August 3, 2012 (as amended, modified or supplemented from time to time), with the State of Maryland, to the use of the Department of Natural Resources, for real property located in Allegany County, Maryland consisting of approximately 268 acres generally located at 16701 Lakeview Road NE, Flintstone, Maryland 21530.

“Route Agreement” shall mean any written agreement entered into by Borrower or any Restricted Subsidiary with another Person providing for the right to install, maintain and operate slot machines, video poker machines or other approved electronic gaming devices at premises owned or operated by such Person.

“S&P” shall mean Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, or any successor thereto.

“Sanction(s)” shall mean all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom or (c) other relevant sanctions authority.

“Sanctioned Country” shall mean, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“SEC” shall mean the Securities and Exchange Commission of the United States or any successor thereto.

“Section 9.04 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.04(a) or (b), together with the accompanying certificate of a Responsible Officer of Borrower delivered, or required to be delivered, pursuant to Section 9.04(c).

“Secured Parties” shall mean the Agents and the Lenders.

“Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations of the SEC promulgated thereunder.

“Security Agreement” shall mean a security agreement substantially in the form of Exhibit H among the Credit Parties and Collateral Agent, as the same may be amended in accordance with the terms thereof and hereof.

“Security Documents” shall mean the Security Agreement, the Custodian Agreement, the Mortgages, the Ship Mortgages and each other security document or pledge agreement, instrument or other document required by applicable local law or otherwise executed and delivered by a Credit Party to grant or perfect a security interest in any Property acquired or developed that is of the kind and nature that would constitute Collateral on the Closing Date, and any other document, agreement or instrument utilized to pledge or grant as collateral (or perfect any Lien thereon) for the Obligations any Property of whatever kind or nature.

“Shared Fixed Incremental Amount” shall mean, as of any date of determination, (a) the greater of (i) $170,000,000 and (ii) 100% of Consolidated EBITDA calculated at the time of determination on a Pro Forma Basis as of the most recently ended Test Period minus (b)(i) the aggregate principal amount of all Incremental Commitments incurred or issued in reliance on the Shared Fixed Incremental Amount, (ii) the aggregate principal amount of all Indebtedness incurred or issued in reliance on Section 10.01(t) in reliance on the Shared Fixed Incremental Amount, (iii) the aggregate principal amount of all “Incremental Commitments” (as defined in the First Lien Credit Agreement) incurred or issued in reliance on the “Shared Fixed Incremental Amount” (as defined in the First Lien Credit Agreement) and (iv) the aggregate principal amount of all Indebtedness incurred or issued in reliance on Section 10.01(t) of the First Lien Credit Agreement in reliance on the “Shared Fixed Incremental Amount” (as defined in the First Lien Credit Agreement).

“Ship Mortgage” shall mean a Ship Mortgage in form reasonably acceptable to Administrative Agent and Borrower made by the applicable Credit Parties in favor of Collateral Agent for the benefit of the Secured Parties, as the same may be amended in accordance with the terms thereof and hereof, or such other agreements reasonably acceptable to Collateral Agent as shall be necessary to comply with applicable Requirements of Law and effective to grant in favor of Collateral Agent for the benefit of the Secured Parties a first preferred mortgage on the Mortgaged Vessel covered thereby, subject only to Permitted Liens.

“Significant Acquisitions” shall mean acquisitions that, individually or in the aggregate, (a) are not permitted by the Credit Documents immediately prior to the consummation of such acquisitions, or (b) would result in Consolidated EBITDA, determined on a Pro Forma Basis after giving effect to such acquisitions, being equal to or greater than 135% of Consolidated EBITDA immediately prior to the consummation of such acquisitions.

“Solvent” and “Solvency” shall mean, for any Person on a particular date, that on such date (a) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts and liabilities beyond such Person’s ability to pay as such debts and liabilities mature, (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute an unreasonably small capital and (e) such Person is able to pay its debts as they become due and payable. For purposes of this definition, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability, without duplication.

“Specified 10.04(k) Investment Returns” shall mean the amounts received by Borrower and its Restricted Subsidiaries with respect to Investments made pursuant to Section 10.04(k) (including with respect to contracts related to such Investments and including principal, dividends, interest, distributions, sale proceeds, payments under contracts relating to such Investments, repayments or other amounts) that are designated by Borrower as Specified 10.04(k) Investment Returns in the Compliance Certificate delivered to Administrative Agent in respect of the fiscal quarter (or fiscal year) in which such amounts were received.

“Specified Land” shall mean the land specified on Schedule 10.04(aa), which land is immaterial to Borrower’s gaming operations (as reasonably determined by Borrower).

“Specified Representations” mean the representations and warranties of the Loan Parties set forth in Sections 8.01(a)(i) (but only with respect to Credit Parties), 8.04(a)(i)(x), 8.05 (but only as it relates to the Credit Documents), 8.09, 8.11(b), 8.14 (but only as it relates to security interests that may be perfected through the filing of UCC financing statements, filing of intellectual property security agreements with the United States Patent and Trademark Office or United States Copyright Office or delivery of stock or equivalent certificates representing Equity Interests in material Subsidiaries that are not Foreign Subsidiaries (other than Equity Interests in any such Subsidiaries for which prior approval of Liens is required under applicable Gaming Laws but has not been obtained) (and in the case of such stock or equivalent certificates, only to the extent received from Padre Sellers after Borrower’s commercially reasonable efforts))), 8.17 and 8.27 (as it relates to the use of proceeds of the Loans on the Closing Date).

“Specified Transaction” shall mean (a) any incurrence or repayment of Indebtedness (other than for working capital purposes or under a revolving facility), (b) any Investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, (c) any Permitted Acquisition or other Acquisition, (d) any Asset Sale or designation of a Restricted Subsidiary that results in a Restricted Subsidiary ceasing to be a Restricted Subsidiary of Borrower or redesignation of an Unrestricted Subsidiary that results in an Unrestricted Subsidiary becoming a Restricted Subsidiary and (e) any Acquisition or Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which Administrative Agent is subject with respect to the LIBO Base Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Subsidiary” shall mean, at any time of determination, a Subsidiary that (i) is an Immaterial Subsidiary, (ii) its Consolidated EBITDA for the then most recently ended Test Period is not in excess of 2.5% of the Consolidated EBITDA of Borrower and its Restricted Subsidiaries or (iii) its Consolidated Total Assets as of the last day of the then most recently ended Test Period is not in excess of 2.5% of the Consolidated Total Assets of Borrower and its Restricted Subsidiaries on a consolidated basis.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

“Swap Contract” shall mean any agreement entered into in the ordinary course of business (as a bona fide hedge and not for speculative purposes) (including any master agreement and any schedule or agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, swap option, currency option or any other similar agreement (including any option to enter into any of the foregoing) and is designed to protect any Company against fluctuations in interest rates, currency exchange rates, commodity prices, or similar risks (including any Interest Rate Protection Agreement). For the avoidance of doubt, the term “Swap Contract” includes, without limitation, any call options, warrants and capped calls entered into as part of, or in connection with, an issuance of convertible or exchangeable debt by Borrower or its Restricted Subsidiaries.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Provider” shall mean any Person that is a party to a Swap Contract with Borrower and/or any of its Restricted Subsidiaries if such Person was, at the date of entering into such Swap Contract, a Lender or Agent or Affiliate of a Lender or Agent, and such Person executes and delivers to Administrative Agent a letter agreement in form and substance reasonably acceptable to Administrative Agent pursuant to which such Person (a) appoints Collateral Agent as its agent under the applicable Credit Documents and (b) agrees to be bound by the provisions of Section 12.03.

“Taking” shall mean a taking or voluntary conveyance during the term of this Agreement of all or part of any Mortgaged Real Property or Mortgaged Vessel, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority affecting any Mortgaged Real Property or Mortgaged Vessel or any portion thereof, whether or not the same shall have actually been commenced.

“Tax Returns” has the meaning set forth in Section 8.08.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term B Facility” shall mean the credit facility comprising the Term B Facility Commitments, any Incremental Term B Loan Commitments and the Term B Facility Loans.

“Term B Facility Commitment” shall mean, for each Term B Facility Lender, the obligation of such Lender, if any, to make a Term B Facility Loan to Borrower on the Closing Date in a principal amount not to exceed the amount set forth opposite such Lender’s name under the heading “Term B Facility Commitment” on Annex A, or in the Assignment Agreement pursuant to which such Lender assumed its Term B Facility Commitment, as applicable, as the same may be (i) changed pursuant to Section 13.05(b) or (ii) reduced or terminated from time to time pursuant to Section 2.04 or Section 11.01. The aggregate principal amount of the Term B Facility Commitments of all Term B Facility Lenders on the Closing Date is $200.0 million.

“Term B Facility Lender” shall mean (a) on the Closing Date, the Lenders having Term B Facility Commitments on Annex A hereof and (b) thereafter, the Lenders from time to time holding any

Incremental Term B Loan Commitments and/or Term B Facility Loans, as the case may be, after giving effect to any assignments thereof permitted by Section 13.05(b).

“Term B Facility Loans” shall mean (a) the term loans made pursuant to Section 2.01(a) and (b) term loans made pursuant to any Incremental Term B Loan Commitments.

“Term B Facility Maturity Date” shall mean the date that is the eighth anniversary of the Closing Date.

“Term B Facility Notes” shall mean the promissory notes substantially in the form of Exhibit A-2.

“Term Facilities” shall mean, collectively, the credit facilities comprising the Term B Facility, any New Term Loan Facilities, the credit facilities comprising the Extended Term Loans, if any, and the credit facilities comprising Other Term Loans, if any.

“Term Loan Commitments” shall mean, collectively, (a) the Term B Facility Commitments, (b) any Incremental Term Loan Commitments and (c) any Other Term Loan Commitments.

“Term Loan Extension Request” shall have the meaning provided in Section 2.13(a).

“Term Loan Notes” shall mean, collectively, the Term B Facility Notes and any New Term Loan Notes.

“Term Loans” shall mean, collectively, the Term B Facility Loans, any Extended Term Loans, any Other Term Loans and any New Term Loans.

“Test Period” shall mean, for any date of determination, the period of the four most recently ended consecutive fiscal quarters of Borrower and its Restricted Subsidiaries for which quarterly or annual financial statements have been delivered or are required to have been delivered to Administrative Agent or have been filed with the SEC.

“Trade Date” shall have the meaning provided in Section 13.05(k)(i).

“Tranche” shall mean (i) when used with respect to the Lenders, each of the following classes of Lenders: (a) Lenders having Term B Facility Loans or Term B Facility Commitments and Incremental Term B Loan Commitments and (b) Lenders having such other Tranche of Term Loans or Term Loan Commitments created pursuant to an Extension Amendment, Incremental Joinder Agreement or Refinancing Amendment, and (ii) when used with respect to Loans or Commitments, each of the following classes of Loans or Commitments: (a) Term B Facility Loans or Term B Facility Commitments and Incremental Term B Loan Commitments and (b) such other Tranche of Term Loans or Term Loan Commitments created pursuant to an Extension Amendment, Incremental Joinder Agreement or Refinancing Amendment.

“Transactions” shall mean, collectively, (a) the Closing Date Refinancing, (b) the consummation of the Padre Acquisition and the other transactions contemplated by the Padre Acquisition Agreement, (c) the entering into of this Agreement and the other Credit Documents and the borrowings hereunder on the Closing Date, (D) the entering into of the Second Lien Credit Agreement and the other Second Lien Credit Documents and the borrowings thereunder on the Closing Date and (e) the payment of fees and expenses in connection with the foregoing.

“Transfer Agreement” shall mean any trust or similar arrangement required by any Gaming Authority from time to time with respect to the Equity Interests of any Restricted Subsidiary (or any Person that was a Restricted Subsidiary) or any Gaming Facility.

“Trigger Event” shall mean the transfer of shares of Equity Interests of any Restricted Subsidiary or any Gaming Facility into trust or other similar arrangement required by any Gaming Authority from time to time.

“Type” has the meaning set forth in Section 1.03.

“U.S. Person” shall mean a “United States person” as defined in Section 7701(a)(30) of the Code.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the applicable state or other jurisdiction.

“United States” shall mean the United States of America.

“Unrestricted Cash” shall mean, as of any date of determination, the greater of (a) (i) unrestricted cash and Cash Equivalents of Borrower and its Restricted Subsidiaries (regardless of whether held in a Collateral Account) plus (ii) cash and Cash Equivalents of Borrower and its Restricted Subsidiaries that are restricted in favor of the Obligations (which may include cash and Cash Equivalents securing other Indebtedness secured by a Lien on the Collateral) minus (iii) $40 million and (b) zero.

“Unrestricted Subsidiaries” shall mean (a) as of the Closing Date, the Subsidiaries listed on Schedule 8.12(c), (b) any Subsidiary of Borrower designated as an “Unrestricted Subsidiary” pursuant to and in compliance with Section 9.12 and (c) any Subsidiary of an Unrestricted Subsidiary (in each case, unless such Subsidiary is no longer a Subsidiary of Borrower or is subsequently designated as a Restricted Subsidiary pursuant to this Agreement); provided that, each Unrestricted Subsidiary under this Agreement shall also have been designated as an Unrestricted Subsidiary under the Second Lien Credit Agreement.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.06(b)(ii).

“Venue Documents” has the meaning set forth in Section 10.05(o).

“Venue Easements” has the meaning set forth in Section 10.05(o).

“Vessel” shall mean a gaming vessel, barge or riverboat and the fixtures and equipment located thereon.

“Voting Stock” shall mean, with respect to any Person, the Equity Interests, participations, rights in, or other equivalents of, such Equity Interests, and any and all rights, warrants or options exchangeable for or convertible into such Equity Interests of such Person, in each case, that ordinarily has voting power for the election of directors (or Persons performing similar functions) of such Person, whether at all times or only as long as no senior class of Equity Interests has such voting power by reason of any contingency.

“Weighted Average Life to Maturity” shall mean, on any date and with respect to the aggregate amount of any Indebtedness (or any applicable portion thereof), an amount equal to (a) the scheduled repayments of such Indebtedness to be made after such date, multiplied by the number of days from such date to the date of such scheduled repayments divided by (b) the aggregate principal amount of such Indebtedness.

“Wholly Owned Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares or nominee shares required under applicable law) are directly or indirectly owned or controlled by such Person and/or one or more Wholly Owned Subsidiaries of such Person. Unless the context clearly requires otherwise, all references to any Wholly Owned Subsidiary shall mean a Wholly Owned Subsidiary of Borrower.

“Withdrawal Liability” shall mean liability by an ERISA Entity to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Working Capital” shall mean, for any Person at any date, the amount (which may be a negative number) of the Consolidated Current Assets of such Person minus the Consolidated Current Liabilities of such Person at such date; provided that, for purposes of calculating Working Capital, increases or decreases in Working Capital shall be calculated without regard to any changes in Consolidated Current Assets or Consolidated Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (b) the effects of purchase accounting or (c) the impact of non-cash items on Consolidated Current Assets and Consolidated Current Liabilities. For purposes of calculating Working Capital (i) for any period in which a Permitted Acquisition or other Acquisition, or the opening of a Development Project or Expansion Capital Expenditure, occurs (other than with respect to any Unrestricted Subsidiary) or any Unrestricted Subsidiary is revoked and converted into a Restricted Subsidiary, the “consolidated current assets” and “consolidated current liabilities” of any Person, property, business or asset so acquired, of any Person that owns or leases such Development Project or Expansion Capital Expenditure (to the extent related to such Development Project or Expansion Capital Expenditure), or of any Unrestricted Subsidiary so revoked, as the case may be (determined on a basis consistent with the corresponding definitions herein, with appropriate reference changes) shall be excluded and (ii) for any period in which any Person, property, business or asset (other than an Unrestricted Subsidiary) is sold, transferred or otherwise disposed of, closed or classified as discontinued operations by Borrower or any Restricted Subsidiary or any Restricted Subsidiary is designated as an Unrestricted Subsidiary, the “consolidated current assets” and “consolidated current liabilities” of any Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified as discontinued operations or Restricted Subsidiary so designated, as the case may be (determined on a basis consistent with the corresponding definitions herein, with appropriate reference changes) shall be excluded.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Accounting Terms and Determinations. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters (including financial covenants) shall be made in accordance with GAAP as in effect on the Closing Date consistently applied for all applicable periods, and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and Borrower notifies Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Administrative Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and Borrower, Administrative Agent or the Required Lenders shall so request, Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders, not to be unreasonably withheld).

SECTION 1.03. Classes and Types of Loans. Loans hereunder are distinguished by “Class” and by “Type.” The “Class” of a Loan (or of a Commitment to make a Loan) refers to whether such Loan is Term B Facility Loan, a New Term Loan of any particular Tranche, or a Term Loan of any particular Tranche of Term Loans created pursuant to an Extension Amendment or a Refinancing Amendment, each of which constitutes a Class. The “Type” of a Loan refers to whether such Loan is an ABR Loan or a LIBOR Loan, each of which constitutes a Type. Loans may be identified by both Class and Type.

SECTION 1.04. Rules of Construction.

(a) In each Credit Document, unless the context clearly requires otherwise (or such other Credit Document clearly provides otherwise), references to (i) the plural include the singular, the singular include the plural and the part include the whole; (ii) Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; (iii) statutes and regulations include any amendments, supplements or modifications of the same from time to time and any successor statutes and regulations; (iv) unless otherwise expressly provided, any reference to any action of any Secured Party by way of consent, approval or waiver shall be deemed modified by the phrase “in its/their reasonable discretion”; (v) time shall be a reference to time of day in New York, New York; (vi) Obligations shall not be deemed “outstanding” if such Obligations have been Paid in Full; and (vii) except as expressly provided in any Credit Document any item required to be delivered or performed on a day that is not a Business Day shall not be required until the next succeeding Business Day.

(b) In each Credit Document, unless the context clearly requires otherwise (or such other Credit Document clearly provides otherwise), (i) “amend” shall mean “amend, restate, amend and restate, supplement or modify”; and “amended,” “amending” and “amendment” shall have meanings correlative to the foregoing; (ii) in the computation of periods of time from a specified date to a later specified date, “from” shall mean “from and including”; “to” and “until” shall mean “to but excluding”; and “through” shall mean “to and including”; (iii) “hereof,” “herein” and “hereunder” (and similar terms) in any Credit Document refer to such Credit Document as a whole and not to any particular provision of such Credit Document; (iv) “including” (and similar terms) shall mean “including without limitation” (and similarly for similar terms); (v) “or” has the inclusive meaning represented by the phrase “and/or”; (vi) references to “the date hereof” shall mean the date first set forth above; (vii) “asset” and “property” shall have the same meaning and effect and refer to all Property; and (viii) a “fiscal year” or a “fiscal quarter” is a reference to a fiscal year or fiscal quarter of Borrower.

(c) In this Agreement unless the context clearly requires otherwise, any reference to (i) an Annex, Exhibit or Schedule is to an Annex, Exhibit or Schedule, as the case may be, attached to this

Agreement and constituting a part hereof, and (ii) a Section or other subdivision is to a Section or such other subdivision of this Agreement.

(d) Unless otherwise expressly provided herein, (i) references to Organizational Documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, amendments and restatements, extensions, supplements, reaffirmations and other modifications thereto, but only to the extent that such amendments, restatements, amendments and restatements, extensions, supplements, reaffirmations and other modifications are permitted by the Credit Documents; (ii) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law, and (iii) for the avoidance of doubt, any reference herein to “the date hereof” or words of similar import shall refer to the date that the Credit Agreement was initially entered into (October 20, 2017).

(e) This Agreement and the other Credit Documents are the result of negotiations among and have been reviewed by counsel to Agents, Borrower and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or Agents merely because of Agents’ or the Lenders’ involvement in their preparation.

SECTION 1.05. Pro Forma Calculations.

(a) Notwithstanding anything to the contrary herein, the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio and the Consolidated First Lien Net Leverage Ratio shall be calculated in the manner prescribed by this Section 1.05.

(b) For purposes of calculating the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio and the Consolidated First Lien Net Leverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period and (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If, since the beginning of any applicable Test Period, any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.05, then the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio and the Consolidated First Lien Net Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.05.

(c) Whenever pro forma effect is to be given to the Transactions or a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of Borrower and include, for the avoidance of doubt, the amount of cost savings, operating expense reductions, other operating improvements and synergies projected by Borrower in good faith to be realized as a result of specified actions taken or with respect to which steps have been initiated, or are reasonably expected to be initiated, within eighteen (18) months of the Closing Date, in the case of the Transactions, and in the case of any other Specified Transaction, within eighteen (18) months of the closing date of such Specified Transaction (in the good faith determination of Borrower) (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized during the entirety of the applicable period), net of the amount of actual benefits realized during such period from such actions; provided that, with respect to any such cost savings, operating expense reductions, other operating improvements and synergies, the limitations and requirements set forth in clause (c) of the definition of Consolidated EBITDA (other than the requirement set forth in clause (c) of Consolidated EBITDA that steps have been initiated or taken) shall apply; provided, further, that the aggregate amount of additions made to Consolidated EBITDA for any Test Period pursuant to this clause (c) and clause (c) of the definition of “Consolidated EBITDA” shall not (i) exceed 20.0% of Consolidated EBITDA for such Test Period (after giving effect to this clause (c) and clause (c) of the definition of “Consolidated EBITDA”) or (ii) be duplicative of one another.

(d) In the event that Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, prepayment, retirement, exchange or extinguishment) any Indebtedness included in the calculations of the Consolidated Total Net Leverage Ratio, the Consolidated First Lien Net Leverage Ratio and the Consolidated Total Secured Net Leverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility without a corresponding permanent reduction in the commitments with respect thereto), (i) during the applicable Test Period and/or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Consolidated Total Net Leverage Ratio, the Consolidated First Lien Net Leverage Ratio and the Consolidated Total Secured Net Leverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period. Interest on a Capital Lease shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Borrower to be the rate of interest implicit in such Capital Lease in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a London interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as Borrower may designate.

SECTION 1.06. Collateral. With respect to any Collateral, until the Discharge of Senior Obligations (as defined in the First Lien/Second Lien Intercreditor Agreement), any obligation of the Credit Parties hereunder or under any other Credit Document with respect to the delivery, transfer or control of any Collateral, the notation of any lien, security interest or pledge on any certificate of title, bill of lading, share register or other document or record, or the giving of any notice to any bailee or other Person shall be deemed to be satisfied if such Credit Party complies with the requirements of the similar provision of the applicable Senior Debt Documents (as defined in the First Lien/Second Lien Intercreditor Agreement). Until the Discharge of Senior Obligations (as defined in the First Lien/Second Lien Intercreditor Agreement), the delivery or transfer of any possessory Collateral to, or the control of any Collateral by, the Senior Representative (as defined in the First Lien/Second Lien Intercreditor Agreement) pursuant to the Senior Debt Documents (as defined in the First Lien/Second Lien Intercreditor Agreement) shall satisfy any delivery, transfer or control requirement hereunder or under any other Credit Document.

SECTION 1.07. Limited Condition Transactions. For purposes of (i) determining compliance with any provision of this Agreement or any other Credit Document which requires the calculation of the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio or the Consolidated First Lien Net Leverage Ratio, (ii) determining compliance with representations, warranties, Defaults or Events of Default or (iii) testing availability under baskets set forth in this Agreement or any other Credit Document (including baskets measured as a percentage of Consolidated EBITDA or of Consolidated Total Assets), in each case, in connection with a Limited Condition Transaction (a “Limited Condition Transaction” shall be defined as any Permitted Acquisition or other acquisition not prohibited hereunder (including repayment of Indebtedness of the

Person acquired, or that is secured by the assets acquired, in such Permitted Acquisition or other acquisition), permitted Investment or unconditional repayment or redemption of, or offer to purchase, any Indebtedness, and, in each case, the incurrence of Indebtedness in connection therewith), at the option of Borrower (Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted under this Agreement and the other Credit Documents shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (or, with respect to the incurrence of Indebtedness, the Limited Condition Transaction for which the proceeds will be used) (the “LCT Test Date”), and if, after giving effect on a Pro Forma Basis to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, Borrower could have taken such action on the relevant LCT Test Date in compliance with such representation, warranty, ratio or basket, such representation, warranty, ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of Borrower or the Person subject to such Limited Condition Transaction) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of ratios or baskets on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated (a) on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (b) in the case of any such ratio or basket related to Restricted Payments or prepayments of Other Junior Indebtedness, without giving effect to such Limited Condition Transaction and other transactions in connection therewith. Notwithstanding the foregoing, the amount of (i) any Incremental Commitments that may be incurred under the Incremental Incurrence-Based Amount and (ii) any Indebtedness that may be incurred under the Ratio Incurrence-Based Amount, in each case, determined at the time of signing of definitive documentation with respect to, or giving of notice with respect to, a Limited Condition Transaction may be recalculated, at the option of Borrower, at the time of funding.

SECTION 1.08. Ratio Calculations; Negative Covenant Reclassification.

(a) With respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of any Credit Document that does not require compliance with a financial ratio or test (including the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio and/or the Consolidated First Lien Net Leverage Ratio, whether or not specifically required to be determined on a Pro Forma Basis) (any such amounts (which will include any related “grower” component, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of such Credit Document that requires compliance with a financial ratio or test (including the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio and/or the Consolidated First Lien Net Leverage Ratio, whether or not specifically required to be determined on a Pro Forma Basis) which may include any “builder” or “grower” amount (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to such Incurrence-Based Amounts. For the avoidance of doubt, all Indebtedness substantially contemporaneously incurred will be included for purposes of determining compliance with incurrence-

based ratio tests outside of the debt and liens covenants. For example, if Borrower incurs Indebtedness under clause (a), (b) or (c) of the definition of “Incremental Loan Amount” on the same date that it incurs Indebtedness under clause (d) of the definition of “Incremental Loan Amount”, then the Consolidated First Lien Net Leverage Ratio and any other applicable ratio will be calculated with respect to such incurrence under clause (d) of the definition of “Incremental Loan Amount” without regard to any incurrence of Indebtedness under clause (a), (b) or (d) of the definition of “Incremental Loan Amount”. If Borrower or its Restricted Subsidiaries enters into any revolving, delayed draw or other committed debt facility, Borrower may elect to determine compliance of such debt facility (including the incurrence of Indebtedness and Liens from time to time in connection therewith) with this Agreement and each other Credit Document on the date definitive loan documents with respect thereto are executed by all parties thereto, assuming the full amount of such facility is incurred (and any applicable Liens are granted) on such date, in lieu of determining such compliance on any subsequent date (including any date on which Indebtedness is incurred pursuant to such facility).

(b) Notwithstanding anything in this Agreement or any other Credit Document to the contrary, (i) unless specifically stated otherwise herein, any carve-out, basket, exclusion or exception to any affirmative, negative or other covenant in this Agreement or the other Credit Documents may be used together by any Credit Party and its Subsidiaries without limitation for any purpose not prohibited hereby, and (ii) any action or event permitted by this Agreement or the other Credit Documents need not be permitted solely by reference to one provision permitting such action or event but may be permitted in part by one such provision and in part by one or more other provisions of this Agreement and the other Credit Documents. For purposes of determining compliance with Article X, in the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Asset Sale, disposition, fundamental change, Restricted Payment, Affiliate transaction, contractual requirement or payment or prepayment of Indebtedness meets the criteria of one, or more than one, of the “baskets” or categories of transactions then permitted pursuant to any clause or subsection of Article X, such transaction (or any portion thereof) at any time shall be permitted under one or more of such “baskets” or categories at the time of such transaction or any later time from time to time, in each case, as determined by Borrower in its sole discretion at such time and thereafter may be reclassified or divided (as if incurred at such later time) by Borrower in any manner not expressly prohibited by this Agreement, and such Lien, Investment, Indebtedness, Asset Sale, disposition, fundamental change, Restricted Payment, Affiliate transaction, contractual requirement or payment or prepayment of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such “basket” or category of transactions or “baskets” or categories of transactions (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens, Investments, Indebtedness, Asset Sales, dispositions, fundamental changes, Restricted Payments, Affiliate transactions, contractual requirements or payments or prepayments of Indebtedness, as applicable, that may be incurred pursuant to any other “basket” or category of transactions.

ARTICLE II.

CREDITS

SECTION 2.01. Loans.

(a) Term B Facility Loans. Each Lender with a Term B Facility Commitment agrees, severally and not jointly, on the terms and conditions of this Agreement, to make a Term B Facility Loan to Borrower in Dollars on the Closing Date in an aggregate principal amount equal to the Term B Facility Commitment of such Lender. Term B Facility Loans that are repaid or prepaid may not be reborrowed.

(b) Limit on LIBOR Loans. No more than eight (8) separate Interest Periods in respect of LIBOR Loans may be outstanding at any one time in the aggregate under all of the facilities.

(c) [Reserved].

SECTION 2.02. Borrowings. Borrower shall give Administrative Agent notice of each borrowing hereunder as provided in Section 4.05 in the form of a Notice of Borrowing. Unless otherwise agreed to by Administrative Agent in its sole discretion, not later than 12:00 p.m. (Noon), New York time, on the date specified for each borrowing in Section 4.05, each Lender shall make available the amount of the Loan or Loans to be made by it on such date to Administrative Agent, at an account specified by Administrative Agent maintained at the Principal Office, in immediately available funds, for the account of Borrower. The amounts so received by Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to Borrower not later than 4:00 p.m., New York time, on the actual applicable Funding Date, by depositing the same by wire transfer of immediately available funds in (or, in the case of an account of Borrower maintained with Administrative Agent at the Principal Office, by crediting the same to) the account or accounts of Borrower or any other account or accounts in each case as directed by Borrower in the applicable Notice of Borrowing.

SECTION 2.03. [Reserved].

SECTION 2.04. Termination and Reductions of Commitment.

(a)    (i) In addition to any other mandatory commitment reductions pursuant to this Section 2.04, the aggregate amount of the Term B Facility Commitments shall be automatically and permanently reduced to zero at 5:00 p.m., New York time, on the Closing Date (after giving effect to the making of the Term B Facility Loans on such date).

(ii) In addition to any other mandatory commitment reductions pursuant to this Section 2.04, the aggregate amount of any Incremental Term Loan Commitments of any Tranche shall be automatically and permanently reduced by the amount of Incremental Term Loans of such Tranche made in respect thereof from time to time.

(b) [Reserved].

(c) Any Commitment once terminated or reduced may not be reinstated.

(d) Each reduction or termination of any of the Commitments applicable to any Tranche pursuant to this Section 2.04 shall be applied ratably among the Lenders with such a Commitment, as the case may be, in accordance with their respective Commitment, as applicable.

SECTION 2.05. Fees.

(a) [Reserved].

(b) Borrower shall pay to Administrative Agent for its own account the administrative fee separately agreed to.

(c) At the time of (i) the effectiveness of a Repricing Transaction, (ii) a voluntary prepayment of the Term B Facility Loans pursuant to Section 2.09 or (iii) a mandatory prepayment of the Term B Facility Loans pursuant to Section 2.10(a)(ii), in each case that occurs prior to the date that is twenty-four (24) months after the Closing Date, Borrower agrees to pay to Administrative Agent, for the ratable account of each Lender with outstanding Term B Facility Loans (including, in the case of clause (i), each Lender that withholds its consent to such Repricing Transaction and is replaced or is removed as a Lender or is repaid under Section 2.11 or 13.04(b), as the case may be), a fee in an amount equal (i) 2.00% of the aggregate principal amount of Term B Facility Loans that are refinanced, converted, replaced, amended, modified or otherwise repriced in such Repricing Transaction, voluntarily prepaid pursuant to Section 2.09 or mandatorily prepaid pursuant to Section 2.10(a)(ii), if such Repricing Transaction, voluntary prepayment or mandatory prepayment occurs on or prior to the first anniversary of the Closing Date and (ii) 1.00% of the aggregate principal amount of Term B Facility Loans that are refinanced, converted, replaced, amended, modified or otherwise repriced in such Repricing Transaction, voluntarily prepaid pursuant to Section 2.09 or mandatorily prepaid pursuant to Section 2.10(a)(ii), if such Repricing Transaction, voluntary prepayment or mandatory prepayment occurs after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date. Such fee shall be due and payable upon the date of the effectiveness of such Repricing Transaction, voluntary prepayment or mandatory prepayment, as applicable.

(d) Borrower shall pay to Auction Manager for its own account, in connection with any Borrower Loan Purchase, such fees as may be agreed between Borrower and Auction Manager.

(e) Borrower shall pay to each Term B Facility Lender, on the Closing Date, an upfront fee equal to 1.50% of such Term B Facility Lender’s Term B Facility Loan funded on the Closing Date.

SECTION 2.06. Lending Offices. The Loans of each Type made by each Lender shall be made and maintained at such Lender’s Applicable Lending Office for Loans of such Type.

SECTION 2.07. Several Obligations of Lenders. The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but neither any Lender nor Administrative Agent shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender, and no Lender shall have any obligation to Administrative Agent or any other Lender for the failure by such Lender to make any Loan required to be made by such Lender.

SECTION 2.08. Notes; Register.

(a) At the request of any Lender, its Loans of a particular Class shall be evidenced by a promissory note, payable to such Lender (or its nominee) and otherwise duly completed, substantially in the form of Exhibit A of such Lender’s Term B Facility Loans; provided that any promissory notes issued in respect of New Term Loans, Other Term Loans or Extended Term Loans shall be in such form as mutually agreed by Borrower and Administrative Agent.

(b) The date, amount, Type, interest rate and duration of the Interest Period (if applicable) of each Loan of each Class made by each Lender to Borrower and each payment made on account of the principal thereof, shall be recorded by such Lender (or its nominee) on its books and, prior to any transfer of any Note evidencing the Loans of such Class held by it, endorsed by such Lender (or its nominee) on the schedule attached to such Note or any continuation thereof; provided, however, that the failure of such Lender (or its nominee) to make any such recordation or endorsement or any error in such recordation or endorsement shall not affect the obligations of Borrower to make a payment when due of any amount owing hereunder or under such Note.

(c) Borrower hereby designates Administrative Agent to serve as its nonfiduciary agent, solely for purposes of this Section 2.08, to maintain a register (the “Register”) on which it will record the name and address of each Lender, the Commitment from time to time of each of the Lenders, the principal amount of the Loans made by each of the Lenders (and the related interest thereon) and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation or any error in such recordation shall not affect Borrower’s obligations in respect of such Loans. The entries in the Register shall be prima facie evidence of the information noted therein (absent manifest error), and the parties hereto shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of the Credit Documents, notwithstanding any notice to the contrary. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective unless recorded in the Register; provided, however, that Administrative Agent agrees to record in the Register any assignment entered into pursuant to the term hereof promptly after the effectiveness of such assignment.

SECTION 2.09. Optional Prepayments and Conversions or Continuations of Loans.

(a) Subject to Section 4.04, Borrower shall have the right to prepay Loans (without premium or penalty, except as provided in Section 2.09(c)), or to convert Loans of one Type into Loans of another Type or to continue Loans of one Type as Loans of the same Type, at any time or from time to time. Borrower shall give Administrative Agent notice of each such prepayment, conversion or continuation as provided in Section 4.05 (and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable hereunder; provided that Borrower may make any such notice conditional upon the occurrence of a Person’s acquisition or sale or any incurrence of indebtedness or issuance of Equity Interests). Each Notice of Continuation/Conversion shall be substantially in the form of Exhibit C. If LIBOR Loans are prepaid or converted other than on the last day of an Interest Period therefor, Borrower shall at such time pay all expenses and costs required by Section 5.05. Notwithstanding the foregoing, and without limiting the rights and remedies of the Lenders under Article XI, in the event that any Event of Default shall have occurred and be continuing, Administrative Agent may (and, at the request of the Required Lenders, shall), upon written notice to Borrower, have the right to suspend the right of Borrower to convert any Loan into a LIBOR Loan, or to continue any Loan as a LIBOR Loan, in which event all Loans shall be converted (on the last day(s) of the respective Interest Periods therefor) or continued, as the case may be, as ABR Loans.

(b) Application.

(i) The amount of any optional prepayments described in Section 2.09(a) shall be applied to prepay Loans outstanding in order of amortization, in amounts and to Tranches, all as determined by Borrower.

(ii) In addition to the foregoing, and provided that the Consolidated Total Net Leverage Ratio is less than or equal to 4.60 to 1.00, Borrower shall have the right to elect to offer to prepay the Loans at a price equal to 100% of the principal amount thereof on a pro rata basis to the Term B Facility Loans, the New Term Loans, the Extended Term Loans and the Other Term Loans then outstanding and apply any amounts rejected for such prepayment to repurchase, prepay, redeem, retire, acquire, defease or cancel Indebtedness or to make Restricted Payments notwithstanding any then applicable limitations set forth in Section 10.06 or 10.09, respectively. If Borrower makes such an election, it shall provide notice thereof to Administrative Agent, who shall promptly, and in any event within one Business Day of receipt, provide such notice to the holders of the Term Loans. Any such notice shall specify the aggregate amount offered to prepay the Term Loans. Each holder of a Term B Facility Loan, a New Term Loan, an Other Term Loan or an Extended Term Loan may elect, in its sole discretion, to reject such prepayment offer with respect to an amount equal to or less than (w) with respect to holders of Term B Facility Loans, an amount equal to the aggregate amount so offered to prepay Term B Facility Loans times a fraction, the numerator of which is the principal amount of Term B Facility Loans owed to such holder and the denominator of which is the principal amount of Term B Facility Loans outstanding, (x) with respect to holders of New Term Loans, an amount equal to the aggregate amount so offered to prepay New Term Loans times a fraction, the numerator of which is the principal amount of New Term Loans owed to such holder and the denominator of which is the principal amount of New Term Loans outstanding, (y) with respect to holders of Other Term Loans, an amount equal to the aggregate amount so offered to prepay Other Term Loans times a fraction, the numerator of which is the principal amount of Other Term Loans owed to such holder and the denominator of which is the principal amount of Other Term Loans outstanding and (z) with respect to holders of Extended Term Loans, an amount equal to the aggregate amount so offered to prepay Extended Term Loans times a fraction, the numerator of which is the principal amount of Extended Term Loans owed to such holder and the denominator of which is the principal amount of Extended Term Loans outstanding. Any rejection of such offer must be evidenced by written notice delivered to Administrative Agent within five Business Days of receipt of the offer for prepayment, specifying an amount of such prepayment offer rejected by such holder, if any. Failure to give such notice will constitute an election to accept such offer. Any portion of such prepayment offer so accepted will be used to prepay the Term Loans held by the applicable holders within ten Business Days of the date of receipt of the offer to prepay. Any portion of such prepayment rejected may be used by Borrower and its Restricted Subsidiaries to repurchase, prepay, redeem, retire, acquire, defease or cancel Indebtedness or to make Restricted Payments notwithstanding any then applicable limitations set forth in Section 10.06 or 10.09, respectively.

(c) Any (i) prepayment of Term B Facility Loans pursuant to this Section 2.09 and (ii) prepayment of Term B Facility Loans pursuant to Section 13.04(b) in connection with any Repricing Transaction, in each case, made prior to the date that is twenty-four (24) months after the Closing Date shall be subject to the fee described in Section 2.05(c).

SECTION 2.10. Mandatory Prepayments.

(a) Borrower shall prepay the Loans as follows (each such prepayment to be effected in each case in the manner, order and to the extent specified in Section 2.10(b) below):

(i) Casualty Events. Within five (5) Business Days after Borrower or any Restricted Subsidiary receives any Net Available Proceeds from any Casualty Event or any disposition pursuant to Section 10.05(l) (or notice of collection by Administrative Agent of the same), in an aggregate principal amount equal to 100% of such Net Available Proceeds (it being understood that applications pursuant to this Section 2.10(a)(i) shall not be duplicative of Section 2.10(a)(iii) below); provided, however, that:

(x) if no Event of Default then exists or would arise therefrom, the Net Available Proceeds thereof shall not be required to be so applied on such date to the extent that Borrower delivers an Officer’s Certificate to Administrative Agent stating that an amount equal to such proceeds is intended to be used to fund the acquisition of Property used or usable in the business of (A) if such Casualty Event relates to any Credit Party, any Credit Party or (B) if such Casualty Event relates to any other Company, any

Company, or repair, replace or restore the Property or other Property used or usable in the business of (A) if such Casualty Event relates to any Credit Party, any Credit Party or (B) if such Casualty Event relates to any other Company, any Company (in accordance with the provisions of the applicable Security Document in respect of which such Casualty Event has occurred, to the extent applicable), in each case within (A) twelve (12) months following receipt of such Net Available Proceeds or (B) if Borrower or the relevant Restricted Subsidiary enters into a legally binding commitment to reinvest such Net Available Proceeds within twelve (12) months following receipt thereof, within the later of (1) one hundred and eighty (180) days following the date of such legally binding commitment and (2) twelve (12) months following receipt of such Net Available Proceeds (provided that Borrower may elect to deem expenditures that otherwise would be permissible reinvestments that occur prior to receipt of the proceeds of a Casualty Event to have been reinvested in accordance with the provisions hereof, so long as such deemed expenditure shall have been made no earlier than the applicable Casualty Event), and

(y) if all or any portion of such Net Available Proceeds not required to be applied to the prepayment of Loans pursuant to this Section 2.10(a)(i) is not so used within the period specified by clause (x) above, such remaining portion shall be applied on the last day of such period as specified in Section 2.10(b).

(ii) Debt Issuance. Within five (5) Business Days after any Debt Issuance (including, for purposes of this Section 2.10(a)(ii), Credit Agreement Refinancing Indebtedness) on or after the Closing Date, in an aggregate principal amount equal to 100% of the Net Available Proceeds of such Debt Issuance.

(iii) Asset Sales. Within five (5) Business Days after receipt by Borrower or any of its Restricted Subsidiaries of any Net Available Proceeds from any Asset Sale pursuant to Section 10.05(c), in an aggregate principal amount equal to 100% of the Net Available Proceeds from such Asset Sale or other disposition (it being understood that applications pursuant to this Section 2.10(a)(iii) shall not be duplicative of Section 2.10(a)(i) above); provided, however, that:

(x) an amount equal to the Net Available Proceeds from any Asset Sale pursuant to Section 10.05(c) shall not be required to be applied as provided above on such date if (1) no Event of Default then exists or would arise therefrom and (2) Borrower delivers an Officer’s Certificate to Administrative Agent stating that an amount equal to such Net Available Proceeds is intended to be reinvested, directly or indirectly, in assets (which may be pursuant to an acquisition of Equity Interests of a Person that directly or indirectly owns such assets) otherwise permitted under this Agreement of (A) if such Asset Sale was effected by any Credit Party, any Credit Party, and (B) if such Asset Sale was effected by any other Company, any Company, in each case within (x) twelve (12) months following receipt of such Net Available Proceeds or (y) if Borrower or the relevant Restricted Subsidiary enters into a legally binding commitment to reinvest such Net Available Proceeds within twelve (12) months following receipt thereof, within the later of (A) one hundred and eighty (180) days following the date of such legally binding commitment and (B) twelve (12) months following receipt of such Net Available Proceeds (which certificate shall set forth the estimates of the proceeds to be so expended) (provided that Borrower may elect to deem expenditures that otherwise would be permissible reinvestments that occur prior to receipt of the proceeds of an Asset Sale to have been reinvested in accordance with the provisions hereof, so long as such deemed expenditure shall have been made no earlier than the earlier of execution of a definitive agreement for such Asset Sale and the consummation of such Asset Sale); and

(y) if all or any portion of such Net Available Proceeds is not reinvested in assets in accordance with the Officer’s Certificate referred to in clause (x) above within the period specified by clause (x) above, such remaining portion shall be applied on the last day of such period as specified in Section 2.10(b).

(iv) Excess Cash Flow. For each fiscal year (commencing with the fiscal year ending December 31, 2018), not later than five (5) Business Days after the date on which the financial statements of Borrower referred to in Section 9.04(b) for such fiscal year are required to be delivered to Administrative Agent, Borrower shall prepay, in accordance with subsection (b) below, the principal amount of the Loans in an amount equal to (x) the Applicable ECF Percentage of Excess Cash Flow for such fiscal year, minus (y) the principal amount of (i) Term Loans voluntarily prepaid pursuant to Section 2.09, 2.11, 13.04(b), 13.05(d) (limited to the amount of cash actually paid) and 13.05(k) during such fiscal year (or, at Borrower’s election, after such fiscal year and prior to the date the applicable Excess Cash Flow prepayment is due (without duplication of amounts deducted from Excess Cash Flow in any other period)) plus (ii) First Lien Term Loans voluntarily prepaid pursuant to Section 2.09, 2.11, 13.04(b), 13.05(d) (limited to the amount of cash actually paid) and 13.05(k), in each case, of the First Lien Credit Agreement, during such fiscal year (or, at Borrower’s election, after such fiscal year and prior to the date the applicable Excess Cash Flow prepayment is due (without duplication of amounts deducted from Excess Cash Flow in any other period)) plus (iii) First Lien Revolving Loans voluntarily prepaid pursuant to Section 2.09, 2.11, 13.04(b), 13.04(h), 13.05(d) (limited to the amount of cash actually paid) and 13.05(k), in each case, of the First Lien Credit Agreement, to the extent accompanied by an equivalent permanent reduction of the “Total Revolving Commitments” (as defined in the First Lien Credit Agreement) during such fiscal year (or, at Borrower’s election, after such fiscal year and prior to the date the applicable Excess Cash Flow prepayment is due (without duplication of amounts deducted from Excess Cash Flow in any other period)), plus (iv) Other First Lien Indebtedness voluntarily prepaid (and, to the extent consisting of revolving loans, so long as accompanied by a permanent reduction of the underlying commitments) during such fiscal year (or, at Borrower’s election, after such period and prior to the date the applicable Excess Cash Flow prepayment is due (without duplication of amounts deducted from Excess Cash Flow in any other period)), plus (v) Other Second Lien Indebtedness voluntarily prepaid during such fiscal year (or, at Borrower’s election, after such period and prior to the date the applicable Excess Cash Flow prepayment is due (without duplication of amounts deducted from Excess Cash Flow in any other period)), to the extent the amount of such Other Second Lien Indebtedness so prepaid is not proportionally larger than the amount of Term Loans so prepaid according to the respective principal amounts of Other Second Lien Indebtedness and Term Loans as of the beginning of the applicable fiscal year plus the principal amount of any additional Other Second Lien Indebtedness or Term Loans incurred during the applicable fiscal year or other applicable period, in each case, except to the extent financed with the proceeds of Indebtedness (other than revolving Indebtedness) of Borrower or its Restricted Subsidiaries.

(v) [reserved].

(vi) Prepayments Not Required.

(A) Notwithstanding any other provisions of this Section 2.10(a), to the extent that any of or all the Net Available Proceeds of any Asset Sale or Casualty Event with respect to any property or assets of Foreign Subsidiaries or any Excess Cash Flow attributable to Foreign Subsidiaries, are prohibited or delayed by applicable local law from being repatriated to the United States, an amount equal to the portion of such Net Available Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.10(a) so long as applicable local law does not permit repatriation to the United States (Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Available Proceeds or Excess Cash Flow is permitted under the applicable local law, (x) an amount equal to such Net Available Proceeds shall be reinvested pursuant to Section 2.10(a)(i) or (iii), as applicable, or applied pursuant to Section 2.10(b) within five (5) Business Days of such repatriation, and (y) an amount equal to such Excess Cash Flow shall be applied pursuant to Section 2.10(b) within five (5) Business Days of such repatriation. To the extent Borrower determines in good faith that repatriation of any of or all the Net Available Proceeds of any Asset Sale or Casualty Event with respect to any property or assets of Foreign Subsidiaries or any Excess Cash Flow attributable to Foreign Subsidiaries would result in a material Tax liability to Borrower or any of its Subsidiaries (including any material withholding Tax), the applicable mandatory prepayment shall be reduced by the Net Available Proceeds or Excess Cash Flow so affected (the “Restricted Amount”) until such time as Borrower determines in good faith that repatriation of the Restricted Amount may occur without incurring such material Tax liability, at which time, (x) an amount equal to any such Net Available Proceeds shall be reinvested pursuant to Section 2.10(a)(i) or (iii), as applicable, or applied pursuant to Section 2.10(b) within five (5) Business Days of such repatriation, and (y) an amount equal to any such Excess Cash Flow shall be applied pursuant to Section 2.10(b) within five (5) Business Days of such repatriation.

(B) Notwithstanding anything to the contrary in this Section 2.10, except with the proceeds of Credit Agreement Refinancing Indebtedness, no mandatory prepayment of the Term Loans shall be made pursuant to this Section 2.10 until all amounts outstanding under the terms of the First Lien Credit Agreement and the other First Lien Credit Documents and all Other First Lien Indebtedness have been paid in full in immediately available funds and all commitments under all of the First Lien Revolving Facilities have been terminated, or to the extent prepayments of the Term Loans are otherwise permitted under the First Lien Credit Agreement, mandatory prepayments under this Section 2.10 shall be permitted with amounts that constitute “First Lien Declined Amounts” under and as defined in the First Lien Credit Agreement.

(vii) Prepayments of Other Second Lien Indebtedness. Notwithstanding the foregoing provisions of Section 2.10(a)(i), (ii), (iii), (iv) or otherwise, any Net Available Proceeds from any such Casualty Event, Debt Issuance or Asset Sale and any such Excess Cash Flow otherwise required to be applied to prepay the Loans may, at Borrower’s option, be applied to prepay the principal amount of Other Second Lien Indebtedness only to (and not in excess of) the extent to which a mandatory prepayment in respect of such Casualty Event, Debt Issuance, Asset Sale or Excess Cash Flow is required under the terms of such Other Second Lien Indebtedness (with any remaining Net Available Proceeds or Excess Cash Flow, as applicable, applied to prepay outstanding Loans in accordance with the terms hereof), unless such application would result in the holders of Other Second Lien Indebtedness receiving in excess of their pro rata share (determined on the basis of the aggregate outstanding principal amount of Term Loans and Other Second Lien Indebtedness at such time) of such Net Available Proceeds or Excess Cash Flow, as applicable, relative to Lenders, in which case such Net Available Proceeds or Excess Cash Flow, as applicable, may only be applied to prepay the principal amount of Other Second Lien Indebtedness on a pro rata basis with outstanding Term Loans. To the extent the holders of Other Second Lien Indebtedness decline to have such indebtedness repurchased, repaid or prepaid with any such Net Available Proceeds or Excess Cash Flow, as applicable, the declined amount of such Net Available Proceeds or Excess Cash Flow, as applicable, shall promptly (and, in any event, within ten (10) Business Days after the date of such rejection) be applied to prepay Loans in accordance with the terms hereof (to the extent such Net Available Proceeds or Excess Cash Flow, as applicable, would otherwise have been required to be applied if such Other Second Lien Indebtedness was not then outstanding). Any such application to Other Second Lien Indebtedness shall reduce any prepayments otherwise required hereunder by an equivalent amount.

(b) Application. The amount of any mandatory prepayments described in Section 2.10(a) shall be applied to prepay Loans as follows:

(i) First, to the outstanding Term Loans in order of amortization, in amounts and to Tranches, all as directed by Borrower; provided that mandatory prepayments may not be directed to a later maturing Class of Term Loans without at least pro rata repayment of any related earlier maturing Class of Term Loans;

(ii) Second, after application of prepayments in accordance with clause (i) above, Borrower shall be permitted to retain any such remaining excess;

provided, that the Net Available Proceeds of any Credit Agreement Refinancing Indebtedness shall be applied to the applicable Refinanced Debt.

Notwithstanding the foregoing, any Lender holding Term Loans may elect, by written notice to Administrative Agent at least one (1) Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Term Loans, pursuant to this Section 2.10(a)(i), (iii) or (iv) (the “Declined Amounts”). Any Declined Amount shall be retained by Borrower.

Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the ABR Loans at the time outstanding, only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of Borrower, the balance of such required prepayment shall be either (i) deposited in the Collateral Account and applied to the prepayment of LIBOR Loans on the last day of the then next-expiring Interest Period for LIBOR Loans (with all interest accruing thereon for the account of Borrower) or (ii) prepaid immediately, together with any amounts owing to the Lenders under Section 5.05. Notwithstanding any such deposit in the Collateral Account, interest shall continue to accrue on such Loans until prepayment.

(c) [Reserved].

(d) Prepayment of Term B Facility Loans. Any prepayment of Term B Facility Loans pursuant to Section 2.10(a)(ii) made prior to the date that is twenty-four (24) months after the Closing Date shall be subject to the fee described in Section 2.05(c).

SECTION 2.11. Replacement of Lenders.

(a) Borrower shall have the right to replace any Lender (the “Replaced Lender”) with one or more other Eligible Assignees (collectively, the “Replacement Lender”), if (x) such Lender is charging Borrower increased costs pursuant to Section 5.01 or requires Borrower to pay any Covered Taxes or additional amounts to such Lender or any Governmental Authority for the account of such Lender pursuant to Section 5.06 or such Lender becomes incapable of making LIBOR Loans as provided in Section 5.03 when other Lenders are generally able to do so, (y) such Lender is a Defaulting Lender or (z) such Lender is subject to a Disqualification; provided, however, that (i) at the time of any such replacement, the Replacement Lender shall enter into one or more Assignment Agreements (and with all fees payable pursuant to Section 13.05(b) to be paid by the Replacement Lender or Borrower) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of the Replaced Lender, (ii) at the time of any such replacement, the Replaced Lender shall receive an amount equal to the sum of (A) the principal of, and all accrued interest on, all outstanding Loans of such Lender (other than any Loans not being acquired by a Replacement Lender) and (B) all accrued, but theretofore unpaid, fees owing to the Lender pursuant to Section 2.05 with respect to the Loans being assigned, as the case may be and (iii) all obligations of Borrower owing to such Replaced Lender (other than those specifically described in clause (i) above in respect of Replaced Lenders for which the assignment purchase price has been, or is concurrently being, paid, and other than those relating to Loans or Commitments not being acquired by a Replacement Lender, but including any amounts which would be paid to a Lender pursuant to Section 5.05 if Borrower were prepaying a LIBOR Loan), as applicable, shall be paid in full to such Replaced Lender, as applicable, concurrently with such replacement, as the case may be. Upon the execution of the respective Assignment Agreement, the payment of amounts referred to in clauses (i), (ii) and (iii) above, as applicable, and the receipt of any consents that would be required for an assignment of the subject Loans and Commitments to such Replacement Lender in accordance with Section 13.05, the Replacement Lender, if any, shall become a Lender hereunder and the Replaced Lender, as applicable, shall cease to constitute a Lender hereunder and be released of all its obligations as a Lender, except with respect to indemnification provisions applicable to such Lender under this Agreement, which shall survive as to such Lender and, in the case of any Replaced Lender, except with respect to Loans and Commitments of such Replaced Lender not being acquired by the Replacement Lender; provided, that if the applicable Replaced Lender does not execute the Assignment Agreement within three (3) Business Days (or such shorter period as is acceptable to Administrative Agent) after Borrower’s request, execution of such Assignment Agreement by the Replaced Lender shall not be required to effect such assignment.

(b) If Borrower receives a notice from any applicable Gaming Authority that any Lender is subject to a Disqualification (and such Lender is notified by Borrower and Administrative Agent in writing of such Disqualification), Borrower shall have the right to replace such Lender with a Replacement Lender in accordance with Section 2.11(a) or prepay the Loans held by such Lender, in each case, in accordance with any applicable provisions of Section 2.11(a), even if a Default or an Event of Default exists (notwithstanding anything contained in such Section 2.11(a) to the contrary). Any such prepayment shall be deemed an optional prepayment, as set forth in Section 2.09 and shall not be required to be made on a pro rata basis with respect to Loans of the same Tranche as the Loans held by such Lender (and in any event shall not be deemed to be a Repricing Transaction). Notice to such Lender shall be given at least ten (10) days before the required date of transfer or prepayment (unless a shorter period is required by any Requirement of Law), as the case may be, and shall be accompanied by evidence demonstrating that such transfer or redemption is required pursuant to Gaming Laws. Upon receipt of a notice in accordance with the foregoing, the Replaced Lender shall cooperate with Borrower in effectuating the required transfer or prepayment within the time period set forth in such notice, not to be less than the minimum notice period set forth in the foregoing sentence (unless a shorter period is required under any Requirement of Law). Further, if the transfer or prepayment is triggered by notice from the Gaming Authority that the Lender is subject to a Disqualification, commencing on the date the Gaming Authority serves the notice of Disqualification upon Borrower, to the extent prohibited by law: (i) such Lender shall no longer receive any interest on the Loans; (ii) such Lender shall no longer exercise, directly or through any trustee or nominee, any right conferred by the Loans; and (iii) such Lender shall not receive any remuneration in any form from Borrower for services or otherwise in respect of the Loans.

SECTION 2.12. Incremental Loan Commitments.

(a) Borrower Request. Borrower may, at any time, by written notice to Administrative Agent, request (i) the establishment of additional Term B Facility Loans with terms and conditions identical to the terms and conditions of existing Term B Facility Loans hereunder (“Incremental Term B Loans” and the related commitments, “Incremental Term B Loan Commitments”), and/or (ii) the establishment of one or more new Tranches of term loans (“New Term Loans” and the related commitments, “New Term Loan Commitments”); provided, however, that (x) the aggregate amount of New Term Loans and Incremental Term B Loans incurred on such date shall not exceed the Incremental Loan Amount as of such date and (y) any such request for Incremental Commitments shall be in a minimum amount of $25.0 million and integral multiples of $1.0 million above such amount. Borrower may request Incremental Commitments from existing Lenders and from Eligible Assignees; provided, however, that (A) any existing Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide all or any portion of such Incremental Commitments offered to it and (B) any potential Lender that is not an existing Lender and agrees to make available an Incremental Commitment shall be required to be an Eligible Assignee and shall require approval by Administrative Agent (such approval not to be unreasonably withheld or delayed).

(b) Incremental Effective Date. The Incremental Commitments shall be effected by a joinder agreement to this Agreement (the “Incremental Joinder Agreement”) executed by Borrower, Administrative Agent and each Lender making or providing such Incremental Commitment, in form and substance reasonably satisfactory to each of them, subject, however, to the satisfaction of the conditions precedent set forth in this Section 2.12. The Incremental Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of Administrative Agent, to effect the provisions of this Section 2.12. Administrative Agent and Borrower shall determine the effective date (each, an “Incremental Effective Date”) of any Incremental Commitments and the final allocation of such Incremental Commitments. The effectiveness of any such Incremental Commitments shall be subject solely to the satisfaction of the following conditions to the reasonable satisfaction of Administrative Agent:

(i) Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such Incremental Commitments;

(ii) an Incremental Joinder Agreement shall have been duly executed and delivered by Borrower, Administrative Agent and each Lender making or providing such Incremental Commitment;

(iii) no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such Incremental Commitments; provided that, if the proceeds of such Incremental Commitments are being used in connection with a Limited Condition

Transaction substantially concurrently upon the receipt thereof, the Lenders providing such Incremental Commitments may waive such condition (other than an Event of Default specified in Section 11.01(b) or 11.01(c) or an Event of Default specified in Section 11.01(g) or 11.01(h) with respect to Borrower);

(iv) the representations and warranties set forth herein and in the other Credit Documents shall be true and correct in all material respects on and as of such Incremental Effective Date as if made on and as of such date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); provided that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such dates; provided, further, that, with respect to any Incremental Commitments the proceeds of which are used primarily to fund a Limited Condition Transaction substantially concurrently upon the receipt thereof, the only representations and warranties the making of which shall be a condition to the effectiveness of such Incremental Commitments and the funding thereof shall be (except as otherwise agreed by Borrower and the Lenders providing such Incremental Commitments) (x) the Specified Representations and (y) if applicable, the representations and warranties contained in the acquisition agreement relating to such Permitted Acquisition or other Acquisition as are material to the interests of the Lenders, but only to the extent that Borrower or any of its Affiliates have the right to terminate its or their obligations under such acquisition agreement as a result of a breach of such representations and warranties in such acquisition agreement;

(v) [reserved];

(vi) [reserved];

(vii) [reserved];

(viii) other than customary “bridge” facilities (so long as the long term debt into which any such customary “bridge” facility is to be converted satisfies the requirements of this clause (viii)), (x) the final stated maturity of any New Term Loans shall not be earlier than the then-existing Final Maturity Date with respect to any then-existing Tranche of Term Loans, and (y) the Weighted Average Life to Maturity of any New Term Loans shall be no shorter than the Weighted Average Life to Maturity of any then-existing Tranche of Term Loans (without giving effect to the effect of prepayments made under any existing Tranche of Term Loans on amortization); it being understood that, subject to the foregoing, the amortization schedule applicable to such New Term Loans shall be determined by Borrower and the lenders of such New Term Loans and set forth in the applicable Incremental Joinder Agreement;

(ix) the yields and interest rate margins and, except as set forth in clause (viii) of this Section 2.12(b), amortization schedule, applicable to any New Term Loans shall be as determined by Borrower and the holders of such Indebtedness;

(x) except as set forth in Section 2.12(a) and in clauses (i) – (ix) of this Section 2.12(b), the terms (excluding maturity, amortization, pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions) of any New Term Loans shall be (as determined by Borrower in good faith) substantially identical to the terms of the Term B Facility Loans as existing on the date of incurrence of such New Term Loans except, to the extent such terms (x) at the option of Borrower (1) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by Borrower in good faith); provided that, if any financial maintenance covenant is added for the benefit of any New Term Loans, such financial maintenance covenant shall also be applicable to the Term B Facility Loans (except to the extent such financial maintenance covenant applies only to periods after the Final Maturity Date) or (2) are not materially more restrictive to Borrower (as determined by Borrower in good faith), when taken as a whole, than the terms of the Term B Facility Loans (except for covenants or other provisions applicable only to periods after the Final Maturity Date applicable to the Term B Facility Loans) (it being understood that any New Term Loans may provide for the ability to participate (i) with respect to any borrowings, voluntary prepayments or voluntary commitment reductions, on a pro rata basis, greater than pro rata basis or less than pro rata basis with the applicable Loans or facility and (ii) with respect to any mandatory prepayments, on a pro rata basis or less than pro rata basis with the applicable Loans (and on a greater than pro rata basis with respect to prepayments of any such New Term Loans with the proceeds of permitted refinancing Indebtedness), or (y) are (1) added to the Term B Facility Loans, (2) applicable only after the Final Maturity Date or (3) otherwise reasonably satisfactory to Administrative Agent (it being understood that to the extent any financial maintenance covenant is added for the benefit of any such New Term Loans, no consent shall be required from Administrative Agent or any of the Lenders to the extent that such financial maintenance covenant (together with any related “equity cure” provisions) is also added for the benefit of any corresponding existing Facility); and

(xi) any Incremental Term B Loans (and the corresponding Incremental Term Loan Commitments) shall have terms substantially identical to the terms of the existing Term Loans (and the existing Term Loan Commitments) of the relevant Tranche hereunder; provided, however, that upfront fees or original issue discount may be paid to Lenders providing such Incremental Term B Loans as agreed by such Lenders and Borrower, and the conditions applicable to the incurrence of such Incremental Term B Loans (and the corresponding Incremental Term Loan Commitments) shall be as provided in this Section 2.12; provided, further, that the applicable Incremental Joinder Agreement shall make appropriate adjustments to Section 3.01(c) to address such Incremental Term B Loans, as applicable, including such adjustments as are necessary to provide for the “fungibility” of such Incremental Term B Loans with the existing Term B Facility Loans.

Upon the effectiveness of any Incremental Commitment pursuant to this Section 2.12, any Person providing an Incremental Commitment that was not a Lender hereunder immediately prior to such time shall become a Lender hereunder. Administrative Agent shall promptly notify each Lender as to the effectiveness of any Incremental Commitments, and (i) any Incremental Term B Loans (to the extent funded) shall be deemed to be Term B Facility Loans hereunder and (ii) any New Term Loans shall be deemed to be additional Term Loans hereunder. Notwithstanding anything to the contrary contained herein, Borrower, Collateral Agent and Administrative Agent may (and each of Collateral Agent and Administrative Agent are authorized by each other Secured Party to) execute such amendments and/or amendments and restatements of any Credit Documents as may be necessary or advisable to effectuate the provisions of this Section 2.12. Such amendments may include provisions allowing any Incremental Term B Loans or New Term Loans to be treated on the same basis as Term B Facility Loans in connection with declining prepayments. In connection with the incurrence of any Incremental Term B Loans, Borrower shall be permitted to terminate any Interest Period applicable to Term B Facility Loans on the date such Incremental Term B Loans are incurred.

Notwithstanding anything to the contrary in this Section 2.12 or this Agreement, if the proceeds of any Incremental Commitments are being used to finance a Limited Condition Transaction or similar

Investment permitted hereunder and the Incremental Lenders providing such Incremental Commitments so agree, the availability thereof shall be subject to customary “SunGard” or “certain funds” conditionality; provided, that the amount of any Incremental Commitments under the Incremental Incurrence-Based Amount determined at the time of signing of definitive documentation with respect to, or giving of notice with respect to, a Limited Condition Transaction may be recalculated, at the option of Borrower, at the time of funding.

(c) Terms of Incremental Commitments and Loans.

Except as set forth herein, the yield applicable to the Incremental Term Loans shall be determined by Borrower and the applicable new Lenders and shall be set forth in each applicable Incremental Joinder Agreement; provided, however, that in the case of any Incremental Term B Loans or New Term Loans, if the All-In Yield applicable to such Incremental Term B Loans or New Term Loans is greater than the All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Term B Facility Loans, plus 50 basis points per annum, then the interest rate with respect to the Term B Facility Loans shall be increased (pursuant to the applicable Incremental Joinder Agreement) so as to cause the then applicable All-In Yield under this Agreement on the Term B Facility Loans to equal the All-In Yield then applicable to the Incremental Term B Loans or New Term Loans, minus 50 basis points; provided, however, that any increase in All-In Yield due to such Incremental Term Loans having a higher LIBO Rate floor or Alternate Base Rate floor shall, as the election of Borrower, be reflected solely as an increase to the applicable LIBO Rate floor or Alternate Base Rate floor, as applicable, for the Term B Facility.

(d) [Reserved].

(e) Equal and Ratable Benefit. The Loans and Commitments established pursuant to this Section 2.12 shall (i) constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Credit Documents, (ii) without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents, (iii) rank pari passu in right of payment and/or with respect to security with the then-existing Tranche of Term Loans, (iv) not be secured by any assets other than the Collateral; and (v) not be guaranteed by any person other than a Guarantor. The Credit Parties shall take any actions reasonably required by Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to secure all the Obligations and continue to be perfected under the UCC or otherwise after giving effect to the establishment of any Incremental Commitments or the funding of Loans thereunder, including, without limitation, the procurement of title insurance endorsements reasonably requested by and satisfactory to Administrative Agent.

(f) Incremental Joinder Agreements. An Incremental Joinder Agreement may, subject to Section 2.12(b), without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or advisable, in the reasonable opinion of Administrative Agent and Borrower, to effect the provisions of this Section 2.12 (including, without limitation, such technical amendments as may be necessary or advisable, in the reasonable opinion of Administrative Agent and Borrower, to give effect to the terms and provisions of any Incremental Commitments (and any Loans made in respect thereof)).

(g) Supersede. This Section 2.12 shall supersede any provisions in Section 13.04 to the contrary.

SECTION 2.13. Extensions of Loans and Commitments.

(a) Borrower may, at any time request that all or a portion of the Term Loans of any Tranche (an “Existing Term Loan Tranche”) be modified to constitute another Tranche of Term Loans in order to extend the scheduled final maturity date thereof (any such Term Loans which have been so modified, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.13. In order to establish any Extended Term Loans, Borrower shall provide a notice to Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Tranche) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which terms shall be identical to those applicable to the Term Loans of the Existing Term Loan Tranche from which they are to be modified except (i) the scheduled final maturity date shall be extended to the date set forth in the applicable Extension Amendment and the amortization shall be as set forth in the Extension Amendment, (ii) (A) the Applicable Margins with respect to the Extended Term Loans may be higher or lower than the Applicable Margins for the Term Loans of such Existing Term Loan Tranche and/or (B) additional or reduced fees (including prepayment or termination premiums) may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased or decreased Applicable Margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (iii) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any optional or mandatory prepayments or prepayment of Term Loans hereunder in each case as specified in the respective Term Loan Extension Request and (iv) the final maturity date and the scheduled amortization applicable to the Extended Term Loans shall be set forth in the applicable Extension Amendment and the scheduled amortization of such Existing Term Loan Tranche shall be adjusted to reflect the amortization schedule (including the principal amounts payable pursuant thereto) in respect of the Term Loans under such Existing Term Loan Tranche that have been extended as Extended Term Loans as set forth in the applicable Extension Amendment; provided, however, that the Weighted Average Life to Maturity of such Extended Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Term Loans of such Existing Term Loan Tranche (determined without giving effect to the impact of prepayments on amortization of such Existing Term Loans Tranche) (it being understood that each Lender providing Extended Term Loans, by executing an Extension Amendment, agrees to be bound by such provisions and waives any inconsistent provisions set forth in Section 4.02, 4.07(b) or 13.04). Except as provided above, each Lender holding Extended Term Loans shall be entitled to all the benefits afforded by this Agreement (including, without limitation, the provisions set forth in Section 2.09(b) and 2.10(b) applicable to Term Loans) and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents. The Credit Parties shall take any actions reasonably required by Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to secure all the Obligations and continue to be perfected under the UCC or otherwise after giving effect to the extension of any Term Loans, including, without limitation, the procurement of title insurance endorsements reasonably requested by and satisfactory to Administrative Agent. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche modified to constitute Extended Term Loans pursuant to any Term Loan Extension Request. Any Extended Term Loans of any Extension Tranche shall constitute a separate Tranche and Class of Term Loans from the Existing Term Loan Tranche from which they were modified.

(b) [Reserved].

(c) Borrower shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the Existing Tranche are requested to respond (or such shorter period as is agreed to by Administrative Agent in its sole discretion). Any Lender (an “Extending

Lender”) wishing to have all or a portion of its Term Loans of the Existing Tranche subject to such Extension Request modified to constitute Extended Term Loans shall notify Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans of the Existing Tranche that it has elected to modify to constitute Extended Term Loans. In the event that the aggregate amount of Term Loans of the Existing Tranche subject to Extension Elections exceeds the amount of Extended Term Loans requested pursuant to the Extension Request, Term Loans subject to such Extension Elections shall be modified to constitute Extended Term Loans on a pro rata basis based on the amount of Term Loans included in such Extension Elections. Borrower shall have the right to withdraw any Extension Request upon written notice to Administrative Agent in the event that the aggregate amount of Term Loans of the Existing Tranche subject to such Extension Request is less than the amount of Extended Term Loans requested pursuant to such Election Request.

(d) Extended Term Loans shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which shall be substantially in the form of Exhibit Q to this Agreement or such other form as is reasonably acceptable to Administrative Agent). Each Extension Amendment shall be executed by Borrower, Administrative Agent and the Extending Lenders (it being understood that such Extension Amendment shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans established thereby). An Extension Amendment may, subject to Sections 2.13(a) and (b), without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or advisable, in the reasonable opinion of Administrative Agent and Borrower, to effect the provisions of this Section 2.13 (including, without limitation, such technical amendments as may be necessary or advisable, in the reasonable opinion of Administrative Agent and Borrower, to give effect to the terms and provisions of any Extended Term Loans).

SECTION 2.14. Defaulting Lender Provisions.

(a) Notwithstanding anything to the contrary in this Agreement, if a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply:

(i) any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 11 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 4.07 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; third, if so determined by Administrative Agent and Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 7.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.14(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Cure. If Borrower and Administrative Agent agree in writing in their discretion that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.14(a)), such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender.

SECTION 2.15. Refinancing Amendments.

(a) At any time after the Closing Date, Borrower may obtain Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Term Loans, Incremental Term Loans or Extended Term Loans), in the form of Other Term Loans or Other Term Loan Commitments pursuant to a Refinancing Amendment. Each issuance of Credit Agreement Refinancing Indebtedness under this Section 2.15(a) shall be in an aggregate principal amount that is (x) not less than $5.0 million and (y) an integral multiple of $1.0 million in excess thereof.

(b) The effectiveness of any such Credit Agreement Refinancing Indebtedness shall be subject solely to the satisfaction of the following conditions to the reasonable satisfaction of Administrative Agent: (i) other than customary “bridge” facilities (so long as the long term debt into which any such customary “bridge” facility is to be converted satisfies the requirements of this clause (b)), any Credit Agreement Refinancing Indebtedness in respect of Term Loans will have a maturity date that is not prior to the maturity date of, and a Weighted Average Life to Maturity that is not shorter than the Weighted Average Life to Maturity of, the Term Loans being refinanced (determined without giving effect to the impact of prepayments on amortization of Term Loans being refinanced); (ii) the aggregate principal amount of any Credit Agreement Refinancing Indebtedness shall not exceed the principal amount so refinanced, plus, accrued interest, plus, any premium or other payment required to be paid in connection with such refinancing, plus, the amount of reasonable and customary fees and expenses of Borrower or any of its Restricted Subsidiaries incurred in connection with such refinancing, plus, any unutilized commitments thereunder; (iii) to the extent reasonably requested by Administrative Agent, receipt by Administrative Agent and the Lenders of customary legal opinions and other documents; (iv) to the extent reasonably requested by Administrative Agent, execution of amendments to the Mortgages by the applicable Credit Parties and Collateral Agent, in form and substance reasonably satisfactory to Administrative Agent and Collateral Agent; (v) to the extent reasonably requested by Administrative Agent, delivery to Administrative Agent of title insurance endorsements reasonably satisfactory to Administrative Agent; and (vi) execution of a Refinancing Amendment by the Credit Parties, Administrative Agent and Lenders providing such Credit Agreement Refinancing Indebtedness.

(c) The Loans and Commitments established pursuant to this Section 2.15 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents. The Credit Parties shall take any actions reasonably required by Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to secure all the Obligations and continue to be perfected under the UCC or otherwise after giving effect to the applicable Refinancing Amendment.

(d) Upon the effectiveness of any Refinancing Amendment pursuant to this Section 2.15, any Person providing the corresponding Credit Agreement Refinancing Indebtedness that was not a Lender hereunder immediately prior to such time shall become a Lender hereunder. Administrative Agent shall promptly notify each Lender as to the effectiveness of such Refinancing Amendment, and (i) any Other Term Loans resulting from such Refinancing Amendment shall be deemed to be Term Loans hereunder (to the extent funded) and (ii) any Other Term Loan Commitments resulting from such Refinancing Amendment shall be deemed to be Term Loan Commitments hereunder. Notwithstanding anything to the contrary contained herein, Borrower, Collateral Agent and Administrative Agent may (and each of Collateral Agent and Administrative Agent are authorized by each other Secured Party to) execute such amendments and/or amendments and restatements of any Credit Documents as may be necessary or advisable to effectuate the provisions of this Section 2.15. Such amendments may include provisions allowing any Other Term Loans to be treated on the same basis as Term B Facility Loans in connection with declining prepayments.

(e) Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans and/or Other Term Loan Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and Borrower, to effect the provisions of this Section 2.15. This Section 2.15 shall supersede any provisions in Section 4.02, 4.07(b) or 13.04 to the contrary.

ARTICLE III.

PAYMENTS OF PRINCIPAL AND INTEREST

SECTION 3.01. Repayment of Loans.

(a) [Reserved].

(b) Term B Facility Loans. Borrower hereby promises to pay to Administrative Agent for the account of the Lenders with Term B Facility Loans in repayment of the principal of such Term B Facility Loans, the remaining principal amount of Term B Facility Loans on the Term B Facility Maturity Date.

(c) New Term Loans; Extended Term Loans; Other Term Loans. New Term Loans shall mature in installments as specified in the related Incremental Joinder Agreement pursuant to which such New Term Loans were made, subject, however, to Section 2.12(b). Extended Term Loans shall mature in installments as specified in the applicable Extension Amendment pursuant to which such Extended Term Loans were established, subject, however, to Section 2.13(a). Other Term Loans shall mature in installments as specified in the applicable Refinancing Amendment pursuant to which such Other Term Loans were established, subject, however, to Section 2.15(a).

SECTION 3.02. Interest.

(a) Borrower hereby promises to pay to Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made or maintained by such Lender to Borrower for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full at the following rates per annum:

(i) during such periods as such Loan is an ABR Loan, the Alternate Base Rate (as in effect from time to time), plus the Applicable Margin applicable to such Loan, and

(ii) during such periods as such Loan is a LIBOR Loan, for each Interest Period relating thereto, the LIBO Rate for such Loan for such Interest Period, plus the Applicable Margin applicable to such Loan.

(b) To the extent permitted by Law:

(i) upon the occurrence and during the continuance of an Event of Default under Section 11.01(b), 11.01(c), 11.01(g) or Section 11.01(h), all Obligations shall automatically and without any action by any Person, bear interest at the Default Rate; and

(ii) upon the occurrence and during the continuance of any other Event of Default, at the written direction of the Required Lenders, all Obligations shall bear interest at the Default Rate.

Interest which accrues under this paragraph shall be payable on demand.

(c) Accrued interest on each Loan shall be payable (i) in the case of each ABR Loan, (x) quarterly in arrears on each Quarterly Date, (y) on the date of any repayment or prepayment in full of all outstanding ABR Loans of any Tranche of Loans (but only on the principal amount so repaid or prepaid), and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in the case of each LIBOR Loan, (x) on the last day of each Interest Period applicable thereto and, if such Interest Period is longer than three months, on each date occurring at three-month intervals after the first day of such Interest Period, (y) on the date of any repayment or prepayment thereof or the conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid or converted) and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand. Promptly after the determination of any interest rate provided for herein or any change therein, Administrative Agent shall give notice thereof to the Lenders to which such interest is payable and to Borrower.

ARTICLE IV.

PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.

SECTION 4.01. Payments.

(a) All payments of principal, interest and other amounts to be made by Borrower under this Agreement and the Notes, and, except to the extent otherwise provided therein, all payments to be made by the Credit Parties under any other Credit Document, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Administrative Agent at its account at the Principal Office, not later than 2:00 p.m., New York time, on the date on which such payment shall become due (each such payment made after such time on such due date may, at the discretion of Administrative

Agent, be deemed to have been made on the next succeeding Business Day). Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.

(b) Borrower shall, at the time of making each payment under this Agreement or any Note for the account of any Lender, specify (in accordance with Sections 2.09 and 2.10, if applicable) to Administrative Agent (which shall so notify the intended recipient(s) thereof) the Class and Type of Loans or other amounts payable by Borrower hereunder to which such payment is to be applied.

(c) Each payment received by Administrative Agent under this Agreement or any Note for the account of any Lender shall be paid by Administrative Agent to such Lender, in immediately available funds, (x) if the payment was actually received by Administrative Agent prior to 12:00 p.m. (Noon), New York time on any day, on such day and (y) if the payment was actually received by Administrative Agent after 12:00 p.m. (Noon), New York time, on any day, by 1:00 p.m., New York time, on the following Business Day (it being understood that to the extent that any such payment is not made in full by Administrative Agent, Administrative Agent shall pay to such Lender, upon demand, interest at the Federal Funds Effective Rate from the date such amount was required to be paid to such Lender pursuant to the foregoing clauses until the date Administrative Agent pays such Lender the full amount).

(d) If the due date of any payment under this Agreement or any Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension at the rate then borne by such principal.

SECTION 4.02. Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each borrowing of Loans of a particular Class from the Lenders under Section 2.01 shall be made from the relevant Lenders, and each termination or reduction of the amount of the Commitments of a particular Class under Section 2.04 shall be applied to the respective Commitments of such Class of the relevant Lenders pro rata according to the amounts of their respective Commitments of such Class; (b) except as otherwise provided in Section 5.04, LIBOR Loans of any Class having the same Interest Period shall be allocated pro rata among the relevant Lenders according to the amounts of their respective Term Loan Commitments (in the case of the making of Loans) or their respective Term Loans (in the case of conversions and continuations of Loans); (c) except as otherwise provided in Section 2.09(b), Section 2.10(b), Section 2.12, Section 2.13, Section 2.14, Section 2.15, Section 13.04 or Section 13.05(d), each payment or prepayment of principal of any particular Class of Term Loans shall be made for the account of the relevant Lenders pro rata in accordance with the respective unpaid outstanding principal amounts of the Loans of such Class held by them; and (d) except as otherwise provided in Section 2.09(b), Section 2.10(b), Section 2.12, Section 2.13, Section 2.14, Section 2.15, Section 13.04 or Section 13.05(d), each payment of interest on Term Loans shall be made for the account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

SECTION 4.03. Computations. Interest on LIBOR Loans shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such amounts are payable and interest on ABR Loans shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such amounts are payable.

SECTION 4.04. Minimum Amounts. Except for mandatory prepayments made pursuant to Section 2.10 and conversions or prepayments made pursuant to Section 5.04, each Borrowing, conversion and partial prepayment of principal of Loans shall be in an amount at least equal to in the case of Term

Loans, $5.0 million with respect to ABR Loans and $5.0 million with respect to LIBOR Loans and in multiples of $100,000 in excess thereof or, if less, the remaining Term Loans (borrowings, conversions or prepayments of or into Loans of different Types or, in the case of LIBOR Loans, having different Interest Periods at the same time hereunder to be deemed separate borrowings, conversions and prepayments for purposes of the foregoing, one for each Type or Interest Period). Anything in this Agreement to the contrary notwithstanding, the aggregate principal amount of LIBOR Loans having the same Interest Period shall be in an amount at least equal to $1.0 million and in multiples of $100,000 in excess thereof and, if any LIBOR Loans or portions thereof would otherwise be in a lesser principal amount for any period, such Loans or portions, as the case may be, shall be ABR Loans during such period.

SECTION 4.05. Certain Notices. Notices by Borrower to Administrative Agent of terminations or reductions of the Commitments, of Borrowings, conversions, continuations and optional prepayments of Loans and of Classes of Loans, of Types of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by Administrative Agent by telephone not later than 1:00 p.m., New York time (promptly followed by written notice via facsimile or electronic mail), on at least the number of Business Days prior to the date of the relevant termination, reduction, Borrowing, conversion, continuation or prepayment or the first day of such Interest Period specified in the table below (unless otherwise agreed to by Administrative Agent in its sole discretion), provided that Borrower may make any such notice conditional upon the occurrence of a Person’s acquisition or sale or any incurrence of indebtedness or issuance of Equity Interests.

NOTICE PERIODS

Notice	Number of Business Days Prior
Termination or reduction of Commitments	3
Borrowing of, or conversions into, ABR Loans	same day
Optional prepayment of ABR Loans	1
Borrowing or optional prepayment of, conversions into, continuations as, or duration of Interest Periods for, LIBOR Loans	3

Each such notice of termination or reduction shall specify the amount and the Class of the Commitments to be terminated or reduced. Each such notice of Borrowing, conversion, continuation or prepayment shall specify the Class of Loans to be borrowed, converted, continued or prepaid and the amount (subject to Section 4.04) and Type of each Loan to be borrowed, converted, continued or prepaid and the date of borrowing, conversion, continuation or prepayment (which shall be a Business Day). Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate. Administrative Agent shall promptly notify the Lenders of the contents of each such notice. In the event that Borrower fails to select the Type of Loan within the time period and otherwise as provided in this Section 4.05, such Loan (if outstanding as a LIBOR Loan) will be automatically converted into an ABR Loan on the last day of the then current Interest Period for such Loan or (if outstanding as an ABR Loan) will remain as, or (if not then outstanding) will be made as, an ABR Loan. In the event that Borrower has elected to borrow or convert Loans into LIBOR Loans but fails to select the duration of any Interest Period for any LIBOR Loans within the time period and otherwise as provided in this Section 4.05, such LIBOR Loan shall have an Interest Period of one month.

SECTION 4.06. Non-Receipt of Funds by Administrative Agent.

(a) Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBOR Loans (or, in the case of any Borrowing of ABR Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of ABR Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Federal Funds Effective Rate, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by Borrower, the interest rate applicable to ABR Loans. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(b) Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the Federal Funds Effective Rate. A notice of Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

SECTION 4.07. Right of Setoff, Sharing of Payments; Etc.

(a) If any Event of Default shall have occurred and be continuing, each Credit Party agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option (to the fullest extent permitted by law), subject to obtaining the prior written consent of Administrative Agent, to set off and apply any deposit (general or special, time or demand, provisional or final), or other indebtedness, held by it for the credit or account of such Credit Party at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender’s Loans or any other amount payable to such Lender hereunder that is not paid when due (regardless of whether such deposit or other indebtedness is then due to such Credit Party), in which case it shall promptly notify such Credit Party thereof; provided, however, that such Lender’s failure to give such notice shall not affect the validity thereof; and provided further that no such right of setoff, banker’s lien or counterclaim shall apply to any funds held for further distribution to any Governmental Authority.

(b) Each of the Lenders agrees that, if it should receive (other than pursuant to Section 2.09(b), Section 2.10(b), Section 2.11, Section 2.12, Section 2.13, Section 2.15, Article V, Section 13.04 or Section 13.05(d) or as otherwise specifically provided herein or in the Commitment Letter) any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents (including any guarantee), or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans or fees, the sum of which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such amounts then owed and due to such Lender bears to the total of such amounts then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Borrower consents to the foregoing arrangements.

(c) Borrower agrees that any Lender so purchasing such a participation may exercise all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d) Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Credit Party. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 4.07 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.07 to share in the benefits of any recovery on such secured claim.

(e) Notwithstanding anything to the contrary contained in this Section 4.07, in the event that any Defaulting Lender exercises any right of setoff, (i) all amounts so set off will be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders and (ii) the Defaulting Lender will provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

ARTICLE V.

YIELD PROTECTION, ETC.

SECTION 5.01. Increased Costs.

(a) If any Change in Law shall:

(i) subject any Lender to any Tax with respect to this Agreement, any Note or any Loan made by it, any deposits, reserves, other liabilities or capital attributable thereto or change the basis of taxation of payments to such Lender in respect thereof by any Governmental Authority (except for any Covered Taxes or Excluded Taxes);

(ii) impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender, in each case, that is not otherwise included in the determination of the LIBO Rate hereunder; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Loans made by such Lender;

and the result of any of the foregoing is to materially increase the cost to such Lender of making, converting into, continuing or maintaining LIBOR Loans (or of maintaining its obligation to make any LIBOR Loans), then, in any such case, Borrower shall, within 10 days of written demand therefor, pay such Lender any additional amounts necessary to compensate such Lender for such increased cost; provided that requests for additional compensation due to increased costs shall be limited to circumstances generally affecting the banking market and for which it is the general policy or practice of such requesting Lender to demand such compensation in similar circumstances under comparable provisions of other similar agreements. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Borrower, through Administrative Agent, of the event by reason of which it has become so entitled.

(b) A certificate as to any additional amounts setting forth the calculation of such additional amounts pursuant to this Section 5.01 submitted by such Lender, through Administrative Agent, to Borrower shall be conclusive in the absence of clearly demonstrable error. Without limiting the survival of any other covenant hereunder, this Section 5.01 shall survive the termination of this Agreement and the payment of the Notes and all other Obligations payable hereunder.

(c) In the event that any Lender shall have determined that any Change in Law affecting such Lender or any Lending Office of such Lender or the Lender’s holding company with regard to capital or liquidity requirements, does or shall have the effect of reducing the rate of return on such Lender’s or such holding company’s capital as a consequence of its obligations hereunder, the Commitments of such Lender, or the Loans made by such Lender, to a level below that which such Lender or such holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, after submission by such Lender or Borrower (with a copy to Administrative Agent) of a written request therefor (setting forth in reasonable detail the amount payable to the affected Lender and the basis for such request), Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided that requests for additional compensation due to increased costs shall be limited to circumstances generally affecting the banking market and for which it is the general policy or practice of such requesting Lender to demand such compensation in similar circumstances under comparable provisions of other similar agreements.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, however, that Borrower shall not be required to compensate a Lender pursuant to this Section 5.01 for any increased costs or reductions incurred more than ninety (90) days prior to the date that such Lender notifies Borrower of the change in law giving rise to such increased costs incurred or reductions suffered and of such Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 5.02. Inability To Determine Interest Rate. If prior to the first day of any Interest Period: (a) Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Base Rate for such Interest Period or (b) Administrative Agent shall have received notice from the Required Lenders that Dollar deposits are not available in the relevant amount and for the relevant Interest Period available to the Required Lenders in the London interbank market or (c) the Required Lenders determine in good faith that the LIBO Rate for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to such Lenders of funding such LIBOR Loans (in each case, “Impacted Loans”), Administrative Agent shall give electronic mail or telephonic notice thereof to Borrower and the Lenders as soon as practicable thereof. If such notice is given, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Loans, or if Borrower does not make such revocation, (x) any LIBOR Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to LIBOR Loans shall be converted to, or continued as, ABR Loans and (z) any outstanding LIBOR Loans shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by Administrative Agent (which Administrative Agent agrees to do if the circumstances giving rise to such notice cease to exist), no further LIBOR Loans shall be made, or continued as such, nor shall Borrower have the right to convert Loans to, LIBOR Loans.

Notwithstanding the foregoing, if there are Impacted Loans as provided above, Administrative Agent, in consultation with Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans (to the extent Borrower does not elect to maintain such Impacted Loans as ABR Loans) until (1) Administrative Agent revokes the notice delivered with respect to the Impacted Loans (which Administrative Agent agrees to do if the circumstances giving rise to Impacted Loans cease to exist), (2) Administrative Agent or the Required Lenders notify Administrative Agent and Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides Administrative Agent and Borrower written notice thereof.

SECTION 5.03. Illegality. Notwithstanding any other provision of this Agreement, in the event that any change after the date hereof in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain LIBOR Loans hereunder (and, in the sole opinion of such Lender, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify Borrower thereof (with a copy to Administrative Agent) and such Lender’s obligation to make or continue, or to convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 5.04 shall be applicable).

SECTION 5.04. Treatment of Affected Loans. If the obligation of any Lender to make LIBOR Loans or to continue, or to convert ABR Loans into, LIBOR Loans shall be suspended pursuant to Section 5.03, such Lender’s LIBOR Loans shall be automatically converted into ABR Loans on the last day(s) of the then current Interest Period(s) for such LIBOR Loans (or on such earlier date as such Lender may specify to Borrower with a copy to Administrative Agent as is required by law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 5.03 which gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s LIBOR Loans have been so converted, all payments and prepayments of principal which would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its ABR Loans; and

(ii) all Loans which would otherwise be made or continued by such Lender as LIBOR Loans shall be made or continued instead as ABR Loans and all ABR Loans of such Lender which would otherwise be converted into LIBOR Loans shall remain as ABR Loans.

If such Lender gives notice to Borrower with a copy to Administrative Agent that the circumstances specified in Section 5.03 which gave rise to the conversion of such Lender’s LIBOR Loans pursuant to this Section 5.04 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans are outstanding, such Lender’s ABR Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

SECTION 5.05. Compensation.

(a) Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense (excluding any loss of profits or margin) which such Lender may sustain or incur as a consequence of (1) default by Borrower in payment when due of the principal amount of or interest on any LIBOR Loan, (2) default by Borrower in making a borrowing of, conversion into or continuation of LIBOR Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (3) Borrower making any prepayment other than on the date specified in the relevant prepayment notice, or (4) the conversion or the making of a payment or a prepayment (including any repayments or prepayments made pursuant to Sections 2.09 or 2.10 or as a result of an acceleration of Loans pursuant to Section 11.01 or as a result of the replacement of a Lender pursuant to Section 2.11 or 13.04(b)) of LIBOR Loans on a day which is not the last day of an Interest Period with respect thereto, including in each case, any such loss (excluding any loss of profits or margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained; provided that no such amounts under this Section 5.05(a) shall be payable by Borrower in connection with any termination in accordance with Section 2.12(b) of any Interest Period of one month or shorter.

(b) For the purpose of calculation of all amounts payable to a Lender under this Section 5.05 each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBO Base Rate in an amount equal to the amount of the LIBOR Loan and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. Any Lender requesting compensation pursuant to this Section 5.05 will furnish to Administrative Agent and Borrower a certificate setting forth the basis and amount of such request and such certificate, absent manifest error, shall be conclusive. Without limiting the survival of any other covenant hereunder, this covenant shall survive the termination of this Agreement and the payment of the Obligations and all other amounts payable hereunder.

SECTION 5.06. Net Payments.

(a) All payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding any Taxes, except as required by applicable Laws. If any applicable Laws require the deduction or withholding of any Tax in respect of any such payment by Administrative Agent, a Credit Party or any other applicable withholding agent, then (i) the applicable withholding agent shall withhold or make such deductions as are determined by the applicable withholding agent to be required, (ii) the applicable withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Law, and (iii) to the extent that the withholding or deduction is made on account of Covered Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or deductions are made (including withholding or deductions applicable to additional sums payable under this Section 5.06), the applicable Lender (or, in the case of payments made to Administrative Agent for its own account, Administrative Agent) receives an amount equal to the sum it would have received had no such withholding or deduction been made. Borrower shall furnish to Administrative Agent within 45 days after the date the payment of any Taxes by a Credit Party pursuant to this Section 5.06 documentation reasonably satisfactory to Administrative Agent evidencing such payment by the applicable Credit Party. The Credit Parties shall jointly and severally indemnify and hold harmless Administrative Agent and each Lender, and reimburse Administrative Agent or such Lender (as applicable) upon its written request, for the amount of any Covered Taxes payable or paid by such Lender or Administrative Agent (including Covered Taxes imposed or asserted on amounts payable under this Section 5.06) and for any other reasonable expenses arising therefrom or with respect thereto, in each case, whether or not such Covered Taxes were correctly or legally imposed. Such written request shall include a certificate of such Lender or Administrative Agent setting forth in reasonable detail the basis of such request and such certificate, absent manifest error, shall be conclusive.

(b) In addition, Borrower agrees to (and shall timely) pay all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes which arise from any payment made under or from the execution, delivery, performance, enforcement filing, recordation or registration of, or otherwise with respect to, any Credit Document (hereinafter referred to as “Other Taxes”).

(c) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii) Each Lender that is not a U.S. Person (a “Non-U.S. Lender”) agrees to the extent it is legally eligible to do so to deliver to Borrower and Administrative Agent on or prior to the date it becomes a party to this Agreement, and from time to time upon the reasonable request of Borrower or Administrative Agent, whichever of the following is applicable: (1) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party, two executed original copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax; (2) two executed original copies of IRS Form W-8ECI; (3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) or 871(h) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Non-

U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a CFC related to Borrower as described in Section 881(c)(3)(C) of the Code and that no interest payments in connection with any Credit Documents are effectively connected with the Non-U.S. Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) two executed original copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or (4) to the extent a Non-U.S. Lender is not the beneficial owner (for example, where such Foreign Lender is a partnership or a participating Lender), two executed original copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner. Any Non-U.S. Lender shall, to the extent it is legally eligible to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of any other documentation prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made, if any.

(iii) Each Lender that is a U.S. Person shall deliver at the time(s) and in the manner(s) prescribed by applicable Law, to Borrower and Administrative Agent (as applicable), a properly completed and duly executed IRS Form W-9, or any successor form, certifying that such Person is exempt from United States backup withholding.

(iv) If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA, and to determine the amount to deduct and withhold, if any, from such payment. For purposes of this Section 5.06(c)(iv), FATCA shall include any amendments made to FATCA after the date of this Agreement.

(v) Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify Borrower and Administrative Agent in writing of its legal ineligibility to do so. Notwithstanding any other provision of this Section 5.06(c), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver. Each Lender hereby authorizes Administrative Agent to deliver to the Credit Parties and to any successor Administrative Agent any documentation provided by such Lender to Administrative Agent pursuant to this Section 5.06(c).

(d) On or before the date Administrative Agent becomes a party to this Agreement, if Administrative Agent is a U.S. Person, it shall deliver to Borrower two executed originals of IRS Form

W-9 certifying that it is exempt from U.S. federal backup withholding. Otherwise, Administrative Agent (including any successor Administrative Agent that is not a U.S. Person) shall deliver two duly completed copies of IRS Form W-8ECI (with respect to any payments to be received on its own behalf) and IRS Form W-8IMY (for all other payments) certifying that it is a “U.S. branch” and that the payments it receives for the account of Lenders are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Credit Parties to be treated as a U.S. Person with respect to such payments (and the Credit Parties and Administrative Agent agree to so treat Administrative Agent as a U.S. Person with respect to such payments). Notwithstanding anything to the contrary in this Section 5.06(d), Administrative Agent shall not be required to provide any documentation that Administrative Agent is not legally eligible to deliver as a result of a Change in Law after the Closing Date.

(e) Any Lender requiring Borrower to pay any Covered Taxes or additional amounts to such Lender or any Governmental Authority for the account of such Lender pursuant to this Section 5.06 agrees to use (at the Credit Parties’ expense) reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if, in the judgment of such Lender, the making of such change would avoid the need for, or materially reduce the amount of, any such additional amounts that may thereafter accrue and would not be otherwise disadvantageous to such Lender.

(f) If Administrative Agent or any Lender receives a cash refund in respect of an overpayment of Taxes from a Governmental Authority with respect to, and actually resulting from, an amount of Taxes actually paid to or on behalf of Administrative Agent or such Lender by Borrower or any other Credit Party, then Administrative Agent or such Lender shall notify Borrower of such refund and forward the proceeds of such refund (or relevant portion thereof) to Borrower as reduced by any reasonable expense or liability incurred by Administrative Agent or such Lender in connection with obtaining such refund (including any Taxes imposed with respect to such refund); provided, however, that Borrower, upon the request of Administrative Agent or such Lender, shall repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 5.06(f) shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person. Notwithstanding anything to the contrary in this Section 5.06(f), in no event will Administrative Agent or any Lender be required to pay any amount to any Credit Party pursuant to this Section 5.06(f) the payment of which would place Administrative Agent or such Lender in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(g) For the avoidance of doubt, for purposes of this Section 5.06, the term “applicable Law” includes FATCA.

ARTICLE VI.

GUARANTEES

SECTION 6.01. The Guarantees. Each (a) Guarantor, jointly and severally with each other Guarantor, hereby guarantees as primary obligor and not as surety to each Secured Party and its successors and assigns the prompt payment and performance in full when due (whether at stated maturity, by acceleration, demand or otherwise) of the principal of and interest (including any interest, fees, costs, expenses, or charges that would accrue but for the provisions of the Bankruptcy Code or other applicable Debtor Relief Law after the filing of any bankruptcy or insolvency petition) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and (b) Credit Party, jointly and severally with each other Credit Party, hereby guarantees as primary obligor and not as surety to each Secured Party and its successors and assigns the prompt payment and performance in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs, expenses or charges that would accrue but for the provisions of the Bankruptcy Code or other applicable Debtor Relief Law after the filing of any bankruptcy or insolvency petition) of all other Obligations from time to time owing to the Secured Parties by any other Credit Party under any Credit Document, now or hereinafter created, incurred or made, whether absolute or contingent, liquidated or unliquidated and strictly in accordance with the terms thereof; provided, that as to each Guarantor the obligations guaranteed by such Guarantor hereunder shall not include any Excluded Swap Obligations in respect of such Guarantor (such obligations being guaranteed pursuant to clauses (a) and (b) above being herein collectively called the “Guaranteed Obligations” (it being understood that the Guaranteed Obligations of Borrower shall be limited to those referred to in clause (b) above and the Guaranteed Obligations of each other Guarantor shall not include any Obligations with respect to which such Guarantor is the primary obligor)). Each Credit Party, jointly and severally with each other Credit Party, hereby agrees that if any other Credit Party shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, such Credit Party will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 6.02. Obligations Unconditional. The obligations of the Credit Parties under Section 6.01 shall constitute a guaranty of payment (and not of collection) and are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement, the Notes or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (except for Payment in Full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any of the Credit Parties with respect to its respective guaranty of the Guaranteed Obligations which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Credit Parties, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Credit Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iii) the release of any other Credit Party pursuant to Section 6.08;

(iv) any renewal, extension or acceleration of, or any increase in the amount of the Guaranteed Obligations, or any amendment, supplement, modification or waiver of, or any consent to departure from, the Credit Documents;

(v) any failure or omission to assert or enforce or agreement or election not to assert or enforce, delay in enforcement, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under any Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations;

(vi) any settlement, compromise, release, or discharge of, or acceptance or refusal of any offer of payment or performance with respect to, or any substitutions for, the Guaranteed Obligations or any subordination of the Guaranteed Obligations to any other obligations;

(vii) the validity, perfection, non-perfection or lapse in perfection, priority or avoidance of any security interest or lien, the release of any or all collateral securing, or purporting to secure, the Guaranteed Obligations or any other impairment of such collateral;

(viii) any exercise of remedies with respect to any security for the Guaranteed Obligations (including, without limitation, any collateral, including the Collateral securing or purporting to secure any of the Guaranteed Obligations) at such time and in such order and in such manner as Administrative Agent and the Secured Parties may decide and whether or not every aspect thereof is commercially reasonable and whether or not such action constitutes an election of remedies and even if such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy that any Credit Party would otherwise have and without limiting the generality of the foregoing or any other provisions hereof, each Credit Party hereby expressly waives any and all benefits which might otherwise be available to such Credit Party as a surety under applicable law, including, without limitation, California Civil Code Sections 2809, 2810, 2819, 2939, 2845, 2848, 2849, 2850, 2855, 2899 and 3433, and in the event that Nevada law applies to this Agreement or any portion hereof, Guarantors, and each of them, hereby waive the provisions of Section 40.430 of the Nevada Revised Statutes; or

(ix) any other circumstance whatsoever which may or might in any manner or to any extent vary the risk of any Credit Party as a guarantor in respect of the Guaranteed Obligations or which constitutes, or might be construed to constitute, an equitable or legal discharge of any Credit Party as a guarantor of the Guaranteed Obligations, or of such Credit Party under the guarantee contained in this Article 6 or of any security interest granted by any Credit Party in its capacity as a guarantor of the Guaranteed Obligations, whether in a proceeding under the Bankruptcy Code or under any other federal, state or foreign bankruptcy, insolvency, receivership, or similar law, or in any other instance.

The Credit Parties hereby expressly waive diligence, presentment, demand of payment, protest, marshaling and all notices whatsoever, and any requirement that any Secured Party thereof exhaust any right, power or remedy or proceed against any Credit Party under this Agreement, the Notes or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Credit Parties waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party thereof upon this guarantee or acceptance of this guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this guarantee, and all dealings between the Credit Parties and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this guarantee. This guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment and performance without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties, and the obligations and liabilities of the Credit Parties hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other Person at any time of any right or remedy against any Credit Party or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Credit Parties and the successors and assigns thereof, and shall inure to the benefit of the Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

For the avoidance of doubt, nothing in this Section 6.02 shall permit amendments to the Credit Documents or an acceleration of the Obligations other than as set forth in the Credit Documents.

SECTION 6.03. Reinstatement. The obligations of the Credit Parties under this Article VI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Credit Party in respect of the Guaranteed Obligations is rescinded or avoided or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise. The Credit Parties jointly and severally agree that they will indemnify each Secured Party on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Secured Party in connection with such rescission, avoidance or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the gross negligence, bad faith or willful misconduct of, or material breach by, such Secured Party.

SECTION 6.04. Subrogation; Subordination. Each Credit Party hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 6.01, whether by subrogation, contribution or otherwise, against any Credit Party of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. The payment of any amounts due with respect to any indebtedness of any Credit Party now or hereafter owing to any Credit Party by reason of any payment by such Credit Party under the Guarantee in this Article VI is hereby subordinated to the prior Payment in Full in cash of the Guaranteed Obligations. Upon the occurrence and during the continuance of an Event of Default, each Credit Party agrees that it will not demand, sue for or otherwise attempt to collect any such indebtedness of any other Credit Party to such Credit Party until the Obligations shall have been Paid in Full in cash. If an Event of Default has occurred and is continuing, and any amounts are paid to the Credit Parties in violation of the foregoing limitation, such amounts shall be collected, enforced and received by such Credit Party as trustee for the Secured Parties and be paid over to Administrative Agent on account of the Guaranteed Obligations without affecting in any manner the liability of such Credit Party under the other provisions of the guaranty contained herein.

SECTION 6.05. Remedies. The Credit Parties jointly and severally agree that, as between the Credit Parties and the Lenders, the obligations of any Credit Party under this Agreement and the Notes may be declared to be forthwith due and payable as provided in Article XI (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article XI) for purposes of Section 6.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable arising under the Bankruptcy Code or any other federal or state bankruptcy, insolvency or other law providing for protection from creditors) as against such other Credit Parties and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the other Credit Parties for purposes of Section 6.01.

SECTION 6.06. Continuing Guarantee. The guarantee in this Article VI is a continuing guarantee of payment and performance, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 6.07. General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Credit Party under Section 6.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 6.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Credit Party, any Secured Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 6.08. Release of Guarantors. If, in compliance with the terms and provisions of the Credit Documents, (i) the Equity Interests of any Guarantor are directly or indirectly sold or otherwise transferred such that such Guarantor no longer constitutes a Restricted Subsidiary (a “Transferred Guarantor”) to a Person or Persons, none of which is Borrower or a Restricted Subsidiary, or (ii) any Restricted Subsidiary is designated as or becomes an Excluded Subsidiary, such Transferred Guarantor or Excluded Subsidiary, as applicable, upon the consummation of such sale, transfer or designation or such Person becoming an Excluded Subsidiary, as applicable, shall be automatically released from its obligations under this Agreement (including under Section 13.03 hereof) and the other Credit Documents, and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document, and the pledge of Equity Interests in any Transferred Guarantor or any Unrestricted Subsidiary to Collateral Agent pursuant to the Security Documents shall be automatically released, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, Collateral Agent shall take such actions as are necessary to effect and evidence each release described in this Section 6.08 in accordance with the relevant provisions of the Security Documents and this Agreement.

SECTION 6.09. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under the Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 6.09 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.09, or otherwise under the Guarantee, as it relates to such Credit Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Payment in Full of the Guaranteed Obligations. Each Qualified ECP Guarantor intends that this Section 6.09 constitute, and this Section 6.09 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 6.10. Right of Contribution. Each Credit Party hereby agrees that to the extent that a Credit Party (a “Funding Credit Party”) shall have paid more than its Fair Share (as defined below) of any payment made hereunder, such Credit Party shall be entitled to seek and receive contribution from and against any other Credit Party hereunder which has not paid its Fair Share of such payment. Each Credit Party’s right of contribution shall be subject to the terms and conditions of Section 6.04. The provisions of this Section 6.10 shall in no respect limit the obligations and liabilities of any Credit Party to the Secured Parties, and each Credit Party shall remain liable to the Secured Parties for the full amount guaranteed by such Credit Party hereunder. “Fair Share” means, with respect to a Credit Party as of any date of determination, an amount equal to (i) the ratio of (A) the Adjusted Maximum Amount (as defined below) with respect to such Credit Party to (B) the aggregate of the Adjusted Maximum Amounts with respect to all Credit Parties multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Funding Credit Parties under this Article VI in respect of the Guaranteed Obligations. “Adjusted Maximum Amount” means, with respect to a Credit Party as of any date of determination, the maximum aggregate amount of the obligations of such Credit Party under this Article VI; provided that, solely for purposes of calculating the “Adjusted Maximum Amount” with respect to any Credit Party for purposes of this Section 6.10, any assets or liabilities of such Credit Party arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Credit Party. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Credit Party.

ARTICLE VII.

CONDITIONS PRECEDENT

SECTION 7.01. Conditions to Initial Extensions of Credit.

The obligations of Lenders to make any initial extension of credit hereunder are subject to the satisfaction of the following:

(a) Corporate Documents. Administrative Agent shall have received copies of the Organizational Documents of each Credit Party and evidence of all corporate or other applicable authority for each Credit Party (including resolutions or written consents and incumbency certificates) with respect to the execution, delivery and performance of such of the Credit Documents to which each such Credit Party is intended to be a party as of the Closing Date, certified as of the Closing Date as complete and correct copies thereof by a Responsible Officer of each Credit Party (or the member or manager or general partner of such Credit Party, as applicable).

(b) Officer’s Certificate. Administrative Agent shall have received an Officer’s Certificate of Borrower, dated the Closing Date, certifying that the conditions set forth in Sections 7.01(j)(i), 7.01(j)(iii), 7.01(j)(iv) and 7.01(t) (giving effect to the provisions contained therein) have been satisfied.

(c) Opinions of Counsel. Administrative Agent shall have received the following opinions, each of which shall be addressed to Administrative Agent, Collateral Agent and the Lenders, dated the Closing Date and covering such matters as Administrative Agent shall reasonably request in a manner customary for transactions of this type:

(i) an opinion of Latham & Watkins LLP, special counsel to the Credit Parties; and

(ii) opinions of local counsel to the Credit Parties in such jurisdictions as are set forth in Schedule 7.01.

(d) Notes. Administrative Agent shall have received copies of the Notes, duly completed and executed, for each Lender that requested a Note at least three (3) Business Days prior to the Closing Date.

(e) Credit Agreement. Administrative Agent shall have received this Agreement (a) executed and delivered by a duly authorized officer of each Credit Party and (b) executed and delivered by a duly authorized officer of each Person that is a Lender on the Closing Date.

(f) Filings and Lien Searches. Administrative Agent shall have received (i) UCC financing statements in form appropriate for filing in the jurisdiction of organization of each Credit Party, (ii) results of lien searches conducted in the jurisdictions in which the Credit Parties are organized and (iii) security agreements or other agreements in appropriate form for filing in the United States Patent and Trademark Office and United States Copyright Office with respect to intellectual property of the Credit Parties to the extent required pursuant to the Security Agreement.

(g) Security Documents. (i) Administrative Agent shall have received the Security Agreement, the Custodian Agreement and the Initial Perfection Certificate, in each case duly authorized, executed and delivered by the applicable Credit Parties, and (ii) Collateral Agent shall have received, to the extent required pursuant to the Security Agreement and not prohibited by applicable Requirements of Law (including, without limitation, any Gaming Laws), (1) original certificates representing the certificated Pledged Securities (as defined in the Security Agreement) required to be delivered to Collateral Agent pursuant to the Security Agreement, accompanied by original undated stock powers executed in blank (except as set forth on Schedule 9.15) (provided that, the pledge of any Equity Interests of any Person that is subject to the jurisdiction of the Nevada Gaming Authorities as a licensee or registered company under the Nevada Gaming Laws will require the approval of the Nevada Gaming Authorities in order to be effective (the “Affected Pledged Securities”), and no certificates evidencing the Equity Interests of such Person or any undated stock powers or assignments separate from certificate relating thereto shall be delivered to Administrative Agent or any custodial agent thereof until such approval has been obtained; provided further that, all certificates representing such Equity Interests (and the corresponding undated stock powers or assignments separate from certificate) shall be held in the State of Nevada by a bailee reasonably agreed to by Administrative Agent pursuant to a Custodian Agreement in the form of Exhibit U attached hereto), and (2) the promissory notes, intercompany notes, instruments, and chattel paper identified under the name of such Credit Parties in Schedule 6 to the Initial Perfection Certificate (other than such certificates, promissory notes, intercompany notes, instruments and chattel paper that constitute “Excluded Property” (as such term is defined in the Security Agreement)), accompanied by undated notations or instruments of assignment executed in blank, and all of the foregoing shall be reasonably satisfactory to Administrative Agent in form and substance (in each case to the extent required to be delivered to Collateral Agent pursuant to the terms of the Security Agreement); provided, that this clause (ii) shall be deemed to have been satisfied to the extent such deliverables are delivered to, or are in the possession of, the collateral agent under the First Lien Credit Agreement if and only to the extent such collateral agent holds such deliverables for the benefit of the Collateral Agent and the Secured Parties subject to the First Lien/Second Lien Intercreditor Agreement;

provided, however, that, each of the requirements set forth in this clause (g), including the delivery of documents and instruments necessary to provide or perfect a security interest intended to be created by the Security Documents (except for the execution and delivery of the Security Agreement and to the extent that a Lien on such Collateral may be perfected (A) by the filing of a financing statement under the

Uniform Commercial Code or the filing of intellectual property security agreements with the United States Patent and Trademark Office or the United States Copyright Office or (B) the delivery of a stock or equivalent certificate, along with stock powers endorsed in blank, of Borrower’s material Subsidiaries that are not Foreign Subsidiaries (other than Affected Pledged Securities for which prior approval of Liens is required under applicable Gaming Laws but has not been obtained) (and in the case of such stock or equivalent certificates, only to the extent received from Padre Sellers after Borrower’s commercially reasonable efforts)) shall not constitute conditions precedent to any Borrowing or other extension of credit on the Closing Date after Borrower’s use of commercially reasonable efforts to provide such items on or prior to the Closing Date, and in no event, later than the time period set forth in Section 9.15.

(h) Notice of Borrowing. Administrative Agent shall have received a Notice of Borrowing duly executed by Borrower.

(i) Financial Statements. Administrative Agent shall have received (i) the audited consolidated balance sheets and related consolidated statements of operations, cash flows and shareholders’ equity of each of Borrower and its Subsidiaries (before giving effect to the Transactions) and Padre and its Subsidiaries for each of the three most recently completed fiscal years of Borrower and Padre, respectively, ended at least 90 days before the Closing Date, (ii) the unaudited consolidated balance sheets and related statements of operations and cash flows of each of Borrower and its Subsidiaries (before giving effect to the Transactions) and Padre and its Subsidiaries for each fiscal quarter of Borrower and Padre, respectively, ended after December 31, 2016 (other than the fourth fiscal quarter of any fiscal year) and at least 45 days before the Closing Date and (iii) a pro forma balance sheet and related statement of operations of Borrower and its Subsidiaries (including Padre and its Subsidiaries) as of and for the twelve-month period ending with the latest quarterly or annual period of Borrower covered by the financial statements set forth in clauses (i) and (ii) above, after giving effect to the Transaction.

(j) Padre Acquisition.

(i) The Padre Acquisition shall have been, or shall substantially concurrently with the initial extension of credit hereunder be, consummated in all material respects in accordance with the terms of the Padre Acquisition Agreement.

(ii) The Padre Acquisition Agreement shall not have been altered, amended or otherwise changed or supplemented or any provision waived or consented to (including any change in the purchase price) in any manner that is materially adverse to the interests of the Lenders or the Lead Arrangers without the prior written consent (not to be unreasonably withheld, delayed or conditioned) of the Initial Lenders (as defined in the Commitment Letter); provided that (x) any reduction of the purchase price in respect of the Padre Acquisition will be materially adverse to the Lenders and the Lead Arrangers, unless there is a concurrent reduction in an amount equal to such reduction in, on a pro rata basis, (A) the equity received by the Padre Sellers in Borrower, on the one hand, and (B) the aggregate principal amount of the Term B Facility Loans and the Closing Date First Lien Term Loans, on the other hand (and on a pro rata basis across the Term B Facility Loans and the Closing Date First Lien Term Loans); provided that, notwithstanding the foregoing, (I) in the event that the Consolidated EBITDA for the four fiscal quarters ending on the last day of the most recent fiscal quarter covered by the financial statements set forth in clauses (i) and (ii) of Section 7.01(i) above, determined on a pro forma basis as of the Closing Date, is greater than or equal to $165.0 million, up to $10.0 million of any reduction may, at the direction of Borrower, be applied solely to reduce the equity received by the Padre Sellers in Borrower and (II) up to $10.0 million of any reduction in respect of the Term

B Facility Loans and the Closing Date First Lien Term Loans may, at the direction of Borrower, be applied solely to reduce the First Lien Term Loan Facility and (y) any increase in the purchase price in respect of the Padre Acquisition will not be deemed to be materially adverse to the interests of the Lenders or the Lead Arrangers to the extent that cash on hand (including as a result of borrowings under the First Lien Revolving Facility, and/or an increase in the equity received by the Padre Seller in Borrower is used to fund any such increase).

(iii) The representations and warranties made by or with respect to Padre and its Subsidiaries in the Padre Acquisition Agreement that are material to the interests of the Lenders shall be true and correct in all material respects, but only to the extent that Borrower has the right to terminate its obligations under the Padre Acquisition Agreement or to decline to consummate the Padre Acquisition (in each case in accordance with the terms of the Padre Acquisition Agreement) as a result of such breach of such representations and warranties in the Padre Acquisition Agreement.

(iv) The Specified Representations shall be true and correct in all material respects.

(k) Closing Date First Lien Term Loans. Prior to or substantially simultaneously with the initial extensions of credit hereunder, Borrower shall have received the proceeds of the Closing Date First Lien Term Loans. Administrative Agent shall have received the First Lien/Second Lien Intercreditor Agreement duly executed by the Second Lien Administrative Agent and each of the Credit Parties.

(l) Insurance. Administrative Agent shall have received evidence of insurance complying with the requirements of Sections 9.02(a) and (b) and certificates naming Collateral Agent as an additional insured and/or loss payee to the extent required pursuant to such Sections.

(m) [Reserved].

(n) Repayment of Indebtedness. Borrower and its Restricted Subsidiaries shall have effected (or will, on the Closing Date, effect) the repayment in full of all obligations and indebtedness of Borrower and its Restricted Subsidiaries in respect of the Existing Credit Agreements, including, without limitation, the termination of all outstanding commitments in effect under the Existing Credit Agreements (with the exception of obligations relating to each applicable Existing Letter of Credit (as defined in the First Lien Credit Agreement) issued thereunder), on customary terms and conditions and pursuant to documentation reasonably satisfactory to Administrative Agent. All Liens and guarantees in respect of such obligations shall have been terminated or released (or arrangements for such termination or release reasonably satisfactory to Administrative Agent shall have been made) (with the exception of obligations relating to each applicable Existing Letter of Credit (as defined in the First Lien Credit Agreement) issued thereunder), and Administrative Agent shall have received (or will, on the Closing Date, receive) evidence thereof reasonably satisfactory to Administrative Agent and a “pay-off” letter or letters reasonably satisfactory to Administrative Agent with respect to such obligations and such UCC termination statements, mortgage releases and other instruments, in each case in proper form for recording, as Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing such obligations (or arrangements for such termination or release reasonably satisfactory to Administrative Agent shall have been made).

(o) [Reserved].

(p) [Reserved].

(q) Solvency. Administrative Agent shall have received a certificate in the form of Exhibit G from the chief financial officer or other equivalent officer of Borrower with respect to the Solvency of Borrower (on a consolidated basis with its Subsidiaries), immediately after giving effect to the consummation of the Transactions.

(r) Payment of Fees and Expenses. To the extent invoiced at least two (2) Business Days prior to the Closing Date (unless otherwise agreed by Borrower), all costs, fees, expenses (including, without limitation, reasonable legal fees and expenses of Cahill Gordon & Reindel LLP, and of special gaming and local counsel in any applicable jurisdiction, if any) of Administrative Agent, Lead Arrangers and (in the case of fees only) the Lenders required to be paid by this Agreement or by the Commitment Letter, in each case, payable to Administrative Agent, Lead Arrangers and/or Lenders in respect of the Transactions, shall have been, or shall substantially concurrently with the initial extension of credit hereunder be, paid to the extent due.

(s) Patriot Act. On or prior to the Closing Date, Administrative Agent shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information reasonably requested in writing at least ten (10) Business Days prior to the Closing Date by Administrative Agent that Administrative Agent reasonably determines is required by regulatory authorities from the Credit Parties under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Act.

(t) Material Adverse Changes. Since June 10, 2017, there shall not have occurred any change, event, circumstance or development that, individually or in the aggregate, has had, or is reasonably likely to have a Padre Material Adverse Effect.

SECTION 7.02. Conditions to All Extensions of Credit. Subject to the limitations set forth in Section 2.12 and the applicable Incremental Joinder Agreement, the obligations of the Lenders to make any Loan or otherwise extend any credit to Borrower upon the occasion of each Borrowing or other extension of credit hereunder (including the initial borrowing) after the Closing Date is subject to the conditions precedent that:

(a) No Default or Event of Default; Representations and Warranties True. Both immediately prior to the making of such Loan or other extension of credit and also after giving effect thereto and to the intended use thereof:

(i) no Default or Event of Default shall have occurred and be continuing (provided that this clause (i) shall not apply to any extensions of credit pursuant to an Incremental Commitment to the extent provided in Section 2.12 and the applicable Incremental Joinder Agreement); and

(ii) each of the representations and warranties made by the Credit Parties in Article VIII or by each Credit Party in each of the other Credit Documents to which it is a party shall be true and correct in all material respects on and as of the date of the making of such Loan or other extension of credit with the same force and effect as if made on and as of such date (it being understood and agreed that any such representation or warranty which by its terms is made as of an earlier date shall be required to be true and correct in all material respects only as such earlier date, and that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the applicable date) (provided that this clause (ii) shall not apply to any extensions of credit pursuant to an

Incremental Commitment to the extent provided in Section 2.12 and the applicable Incremental Joinder Agreement).

(b) Notice of Borrowing. Administrative Agent shall have received a Notice of Borrowing duly completed and complying with Section 4.05. Each Notice of Borrowing delivered by Borrower hereunder shall constitute a representation and warranty by Borrower that on and as of the date of such notice and on and as of the relevant borrowing date (both immediately before and after giving effect to such borrowing and the application of the proceeds thereof) that the applicable conditions in Section 7.02 have been satisfied.

ARTICLE VIII.

REPRESENTATIONS AND WARRANTIES

Each Credit Party represents for itself and on behalf of its Restricted Subsidiaries and warrants to Administrative Agent, Collateral Agent and Lenders that, at and as of each Funding Date, in each case immediately before and immediately after giving effect to the transactions to occur on such date (provided, that such representations and warranties made on the Closing Date shall be made giving effect to the Transactions and shall be limited to the Specified Representations):

SECTION 8.01. Corporate Existence; Compliance with Law.

(a) Borrower and each Restricted Subsidiary (i) is a corporation, partnership, limited liability company or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (ii)(1) has all requisite corporate or other power and authority, and (2) has all governmental licenses, authorizations, consents and approvals necessary to own its Property and carry on its business as now being conducted; and (iii) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary; except, in the case of clauses (ii)(2) and (iii) where the failure thereof individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(b) Neither Borrower nor any Restricted Subsidiary nor any of its Property is in violation of, nor will the continued operation of Borrower’s or such Restricted Subsidiary’s Property as currently conducted violate, any Requirement of Law (including, without limitation, Gaming Laws, the Act and any zoning or building ordinance, code or approval or permits or any restrictions of record or agreements affecting the Real Property) or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violations or defaults would reasonably be expected to have a Material Adverse Effect.

(c) Neither Borrower nor any Guarantor is an EEA Financial Institution.

SECTION 8.02. Financial Condition; Etc. Borrower has delivered to Administrative Agent or made publically available (a) the audited consolidated balance sheets and related consolidated statements of operations, cash flows and shareholders’ equity of each of Borrower and its Subsidiaries (before giving effect to the Transactions) and Padre and its Subsidiaries for each of the three most recently completed fiscal years of Borrower and Padre, respectively, ended at least 90 days before the Closing Date and (b) the unaudited consolidated balance sheets and related statements of operations and cash flows of each of Borrower and its Subsidiaries (before giving effect to the Transactions) and Padre and its Subsidiaries for each fiscal quarter ending after December 31, 2016 (other than the fourth fiscal quarter of any fiscal year) and at least 45 days prior to the Closing Date. All of said financial statements, including in each case the related schedules and notes, are true, complete and correct in all material respects and have been prepared in accordance with GAAP consistently applied and present fairly in all material respects the financial position of Borrower and its Subsidiaries or Padre and its Subsidiaries, as applicable, as of the respective dates of said balance sheets and the results of their operations for the respective periods covered thereby, subject (in the case of interim statements) to normal period-end audit adjustments and the absence of footnotes.

SECTION 8.03. Litigation. Except as set forth on Schedule 8.03, there is no Proceeding (other than any normal overseeing reviews of the Gaming Authorities) pending against, or to the knowledge of any Responsible Officer of Borrower, threatened in writing against, Borrower or any of the Restricted Subsidiaries or any of their respective Properties before any Governmental Authority or private arbitrator that (i) either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (ii) as of the Closing Date only, challenges the validity or enforceability of any of the Credit Documents.

SECTION 8.04. No Breach; No Default.

(a) None of the execution, delivery and performance by any Credit Party of any Credit Document to which it is a party nor the consummation of the transactions herein and therein contemplated (including the Transactions) do or will (i) conflict with or result in a breach of, or require any consent (which has not been obtained and is in full force and effect) under (x) any Organizational Document of any Credit Party or (y) any applicable Requirement of Law (including, without limitation, any Gaming Law) or (z) any order, writ, injunction or decree of any Governmental Authority binding on any Credit Party or tortiously interfere with, result in a breach of, or require termination of, any term or provision of any Contractual Obligation of any Credit Party or (ii) constitute (with due notice or lapse of time or both) a default under any such Contractual Obligation or (iii) result in or require the creation or imposition of any Lien (except for the Liens created pursuant to the Security Documents) upon any Property of any Credit Party pursuant to the terms of any such Contractual Obligation, except with respect to (i)(y), (i)(z), (ii) or (iii) which would not reasonably be expected to result in a Material Adverse Effect.

(b) No Default or Event of Default has occurred and is continuing.

SECTION 8.05. Action. Borrower and each Restricted Subsidiary has all necessary corporate or other organizational power, authority and legal right to execute, deliver and perform its obligations under each Credit Document to which it is a party and to consummate the transactions herein and therein contemplated; the execution, delivery and performance by Borrower and each Restricted Subsidiary of each Credit Document to which it is a party and the consummation of the transactions herein and therein contemplated have been duly authorized by all necessary corporate, partnership or other organizational action on its part; and this Agreement has been duly and validly executed and delivered by each Credit Party and constitutes, and each of the Credit Documents to which it is a party when executed and delivered by such Credit Party will constitute, its legal, valid and binding obligation, enforceable against each Credit Party, as applicable, in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general applicability from time to time in effect affecting the enforcement of creditors’ rights and remedies and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 8.06. Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by Borrower or any Restricted Subsidiary of the Credit Documents to

which it is a party or for the legality, validity or enforceability hereof or thereof or for the consummation of the Transactions (including the consummation of the Padre Acquisition), except for: (i) authorizations, approvals or consents of, and filings or registrations with any Governmental Authority or any securities exchange previously obtained, made, received or issued, (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (iii) the filings referred to in Section 8.14, (iv) waiver by the Gaming Authorities of any qualification requirement on the part of the Lenders who do not otherwise qualify and are not banks or licensed lending institutions, (v) consents, authorizations and filings that have been obtained or made and are in full force and effect or the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect, (vi) any required approvals (including prior approvals) of the requisite Gaming Authorities that any Agent, Lender or participant is required to obtain from, or any required filings with, requisite Gaming Authorities to exercise their respective rights and remedies under this Agreement and the other Credit Documents (as set forth in Section 13.13), (vii) prior approval from the landlord and other Governmental Authorities for the provision of a leasehold Mortgage encumbering the Rocky Gap Property (viii) prior approval from the Nevada Gaming Commission of the Security Agreement and the pledge of any Pledged Nevada Gaming Interests (as defined in the Security Agreement) and (ix) prior approval from the Montana Gambling Control Division of the Security Agreement and the pledge of any Pledged Montana Gaming Interests (as defined in the Security Agreement).

SECTION 8.07. ERISA, Foreign Employee Benefit Matters and Labor Matters.

(a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 8.07, as of the Closing Date, no ERISA Entity maintains or contributes to any Pension Plan. Each Company is in compliance with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan (other than to the extent such failure to comply would not reasonably be expected to have a Material Adverse Effect). Using actuarial assumptions and computation methods consistent with Part I of Subtitle E of Title IV of ERISA, the aggregate liabilities of any ERISA Entity to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan that precedes the Closing Date, would not reasonably be expected to result in a Material Adverse Effect.

(b) Each Foreign Plan is in compliance with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Foreign Plan (other than to the extent such failure to comply would not reasonably be expected to have a Material Adverse Effect). The aggregate of the liabilities to provide all of the accrued benefits under any funded Foreign Plan (based on reasonable assumptions used by such Foreign Plan) does not as of the most recent valuation report (or as of the end of the most recent plan year if there is no recent valuation report) exceed the current fair market value of the assets held in the trust or other funding vehicle for such Foreign Plan by an amount that would reasonably be expected to have a Material Adverse Effect. Other than to the extent such failure to comply would not reasonably be expected to have a Material Adverse Effect, with respect to any unfunded Foreign Plan, reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such Foreign Plan is maintained. There are no actions, suits or claims (other than routine claims for benefits) pending or to the knowledge of any Responsible Officer of Borrower, threatened against Borrower or any of its Restricted Subsidiaries or any ERISA Entity with respect to any Foreign Plan that would reasonably be expected to result in a Material Adverse Effect.

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) there are no strikes or other labor disputes against Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of Borrower, threatened and (ii) the hours worked by and payments made to employees of Borrower or any of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable loan dealing with such matters.

SECTION 8.08. Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all tax returns, statements, reports and forms or other documents (including estimated Tax or information returns and including any required, related or supporting information) (collectively, the “Tax Returns”) required to be filed with any taxing authority by, or with respect to, Borrower and each of the Restricted Subsidiaries have been timely filed in accordance with all applicable Laws; (ii) Borrower and each of the Restricted Subsidiaries has timely paid all Taxes shown as due and payable on Tax Returns that have been so filed or that are otherwise due and payable (including in its capacity as a withholding agent) and other than Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and such proceedings operate to suspend collection of the contested Taxes and enforcement of a Lien in respect thereof) and each Tax Return is accurate and complete; and (iii) Borrower and each of the Restricted Subsidiaries has made adequate provision in accordance with GAAP for all Taxes payable by Borrower or such Restricted Subsidiary for which no Tax Return has yet been filed. Neither Borrower nor any of the Restricted Subsidiaries has received written notice of any proposed or pending Tax assessment, audit or deficiency against Borrower or such Restricted Subsidiary that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 8.09. Investment Company Act. Neither Borrower nor any of the Restricted Subsidiaries is an “investment company,” or a company “controlled” by an “investment company” required to be regulated under the Investment Company Act of 1940, as amended.

SECTION 8.10. Environmental Matters. Except as set forth on Schedule 8.10 or as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) each of Borrower and the Restricted Subsidiaries and each of their businesses, operations and Real Property is in compliance with, and each has no liability under any Environmental Law; (ii) each of Borrower and the Restricted Subsidiaries has obtained all Permits required for, the conduct of their businesses and operations, and the ownership, operation and use of their assets, all as currently conducted, under any Environmental Law, all such Permits are valid and in good standing and, under the currently effective business plans of Borrower and the Restricted Subsidiaries, no expenditures or operational adjustments would reasonably be expected to be required during the next five years in order to renew or modify such Permits; (iii) there has been no Release or threatened Release of Hazardous Material on, at, under or from any real property or facility presently or formerly owned, leased, operated or, to the knowledge of any Responsible Officer of Borrower or any of the Restricted Subsidiaries, used for waste disposal by Borrower or any of the Restricted Subsidiaries, or any of their respective predecessors in interest that would reasonably be expected to result in liability to Borrower or any of the Restricted Subsidiaries under any Environmental Law; (iv) there is no Environmental Action pending or, to the knowledge of any Responsible Officer of Borrower or any of the Restricted Subsidiaries, threatened, against Borrower or any of the Restricted Subsidiaries or, relating to real property currently or formerly owned, leased, operated or, to the knowledge of any Responsible Officer of Borrower or any of the Restricted Subsidiaries, used for waste disposal, by Borrower or any of the Restricted Subsidiaries or relating to the operations of Borrower or the Restricted Subsidiaries; (v) none of Borrower or any of the Restricted Subsidiaries is obligated to perform any action or otherwise incur any expense under any Environmental Law pursuant to any legally binding order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, and none of Borrower or any of the Restricted

Subsidiaries is conducting or financing any Response Action pursuant to any Environmental Law with respect to any location; (vi) no circumstances exist that would reasonably be expected to (a) form the basis of an Environmental Action against Borrower or any of the Restricted Subsidiaries, or any of their Real Property, facilities or assets or (b) cause any such Real Property, facilities or assets to be subject to any restriction on ownership, occupancy, use or transferability under any Environmental Law; (vii) no real property or facility presently or formerly owned, operated or leased by Borrower or any of the Restricted Subsidiaries and, to the knowledge of any Responsible Officer of Borrower or any of the Restricted Subsidiaries, no real property or facility presently or formerly used for waste disposal by Borrower or any of the Restricted Subsidiaries or owned, leased, operated or used for waste disposal by any of their respective predecessors in interest is (a) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (b) included on any similar list maintained by any Governmental Authority including, without limitation, any such list relating to petroleum; (viii) no real property or facility presently or formerly owned, or presently leased or operated by Borrower or any of the Restricted Subsidiaries and, to the knowledge of any Responsible Officer of Borrower or any of the Restricted Subsidiaries, no real property or facility formerly leased or operated by Borrower or any of the Restricted Subsidiaries is listed on the Comprehensive Environmental Response, Compensation, and Liability Information System promulgated pursuant to CERCLA as potentially requiring future Response Action; (ix) no Lien has been recorded or, to the knowledge of any Responsible Officer of Borrower or any of the Restricted Subsidiaries, threatened under any Environmental Law with respect to any Real Property or other assets of Borrower or any of the Restricted Subsidiaries; and (x) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not affect the validity or require the transfer of any Permit held by Borrower or any of the Restricted Subsidiaries under any Environmental Law, and will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements with respect to each of Borrower and the Restricted Subsidiaries or any of their respective predecessors in interest.

SECTION 8.11. Use of Proceeds.

(a) Borrower will use the proceeds of:

(i) Term B Facility Loans on the Closing Date to finance a portion of the Transactions and for general corporate purposes; and

(ii) Term Loans made after the Closing Date for working capital, capital expenditures, Permitted Acquisitions (and other Acquisitions not prohibited hereunder) and general corporate purposes and for any other purposes not prohibited by this Agreement.

(b) Neither Borrower nor any of the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock. No part of the proceeds of any extension of credit (including any Loans) hereunder will be used directly or indirectly and whether immediately, incidentally or ultimately to purchase or carry any Margin Stock or to extend credit to others for such purpose or to refund Indebtedness originally incurred for such purpose or for any other purpose, in each case, that entails a violation of, or is inconsistent with, the provisions of Regulation T, Regulation U or Regulation X. The pledge of any Equity Interests by any Credit Party pursuant to the Security Agreement does not violate such regulations.

SECTION 8.12. Subsidiaries.

(a) Schedule 8.12(a) sets forth a true and complete list of the following: (i) all the Subsidiaries of Borrower as of the Closing Date; (ii) the name and jurisdiction of incorporation or organization of each such Subsidiary as of the Closing Date; and (iii) as to each such Subsidiary, the percentage and number of each class of Equity Interests of such Subsidiary owned by Borrower and its respective Subsidiaries as of the Closing Date.

(b) Schedule 8.12(b) sets forth a true and complete list of all the Immaterial Subsidiaries as of the Closing Date.

(c) Schedule 8.12(c) sets forth a true and complete list of all the Unrestricted Subsidiaries as of the Closing Date.

SECTION 8.13. Ownership of Property; Liens. Except as set forth on Schedule 8.13(a), (a) Borrower and each of the Restricted Subsidiaries has good and valid title to, or a valid (with respect to Real Property and Vessels) leasehold interest in (or subleasehold interest in or other right to occupy), all material assets and Property (including Mortgaged Real Property and Mortgaged Vessels) (tangible and intangible) owned or occupied by it (except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets), and (b) all such assets and Property are subject to no Liens other than Permitted Liens. All of the assets and Property owned by, leased to or used by Borrower and each of the Restricted Subsidiaries in its respective businesses are in good operating condition and repair in all material respects (ordinary wear and tear and casualty and force majeure excepted) except in each case where the failure of such asset to meet such requirements would not reasonably be expected to result in a Material Adverse Effect.

SECTION 8.14. Security Interest; Absence of Financing Statements; Etc.

(a) Subject to applicable Gaming Laws, the Security Documents, once executed and delivered, will create, in favor of Collateral Agent for the benefit of the Secured Parties, as security for the Obligations, a valid and enforceable security interest in and Lien upon all of the Collateral (subject to any applicable provisions set forth herein or in the Security Documents with respect to limitations or exclusions from the requirement to perfect the security interests and Liens on the collateral described therein), and upon (i) filing of financing statements in the offices of the Secretaries of State of each Credit Party’s jurisdiction of organization or formation or recording, registering or taking such other actions as may be necessary with the appropriate Governmental Authorities (including payment of applicable filing and recording taxes) and (ii) the taking of possession or control by Collateral Agent of the Pledged Collateral (or, prior to the Discharge of Senior Obligations (as defined in the First Lien/Second Lien Intercreditor Agreement), by the Senior Representative (as defined in the First Lien/Second Lien Intercreditor Agreement) in accordance with the First Lien/Second Lien Intercreditor Agreement) with respect to which a security interest may be perfected only by possession or control which possession or control shall be given to Collateral Agent (or, prior to the Discharge of Senior Obligations (as defined in the First Lien/Second Lien Intercreditor Agreement), to the Senior Representative (as defined in the First Lien/Second Lien Intercreditor Agreement) in accordance with the First Lien/Second Lien Intercreditor Agreement) to the extent possession or control by Collateral Agent is required by the Security Agreement, such security interest shall be a perfected security interest in and Lien upon all of the Collateral (subject to any applicable provisions set forth herein or in the Security Documents with respect to limitations or exclusions from the requirement to perfect the security interests and Liens on the collateral described therein) superior to and prior to the rights of all third Persons and subject to no Liens other than Permitted Liens.

(b) Each Ship Mortgage, once executed and delivered, will create, upon filing and recording in the National Vessel Documentation Center of the United States Coast Guard, in favor of Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable preferred mortgage upon the applicable Mortgaged Vessel under Chapter 313 of Title 46 of the United States Code, subject to no Liens other than Permitted Liens.

Notwithstanding anything herein (including this Section 8.14) or in any other Credit Document to the contrary, neither Borrower nor any other Credit Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law or (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to this Agreement or any other Credit Document.

SECTION 8.15. Licenses and Permits. Except as set forth on Schedule 8.15, Borrower and each of its Restricted Subsidiaries hold all material governmental permits, licenses, authorizations, consents and approvals (including Gaming Approvals) necessary for Borrower and its Restricted Subsidiaries to own, lease, and operate their respective Properties and to operate their respective businesses as now being conducted (collectively, the “Permits”), except for Permits the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect. None of the Permits has been modified in any way since the Closing Date that would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 8.15, all Permits are in full force and effect except where the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 8.15, neither Borrower nor any of its Restricted Subsidiaries has received written notice that any Gaming Authority has commenced proceedings to suspend, revoke or not renew any such Permits where such suspensions, revocations or failure to renew would reasonably be expected to have a Material Adverse Effect.

SECTION 8.16. Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of any Credit Party to any Secured Party prior to the Closing Date in connection with this Agreement and the other Credit Documents, but in each case excluding all projections and general industry or economic data, when taken as a whole and giving effect to all supplements and updates, do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not materially misleading. The pro forma financial information furnished pursuant to Section 7.01(i)(iii) was prepared in good faith based on assumptions believed by Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount and no Credit Party, however, makes any representation as to the ability of any Company to achieve the results set forth in any such projections.

SECTION 8.17. Solvency. As of the Closing Date, immediately prior to and immediately following the consummation of the Transactions occurring on the Closing Date, Borrower (on a consolidated basis with its Restricted Subsidiaries) is and will be Solvent (after giving effect to Section 6.07).

SECTION 8.18. Senior Obligations. The Obligations are “Senior Debt,” “Senior Indebtedness,” or “Senior Secured Financing” (or any comparable term) under, and as defined in, and entitled to the subordination and/or intercreditor, as applicable, provisions of any Permitted Unsecured Refinancing Debt and Ratio Debt that is purported to be subordinated to the Obligations.

SECTION 8.19. Intellectual Property. Except as set forth on Schedule 8.19, Borrower and each of its Restricted Subsidiaries owns or possesses adequate licenses or otherwise has the right to use all of the patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, trade secrets, know-how and processes (collectively, “Intellectual Property”) (including, as of the Closing Date, all Intellectual Property listed in Schedules 8(a), 8(b) and 8(c) to the Initial Perfection Certificate) that are necessary for the operation of its business as presently conducted except where failure to own or have such right would not reasonably be expected to have a Material Adverse Effect and, as of the Closing Date, all registrations listed in Schedules 8(a), 8(b) and 8(c) to the Initial Perfection Certificate are valid and in full force and effect, except where the invalidity of such registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 8.19, as of the Closing Date, no claim is pending or, to the knowledge of any Responsible Officer of Borrower, threatened to the effect that Borrower or any of its Restricted Subsidiaries infringes or conflicts with the asserted rights of any other Person under any material Intellectual Property, except for such claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 8.19, as of the Closing Date, no claim is pending or, to the knowledge of any Responsible Officer of Borrower, threatened to the effect that any such material Intellectual Property owned or licensed by Borrower or any of its Restricted Subsidiaries or which Borrower or any of its Restricted Subsidiaries otherwise has the right to use is invalid or unenforceable, except for such claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 8.20. [Reserved].

SECTION 8.21. [Reserved].

SECTION 8.22. Insurance. Borrower and each of its Restricted Subsidiaries are insured by insurers of recognized financial responsibility (determined as of the date such insurance was obtained) against such losses and risks (other than wind and flood damage) and in such amounts as are prudent and customary in the businesses in which it is engaged, except to the extent that such insurance is not available on commercially reasonable terms. Borrower and each of its Restricted Subsidiaries maintain all insurance required by Flood Insurance Laws (but shall not, for the avoidance of doubt, be required to obtain insurance with respect to wind and flood damage unless and to the extent required by such Flood Insurance Laws).

SECTION 8.23. Real Estate.

(a) Schedule 8.23(a) sets forth a true, complete and correct list of all Material Real Property owned and all Material Real Property leased by Borrower or any of its Restricted Subsidiaries as of the Closing Date, including a brief description thereof, including, in the case of leases, the street address (to the extent available) and landlord name. Borrower has delivered to Collateral Agent true, complete and correct copies of all such leases.

(b) Except as set forth on Schedule 8.23(b), as of the Closing Date, to the best of knowledge of any Responsible Officer of Borrower no Taking has been commenced or is contemplated with respect to all or any portion of the Material Real Property or for the relocation of roadways providing access to such Material Real Property that either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

SECTION 8.24. Leases.

(a) [Reserved].

(b) Borrower and its Restricted Subsidiaries have paid all material payments required to be made by it under all leases of Material Real Property where any of the Collateral is or may be located from time to time (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Borrower or such Restricted Subsidiary, as the case may be, and any amounts that are due but not yet delinquent), except where failure to make such payments would not reasonably be expected to have a Material Adverse Effect.

(c) As of the Closing Date and thereafter, each of the material leases of Material Real Property is in full force and effect and will be or is, as applicable, legal, valid, binding and enforceable against the Credit Party party thereto, in accordance with its terms, in each case, except as such enforceability may be limited by (x) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general applicability from time to time in effect affecting the enforcement of creditors’ rights and remedies and (y) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), except as would not reasonably be expected to have a Material Adverse Effect.

(d) None of the leases of Material Real Property have been amended, modified or assigned in any manner that would reasonably be expected to result in a Material Adverse Effect. Borrower has not received written notice of any existing breach, default, event of default or, to the best of knowledge of any Responsible Officer of Borrower, event that, with or without notice or lapse of time or both, would constitute a breach, default or an event of default by any Credit Party party to any of the leases of Material Real Property that would reasonably be expected to have a Material Adverse Effect.

SECTION 8.25. Mortgaged Real Property. Except as set forth on Schedule 8.25(a) or as would not reasonably be expected to have a Material Adverse Effect, with respect to each Mortgaged Real Property, as of the Closing Date (a) there has been issued a valid and proper certificate of occupancy or other local equivalent, if any, for the use then being made of such Mortgaged Real Property to the extent required by applicable Requirements of Law and there is no outstanding citation, notice of violation or similar notice indicating that the Mortgaged Real Property contains conditions which are not in compliance with local codes or ordinances relating to building or fire safety or structural soundness and (b) except as set forth on Schedule 8.25(b), there are no material disputes regarding boundary lines, location, encroachment or possession of such Mortgaged Real Property and no Responsible Officer of Borrower has actual knowledge of any state of facts existing which could give rise to any such claim other than those that would not reasonably be expected to have a Material Adverse Effect; provided, however, that with respect to any Mortgaged Real Property in which Borrower or a Restricted Subsidiary has a leasehold estate, the foregoing certifications shall be to Borrower’s knowledge only.

SECTION 8.26. Material Adverse Effect. Since the Closing Date, there shall not have occurred any event or circumstance that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 8.27. Anti-Corruption Laws and Sanctions. Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote material compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and, to the knowledge of

Borrower or its Subsidiaries, their respective officers, directors and employees, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in Borrower or its Subsidiaries being designated as a Sanctioned Person. None of (a) Borrower, any Subsidiary or, to the knowledge of Borrower or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of Borrower, any agent of Borrower or any of its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

ARTICLE IX.

AFFIRMATIVE COVENANTS

Each Credit Party, for itself and on behalf of its Restricted Subsidiaries, covenants and agrees with Administrative Agent, Collateral Agent and Lenders that until the Obligations have been Paid in Full (and each Credit Party covenants and agrees that it will cause its Restricted Subsidiaries to observe and perform the covenants herein set forth applicable to any such Restricted Subsidiary until the Obligations have been Paid in Full):

SECTION 9.01. Existence; Business Properties.

(a) Borrower and each of its Restricted Subsidiaries shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence (in the case of Borrower, in the United States), except in a transaction permitted by Section 10.05 or, in the case of any Restricted Subsidiary, where the failure to perform such obligations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) Borrower and each of its Restricted Subsidiaries shall do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, approvals, patents, copyrights, trademarks and trade names (including Gaming Approvals) material to the conduct of its business except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; comply with all applicable Requirements of Law (including any and all Gaming Laws and any and all zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect and at all times maintain and preserve all of its property and keep such property in good repair, working order and condition (ordinary wear and tear and casualty and force majeure excepted) except where the failure to do so individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect; provided, however, that nothing in this Section 9.01(b) shall prevent (i) sales, conveyances, transfers or other dispositions of assets, consolidations or mergers by or involving any Company or any other transaction in accordance with Section 10.05; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, Permits, authorizations, copyrights, trademarks, trade names, franchises, licenses and patents that such Company reasonably determines are not useful to its business.

(c) Borrower will maintain in effect and enforce policies and procedures reasonably designed to promote material compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 9.02. Insurance.

(a) Borrower and its Restricted Subsidiaries shall maintain with insurers of recognized financial responsibility (determined at the time such insurance is obtained) not Affiliates of Borrower insurance on its Property in at least such amounts and against at least such risks as are customarily insured against by companies engaged in the same or a similar business and operating similar properties in localities where Borrower or the applicable Restricted Subsidiary operates; and furnish to Administrative Agent, upon written request, information as to the insurance carried; provided that Borrower and its Restricted Subsidiaries shall not be required to maintain insurance with respect to wind and flood damage on any property for any insurance coverage period unless, and to the extent, such insurance is required by an applicable Requirement of Law. Subject to Section 9.15, Collateral Agent shall be named as an additional insured on all third-party liability insurance policies of Borrower and each of its Restricted Subsidiaries (other than directors and officers liability insurance, insurance policies relating to employment practices liability, crime or fiduciary duties, kidnap and ransom insurance policies, and insurance as to fraud, errors and omissions), and Collateral Agent shall be named as mortgagee/loss payee on all property insurance policies of each such Person.

(b) Borrower and each of its Restricted Subsidiaries shall deliver to Administrative Agent on behalf of the Secured Parties, (i) on or prior to the Closing Date, a certificate dated on or prior (but close) to the Closing Date showing the amount and types of insurance coverage as of such date, (ii) promptly following receipt of any notice from any insurer of cancellation of a material policy or material change in coverage from that existing on the Closing Date, a copy of such notice (or, if no copy is available, notice thereof), and (iii) promptly after such information has been received in written form by Borrower or any of its Restricted Subsidiaries, information as to any claim for an amount in excess of $30.0 million with respect to any property and casualty insurance policy maintained by Borrower or any of its Restricted Subsidiaries.

(c) If any portion of any Mortgaged Real Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then Borrower shall, or shall cause the applicable Credit Party to (i) to the extent required pursuant to the Flood Insurance Laws, maintain, or cause to be maintained, with a financially sound and reputable insurer (determined at the time such insurance is obtained), flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to such Flood Insurance Laws and (ii) deliver to Administrative Agent evidence of such compliance in form and substance reasonably acceptable to Administrative Agent.

(d) In the event that the proceeds of any insurance claim are paid after Collateral Agent has exercised its right to foreclose after an Event of Default, such proceeds shall be paid to Collateral Agent to satisfy any deficiency remaining after such foreclosure. Collateral Agent shall retain its interest in the policies required to be maintained pursuant to this Section 9.02 during any redemption period.

SECTION 9.03. Taxes; Performance of Obligations.

Borrower and each of its Restricted Subsidiaries shall timely file all material Tax Returns required to be filed by it and pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property (including in its capacity as a withholding agent), before the same shall become delinquent or in default; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and Borrower and each of its Subsidiaries shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and, in the case of Liens on the Collateral, enforcement of such Lien.

SECTION 9.04. Financial Statements, Etc. Borrower shall deliver to Administrative Agent for distribution by Administrative Agent to the Lenders (unless a Lender expressly declines in writing to accept):

(a) Quarterly Financials. As soon as available, but in any event within forty-five (45) days (or sixty (60) days in the case of the first such delivery) after the end of each fiscal quarter of Borrower beginning with the fiscal quarter ended March 31, 2018 (other than the last fiscal quarter in any fiscal year), (x) a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for such fiscal quarter and the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and (y) management’s discussion and analysis of the important operational and financial developments of Borrower and the Subsidiaries during such fiscal quarter;

(b) Annual Financials. As soon as available, but in any event within ninety (90) days (or one hundred twenty (120) days in the case of the fiscal year ended December 31, 2017) after the end of each fiscal year of Borrower beginning with the fiscal year ended December 31, 2017, (x) consolidated balance sheets of Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year and, in the case of each such consolidated financial statements, audited and accompanied by a report and opinion of either Piercy Bowler Taylor & Kern, Grant Thornton or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, other than resulting from (I) an upcoming maturity date within twelve (12) months under any Indebtedness, or (II) any prospective or actual default of any financial covenant with respect to the credit facilities hereunder or any other Indebtedness, and (y) management’s discussion and analysis of the important operational and financial developments of Borrower and the Subsidiaries during such fiscal year;

(c) Auditor’s Certificates; Compliance Certificate. At the time it furnishes each set of financial statements pursuant to Section 9.04(a) or Section 9.04(b), a certificate of a Responsible Officer of Borrower in the form of Exhibit V hereto to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Companies have taken and propose to take with respect thereto);

(d) Notice of Default. Promptly after any Responsible Officer of any Company knows that any Default has occurred, a notice of such Default, breach or violation describing the same in reasonable detail and a description of the action that the Companies have taken and propose to take with respect thereto;

(e) Environmental Matters. Written notice of any claim, release of Hazardous Material, condition, circumstance, occurrence or event arising under Environmental Law which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(f) Annual Budgets. As soon as available, and in any event no later than ninety (90) days after the end of each fiscal year of Borrower (or one hundred twenty (120) days in the case of the fiscal year ended December 31, 2017), a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of Borrower and its Subsidiaries as of the end of each fiscal quarter of such fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto), which shall be accompanied by a certificate of a Responsible Officer stating that such projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such projections are incorrect or misleading in any material respect;

(g) Auditors’ Reports. Promptly upon receipt thereof, copies of all annual, interim or special reports issued to Borrower or any Restricted Subsidiary by independent certified public accountants in connection with each annual, interim or special audit of Borrower’s or such Restricted Subsidiary’s books made by such accountants, including any management letter commenting on Borrower’s or such Restricted Subsidiary’s internal controls issued by such accountants to management in connection with their annual audit; provided, however, that such reports shall only be made available to Administrative Agent and to those Lenders who request such reports through Administrative Agent;

(h) Lien Matters; Casualty and Damage to Collateral.

(i) Prompt written notice of (i) the incurrence of any Lien (other than a Permitted Lien) on the Collateral or any part thereof, (ii) any Casualty Event or other insured damage to any material portion of the Collateral or (iii) the occurrence of any other event that in Borrower’s judgment is reasonably likely to materially adversely affect the aggregate value of the Collateral; and

(ii) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 9.04(b), a certificate of a Responsible Officer of Borrower setting forth the information required pursuant to Schedules 1(a), 1(b), 2, 3(a), 3(b), 4, 5, 6, 7, 8(a), 8(b), 8(c), 9, 10, and 11 to the Perfection Certificate or confirming that there has been no change in such information since the date of the Initial Perfection Certificate or the date of the most recent certificate delivered pursuant to this Section 9.04(h)(ii);

(i) Notice of Material Adverse Effect. Written notice of the occurrence of any event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect;

(j) ERISA Information. Promptly after the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, what action the Companies or other ERISA Entity have taken, are taking or propose to take with respect thereto, and, when known, any action taken or threatened by the IRS, Department of Labor, PBGC or Multiemployer Plan sponsor with respect thereto;

(k) Litigation. Promptly after Borrower’s knowledge thereof, notice of the filing or commencement of any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority against Borrower or any of its Restricted Subsidiaries thereof that would reasonably be expected to result in a Material Adverse Effect;

(l) Lender Calls. Commencing with the fiscal year ending December 31, 2017, following delivery (or, if later, required delivery) of the annual financial statements pursuant to Section 9.04(b), to the extent reasonably requested by Administrative Agent, Borrower will host a conference call, at a time to be mutually agreed between Borrower and Administrative Agent, with the Lenders to review the financial information presented therein (provided that the requirement of this call may be satisfied by Borrower’s hosting of its annual earnings call for investors).

(m) Patriot Act. Promptly following Administrative Agent’s or any Lender’s request therefor, all documentation and other information that Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and

(n) Miscellaneous. Promptly, such financial information, reports, documents and other information with respect to Borrower or any of its Restricted Subsidiaries as Administrative Agent or the Required Lenders may from time to time reasonably request; provided that, notwithstanding the foregoing, nothing in this Section 9.04 shall require delivery of financial information, reports, documents or other information which constitutes attorney work product or is subject to confidentiality agreements or to the extent disclosure thereof would reasonably be expected to result in loss of attorney client privilege with respect thereto.

Notwithstanding the foregoing, the obligations in Section 9.04(a) and 9.04(b) may be satisfied with respect to financial information of Borrower and the Subsidiaries by furnishing Borrower’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that in the case of Section 9.04(b), such Form 10-K is furnished together with an auditor’s report and opinion satisfying the requirements of Section 9.04(b).

Concurrently with the delivery of Section 9.04 Financials, in the event that, in the aggregate, the Unrestricted Subsidiaries account for greater than 5.0% of the Consolidated EBITDA of Borrower and its Subsidiaries on a consolidated basis with respect to the Test Period ended on the last day of the period covered by such financial statements, Borrower shall provide revenues, net income, Consolidated EBITDA (including the component parts thereof), Consolidated Net Indebtedness and cash and Cash Equivalents on hand of (x) Borrower and its Restricted Subsidiaries, on the one hand, and (y) the Unrestricted Subsidiaries, on the other hand (with Consolidated EBITDA to be determined for such Unrestricted Subsidiaries as if references in the definition of Consolidated EBITDA were deemed to be references to the Unrestricted Subsidiaries).

Reports and documents required to be delivered pursuant to Section 9.04 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such reports and/or documents, or provides a link thereto on Borrower’s website on the Internet at the website address specified below Borrower’s name on the signature hereof or such other website address as provided in accordance with Section 13.02; or (ii) on which such reports and/or documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each

Lender and Administrative Agent have access (whether a commercial, third-party website (including the website of the SEC) or whether sponsored by Administrative Agent); provided that: Borrower shall provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such reports and/or documents and Administrative Agent shall post such reports and/or documents and notify (which may be by facsimile or electronic mail) each Lender of the posting of any such reports and/or documents. Notwithstanding anything contained herein, in every instance Borrower shall be required to provide the compliance certificate required by Section 9.04(c)(ii) to Administrative Agent in the form of an original paper copy or a .pdf or facsimile copy of the original paper copy.

Borrower hereby acknowledges that (a) Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks/IntraAgency or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided however, that to the extent such Borrower Materials constitute information of the type subject to Section 13.10, they shall be treated as set forth in Section 13.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

SECTION 9.05. Maintaining Records; Access to Properties and Inspections. Borrower and its Restricted Subsidiaries shall keep proper books of record and account in which entries true and correct in all material respects and in material conformity with GAAP and all material Requirements of Law are made. Borrower and its Restricted Subsidiaries will, subject to applicable Gaming Laws, permit any representatives designated by Administrative Agent or any Lender to visit and inspect the financial records and the property of Borrower or such Restricted Subsidiary at reasonable times, upon reasonable notice and as often as reasonably requested, and permit any representatives designated by Administrative Agent or any Lender to discuss the affairs, finances and condition of such Restricted Subsidiaries with the officers thereof and independent accountants therefor (provided Borrower has the opportunity to participate in such meetings); provided that, in the absence of a continuing Default or Event of Default, only one such inspection by such representatives (on behalf of Administrative Agent and/or any Lender) shall be permitted in any fiscal year (and such inspection shall be at Administrative Agent and/or such Lenders’ expense, as applicable). Notwithstanding anything to the contrary in this Agreement, no Company will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any document, information or other matter that (i) in respect of which disclosure to Administrative Agent (or its designated representative) or any Lender is then prohibited by law or contract or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 9.06. Use of Proceeds. Borrower shall use the proceeds of the Loans only for the purposes set forth in Section 8.11. Borrower will not request any Borrowing, and Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 9.07. Compliance with Environmental Law. Borrower and its Restricted Subsidiaries shall (a) comply with Environmental Law, and will keep or cause all Real Property to be kept free of any Liens imposed under Environmental Law, unless, in each case, failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) in the event of any Hazardous Material at, on, under or emanating from any Real Property which could result in liability under or a violation of any Environmental Law, in each case which would reasonably be expected to have a Material Adverse Effect, undertake, and/or cause any of their respective tenants or occupants to undertake, at no cost or expense to Administrative Agent, Collateral Agent or any Lender, any action required pursuant to Environmental Law to mitigate and eliminate such condition; provided, however, that no Company shall be required to comply with any order or directive which is being contested in good faith and by proper proceedings so long as it has maintained adequate reserves with respect to such compliance to the extent required in accordance with GAAP; and (c) at the written request of Administrative Agent, in its reasonable discretion, provide, at no cost or expense to Administrative Agent, Collateral Agent or any Lender, an environmental site assessment (including, without limitation, the results of any soil or groundwater or other testing conducted at Administrative Agent’s request) concerning any Real Property now or hereafter owned, leased or operated by Borrower or any of its Restricted Subsidiaries, conducted by an environmental consulting firm proposed by such Credit Party and approved by Administrative Agent in its reasonable discretion indicating the presence or absence of Hazardous Material and the potential cost of any required action in connection with any Hazardous Material on, at, under or emanating from such Real Property; provided, however, that such request may be made only if (i) there has occurred and is continuing an Event of Default, or (ii) circumstances exist that reasonably could be expected to form the basis of an Environmental Action against Borrower or any Restricted Subsidiary or any Real Property of Borrower or any of its Restricted Subsidiaries which would reasonably be expected to have a Material Adverse Effect; if Borrower or any of its Restricted Subsidiaries fails to provide the same within sixty (60) days after such request was made (or in such longer period as may be approved by Administrative Agent, in its reasonable discretion), Administrative Agent may but is under no obligation to conduct the same, and Borrower or its Restricted Subsidiary shall grant and hereby grants to Administrative Agent and its agents, advisors and consultants access at reasonable times, and upon reasonable notice to Borrower, to such Real Property and specifically grants Administrative Agent and its agents, advisors and consultants an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment, all at no cost or expense to Administrative Agent, Collateral Agent or any Lender. Administrative Agent will use its commercially reasonable efforts to obtain from the firm conducting any such assessment usual and customary agreements to secure liability insurance and to treat its work as confidential and shall promptly provide Borrower with all documents relating to such assessment.

SECTION 9.08. Pledge or Mortgage of Real Property and Vessels.

(a) Subject to compliance with applicable Gaming Laws, if, after the Closing Date any Credit Party shall acquire any Property (other than any Real Property, any Vessel or Replacement Vessel (other than leasehold interests in any Vessel or Replacement Vessel) or any Property that is subject to a Lien permitted under Section 10.02(i) or Section 10.02(k) to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of Liens securing the

Obligations on such Property and to the extent such prohibition is not superseded by the applicable provisions of the UCC), including, without limitation, pursuant to any Permitted Acquisition, or as to which Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien and as to which the Security Documents are intended to cover, such Credit Party shall (subject to any applicable provisions set forth in the Security Agreement with respect to limitations on grant of security interests in certain types of assets or Pledged Collateral and limitations or exclusions from the requirement to perfect Liens on such assets or Pledged Collateral) promptly (i) execute and deliver to Collateral Agent such amendments to the Security Documents or such other documents as Collateral Agent deems necessary or advisable in order to grant to Collateral Agent, for the benefit of the Secured Parties, security interests in such Property and (ii) take all actions necessary or advisable to grant to Collateral Agent, for the benefit of the Secured Parties, a perfected second priority security interest (except to the extent limited by applicable Requirements of Law (including, without limitation, any Gaming Laws)), subject to no Liens other than Permitted Liens, in each case, to the extent such actions are required by the Security Agreement; provided, that notwithstanding the foregoing, the Credit Parties shall not be required to take such actions with respect to (x) any leasehold interest in any Vessel or Replacement Vessel entered into after the date hereof which leasehold interest has a fair market value (including the reasonably anticipated fair market value of the Gaming Facility or other improvements to be developed thereon) of less than $20.0 million or with a remaining term (including options to extend) of less than 10 years or (y) any leasehold interest in any Vessel or Replacement Vessel if after the exercise of commercially reasonable efforts by the Credit Parties (which shall not include the payment of consideration other than reasonable attorneys’ fees and other expenses incidental thereto), the lessor under such lease has not consented to the granting of such security interest.

(b) If, after the Closing Date, any Credit Party (x) acquires, including, without limitation, pursuant to any Permitted Acquisition, a fee or leasehold interest in Real Property located in the United States which Real Property (or, in the case of a leasehold, such leasehold interest or estate) has a fair market value in excess of $20.0 million or (y) develops a Gaming Facility on any fee or leasehold interest in Real Property located in the United States which Real Property (including the reasonably anticipated fair market value of the Gaming Facility or other improvements to be developed thereon) has a fair market value in excess of $20.0 million, determined on an as-developed basis, in each case, with respect to which a Mortgage was not previously entered into in favor of Collateral Agent (in each case, other than to the extent such Real Property is subject to a Lien permitted under Section 10.02(i) or 10.02(k) securing Indebtedness to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of Liens securing the Obligations on such Real Property), such Credit Party shall promptly notify Collateral Agent and, if requested by the Required Lenders or Collateral Agent, within sixty (60) days of such request (in each case, or such longer period that is reasonably acceptable to Administrative Agent), (i) take such actions and execute such documents as Collateral Agent shall reasonably require to confirm the Lien of an existing Mortgage, if applicable, or to create a new Mortgage on such additional Real Property and (ii) cause to be delivered to Collateral Agent, for the benefit of the Secured Parties, all documents and instruments reasonably requested by Collateral Agent or as shall be necessary in the opinion of counsel to Collateral Agent to create on behalf of the Secured Parties a valid, perfected, mortgage Lien, subject only to Permitted Liens, including the following:

(1) A Mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, in form for recording in the recording office of the jurisdiction where such Mortgaged Real Property is situated, together with such other documentation as shall be required to create a valid mortgage Lien under applicable law, which Mortgage and other documentation shall be reasonably satisfactory to Collateral Agent and shall be effective to create in favor of Collateral Agent for the benefit of the Secured Parties a valid, perfected, Mortgage Lien on such Mortgaged Real Property subject to no Liens other than Permitted Liens; and

(2) with respect to each Mortgage and each Mortgaged Real Property, each of the items set forth in Section 9.15(a)(i)(6) and, in each case to the extent reasonably requested by the Required Lenders or Collateral Agent, each of the items set forth in Sections 9.15(a)(i)(2) through 9.15(a)(i)(5);

provided, that notwithstanding the foregoing, the Credit Parties shall not be required to grant a Mortgage on (i) any leasehold interest in any Real Property entered into after the Closing Date with a remaining term (including options to extend) of less than 10 years or (ii) any leasehold interest in any Real Property if after the exercise of commercially reasonable efforts by the Credit Parties (which shall not include the payment of consideration other than reasonable attorneys’ fees and other expenses incidental thereto), the landlord under such lease has not consented to the granting of a Mortgage; provided further, that in no case shall the Credit Parties be required to grant a Mortgage on any Route Agreement (or real property associated therewith), any Real Property associated with that certain Gaming Facility commonly known as “Gold Town Casino” located in Pahrump, Nevada or any interest in real property associated with distributed gaming ownership or operations; provided further, that, notwithstanding the foregoing, the delivery of the items required under this Section 9.08(b) shall not be required prior to the date that is ninety (90) days after the Closing Date (or such later date as agreed by Administrative Agent).

(c) If, after the Closing Date, any Credit Party (x) acquires, including, without limitation, pursuant to any Permitted Acquisition, a fee interest in any Vessel or a Replacement Vessel with a fair market value in excess of $20.0 million located or otherwise maintained in the United States and registered with the United States Coast Guard or (y) develops a Gaming Facility with a fair market value in excess of $20.0 million, determined on an as-developed basis, on any such Vessel or a Replacement Vessel, located or otherwise maintained in the United States and registered with the United States Coast Guard, in each case, with respect to which a Ship Mortgage or other similar instrument was not previously entered into in favor of Collateral Agent (other than to the extent such Vessel or Replacement Vessel is subject to a Lien permitted under Section 10.02(i) or 10.02(k) securing Indebtedness to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of Liens securing the Obligations on such Vessel or Replacement Vessel), such Credit Party shall promptly notify Collateral Agent and, if requested by the Required Lenders or Collateral Agent, within sixty (60) days of such request (or such longer period that is reasonably acceptable to Administrative Agent), (i) take such actions and execute such documents as Collateral Agent shall reasonably require to confirm the Lien of an existing Ship Mortgage or other similar instrument, if applicable, or to create a new Ship Mortgage or other similar instrument on such Vessel or Replacement Vessel and (ii) cause to be delivered to Collateral Agent, for the benefit of the Secured Parties, all documents and instruments reasonably requested by Collateral Agent or as shall be necessary in the opinion of counsel to Collateral Agent to create on behalf of the Secured Parties a legal, valid and enforceable first preferred ship mortgage under Chapter 313 of Title 46 of the United States Code (if applicable thereto) subject to Permitted Liens, including the following:

(1) a Ship Mortgage or other similar instrument reasonably satisfactory to Collateral Agent, granting in favor of Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first preferred ship mortgage on each such Vessel or Replacement Vessel under Chapter 313 of Title 46 of the United States Code subject to Permitted Liens, executed and delivered by a duly authorized officer of the appropriate Credit Party, together with such certificates, affidavits and instruments as shall be reasonably required in connection with filing or recordation thereof and to grant a Lien on each such Vessel or Replacement Vessel; and

(2) with respect to each Ship Mortgage or other similar instrument and each such Vessel or Replacement Vessel, in each case to the extent reasonably requested by the Required Lenders or Collateral Agent, certificates of insurance as required by each Ship Mortgage or other similar instrument, if applicable, which certificates shall comply with the insurance requirements contained in Section 9.02 and the applicable Ship Mortgage or other similar instrument;

provided, that notwithstanding the foregoing, the delivery of the items required under this Section 9.08(c) shall not be required prior to the date that is ninety (90) days after the Closing Date (or such later date as agreed by Administrative Agent).

(d) Notwithstanding anything contained in Sections 9.08(a), 9.08(b) and 9.08(c) to the contrary, in each case, it is understood and agreed that no Lien(s), Mortgage(s) and/or Ship Mortgage(s) in favor of Collateral Agent on any after acquired Property of the applicable Credit Party shall be required to be granted or delivered at such time as provided in such Sections (as applicable) as a result of such Lien(s), Mortgage(s) and/or Ship Mortgage(s) being prohibited by the applicable Gaming Authorities or applicable Law; provided, however, that Borrower has used its commercially reasonable efforts to obtain such approvals.

(e) With respect to Lien(s), Mortgage(s) and/or Ship Mortgage(s) relating to any Property acquired (or leased) by any Credit Party after the Closing Date or any Property of any Additional Credit Party or with respect to any Guarantee of any Additional Credit Party, in each case that were not granted or delivered pursuant to Section 9.08(d) or to the second paragraph in Section 9.11, as the case may be, at such time as Borrower reasonably believes such prohibition no longer exists, Borrower shall (and with respect to any items requiring approval from Gaming Authorities, Borrower shall use commercially reasonable efforts to seek the approval from the applicable Gaming Authorities for such Lien(s), Mortgage(s), Ship Mortgage(s) and/or Guarantee and, if such approval is so obtained), comply with Sections 9.08(a), 9.08(b) and/or 9.08(c) or with Section 9.11, as the case may be.

SECTION 9.09. Security Interests; Further Assurances. Each Credit Party shall, promptly, upon the reasonable request of Collateral Agent, and so long as such request (or compliance with such request) does not violate any Gaming Law or, if necessary, is approved by the Gaming Authority (which Borrower hereby agrees to use commercially reasonable efforts to obtain), at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by Collateral Agent reasonably necessary or desirable to create, protect or perfect or for the continued validity, perfection and priority of the Liens on the Collateral covered or purported to be covered thereby (subject to any applicable provisions set forth herein and in the Security Agreement with respect to limitations on grant of security interests in certain types of Pledged Collateral and limitations or exclusions from the requirement to perfect Liens on such Pledged Collateral and any applicable Requirements of Law including, without limitation, any Gaming Laws) subject to no Liens other than Permitted Liens; provided that, notwithstanding anything to the contrary herein or in any other Credit Document, in no event shall any Company be required to enter into control agreements with respect to its deposit accounts, securities accounts or commodity accounts. In the case of the exercise by Collateral Agent or the Lenders or any other Secured Party of any power, right, privilege or remedy pursuant to any Credit Document following the occurrence and during the continuation of an Event of Default which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, Borrower and each of its Restricted Subsidiaries shall use commercially reasonable efforts to execute and deliver all applications, certifications, instruments and other documents and papers that Collateral Agent or the Lenders may be so required to obtain. If Collateral Agent reasonably determines that it is required by applicable Requirement of Law to have appraisals prepared in respect of the Real Property of any Credit Party constituting Collateral, Borrower shall provide to Collateral Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA; provided further, that prior to the Discharge of Senior Obligations (as defined in the First Lien/Second Lien Intercreditor Agreement), the obligation to deliver any possessory Collateral shall be deemed to have been satisfied to the extent such deliverables are delivered to, or are in the possession of, the collateral agent under the First Lien Credit Agreement if and only to the extent such collateral agent holds such deliverables for the benefit of the Collateral Agent and the Secured Parties subject to the First Lien/Second Lien Intercreditor Agreement.

SECTION 9.10. [Reserved].

SECTION 9.11. Additional Credit Parties. Upon (i) any Credit Party creating or acquiring any Subsidiary that is a Restricted Subsidiary (other than any Excluded Subsidiary) after the Closing Date, (ii) any Restricted Subsidiary of a Credit Party ceasing to be an Excluded Subsidiary or (iii) any Revocation that results in an Unrestricted Subsidiary becoming a Restricted Subsidiary (other than any Excluded Subsidiary) of a Credit Party (such Restricted Subsidiary referenced in clause (i), (ii) or (iii) above, an “Additional Credit Party”), such Credit Party shall, assuming and to the extent that it does not violate any Gaming Law or assuming and to the extent it obtains the approval of the Gaming Authority to the extent such approval is required by applicable Gaming Laws (which Borrower hereby agrees to use commercially reasonable efforts to obtain), (A) cause each such Restricted Subsidiary to promptly (but in any event within 45 days (or 95 days, in the event of any Discharge of any Indebtedness in connection with the acquisition of any such Subsidiary) after the later of such event described in clause (i), (ii) or (iii) above or receipt of such approval (or such longer period of time as Administrative Agent may agree to in its sole discretion), execute and deliver all such agreements, guarantees, documents and certificates (including Joinder Agreements, any amendments to the Credit Documents and a Perfection Certificate)) as Administrative Agent may reasonably request in order to have such Restricted Subsidiary become a Guarantor and (B) promptly (I) execute and deliver to Collateral Agent such amendments to or additional Security Documents as Collateral Agent deems necessary or advisable in order to grant to Collateral Agent for the benefit of the Secured Parties, a perfected security interest in the Equity Interests of such new Restricted Subsidiary which are owned by any Credit Party and required to be pledged pursuant to the Security Agreement, (II) deliver to Collateral Agent the certificates (if any) representing such Equity Interests together with in the case of such Equity Interests, undated stock powers endorsed in blank, (III) cause such new Restricted Subsidiary to take such actions necessary or advisable (including executing and delivering a Joinder Agreement) to grant to Collateral Agent for the benefit of the Secured Parties, a perfected security interest in the collateral described in (subject to any requirements set forth herein and in the Security Agreement with respect to limitations on grant of security interests in certain types of assets or Pledged Collateral and limitations or exclusions from the requirement to perfect Liens on such Pledged Collateral and excluding acts with respect to perfection of security interests and Liens not required under, or excluded from the requirements under, this Agreement and the Security Agreement) the Security Agreement and all other Property (limited, in the case of any Subsidiary that is a CFC or CFC Holdco, to 65% of the voting Equity Interests and 100% of the non-voting Equity Interests of such Subsidiary) of such Restricted Subsidiary in accordance with the provisions of Section 9.08 hereof with respect to such new Restricted Subsidiary, or by law or as may be reasonably requested by Collateral Agent, and (IV) deliver to Collateral Agent all legal opinions reasonably requested by Administrative Agent relating to the matters described above covering matters similar to those covered in the opinions delivered on the Closing Date with respect to such Guarantor; provided, however, that Borrower shall use its commercially reasonable efforts to obtain such approvals for any Mortgage(s), Ship Mortgage(s) and Lien(s) (including pledge of the Equity Interests of such Subsidiary) to be granted by such Restricted Subsidiary and for the Guarantee of such Restricted Subsidiary as soon as reasonably practicable. All of the foregoing actions shall be at the sole cost and expense of the Credit Parties.

Notwithstanding the foregoing in this Section 9.11 to the contrary, it is understood and agreed that no Lien(s), Mortgage(s), Ship Mortgage(s) and/or Guarantee of the applicable Additional Credit Party shall be required to be granted or delivered at such time as provided in the paragraph above in this Section 9.11 as a result of such Lien(s), Mortgage(s), Ship Mortgage(s) and/or Guarantee being prohibited by the applicable Gaming Authorities, any other applicable Governmental Authorities or applicable Law; provided, however, that Borrower has used its commercially reasonable efforts to obtain such approvals for such Lien(s), Mortgage(s), Ship Mortgage(s) and/or Guarantee.

SECTION 9.12. Limitation on Designations of Unrestricted Subsidiaries.

(a) Borrower may, on or after the Closing Date, designate any Subsidiary of Borrower as an “Unrestricted Subsidiary” under this Agreement (a “Designation”) only if:

(i) no Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Designation;

(ii) Borrower would be permitted under this Agreement to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the “Designation Amount”) equal to the fair market value of the net assets of such Subsidiary owned by Borrower and/or any of the Restricted Subsidiaries on such date; and

(iii) such Subsidiary shall also have been designated as an Unrestricted Subsidiary under the First Lien Credit Agreement.

Upon any such Designation after the Closing Date, Borrower and its Restricted Subsidiaries shall be deemed to have made an Investment in such Unrestricted Subsidiary in an amount equal to the Designation Amount.

(b) Borrower may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if:

(i) no Event of Default shall have occurred and be continuing at the time and immediately after giving effect to such Revocation;

(ii) all Liens and Indebtedness of such Unrestricted Subsidiary and its Subsidiaries outstanding immediately following such Revocation would, if incurred at the time of such Revocation, have been permitted to be incurred for all purposes of this Agreement; and

(iii) any designation of such Subsidiary as an “Unrestricted Subsidiary” shall have also been revoked under the First Lien Credit Agreement.

(c) All Designations and Revocations occurring after the Closing Date must be evidenced by an Officer’s Certificate of Borrower delivered to Administrative Agent with the Responsible Officer so executing such certificate certifying compliance with the foregoing provisions of Section 9.12(a) (in the case of any such Designations) and of Section 9.12(b) (in the case of any such Revocations).

(d) If Borrower designates a Guarantor as an Unrestricted Subsidiary in accordance with this Section 9.12, the Obligations of such Guarantor under the Credit Documents shall terminate and be of no further force and effect and all Liens granted by such Guarantor under the applicable Security Documents shall terminate and be released and be of no further force and effect, and all Liens on the Equity Interests and debt obligations of such Guarantor shall be terminated and released and of no further force and effect, in each case, without any action required by Administrative Agent or Collateral Agent. At Borrower’s request, Administrative Agent and Collateral Agent will execute and deliver any instrument evidencing such termination and Collateral Agent shall take all actions appropriate in order to effect such termination and release of such Liens and without recourse or warranty by Collateral Agent (including the execution and delivery of appropriate UCC termination statements and such other instruments and releases as may be necessary and appropriate to effect such release). Any such foregoing actions taken by Administrative Agent and/or Collateral Agent shall be at the sole cost and expense of Borrower.

SECTION 9.13. Limitation on Designation of Immaterial Subsidiaries.

(a) At Borrower’s election, Borrower may at any time, designate a Restricted Subsidiary as an Immaterial Subsidiary, but only to the extent that such designation is consistent with the definition of “Immaterial Subsidiary”. Upon any Immaterial Subsidiary’s (whether designated as such on the Closing Date or thereafter pursuant to the preceding sentence) ceasing to satisfy any of the requirements set forth in the definition of such term or Borrower ceasing to satisfy clause (b) below, Borrower shall notify Administrative Agent thereof and shall take the actions required pursuant to Section 9.11 and the applicable Subsidiary (or in the case of a failure to satisfy clause (b) below, the Subsidiaries selected by Borrower) shall cease to be an Immaterial Subsidiary.

(b) Any designation of a Subsidiary as an Immaterial Subsidiary, or revocation of any such designation, must be evidenced by an Officer’s Certificate of Borrower delivered to Administrative Agent with the Responsible Officer executing such certificate certifying compliance with the foregoing provisions of Section 9.13(a).

SECTION 9.14. Ratings. Borrower shall use commercially reasonable efforts to obtain and maintain at all times on and after the Closing Date (i) a public corporate family rating of Borrower and a rating of the Loans, in each case from Moody’s, and (ii) a public corporate credit rating of Borrower and a rating of the Loans, in each case from S&P (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by Borrower of customary rating agency fees, cooperation with information and data requests by Moody’s and S&P in connection with their ratings process and the participation by senior management of Borrower in a ratings presentation to Moody’s and S&P).

SECTION 9.15. Post-Closing Matters. Borrower will cause to be delivered or performed, as applicable, each of the following:

(a) Mortgage Matters. On or before the date that is ninety (90) days after the Closing Date or, in the case of the Rocky Gap Property ninety (90) days after receipt of all necessary approvals from the landlord and other Governmental Authorities for the provision of a leasehold Mortgage encumbering the Rocky Gap Property (or, in each case, such later date as is permitted by Administrative Agent in its sole discretion):

(i) Mortgaged Real Property. Administrative Agent shall have received with respect to each Mortgaged Real Property identified on Schedule 1.01(C): (1) a Mortgage reasonably satisfactory to Administrative Agent and in form for recording in the recording office of each political subdivision where each such Mortgaged Real Property is situated, which Mortgage shall, when recorded, be effective to create in favor of Collateral Agent on behalf of the Secured Parties a valid, enforceable and perfected second priority Lien (except to the extent limited by applicable Requirements of Law (including, without limitation, any Gaming Laws)) on such Mortgaged Real Property subordinate to no Liens other than Permitted Liens, (2) with respect to each Mortgage, legal opinions, each of which shall be addressed to Administrative Agent, Collateral Agent and the Lenders, dated the effective date of such Mortgage and covering such matters as Administrative Agent shall reasonably request, including, but not limited to, the enforceability of such Mortgage and the due authorization, execution and delivery of such Mortgage, in a manner customary for transactions of this type and otherwise in form and substance reasonably satisfactory to Administrative Agent, (3) with respect to each Mortgage, a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid second priority Lien on the Mortgaged Real Property described therein, free of any other Liens except Permitted Liens, in amounts and in form and substance reasonably acceptable to Administrative Agent, together with such endorsements, coinsurance and reinsurance as Administrative Agent may reasonably request, (4) such surveys (including existing surveys together with affidavits of no-change) sufficient for the title company to remove all standard survey exceptions from the mortgage title policy relating to such Mortgaged Real Property and issue the survey-related endorsements otherwise in form and substance reasonably satisfactory to Administrative Agent; provided, however, that no such surveys shall be required with respect to any Specified Land until such time as a Gaming Facility is developed thereon that has a fair market value in excess of $20.0 million, determined on an as-developed basis, (5) with respect to each Mortgage and/or each Mortgaged Real Property, such fixture filings, insurance certificates, consents, estoppels, memoranda of lease, Governmental Real Property Disclosure Requirements, certificates, affidavits, instruments, returns and other documents as shall be deemed reasonably necessary by Administrative Agent, in each case, in form and substance reasonably acceptable to Administrative Agent and (6) a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each such Mortgaged Real Property, and if such Mortgaged Real Property is located in a special flood hazard area, a notice about special flood hazard area status and flood disaster assistance duly executed by Borrower and the applicable Credit Party relating thereto together with evidence of insurance as required pursuant to Section 9.02(c).

(b) Additional Post-Closing Deliverables. Each of the documents and other agreements set forth on Schedule 9.15 shall be delivered or performed, as applicable, within the respective time frames specified therein (or, in each case, such later date as is permitted by Administrative Agent in its sole discretion).

SECTION 9.16. Title Insurance. In the event that the Mortgages delivered pursuant to Section 9.15(a)(i)(1) hereof at any time become first priority Liens on the Mortgaged Real Properties encumbered thereby, then, with respect to the title insurance policies delivered pursuant to Section 9.15(a)(i)(3) hereof, Borrower shall obtain additional title insurance coverage such that the total amount of coverage of all such title policies, in the aggregate, equals the total amount of the Loans then outstanding.

ARTICLE X.

NEGATIVE COVENANTS

Each Credit Party, for itself and on behalf of its Restricted Subsidiaries, covenants and agrees with Administrative Agent, Collateral Agent and Lenders that until the Obligations have been Paid in Full (and each Credit Party covenants and agrees that it will cause its Restricted Subsidiaries to observe and perform the covenants herein set forth applicable to any such Restricted Subsidiary until the Obligations have been Paid in Full):

SECTION 10.01. Indebtedness. Borrower and its Restricted Subsidiaries will not incur any Indebtedness, except:

(a) Indebtedness incurred pursuant to (i) this Agreement and the other Credit Documents and (ii) (x) the First Lien Credit Agreement and the other First Lien Credit Documents in an aggregate amount not to exceed the sum of $900.0 million plus any additional amounts permitted to be incurred pursuant to Section 2.12 of the First Lien Credit Agreement (as in effect on the date hereof) and (y) any Permitted Refinancing thereof;

(b) Indebtedness outstanding on the Closing Date and listed on Schedule 10.01, and any Permitted Refinancings thereof;

(c) Indebtedness under any Swap Contracts (including, without limitation, any Interest Rate Protection Agreements); provided that such Swap Contracts are entered into for bona fide hedging activities and not for speculative purposes;

(d) intercompany Indebtedness of Borrower and the Restricted Subsidiaries to Borrower or other Restricted Subsidiaries to the extent permitted pursuant to Section 10.04;

(e) Indebtedness representing deferred compensation to employees of Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;

(f) Indebtedness in respect of workers’ compensation claims, self-insurance obligations, performance bonds, surety, appeal or similar bonds, completion guarantees and letters of credit provided by Borrower or any of its Restricted Subsidiaries in the ordinary course of its business (including to support Borrower’s or any of its Restricted Subsidiaries’ applications for Gaming Licenses or for the purposes referenced in this clause (f));

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of its incurrence;

(h) Indebtedness (other than Indebtedness referred to in Section 10.01(b)) in respect of Purchase Money Obligations and Capital Lease Obligations and refinancings or renewals thereof, in an aggregate principal amount not to exceed at any time outstanding, the greater of $60.0 million and 35% of Consolidated EBITDA at the time of determination for the Test Period most recently ended and, without duplication, Permitted Refinancings thereof;

(i) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(j) guarantees by Borrower or Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred by Borrower or any Restricted Subsidiary under this Section 10.01;

(k) Indebtedness of a Person that becomes a Subsidiary of Borrower or any of its Restricted Subsidiaries after the date hereof in connection with a Permitted Acquisition or other Acquisition permitted hereunder; provided, however, that such Indebtedness existed at the time such Person became a Subsidiary and was not created in anticipation or contemplation thereof, and Permitted Refinancings thereof;

(l) Indebtedness that has been Discharged;

(m) Escrowed Indebtedness;

(n) unsecured Indebtedness of the kind described in clause (d) of the definition of “Indebtedness” so long, in the case of any such Indebtedness other than earn-out obligations, at the time of incurrence thereof, no Event of Default shall have occurred and be continuing after giving effect thereto;

(o) Permitted Unsecured Refinancing Debt and Permitted Second Priority Refinancing Debt;

(p) Indebtedness of Joint Ventures in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not, at any time outstanding, exceed the greater of $12.0 million and 5% of Consolidated EBITDA at the time of determination for the Test Period most recently ended, and, without duplication, any Permitted Refinancings thereof;

(q) Indebtedness of Borrower or any Restricted Subsidiary in an aggregate principal amount outstanding at any time not to exceed the greater of $42.0 million and25% of Consolidated EBITDA at the time of determination for the Test Period most recently ended (provided, that Indebtedness of Non-Credit Parties incurred pursuant to this Section 10.01(q) shall not exceed the Non-Credit Party Cap on the date of incurrence thereof) and, without duplication, Permitted Refinancings thereof;

(r) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(s) Investments under Section 10.04(k), 10.04(l) and 10.04(m), in each case, consisting of guarantees;

(t) (A) Indebtedness of Borrower or any Restricted Subsidiaries in respect of one or more series of senior unsecured notes or loans, senior secured first lien notes or loans, senior secured pari passu or junior lien notes or loans or subordinated notes or loans that may be secured by the Collateral on a senior, pari passu or junior basis with the Obligations, as applicable, that are issued or made pursuant to an indenture, a loan agreement or a note purchase agreement or otherwise (any such Indebtedness, “Ratio Debt”); provided that (i) the aggregate principal amount of Ratio Debt issued or incurred pursuant to this Section 10.01(t) on such date shall not exceed the Ratio Debt Amount as of such date; (ii) no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such Ratio Debt; provided that, if the proceeds of such Ratio Debt are primarily being used to finance a Limited Condition Transaction substantially concurrently upon the receipt thereof, the lenders or other Persons providing such Ratio Debt may waive such condition (other than an Event of Default specified in Section 11.01(b) or 11.01(c) or an Event of Default specified in Section 11.01(g) or 11.01(h) with respect to Borrower); (iii) other than customary “bridge” facilities (so long as the long term debt into which any such customary “bridge” facility is to be converted satisfies the requirements of this clause (iii)), if such Ratio Debt is (x) secured on a pari passu basis with the Obligations, such Ratio Debt shall have a maturity date and Weighted Average Life to Maturity (without giving effect to prepayments that reduce scheduled amortization) no shorter than any then-existing Tranche of Term Loans or (y) secured on a junior lien basis or is unsecured, such Ratio Debt shall satisfy the definition of Permitted Junior Debt Conditions; (iv) if such Ratio Debt is secured (x) on pari passu basis with the Obligations, the holders of such Indebtedness (or their representative) and Administrative Agent shall be party to the Pari Passu Intercreditor Agreement or (y) on a first lien basis to the Obligations, the holders of such Indebtedness (or their representative) shall be party to the First Lien/Second Lien Intercreditor Agreement (as “First Priority Debt Parties”) with Administrative Agent; (v) any Indebtedness of Non-Credit Parties incurred pursuant to this Section 10.01(t) shall not exceed the Non-Credit Party Cap on the date of incurrence thereof; (vi) except as set forth in clauses (i) – (v) of this paragraph (t), if such Ratio Debt is secured on pari passu basis with the Obligations the terms (excluding maturity, amortization, pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions) of any Ratio Debt shall be (as determined by Borrower in good faith) substantially identical to the terms of the Term B Facility Loans, as applicable, as existing on the date of incurrence of such Ratio Debt except, to the extent such terms (x) at the option of Borrower (1) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by Borrower in good faith); provided that, if any financial maintenance covenant is added for the benefit of any Ratio Debt, such financial maintenance covenant shall also be applicable to the Term B Facility Loans (except to the extent such financial maintenance covenant applies only to periods after the Final Maturity Date), (2) with respect to any such Indebtedness that is unsecured, are customary for issuances of “high yield” securities; provided that, if any financial maintenance covenant is added for the benefit of any such Ratio Debt, such financial maintenance covenant shall also be applicable to the Term B Facility Loans (except to the extent such financial maintenance covenant applies only to periods after the Final Maturity Date), or (3) are not materially more restrictive to Borrower (as determined by Borrower in good faith), when taken as a whole, than the terms of the Term B Facility Loans (except for covenants or other provisions applicable only to periods after the Final Maturity Date applicable to the Term B Facility Loans) (it being understood that any Ratio Debt may provide for the ability to participate (i) with respect to any borrowings, voluntary prepayments or voluntary commitment reductions, on a pro rata basis, greater than pro rata basis or less than pro rata basis with the applicable Loans or facility and (ii) with respect to any mandatory prepayments, on a pro rata basis or less than pro rata basis with the applicable Loans (and on a greater than pro rata basis with respect to prepayments of any such Ratio Debt with the proceeds of permitted refinancing Indebtedness), or (y) are (1) added to the Term B Facility Loans, (2) applicable only after the Final Maturity Date or (3) otherwise reasonably satisfactory to Administrative Agent (it being understood that to the extent any financial maintenance covenant is added for the benefit of any such Ratio Debt, no consent shall be required from Administrative Agent or any of the Lenders to the extent that such financial maintenance covenant (together with any related “equity cure” provisions) is also added for the benefit of any corresponding existing Facility); and (vii) if such Ratio Debt is secured on pari passu basis with the Obligations, is in the form of term loan debt, then if the All-In Yield applicable to such Ratio Debt is greater than the All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Term B Facility Loans, plus 50 basis points per annum, then the interest rate with respect to the Term B Facility Loans shall be increased so as to cause the then applicable All-In Yield under this Agreement on the Term B Facility Loans to equal the All-In Yield then applicable to such Ratio Debt, minus 50 basis points; provided, however, that any increase in All-In Yield due to such Ratio Debt having a higher “LIBO Rate floor” or “Alternate Base Rate floor” shall, as the election of Borrower, be reflected solely as an increase to the applicable LIBO Rate floor or Alternate Base Rate floor, as applicable, for the Term B Facility; and (B) any Permitted Refinancing in respect thereof that satisfies clause (A)(iv) and (A)(vi) above;

(u) Indebtedness constituting Development Expenses that are used to finance, or incurred or issued for the purpose of financing, Expansion Capital Expenditures or Development Projects in an aggregate principal amount not to exceed $90.0 million at any time outstanding so long as no Event of Default shall have occurred and be continuing after giving effect thereto and, without duplication, Permitted Refinancings thereof;

(v) Indebtedness of Restricted Subsidiaries that are Non-Credit Parties in an aggregate amount not to exceed the greater of $18.0 million and 12.5% of Consolidated EBITDA at the time of determination for the Test Period most recently ended prior to such time, so long as such Indebtedness is not guaranteed by any Credit Party (provided, that Indebtedness of Non-Credit Parties incurred pursuant to this Section 10.01(v) shall not exceed the Non-Credit Party Cap on the date of incurrence thereof) and, without duplication, Permitted Refinancings thereof;

(w) Indebtedness consisting of promissory notes issued by Borrower to recent or former officers, directors or employees (or heirs of, estates of or trusts formed by such Persons) to finance the purchase or redemption of Equity Interests of Borrower permitted by Section 10.06(f); provided that (i) such Indebtedness shall be subordinated in right of payment to the Obligations on terms reasonably satisfactory to Administrative Agent (it being understood that, subject to the dollar limitation described below, such subordination provisions shall permit the payment of interest and principal in cash if no Event of Default has occurred and is continuing) and (ii) the aggregate amount of all cash payments (whether principal or interest) made by Borrower in respect of such notes, when combined with the aggregate amount of Restricted Payments made pursuant to Section 10.06(f), shall not exceed $9.0 million in any fiscal year of Borrower;

(x) Indebtedness incurred by Borrower or the Restricted Subsidiaries in (i) a Permitted Acquisition, (ii) any other Investment expressly permitted hereunder or (iii) any Asset Sale, in the case of each of the foregoing clauses (i), (ii) and (iii), constituting customary indemnification obligations or customary obligations in respect of purchase price or other similar adjustments;

(y) Indebtedness in an amount equal to 100% of the Net Available Proceeds of any issuance or sale of Equity Interests or capital contribution (other than in connection with any Permitted Equity Issuances pursuant to Section 11.03 in the First Lien Credit Agreement) received by Borrower to the extent not otherwise utilized in this Article X; and

(z) all premium (if any, including tender premiums), expenses, defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (y) above.

For purposes of determining compliance with this Section 10.01, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i)

the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

For purposes of determining compliance with this Section 10.01 and the calculation of the Incremental Loan Amount and Ratio Debt Amount, if the use of proceeds from any incurrence, issuance or assumption of Indebtedness is to fund the refinancing of any Indebtedness, then such refinancing shall be deemed to have occurred substantially simultaneously with such incurrence, issuance or assumption so long as (1) such refinancing occurs on the same Business Day as such incurrence, issuance or assumption, (2) if such proceeds will be offered (through a tender offer or otherwise) to the holders of such Indebtedness to be refinanced, the proceeds thereof are deposited with a trustee, agent or other representative for such holders pending the completion of such offer on the same Business Day as such incurrence, issuance or assumption (and such proceeds are ultimately used in the consummation of such offer or otherwise used to refinance Indebtedness), (3) if such proceeds will be used to fund the redemption, discharge or defeasance of such Indebtedness to be refinanced, the proceeds thereof are deposited with a trustee, agent or other representative for such Indebtedness pending such redemption, discharge or defeasance on the same Business Day as such incurrence, issuance or assumption or (4) the proceeds thereof are otherwise set aside to fund such refinancing pursuant to procedures reasonably agreed with Administrative Agent. In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

SECTION 10.02. Liens. Neither Borrower nor any Restricted Subsidiary shall create, incur, grant, assume or permit to exist, directly or indirectly, any Lien on any Property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except (the “Permitted Liens”):

(a) Liens for Taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for Taxes, assessments or governmental charges or levies, which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(b) Liens in respect of property of Borrower or any Restricted Subsidiary imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlord’s and mechanics’ liens, maritime liens and other similar Liens arising in the ordinary course of business (i) for amounts not yet overdue for a period of sixty (60) days or (ii) for amounts that are overdue for a period in excess of sixty (60) days that are being contested in good faith by appropriate proceedings (inclusive of amounts that remain unpaid as a result of bona fide disputes with contractors, including where the amount unpaid is greater than the amount in dispute), so long as adequate reserves have been established in accordance with GAAP;

(c) Liens securing Indebtedness incurred pursuant to Section 10.01(b) and listed on Schedule 10.02; provided, however, that (i) such Liens do not encumber any Property of Borrower or any Restricted Subsidiary other than (x) any such Property subject thereto on the Closing Date, (y) after-acquired property that is affixed or incorporated into Property covered by such Lien and (z) proceeds and products thereof, and (ii) the amount of Indebtedness secured by such Liens does not increase, except as contemplated by Section 10.01(b);

(d) easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness and (ii) individually or in the aggregate materially interfering with the conduct of the business of Borrower and its Restricted Subsidiaries, taken as a whole; provided that upon request by Borrower, Administrative Agent shall, in its reasonable discretion, direct Collateral Agent on behalf of the Secured Parties to subordinate its Mortgage on any related Real Property to such easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances in such form as is reasonably satisfactory to Administrative Agent and Borrower;

(e) Liens arising out of judgments or awards not resulting in an Event of Default;

(f) Liens (other than any Lien imposed by ERISA) (i) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (ii) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, rental obligations (limited, in the case of rental obligations, to security deposits and deposits to secure obligations for taxes, insurance, maintenance and similar obligations), utility services, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers or (iv) Liens on deposits made to secure Borrower’s or any of its Subsidiaries’ Gaming License applications or to secure the performance of surety or other bonds issued in connection therewith; provided, however, that to the extent such Liens are not imposed by Law, such Liens shall in no event encumber any Property other than cash and Cash Equivalents or, in the case of clause (iii), proceeds of insurance policies;

(g) Leases with respect to the assets or properties of any Credit Party or its respective Subsidiaries, in each case entered into in the ordinary course of such Credit Party’s or Subsidiary’s business so long as each of the Leases entered into after the date hereof with respect to Real Property constituting Collateral are subordinate in all respects to the Liens granted and evidenced by the Security Documents and do not, individually or in the aggregate, (x) interfere in any material respect with the ordinary conduct of the business of the Credit Parties and their respective Subsidiaries, taken as a whole, or (y) materially impair the use (for its intended purposes) or the value of the Properties of the Credit Parties and their respective Subsidiaries, taken as a whole; provided that upon the request of Borrower, Collateral Agent shall enter into a customary subordination and non-disturbance and attornment agreement in connection with any such Lease;

(h) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Borrower or such Restricted Subsidiary in the ordinary course of business;

(i) Liens arising pursuant to Purchase Money Obligations or Capital Lease Obligations (and refinancings or renewals thereof), in each case, incurred pursuant to Section 10.01(h); provided, however, that (i) the Indebtedness secured by any such Lien (including refinancings thereof) does not exceed 100% of the cost of the property being acquired, constructed, improved or leased at the time of the incurrence of such Indebtedness (plus, in the case of refinancings, any Increased Amounts) and (ii) any such Liens attach only to the property being financed pursuant to such Purchase Money Obligations or Capital Lease Obligations (or in the case of refinancings which were previously financed pursuant to such Purchase

Money Obligations or Capital Lease Obligations) (and directly related assets, including proceeds and replacements thereof) and do not encumber any other Property of Borrower or any Restricted Subsidiary (it being understood that all Indebtedness to a single lender shall be considered to be a single Purchase Money Obligation, whether drawn at one time or from time to time and individual financings provided by one lender may be cross-collateralized to other financings provided by such lender);

(j) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by Borrower or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements, provided, however, that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k) Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with Borrower or any Restricted Subsidiary (and not created in connection with or in anticipation or contemplation thereof); provided, however, that such Liens do not extend to assets not subject to such Liens at the time of acquisition (other than improvements and attachments thereon, accessions thereto and proceeds thereof) and are no more favorable to the lienholders than the existing Lien;

(l) in addition to Liens otherwise permitted by this Section 10.02, other Liens incurred with respect to any Indebtedness or other obligations of Borrower or any of its Subsidiaries; provided, however, that the aggregate principal amount of such Indebtedness secured by such Liens at any time outstanding shall not exceed the greater of $42.0 million and 25% of Consolidated EBITDA at the time of determination for the Test Period most recently ended;

(m) licenses of Intellectual Property granted by Borrower or any Restricted Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Borrower and its Restricted Subsidiaries, taken as a whole;

(n) (i) Liens pursuant to the Credit Documents and (ii) Liens securing Indebtedness permitted by Section 10.01(a)(ii); provided that the holders of such Indebtedness (or their representative) shall be party to the First Lien/Second Lien Intercreditor Agreement (as “First Priority Debt Parties”) or a Pari Passu Intercreditor Agreement with Administrative Agent;

(o) Permitted Vessel Liens;

(p) Liens arising under applicable Gaming Laws; provided, however, that no such Lien constitutes a Lien securing repayment of Indebtedness for borrowed money;

(q) (i) Liens pursuant to leases entered into for the purpose of, or with respect to, operating or managing gaming facilities and related assets, which Liens are limited to the leased property under the applicable lease and granted to the landlord under such lease for the purpose of securing the obligations of the tenant under such lease to such landlord and (ii) Liens on cash and Cash Equivalents (and on the related escrow accounts or similar accounts, if any) required to be paid to the lessors (or lenders to such lessors) under such leases or maintained in an escrow account or similar account pending application of such proceeds in accordance with the applicable lease;

(r) Liens to secure Indebtedness incurred pursuant to Section 10.01(v); provided that such Liens do not encumber any Property of Borrower or any Restricted Subsidiary other than any Non-Credit Party and any Equity Interests in any Non-Credit Party;

(s) Prior Mortgage Liens with respect to the applicable Mortgaged Real Property so long as such Liens do not secure Indebtedness;

(t) Liens on cash and Cash Equivalents deposited to Discharge, redeem or defease Indebtedness that was permitted to so be repaid and on any cash and Cash Equivalents held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof;

(u) Liens arising from precautionary UCC financing statements filings regarding operating leases or consignment of goods entered into in the ordinary course of business;

(v) Liens on the Collateral securing Permitted Second Priority Refinancing Debt and subject to the Pari Passu Intercreditor Agreement;

(w) Liens securing Ratio Debt, and Permitted Refinancings thereof, in each case, permitted under Section 10.01(t) and subject to the Pari Passu Intercreditor Agreement or the First Lien/Second Lien Intercreditor Agreement (in the case of Liens intended to be senior to the Liens securing the Obligations, as “First Priority Liens”), as and to the extent applicable;

(x) Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement in respect of a Permitted Acquisition or Investment (including any other Acquisition) not prohibited by this Agreement;

(y) in the case of any non-Wholly Owned Subsidiary or Joint Venture, any put and call arrangements or restrictions on disposition related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;

(z) Liens arising in connection with transactions relating to the selling or discounting of accounts receivable in the ordinary course of business;

(aa) licenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of Borrower and its Subsidiaries taken as a whole;

(bb) any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement permitted by this Agreement;

(cc) Liens created by the applicable Transfer Agreement;

(dd) Liens arising pursuant to Indebtedness incurred pursuant to Section 10.01(u); provided that such Liens do not encumber any Property of Borrower or any Restricted Subsidiary other than the Property financed by the Indebtedness incurred pursuant to Section 10.01(u);

(ee) Liens to secure Indebtedness incurred pursuant to Section 10.01(p); provided that such Liens do not encumber any Property other than the Property of any Joint Venture and the Equity Interests in the applicable Joint Venture;

(ff) Liens on Property of any Restricted Subsidiary that is not a Credit Party and in the Equity Interests of any applicable Non-Credit Party which Liens secure Indebtedness of Non-Credit Parties permitted under Section 10.01; and

(gg) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien permitted by this Section 10.02; provided, however, that (x) such new Lien shall be limited to all or part of the same type of property that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being refinanced), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) of such Indebtedness or, if greater, committed amount of the applicable Indebtedness at the time the original Lien became a Lien permitted hereunder and (B) any unpaid accrued interest and premium (including tender premiums) thereon and an amount necessary to pay associated underwriting discounts, defeasance costs, fees, commissions and expenses related to such refinancing, refunding, extension, renewal or replacement, and (z) Indebtedness secured by Liens ranking junior to the Liens securing the Obligations may not be refinanced pursuant to this clause (gg) with Liens ranking pari passu to the Liens securing the Obligations.

In connection with the granting of Liens of the types described in clauses (c), (d), (g), (i), (k), (l), (m), (n), (p), (q), (r), (s), (t), (v), (w), (aa), (bb) and (gg) of this Section 10.02 by Borrower of any of its Restricted Subsidiaries, Administrative Agent and Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by entering into or amending appropriate lien subordination, non-disturbance, attornment or intercreditor agreements).

In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

SECTION 10.03. [Reserved].

SECTION 10.04. Investments, Loans and Advances. Neither Borrower nor any Restricted Subsidiary will, directly or indirectly, make any Investment, except for the following:

(a) Investments and commitments to make Investments outstanding on the Closing Date and identified on Schedule 10.04 and any Investments received in respect thereof without the payment of additional consideration (other than through the issuance of or exchange of Qualified Capital Stock);

(b) Investments in cash and Cash Equivalents;

(c) Borrower may enter into Swap Contracts to the extent permitted by Section 10.01(c);

(d) Investments (i) by Borrower in any Restricted Subsidiary, (ii) by any Restricted Subsidiary in Borrower and (iii) by a Restricted Subsidiary in another Restricted Subsidiary (provided that Investments pursuant to clauses (i) and (iii) by Credit Parties in Non-Credit Parties shall not exceed (x) $24.0 million in the aggregate outstanding at any time plus (y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment); provided that, in each case, any intercompany loan (it being understood and agreed that intercompany receivables or advances made in the ordinary course of business do not constitute loans) in excess of $12.0 million individually shall be evidenced by a promissory note and, to the extent that the payee, holder or lender of such intercompany loan is a Credit Party, such promissory note shall be pledged (and delivered) by such Credit Party to Collateral Agent on behalf of the Secured Parties;

(e) Borrower and its Restricted Subsidiaries may sell or transfer assets to the extent permitted by Section 10.05;

(f) Investments in securities of trade creditors or customers or suppliers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or suppliers or in settlement of delinquent or overdue accounts in the ordinary course of business or Investments acquired by Borrower as a result of a foreclosure by Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(g) Investments made by Borrower or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 10.05;

(h) Investments consisting of (i) moving, entertainment and travel expenses, drawing accounts and similar expenditures made to officers, directors, managers and employees in the ordinary course of business, (ii) loans or advances to officers, directors, managers and employees in connection with such Persons’ purchase of Equity Interests of Borrower (provided that the amount of such loans and advances described in this clause (h)(ii) shall be contributed to Borrower in cash as common equity) and (iii) other loans or advances to officers, directors, managers and employees for any other purpose not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount outstanding at any time under the foregoing clauses (ii) and (iii) shall not exceed $12.0 million in the aggregate at any time outstanding;

(i) Permitted Acquisitions;

(j) extensions of trade credit (including to gaming customers) and prepayments of expenses in the ordinary course of business;

(k) in addition to Investments otherwise permitted by this Section 10.04, other Investments by Borrower or any of its Restricted Subsidiaries in an amount not to exceed the sum of (i) the greater of $120.0 million and 70% of Consolidated EBITDA at the time of determination for the Test Period most recently ended during the term of this Agreement plus (ii) the Initial Restricted Payment Base Amount as of such date plus (iii) the Specified 10.04(k) Investment Returns received on or prior to such date plus (iv) any reduction in the amount of such Investments as provided in the definition of “Investments”;

(l) in addition to Investments otherwise permitted by this Section 10.04, Investments by Borrower or any of its Restricted Subsidiaries; provided that (i) the amount of such Investments to be made pursuant to this Section 10.04(l) do not exceed the Available Amount determined at the time such Investment is made and (ii) immediately before and after giving effect thereto, no Event of Default has occurred and is continuing;

(m) additional Investments so long as, at the time such Investment is made and after giving effect thereto, (x) no Event of Default has occurred and is continuing and (y) the Consolidated Total Net Leverage Ratio is less than or equal to 4.85 to 1.00 on a Pro Forma Basis as of the most recent Calculation Date;

(n) payments with respect to any Qualified Contingent Obligations, so long as, at the time such Qualified Contingent Obligation was incurred or, if earlier, the agreement to incur such Qualified Contingent Obligations was entered into, such Investment was permitted under this Agreement;

(o) Investments of a Restricted Subsidiary acquired after the Closing Date or of a Person merged or consolidated with or into Borrower or a Restricted Subsidiary, in each case in accordance with the terms of this Agreement to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence (or were committed) on the date of such acquisition, merger or consolidation;

(p) Investments in the nature of pledges or deposits (i) with respect to leases or utilities provided to third parties in the ordinary course of business or (ii) under Sections 10.02(f), (j), (t) or (x);

(q) advances of payroll payments to employees of Borrower and the Restricted Subsidiaries in the ordinary course of business;

(r) the occurrence of a Reverse Trigger Event under any applicable Transfer Agreement;

(s) Investments in Joint Ventures or other non-Wholly Owned Subsidiaries of Borrower or any of its Restricted Subsidiaries taken together with all other Investments made pursuant to this clause (s) that are at that time outstanding not to exceed the sum of (i) the greater of $9.0 million and 7.5% of Consolidated EBITDA at the time of determination for the Test Period most recently ended (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus (ii) any reduction in the amount of such Investments as provided in the definition of “Investments”;

(t) Investments in Unrestricted Subsidiaries taken together with all other Investments made pursuant to this clause (t) that are at that time outstanding not to exceed the sum of (i) the greater of $9.0 million and 7.5% of Consolidated EBITDA at the time of determination for the Test Period most recently ended (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus (ii) any reduction in the amount of such Investments as provided in the definition of “Investments”;

(u) Guarantees by Borrower or any Restricted Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by Borrower or any Subsidiary in the ordinary course of business;

(v) Investments to the extent that payment for such Investments is made with Equity Interests in Borrower (other than Disqualified Capital Stock);

(w) any Investment (i) deemed to exist as a result of a Restricted Subsidiary that is not a Credit Party distributing a note or other intercompany debt to a parent of such Restricted Subsidiary that is a Credit Party (to the extent there is no cash consideration or services rendered for such note) and (ii) consisting of intercompany current liabilities in connection with the cash management, tax and accounting operations of Borrower and the Restricted Subsidiaries;

(x) Investments in joint ventures established to develop or operate nightclubs, bars, restaurants, recreation, exercise or gym facilities, or entertainment or retail venues or similar or related establishments or facilities within, in close proximity to or otherwise for the benefit of any Property of Borrower and its Restricted Subsidiaries (as reasonably determined by Borrower) (provided that

Investments pursuant to this clause (x) shall not exceed (i) $12.0 million in the aggregate outstanding at any time, plus (ii) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment);

(y) Restricted Payments permitted by Section 10.06 and Junior Prepayments permitted by Section 10.09;

(z) Investments in connection with the Transactions; and

(aa) Investments consisting of the contribution or other transfer of any Specified Land.

Any Investment in any person other than a Credit Party that is otherwise permitted by this Section 10.04 may be made through intermediate Investments in Restricted Subsidiaries that are not Credit Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above. The amount of any Investment made other than in the form of cash or cash equivalents shall be the fair market value thereof valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.

SECTION 10.05. Mergers, Consolidations and Sales of Assets. Neither Borrower nor any Restricted Subsidiary will wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (other than solely to change the jurisdiction of organization or type of organization (to the extent in compliance with the applicable provisions of the Security Agreement)), or convey, sell, lease or sublease (as lessor or sublessor), transfer or otherwise dispose of any substantial part of its business, property or assets, except for:

(a) Capital Expenditures, Expansion Capital Expenditures and expenditures of Development Expenses by Borrower and the Restricted Subsidiaries;

(b) Sales or dispositions of used, worn out, obsolete or surplus Property or Property no longer useful in the business of Borrower by Borrower and the Restricted Subsidiaries in the ordinary course of business and the abandonment or other sale of Intellectual Property that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of Borrower and its Restricted Subsidiaries taken as a whole; and the termination or assignment of Contractual Obligations to the extent such termination or assignment does not have a Material Adverse Effect;

(c) Asset Sales by Borrower or any Restricted Subsidiary; provided that (i) at the time of such Asset Sale, no Event of Default then exists or would arise therefrom, (ii) Borrower or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of (x) cash or Cash Equivalents or (y) Permitted Business Assets (in each case, free and clear of all Liens at the time received other than Permitted Liens) (it being understood that for the purposes of clause (c)(ii)(x), the following shall be deemed to be cash: (A) any liabilities (as shown on Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Asset Sale and for which Borrower and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by Borrower or such Restricted Subsidiary from such transferee that are converted by Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and eighty (180) days following the closing of the applicable disposition, (C) any Designated Non-Cash Consideration received in respect of such disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of the greater of $30.0 million and 17.5% of Consolidated EBITDA at the time of determination for the Test Period most recently ended, with the fair market value of each item of Designated Non-Cash Consideration being measured at such date of receipt or such agreement, as applicable, and without giving effect to subsequent changes in value) and (iii) the Net Available Proceeds therefrom shall be applied as specified in Section 2.10(a)(iii);

(d) Liens permitted by Section 10.02, Investments may be made to the extent permitted by Sections 10.04, Restricted Payments may be made to the extent permitted by Section 10.06 and Junior Prepayments may be made to the extent permitted by Section 10.09;

(e) Borrower and the Restricted Subsidiaries may dispose of cash and Cash Equivalents;

(f) Borrower and the Restricted Subsidiaries may lease (as lessor or sublessor) real or personal property to the extent permitted under Section 10.02;

(g) licenses and sublicenses by Borrower or any of its Restricted Subsidiaries of software and Intellectual Property in the ordinary course of business shall be permitted;

(h) (A) Borrower or any Restricted Subsidiary may transfer or lease Property to or acquire or lease Property from Borrower or any Restricted Subsidiary; provided that the sum of (x) the aggregate fair market value of all Property transferred by Borrower and Domestic Subsidiaries of Borrower that are Restricted Subsidiaries to Foreign Subsidiaries of Borrower under this clause (A) plus (y) all lease payments made by Borrower and Domestic Subsidiaries of Borrower that are Restricted Subsidiaries to Foreign Subsidiaries of Borrower in respect of leasing of property by Borrower and Domestic Subsidiaries of Borrower that are Restricted Subsidiaries from Foreign Subsidiaries shall not exceed $12.0 million in any fiscal year of Borrower; (B) any Restricted Subsidiary may merge or consolidate with or into Borrower (as long as Borrower is the surviving Person) or any Guarantor (as long as the surviving Person is, or becomes substantially concurrently with such merger or consolidation, a Guarantor); (C) any Restricted Subsidiary may merge or consolidate with or into any other Restricted Subsidiary (so long as, if either Restricted Subsidiary is a Guarantor, the surviving Person is, or becomes substantially concurrently with such merger or consolidation, a Guarantor); and (D) any Restricted Subsidiary may be voluntarily liquidated, voluntarily wound up or voluntarily dissolved (so long as any such liquidation or winding up does not constitute or involve an Asset Sale to any Person other than to Borrower or any other Restricted Subsidiary or any other owner of Equity Interests in such Restricted Subsidiary unless such Asset Sale is otherwise permitted pursuant to this Section 10.05); provided, however, that, in each case with respect to clauses (A), (B) and (C) of this Section 10.05(h) (other than in the case of a transfer to a Foreign Subsidiary permitted under clause (A) above), the Lien on such property granted in favor of Collateral Agent under the Security Documents shall be maintained in accordance with the provisions of this Agreement and the applicable Security Documents;

(i) voluntary terminations of Swap Contracts and other assets or contracts in the ordinary course of business;

(j) conveyances, sales, leases, transfers or other dispositions which do not constitute Asset Sales;

(k) any taking by a Governmental Authority of assets or property, or any part thereof, under the power of eminent domain or condemnation;

(l) Borrower and its Restricted Subsidiaries may make sales, transfers or other dispositions of property subject to a Casualty Event;

(m) Borrower and its Restricted Subsidiaries may make sales, transfers or other dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(n) any transfer of Equity Interests of any Restricted Subsidiary or any Gaming Facility in connection with the occurrence of a Trigger Event;

(o) (i) the lease, sublease or license of any portion of any Property to Persons who, either directly or through Affiliates of such Persons, intend to operate or manage nightclubs, bars, restaurants, recreation areas, spas, pools, exercise or gym facilities, or entertainment or retail venues or similar or related establishments or facilities and (ii) the grant of declarations of covenants, conditions and restrictions and/or easements with respect to common area spaces and similar instruments benefiting such tenants of such leases, subleases and licenses (collectively, the “Venue Easements,” and together with any such leases, subleases or licenses, collectively the “Venue Documents”); provided that no Venue Document or operations conducted pursuant thereto would reasonably be expected to materially interfere with, or materially impair or detract from, the operations of Borrower and the Restricted Subsidiaries taken as a whole; provided further that upon request by Borrower, Collateral Agent on behalf of the Secured Parties shall provide the tenant, subtenant or licensee under any Venue Document with a subordination, non-disturbance and attornment agreement in form reasonably satisfactory to Collateral Agent and the applicable Credit Party;

(p) the dedication of space or other dispositions of Property in connection with and in furtherance of constructing structures or improvements reasonably related to the development, construction and operation of any project; provided that in each case such dedication or other dispositions are in furtherance of, and do not materially impair or interfere with the operations of Borrower and the Restricted Subsidiaries;

(q) dedications of, or the granting of easements, rights of way, rights of access and/or similar rights, to any Governmental Authority, utility providers, cable or other communication providers and/or other parties providing services or benefits to any project, any Real Property held by Borrower or the Restricted Subsidiaries or the public at large that would not reasonably be expected to interfere in any material respect with the operations of Borrower and the Restricted Subsidiaries; provided that upon request by Borrower, Administrative Agent shall, in its reasonable discretion, direct Collateral Agent on behalf of the Secured Parties to subordinate its Mortgage on such Real Property to such easement, right of way, right of access or similar agreement in such form as is reasonably satisfactory to Administrative Agent and Borrower;

(r) any disposition of Equity Interests in a Restricted Subsidiary pursuant to an agreement or other obligation with or to a person (other than Borrower and the Restricted Subsidiaries) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(s) dispositions of non-core assets acquired in connection with a Permitted Acquisition or other permitted Investment; provided, that (i) the amount of non-core assets that are disposed of in connection with any such Permitted Acquisition or other permitted Investment pursuant to this Section 10.05(s) does not exceed 25% of the aggregate purchase price for such Permitted Acquisition or other permitted Investment and (ii) to the extent that any such Permitted Acquisition or other permitted Investment is financed with the proceeds of Indebtedness of Borrower or its Restricted Subsidiaries, then any proceeds from such Permitted Acquisition or other permitted Investment shall be used to prepay such Indebtedness (to the extent otherwise permitted hereunder) or the Loans in accordance with Section 2.10 hereof;

(t) other dispositions of assets with a fair market value of not more than the greater of $9.0 million and 7.5% of Consolidated EBITDA at the time of determination for the Test Period most recently ended; and

(u) the Transactions.

To the extent any Collateral is sold, transferred or otherwise disposed of as permitted by this Section 10.05 or in connection with a transaction approved by the Required Lenders, in each case, to a Person other than a Credit Party, so long as no Event of Default exists, such Collateral shall, except as set forth in the proviso to Section 10.05(h), be sold, transferred or otherwise disposed of free and clear of the Liens created by the Security Documents, and Collateral Agent shall take all actions reasonably requested by Borrower in order to effect the foregoing at the sole cost and expense of Borrower and without recourse or warranty by Collateral Agent (including the execution and delivery of appropriate UCC termination statements and such other instruments and releases as may be necessary and appropriate to effect such release). To the extent any such sale, transfer or other disposition results in a Guarantor no longer constituting a Subsidiary of Borrower, so long as no Event of Default exists, the Obligations of such Guarantor and all obligations of such Guarantor under the Credit Documents shall terminate and be of no further force and effect, and each of Administrative Agent and Collateral Agent shall take such actions, at the sole expense of Borrower, as are requested by Borrower in connection with such termination.

SECTION 10.06. Restricted Payments. Neither Borrower nor any of its Restricted Subsidiaries shall, directly or indirectly, declare or make any Restricted Payment at any time, except, without duplication:

(a) Borrower or any Restricted Subsidiary may make Restricted Payments to the extent permitted pursuant to Section 2.09(b)(ii);

(b) any Restricted Subsidiary of Borrower may declare and make Restricted Payments to Borrower or any Wholly Owned Subsidiary of Borrower which is a Restricted Subsidiary;

(c) any Restricted Subsidiary of Borrower, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, may declare and make Restricted Payments in respect of its Equity Interests to all holders of such Equity Interests generally so long as Borrower or its respective Restricted Subsidiary that owns such Equity Interest or interests in the Person making such Restricted Payments receives at least its proportionate share thereof (based upon its relative ownership of the subject Equity Interests and the terms thereof);

(d) Borrower and its Restricted Subsidiaries may (i) make Restricted Payments in connection with the Transactions and (ii) engage in transactions to the extent permitted by Section 10.05;

(e) Borrower and its Restricted Subsidiaries may make Restricted Payments in respect of Disqualified Capital Stock issued in compliance with the terms hereof;

(f) Borrower may repurchase common stock or common stock options from present or former officers, directors or employees (or heirs of, estates of or trusts formed by such Persons) of any Company upon the death, disability, retirement or termination of employment of such officer, director or employee or pursuant to the terms of any stock option plan, employment agreement, severance agreement or like agreement; provided, however, that the aggregate amount of payments under this clause (f) shall not exceed in any fiscal year of Borrower the greater of $9.0 million and 7.5% of Consolidated EBITDA at the time of determination for the Test Period most recently ended (with unused amounts in any fiscal year being carried over to succeeding fiscal years);

(g) Borrower and its Restricted Subsidiaries may (i) repurchase Equity Interests to the extent deemed to occur upon exercise of stock options, warrants or rights in respect thereof to the extent such Equity Interests represent a portion of the exercise price of such options, warrants or rights in respect thereof and (ii) make payments in respect of withholding or similar taxes payable or expected to be payable by any present or former member of management, director, officer, employee, or consultant of Borrower or any of its Subsidiaries or family members, spouses or former spouses, heirs of, estates of or trusts formed by such Persons in connection with the exercise of stock options or grant, vesting or delivery of Equity Interests;

(h) Borrower and its Restricted Subsidiaries may make Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or, warrants or rights or upon the conversion or exchange of or into Equity Interests, or payments or distributions to dissenting stockholders pursuant to applicable law;

(i) Borrower and its Restricted Subsidiaries may make Restricted Payments in an aggregate amount not to exceed the Initial Restricted Payment Base Amount as of such date;

(j) so long as (i) immediately before and after giving effect thereto no Event of Default has occurred and is continuing and (ii) except for Restricted Payments made in reliance on clauses (e), (f) or (g) of the definition of “Available Amount”, after giving effect thereto the Consolidated Total Net Leverage Ratio will not exceed 5.10 to 1.00 calculated on a Pro Forma Basis as of the most recent Calculation Date, Borrower and its Restricted Subsidiaries may make Restricted Payments in an aggregate amount not to exceed the Available Amount determined at the time such Restricted Payment is made;

(k) so long as (i) immediately before and after giving effect thereto no Event of Default has occurred and is continuing and (ii) after giving effect thereto the Consolidated Total Net Leverage Ratio will not exceed 4.35 to 1.00 calculated on a Pro Forma Basis as of the most recent Calculation Date, Borrower and its Restricted Subsidiaries may make additional Restricted Payments;

(l) to the extent constituting Restricted Payments, Borrower may make payments to counterparties under Swap Contracts entered into in connection with the issuance of convertible or exchangeable debt;

(m) Borrower and the Restricted Subsidiaries may make Restricted Payments that are made in an amount equal to the amount of Excluded Contributions previously received and that Borrower elects to apply under this clause (m) and do not increase the Available Amount; and

(n) Borrower and the Restricted Subsidiaries may make payments of amounts necessary to repurchase or retire Equity Interests of Borrower or any Subsidiary to the extent required by any Gaming Authority in order to avoid the suspension, revocation or denial of a Gaming License by that Gaming Authority; provided that, in the case of any such repurchase of Equity Interests of Borrower or any Subsidiary, if such efforts do not jeopardize any Gaming License, Borrower or any such Subsidiary will have previously used commercially reasonable efforts to attempt to find a suitable purchaser for such Equity Interests and no suitable purchaser acceptable to the applicable Gaming Authority and Borrower was willing to purchase such Equity Interests on terms acceptable to the holder thereof within a time period acceptable to such Gaming Authority.

SECTION 10.07. Transactions with Affiliates. Neither Borrower nor any of its Restricted Subsidiaries shall enter into any transaction involving aggregate consideration in excess of $5.0 million, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Borrower or any Restricted Subsidiary); provided, however, that notwithstanding the foregoing, Borrower and its Restricted Subsidiaries:

(a) may enter into indemnification and employment and severance agreements and arrangements with directors, officers and employees and may pay customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, officers, board managers and employees of Borrower and its Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Borrower and its Restricted Subsidiaries;

(b) may enter into the Transactions and the transactions described in Borrower’s SEC filings prior to the Closing Date or listed on Schedule 10.07 hereto as in effect on the Closing Date or any amendment thereto so long as such amendment is not adverse to the Lenders in any material respect;

(c) may make Investments and Restricted Payments permitted hereunder;

(d) may enter into the transactions contemplated by each applicable Transfer Agreement;

(e) may enter into customary expense sharing and tax sharing arrangements entered into between Borrower, the Restricted Subsidiaries and Unrestricted Subsidiaries in the ordinary course of business pursuant to which such Unrestricted Subsidiaries shall reimburse Borrower or the applicable Restricted Subsidiaries for certain shared expenses and taxes;

(f) may enter into transactions upon fair and reasonable terms no less favorable to Borrower or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided that with respect to any transaction (or series of related transactions) involving consideration of more than $24.0 million, such transaction shall be approved by the majority of the directors of Borrower;

(g) may enter into any transactions between or among Borrower and its Subsidiaries (for the avoidance of doubt, including Unrestricted Subsidiaries) and Joint Ventures that are entered into in the ordinary course of business of Borrower and its Subsidiaries and Joint Ventures and, in the good faith judgment of Borrower are necessary or advisable in connection with the ownership or operation of the business of Borrower and its Subsidiaries and Joint Ventures, including, but not limited to, (i) payroll, cash management, purchasing, insurance and hedging arrangements and (ii) management, technology and licensing arrangements;

(h) may enter to transactions with persons who have entered into an agreement, contract or arrangement with Borrower or any of its Restricted Subsidiaries to manage, own or operate a Gaming Facility because Borrower and its Restricted Subsidiaries have not received the requisite Gaming Approvals or are otherwise not permitted to manage, own or operate such Gaming Facility under applicable Gaming Laws; provided that such transactions shall have been approved by a majority of the directors of Borrower;

(i) may enter into transactions with any Person, which is an Affiliate solely due to a director or directors of such Person (or a parent company of such Person) also being a director or directors of Borrower;

(j) may enter into transactions with a Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction; and

(k) may issue Equity Interests in Borrower to any Person.

SECTION 10.08. [Reserved].

SECTION 10.09. Certain Payments of Indebtedness; Amendments to Certain Agreements.

(a) None of Borrower or any of its Restricted Subsidiaries will, nor will they permit any Restricted Subsidiary to voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest shall be permitted) any Disqualified Capital Stock or Other Junior Indebtedness or make any payment in violation of any subordination terms or intercreditor agreement applicable to any such Indebtedness (such payments, “Junior Prepayments”), except:

(i) Borrower and its Restricted Subsidiaries may make Junior Prepayments in an aggregate amount not to exceed the Initial Restricted Payment Base Amount as of such date;

(ii) so long as (i) immediately before and after giving effect thereto no Event of Default has occurred and is continuing and (ii) except for Junior Prepayments made in reliance on clauses (e), (f) or (g) of the definition of “Available Amount”, after giving effect thereto the Consolidated Total Net Leverage Ratio will not exceed 5.10 to 1.00 calculated on a Pro Forma Basis as of the most recent Calculation Date, Borrower and its Restricted Subsidiaries may make Junior Prepayments in an aggregate amount not to exceed the Available Amount determined at the time such Junior Prepayment is made;

(iii) so long as (i) immediately before and after giving effect thereto no Event of Default has occurred and is continuing and (ii) after giving effect thereto the Consolidated Total Net Leverage Ratio will not exceed 4.35 to 1.00 calculated on a Pro Forma Basis as of the most recent Calculation Date, Borrower and its Restricted Subsidiaries may make additional Junior Prepayments;

(iv) a Permitted Refinancing of any such Indebtedness (including through exchange offers and similar transactions);

(v) the conversion of any such Indebtedness to Equity Interests (or exchange of any such Indebtedness for Equity Interests) of Borrower or any direct or indirect parent of Borrower (other than Disqualified Capital Stock);

(vi) with respect to intercompany subordinated indebtedness, to the extent consistent with the subordination terms thereof;

(vii) exchanges of Indebtedness issued in private placements and resold in reliance on Regulation S or Rule 144A for Indebtedness having substantially equivalent terms pursuant to customary exchange offers;

(viii) prepayment, redemption, purchase, defeasance or satisfaction of Indebtedness of Persons acquired pursuant to, or Indebtedness assumed in connection with, Permitted Acquisitions or Investments (including any other Acquisition) not prohibited by this Agreement;

(ix) Junior Prepayments made pursuant to Section 2.09(b)(ii);

(x) Junior Prepayments in respect of intercompany Indebtedness owing to Borrower or its Restricted Subsidiaries will be permitted;

(xi) prepayments, redemptions, purchases, defeasance or satisfaction of Disqualified Capital Stock with the proceeds of any issuance of Disqualified Capital Stock permitted to be issued hereunder or in exchange for Disqualified Capital Stock or other Equity Interests permitted to be issued hereunder; and

(xii) Borrower and its Restricted Subsidiaries may make Junior Prepayments in an aggregate amount not to exceed an amount equal to the amount of Excluded Contributions previously received and that Borrower elects to apply under this clause (xii) and do not increase the Available Amount.

(b) Borrower shall not, and shall not permit any Restricted Subsidiary to amend, modify or change in any manner adverse to the interests of the Lenders in any material respect any term or condition of any Other Junior Indebtedness Documentation unless such amendment, modification or change would qualify as a Permitted Refinancing of such Other Junior Indebtedness.

SECTION 10.10. Limitation on Certain Restrictions Affecting Subsidiaries. None of Borrower or any of its Restricted Subsidiaries shall, directly or indirectly, create any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (other than any Foreign Subsidiary or Immaterial Subsidiary) of Borrower to (i) pay dividends or make any other distributions on such Restricted Subsidiary’s Equity Interests or any other interest or participation in its profits owned by Borrower or any of its Restricted Subsidiaries, or pay any Indebtedness or any other obligation owed to Borrower or any of its Restricted Subsidiaries, (ii) make Investments in or to Borrower or any of its Restricted Subsidiaries, (iii) transfer any of its Property to Borrower or any of its Restricted Subsidiaries or (iv) in the case of any Guarantor, guarantee the Obligations hereunder or, in the case of any Credit Party, subject its portion of the Collateral to the Liens securing the Obligations in favor of the Secured Parties, except that each of the following shall be permitted:

(a) any such encumbrances or restrictions existing under or by reason of (x) applicable Law (including any Gaming Law and any regulations, order or decrees of any Gaming Authority or other applicable Governmental Authority), (y) the Credit Documents or (z) the First Lien Credit Documents and any Permitted Refinancing thereof (so long as the restrictions in any such Permitted Refinancing, taken as a whole, are no more restrictive in any material respect to Borrower and its Restricted Subsidiaries than those in the Second Lien Credit Documents on the Closing Date);

(b) restrictions on the transfer of Property, or the granting of Liens on Property, in each case, subject to Permitted Liens;

(c) customary restrictions on subletting or assignment of any lease or sublease governing a leasehold interest of any Company;

(d) restrictions on the transfer of any Property, or the granting of Liens on Property, subject to a contract with respect to an Asset Sale or other transfer, sale, conveyance or disposition permitted under this Agreement;

(e) restrictions contained in the existing Indebtedness listed on Schedule 10.01 and Permitted Refinancings thereof, provided, that the restrictive provisions in any such Permitted Refinancing, taken as a whole, are not materially more restrictive than the restrictive provisions in the Indebtedness being refinanced;

(f) restrictions contained in Indebtedness of Persons acquired pursuant to, or assumed in connection with, Permitted Acquisitions or other Acquisitions not prohibited hereunder after the Closing Date and Permitted Refinancings thereof, provided, that the restrictive provisions in any such Permitted Refinancing, taken as a whole, are not materially more restrictive than the restrictive provisions in the Indebtedness being refinanced and such restrictions are limited to the Persons or assets being acquired and of the Subsidiaries of such Persons and their assets;

(g) with respect to clauses (i), (ii) and (iii) above, restrictions contained in any Indebtedness permitted hereunder, in each case, taken as a whole, to the extent not materially more restrictive than those contained in this Agreement;

(h) with respect to clauses (i), (ii) and (iii) above, restrictions contained in any Ratio Debt and Permitted Refinancings thereof, or any other Indebtedness permitted hereunder, in each case, taken as a whole, to the extent not materially more restrictive than those contained in this Agreement;

(i) customary restrictions in joint venture arrangements or management contracts; provided, that such restrictions are limited to the assets of such joint ventures and the Equity Interests of the Persons party to such joint venture arrangements or the assignment of such management contract, as applicable;

(j) customary non-assignment provisions or other customary restrictions arising under licenses, leases and other contracts entered into in the ordinary course of business; provided, that such restrictions are limited to the assets subject to such licenses, leases and contracts and the Equity Interests of the Persons party to such licenses and contracts;

(k) restrictions contained in Indebtedness of Foreign Subsidiaries incurred pursuant to Section 10.01 and Permitted Refinancings thereof; provided that such restrictions apply only to the Foreign Subsidiaries incurring such Indebtedness and their Subsidiaries (and the assets thereof and Equity Interests in such Foreign Subsidiaries);

(l) restrictions contained in Indebtedness used to finance, or incurred for the purpose of financing, Expansion Capital Expenditures and/or Development Projects and Permitted Refinancings thereof, provided, that such restrictions apply only to the asset (or the Person owning such asset) being financed pursuant to such Indebtedness; and

(m) restrictions contained in subordination provisions applicable to intercompany debt owed by the Credit Parties; provided, that such intercompany debt is subordinated to the Obligations on terms at least as favorable to the Lenders as the subordination of such intercompany debt to any other obligations.

SECTION 10.11. Limitation on Lines of Business. Neither Borrower nor any Restricted Subsidiary shall directly or indirectly engage to any material extent (determined on a consolidated basis) in any line or lines of business activity other than Permitted Business.

SECTION 10.12. Limitation on Changes to Fiscal Year. Neither Borrower nor any Restricted Subsidiary shall change its fiscal year end to a date other than December 31 of each year (provided that any Restricted Subsidiary acquired or formed, or Person designated as an Unrestricted Subsidiary, in each case, after the Closing Date may change its fiscal year to match the fiscal year of Borrower).

ARTICLE XI.

EVENTS OF DEFAULT

SECTION 11.01. Events of Default. If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

(a) any representation or warranty made or deemed made by or on behalf of Borrower or any other Credit Party pursuant to any Credit Document or the borrowings hereunder, or any representation, warranty or statement of fact made or deemed made by or on behalf of Borrower or any other Credit Party in any report, certificate, financial statement or other instrument furnished pursuant to any Credit Document, shall prove to have been false or misleading (i) in any material respect, if such representation and warranty is not qualified as to “materiality,” “Material Adverse Effect” or similar language, or (ii) in any respect, if such representation and warranty is so qualified, in each case when such representation or warranty is made, deemed made or furnished;

(b) default shall be made in the payment of (i) any principal of any Loan when and as the same shall become due and payable (whether at the stated maturity upon prepayment or repayment or by acceleration thereof or otherwise) or (ii) any interest on any Loans when and as the same shall become due and payable, and such default under this clause (ii) shall continue unremedied for a period of five (5) Business Days;

(c) default shall be made in the payment of any fee or any other amount (other than an amount referred to in (b) above) due under any Credit Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(d) default shall be made in the due observance or performance by Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in Section 9.01(a) (with respect to Borrower only) or 9.04(d) or in Article X;

(e) default shall be made in the due observance or performance by Borrower or any of the Restricted Subsidiaries of any covenant, condition or agreement contained in any Credit Document (other than those specified in Section 11.01(b), 11.01(c) or 11.01(d)) and, unless such default has been waived, such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) written notice thereof from Administrative Agent to Borrower and (ii) a Responsible Officer of Borrower obtaining knowledge thereof;

(f) Borrower or any of the Restricted Subsidiaries shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable (after giving effect to any applicable grace period), or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness or any event or condition occurs, if the effect of any failure or occurrence referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice but giving effect to applicable grace periods) to cause, such Indebtedness (other than Qualified Contingent Obligations) to become due, or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made prior to its stated maturity; provided, however, that (x) clauses (i) and (ii) shall not apply to any offer to repurchase, prepay or redeem Indebtedness of a Person acquired in an Acquisition permitted hereunder, to the extent such offer is required as a result of, or in connection with, such Acquisition, (y) any event or condition causing or permitting the holders of any Indebtedness to cause such Indebtedness to be converted into Qualified Capital Stock (including any such event or condition which, pursuant to its terms may, at the option of Borrower, be satisfied in cash in lieu of conversion into Qualified Capital Stock) shall not constitute an Event of Default pursuant to this paragraph (f) and (z) it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $30.0 million at any one time;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction in either case under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, in each case seeking (i) relief in respect of Borrower or any of the Restricted Subsidiaries (other than any Subject Subsidiary), or of a substantial part of the property or assets of Borrower or any of the Restricted Subsidiaries (other than any Subject Subsidiary); (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any of the Restricted Subsidiaries (other than any Subject Subsidiary) or for a substantial part of the property or assets of Borrower or any of the Restricted Subsidiaries (other than any Subject Subsidiary); or (iii) the winding-up or liquidation of Borrower or of any of the Restricted Subsidiaries (other than any Subject Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) Borrower or any of the Restricted Subsidiaries (other than any Subject Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in Section 11.01(g); (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any of the Restricted Subsidiaries (other than any Subject Subsidiary) or for a substantial part of the property or assets of Borrower or any of the Restricted Subsidiaries (other than any Subject Subsidiary) in any proceeding under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership, or similar law; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate (except as permitted hereunder);

(i) one or more judgments for the payment of money in an aggregate amount in excess of $30.0 million (to the extent not covered by third party insurance) shall be rendered against Borrower or any of the Restricted Subsidiaries (other than any Subject Subsidiary) or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action (to the extent such action is not effectively stayed) shall be legally taken by a judgment creditor to levy upon assets or properties of Borrower or any of the Restricted Subsidiaries to enforce any such judgment;

(j) an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect;

(k) with respect to any material Collateral, any security interest and Lien purported to be created by the applicable Security Document shall cease to be in full force and effect, or shall cease to give Collateral Agent, for the benefit of the Secured Parties, the first priority Liens and rights, powers and privileges in each case purported to be created and granted under such Security Document in favor of Collateral Agent, or shall be asserted by any Credit Party or any Affiliate thereof not to be a valid, perfected security interest in or Lien on the Collateral covered thereby, in each case, except (x) to the extent that any such perfection or priority is not required pursuant to this Agreement or the Security Documents or any loss thereof results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file Uniform Commercial Code continuation statements and (y) as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage;

(l) any Guarantee shall cease to be in full force and effect or any of the Guarantors or Affiliates thereof repudiates, or attempts to repudiate, any of its obligations under any of the Guarantees (except to the extent such Guarantee ceases to be in effect in connection with any transaction permitted pursuant to Sections 9.12 or 10.05);

(m) any Credit Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Credit Party seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Credit Party shall repudiate or deny that it has any liability or obligation for the payment of principal or interest purported to be created under any Credit Document;

(n) there shall have occurred a Change of Control;

(o) there shall have occurred a License Revocation by any Gaming Authority in one or more jurisdictions in which Borrower or any of its Restricted Subsidiaries owns or operates Gaming Facilities, which License Revocation (in the aggregate with any other License Revocations then in existence) relates to operations of Borrower and/or the Restricted Subsidiaries that in the most recent Test Period accounted for ten percent (10%) or more of the Consolidated EBITDA of Borrower and its Restricted Subsidiaries; provided, however, that such License Revocation continues for at least ninety (90) consecutive days after the earlier of (x) the date of cessation of the affected operations as a result of such License Revocation and (y) the date that none of Borrower, nor any of its Restricted Subsidiaries nor the Lenders receive the net cash flows generated by any such operations; or

(p) the provisions of any Pari Passu Intercreditor Agreement or First Lien/Second Lien Intercreditor Agreement shall, in whole or in part, following such Pari Passu Intercreditor Agreement or First Lien/Second Lien Intercreditor Agreement being entered into, terminate, cease to be effective or cease to be legally valid, binding and enforceable against the Persons party thereto, except in accordance with its terms;

then, and in every such event (other than an event described in Section 11.01(g) or 11.01(h) with respect to Borrower), and at any time thereafter during the continuance of such event, Administrative Agent, at the request of the Required Lenders, shall, by notice to Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities and Obligations of Borrower accrued hereunder and under any other Credit Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Credit Document to the contrary notwithstanding; and (iii) exercise any other right or remedy provided under the Credit Documents or at law or in equity; and in any event described in Section 11.01(g) or 11.01(h) above with respect to Borrower, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities and Obligations of Borrower accrued hereunder and under any other Credit Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Credit Document to the contrary notwithstanding.

SECTION 11.02. Application of Proceeds. Subject to the First Lien/Second Lien Intercreditor Agreement, the proceeds received by Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by Collateral Agent of its remedies, or otherwise received after acceleration of the Loans, shall be applied, in full or in part, together with any other sums then held by Collateral Agent pursuant to this Agreement, promptly by Collateral Agent as follows:

(a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to Administrative Agent and Collateral Agent and their respective agents and counsel, and all expenses, liabilities and advances made or incurred by Administrative Agent or Collateral Agent in connection therewith and all amounts for which Administrative Agent or Collateral Agent, as applicable is entitled to indemnification pursuant to the provisions of any Credit Document;

(b) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization and of any receiver of any part of the Collateral appointed pursuant to the applicable Security Documents including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith;

(c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of the Obligations; and

(d) Fourth, the balance, if any, to the Person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (c) of this Section 11.02, the Credit Parties shall remain liable, jointly and severally, for any deficiency.

ARTICLE XII.

AGENTS

SECTION 12.01. Appointment. Each of the Lenders hereby irrevocably appoints Credit Suisse to act on its behalf as Administrative Agent and Collateral Agent hereunder and under the other Credit Documents (including as “trustee” or “mortgage trustee” under the Ship Mortgages), and authorizes Administrative Agent and Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent or Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, including, in accordance with regulatory requirements of any Gaming Authority consistent with the intents and purposes of this Agreement and the other Credit Documents. Credit Suisse is hereby appointed Auction Manager hereunder, and each Lender hereby authorizes the Auction Manager to act as its agent in accordance with the terms hereof and of the other Credit Documents; provided, that Borrower shall have the right to select and appoint a replacement Auction Manager from time to time by written notice to Administrative Agent, and any such replacement shall also be so authorized to act in such capacity. Each Lender agrees that the Auction Manager shall have solely the obligations in its capacity as the Auction Manager as are specifically described in this Agreement and shall be entitled to the benefits of Article XII, as applicable. Each of the Lenders hereby irrevocably authorize each of the Agents (other than Administrative Agent, Collateral Agent and the Auction Manager) to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents and the Lenders, and neither Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of the provisions of this Article XII, except to the extent set forth in this Section 12.01, Section 12.06 and Section 12.07(b). It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Each reference in this Article XII to Collateral Agent shall include Collateral Agent in its capacity as “trustee” or “mortgage trustee” under the Ship Mortgages.

SECTION 12.02. Rights as a Lender. Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender (if applicable) as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as such Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 12.03. Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and each Agent’s duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, no Agent:

(a) shall be subject to any fiduciary or other implied duties with respect to any Credit Party, any Lender or any other Person, regardless of whether a Default has occurred and is continuing;

(b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of Borrower or any of its respective Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or, such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 13.04) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default is given in writing to such Agent by Borrower or a Lender.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VII or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent or (vi) any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall any Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Lender. Administrative Agent does not warrant, nor accept responsibility, nor shall Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto.

Each of the Lenders (and each Secured Party by accepting the benefits of the Collateral) acknowledges that Administrative Agent and/or Collateral Agent may act as the representative of other classes of indebtedness under the Pari Passu Intercreditor Agreement and the First Lien/Second Lien Intercreditor Agreement.

SECTION 12.04. Reliance by Agents.    Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 12.05. Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub agents appointed by such Agent. Each Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of each Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that an Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agents.

SECTION 12.06. Resignation of Administrative Agent and Collateral Agent

(a) Administrative Agent and Collateral Agent may at any time give notice of their resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the prior written consent of Borrower (unless an Event of Default specified in Section 11.01(b) or 11.01(c) or an Event of Default specified in Section 11.01(g) or 11.01(h) with respect to Borrower has occurred and is continuing) to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent and Collateral Agent gives notice of their resignation (or such earlier day as shall be agreed by the Required Lenders and Borrower (unless an Event of Default specified in Section 11.01(b) or 11.01(c) or an Event of Default specified in Section 11.01(g) or 11.01(h) with respect to Borrower has occurred and is continuing)) (the “Resignation Effective Date”), then the retiring Administrative Agent and Collateral Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent and Collateral Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent and Collateral Agent is a Defaulting Lender pursuant to clause (iii) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and Collateral Agent and, in consultation with Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by Administrative Agent or Collateral Agent on behalf of the Secured Parties under any of the Credit Documents, the retiring or removed Administrative Agent or Collateral Agent, as applicable, shall continue to hold such collateral security until such time as a successor Administrative Agent and Collateral Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent or Collateral Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent or Collateral Agent shall instead be made by or to each Secured Party directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent and Collateral Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent and Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent and Collateral Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent or Collateral Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent and Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Administrative Agent and Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring or removed Administrative Agent’s and Collateral Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article and Section 13.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent and Collateral Agent, their sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent and Collateral Agent was acting as Administrative Agent or Collateral Agent.

(d) To the extent required by applicable Gaming Laws or the conditions of any Gaming Approval, Administrative Agent and Collateral Agent shall notify the applicable Gaming Authorities of any change in the Administrative Agent or Collateral Agent. Borrower shall provide advice and assistance to Administrative Agent and Collateral Agent in making such notifications.

SECTION 12.07. Nonreliance on Agents and Other Lenders.

(a) Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender acknowledges that in connection with Borrower Loan Purchases, (i) Borrower may purchase or acquire Term Loans hereunder from the Lenders from time to time, subject to the restrictions set forth in the definition of Eligible Assignee and in Section 13.05(d), (ii) Borrower

currently may have, and later may come into possession of, information regarding such Term Loans or the Credit Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to enter into an assignment of such Loans hereunder (“Excluded Information”), (iii) such Lender has independently and without reliance on any other party made such Lender’s own analysis and determined to enter into an assignment of such Loans and to consummate the transactions contemplated thereby notwithstanding such Lender’s lack of knowledge of the Excluded Information and (iv) Borrower shall have no liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against Borrower, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information; provided, however, that the Excluded Information shall not and does not affect the truth or accuracy of the representations or warranties of Borrower in the Standard Terms and Conditions set forth in the applicable assignment agreement. Each Lender further acknowledges that the Excluded Information may not be available to Administrative Agent, Auction Manager or the other Lenders hereunder.

SECTION 12.08. Indemnification. The Lenders agree to reimburse and indemnify each Agent in its capacity as such ratably according with its “percentage” as used in determining the Required Lenders at such time or, if the Commitments have terminated and all Loans have been repaid in full, as determined immediately prior to such termination and repayment (with such “percentages” to be determined as if there are no Defaulting Lenders), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against such Agent in its capacity as such in any way relating to or arising out of this Agreement or any other Credit Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by such Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by Borrower or any of its Subsidiaries; provided, however, that no Lender shall be liable to any Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (x) resulting from the gross negligence, or willful misconduct of such Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (y) relating to or arising out of the Commitment Letter. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 12.08 shall survive the payment of all Obligations.

SECTION 12.09. No Other Duties. Anything herein to the contrary notwithstanding, none of Administrative Agent, Collateral Agent or Lead Arrangers shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as Administrative Agent, Collateral Agent, the Auction Manager or a Lender hereunder.

SECTION 12.10. Holders. Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with Administrative Agent. Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

SECTION 12.11. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party,

Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties under Sections 2.05 and 13.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender (and each Secured Party by accepting the benefits of the Collateral) to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Secured Parties, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.05 and 13.03.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Secured Party or to authorize Administrative Agent to vote in respect of the claim of any Secured Party in any such proceeding.

SECTION 12.12. Collateral Matters.

(a) Each Lender (and each other Secured Party by accepting the benefits of the Collateral) authorizes and directs Collateral Agent to enter into the Security Documents for the benefit of the Secured Parties and to hold and enforce the Liens on the Collateral on behalf of the Secured Parties. Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents. The Lenders hereby authorize Collateral Agent to take the actions set forth in Section 13.04(g). Upon request by Administrative Agent at any time, the Lenders will confirm in writing Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.12.

(b) Collateral Agent shall have no obligation whatsoever to the Lenders, the other Secured Parties or any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to Collateral Agent pursuant to the applicable Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Collateral Agent in Section 12.01 or in this Section 12.12 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral or any part thereof, or any act, omission or event related thereto, Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given Collateral Agent’s own interest in the Collateral or any part thereof as one of the Lenders and that Collateral Agent shall have no duty or liability whatsoever to the Lenders or the other Secured Parties, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

SECTION 12.13. Withholding Tax. To the extent required by any applicable Requirement of Law, an Agent may withhold from any payment to any Lender, an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 5.06, each Lender shall indemnify the relevant Agent, and shall make payable in respect thereof within thirty (30) calendar days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Agent) incurred by or asserted against the Agent by the IRS or any other Governmental Authority as a result of the failure of the Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due Administrative Agent under this Section 12.13. The agreements in this Section 12.13 shall survive the resignation and/or replacement of Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of any Loans and all other amounts payable hereunder.

ARTICLE XIII.

MISCELLANEOUS

SECTION 13.01. Waiver. No failure on the part of Administrative Agent, Collateral Agent or any other Secured Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by Law.

SECTION 13.02. Notices.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile or electronic mail). All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, telecopy or facsimile number or (subject to Section 13.02(b) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Credit Party and any Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person below its name on the signature pages hereof;

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person below its name on the signature pages hereof or, in the case of any assignee Lender, the applicable Assignment Agreement.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 13.02(b) below, shall be effective as provided in such Section 13.02(b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided, however, that the foregoing shall not apply to notices to any Lender pursuant to Article II, Article III or Article IV if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Each Agent or any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return electronic mail address or other written acknowledgement); provided, however, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address (as described in the foregoing clause (i)) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each Credit Party and each Agent may change its respective address, facsimile number, electronic mail address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile number, electronic mail address or telephone number for notices and other communications hereunder by notice to Borrower and Administrative Agent.

(d) Reliance by Agents and Lenders. Agents and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify each Indemnitee from all Losses resulting from the reliance by such Indemnitee on each notice purportedly given by or on behalf of Borrower (except to the extent resulting from such Indemnitee’s own gross negligence, bad faith or willful misconduct or material breach of any Credit Document) and believed by such Indemnitee in good faith to be genuine. All telephonic notices to and other communications with Administrative Agent or Collateral Agent may be recorded by Administrative Agent or Collateral Agent, as the case may be, and each of the parties hereto hereby consents to such recording.

(e) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent or any of their respective Affiliates, directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact (collectively, the “Agent Parties”) have any liability to Borrower, any other Credit Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of any Credit Document by, such Agent Party; provided however, that in no event shall any Agent Party have any liability to Borrower, any other Credit Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

SECTION 13.03. Expenses, Indemnification, Etc.

(a) The Credit Parties, jointly and severally, agree to pay or reimburse:

(i) Agents for all of their reasonable and documented out-of-pocket costs and expenses (including the reasonable fees, expenses and disbursements of Cahill Gordon & Reindel LLP and one special gaming and local counsel in Nevada) in connection with (1) the negotiation, preparation, execution and delivery of the Credit Documents and the extension and syndication of credit (including the Loans and Commitments) hereunder and (2) the negotiation, preparation, execution and delivery of any modification, supplement, amendment or waiver of any of the terms of any Credit Document (whether or not consummated or effective) requested by the Credit Parties;

(ii) each Agent and each Lender for all reasonable and documented out-of-pocket costs and expenses of such Agent or Lender (provided that any legal expenses shall be limited to the reasonable fees, expenses and disbursements of one primary legal counsel for Lenders and Agents selected by Administrative Agent and of one special gaming and local counsel in each applicable jurisdiction reasonably deemed necessary by Agents (and solely in the case of an actual or perceived conflict of interest, where the Persons affected by such conflict inform Borrower in writing of the existence of an actual or perceived conflict of interest prior to retaining additional counsel, one additional of each such counsel for each group of similarly situated Secured Parties)) in connection with (1) any enforcement or collection proceedings resulting from any Default, including all manner of participation in or other involvement with (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated), (2) following the occurrence and during the continuance of an Event of Default, the enforcement of any Credit Document, and (3) the enforcement of this Section 13.03; and

(iii) Administrative Agent or Collateral Agent, as applicable but without duplication, for all reasonable and documented costs, expenses, assessments and other charges (including reasonable fees and disbursements of one counsel in each applicable jurisdiction) incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Credit Document or any other document referred to therein.

Without limiting the rights of any Agent under this Section 13.03(a), each Agent, promptly after a request of Borrower from time to time, will advise Borrower of an estimate of any amount anticipated to be incurred by such Agent and reimbursed by Borrower under this Section 13.03(a).

(b) The Credit Parties, jointly and severally, hereby agree to indemnify each Agent, each Lender and their respective Affiliates and their and their respective Affiliates’, directors, trustees, officers, employees, representatives, advisors, partners and agents (each, an “Indemnitee”) from, and hold each of them harmless against, any and all Losses incurred by, imposed on or asserted against any of them directly or indirectly arising out of or by reason of or relating to the negotiation, execution, delivery, performance, administration or enforcement of any Credit Document, any of the transactions contemplated by the Credit Documents (including the Transactions), any breach by any Credit Party of any representation, warranty, covenant or other agreement contained in any Credit Document in connection with any of the Transactions, the use or proposed use of any of the Loans or, the use of any collateral security for the Obligations (including the exercise by any Agent or Lender of the rights and remedies or any power of attorney with respect thereto or any action or inaction in respect thereof), including all amounts payable by any Lender pursuant to Section 12.08, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE, but excluding (i) any such Losses arising from the gross negligence, bad faith or willful misconduct or material breach of any Credit Documents by such Indemnitee or its Related Indemnified Persons (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) any such Losses relating to any dispute between and among Indemnitees that does not involve an act or omission by any Company or any of their respective Affiliates (other than any claims against Administrative Agent, Collateral Agent, or any other agent or bookrunner named on the cover page hereto, in each case, acting in such capacities or fulfilling such roles); provided, however, this Section 13.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. For purposes of this Section 13.03(b), a “Related Indemnified Person” of an Indemnitee means (1) any controlling person or controlled affiliate of such Indemnitee, (2) the respective directors, officers, trustees, partners or employees of such Indemnitee or any of its controlling persons or controlled Affiliates and (3) the respective agents or advisors of such Indemnitee or any of its controlling persons or controlled Affiliates, in the case of this clause (3), acting at the instructions of such Indemnitee, controlling person or such controlled Affiliate; provided that each reference to a controlled Affiliate or controlling person in this sentence pertains to a controlled Affiliate or controlling person involved in the performance of the Indemnitee’s obligations under the facilities.

Without limiting the generality of the foregoing, the Credit Parties, jointly and severally, will indemnify each Agent, each Lender and each other Indemnitee from, and hold each Agent, each Lender and each other Indemnitee harmless against, any Losses incurred by, imposed on or asserted against any of them arising under any Environmental Law as a result of (i) the past, present or future operations of any Company (or any predecessor-in-interest to any Company), (ii) the past, present or future condition of any site or facility owned, operated, leased or used at any time by any Company (or any such predecessor-in-interest) to the extent such Losses arise from or relate to the parties’ relationship under the Credit Documents (including the exercise or remedies thereunder) or to (A) any Company’s (or such predecessor-in-interest’s) ownership, operation, lease or use of such site or facility or (B) any aspect of the respective business or operations of any Company (or predecessor-in-interest), and, in each case shall include, without limitation, any and all such Losses for which any Company could be found liable, or (iii) any Release or threatened Release of any Hazardous Materials at, on, under or from any such site or facility to the extent such Losses arise from or relate to the parties’ relationship under the Credit Documents (including the exercise or remedies thereunder) or to (A) any Company’s (or such predecessor-in-interest’s) ownership, operation, lease or use of such site or facility or (B) any aspect of the respective business or operations of any Company (or predecessor-in-interest), and, in each case shall include, without limitation, any and all such Losses for which any Company could be found liable, including any such Release or threatened Release that shall occur during any period when any Agent or Lender shall be in possession of any such site or facility following the exercise by such Agent or Lender, as the case may be, of any of its rights and remedies hereunder or under any of the Security Documents; provided, however, that the indemnity hereunder shall be subject to the exclusions from indemnification set forth in the preceding sentence.

To the extent that the undertaking to indemnify and hold harmless set forth in this Section 13.03 or any other provision of any Credit Document providing for indemnification is unenforceable because it is violative of any Law or public policy or otherwise, the Credit Parties, jointly and severally, shall contribute the maximum portion that each of them is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all indemnified liabilities incurred by any of the Persons indemnified hereunder.

To the fullest extent permitted by applicable Law, no party hereto shall assert, and the parties hereto hereby waive, any claim against any Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Credit Parties’ indemnity and reimbursement obligations to the extent set forth in this Section 13.03 (including the Credit Parties’ indemnity and reimbursement obligations to indemnify the Indemnitees for indirect, special, punitive or consequential damage that are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder). No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct or material breach of any Credit Document by such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

SECTION 13.04. Amendments and Waiver.

(a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be amended, modified, changed or waived, unless such amendment, modification, change or waiver is in writing signed by each of the Credit Parties that is party thereto and the Required Lenders (or Administrative Agent with the consent of the Required Lenders); provided, however, that no such amendment, modification, change or waiver shall (and any such amendment, modification, change or waiver set forth below in clauses (i) through (vi) of this Section 13.04(a) shall only require the approval of the Agents and/or Lenders whose consent is required therefor pursuant to such clauses):

(i) extend the date for any scheduled payment of principal on any Loan or Note or extend the termination date of any of the Commitments, or reduce the rate or extend the time of payment of interest (other than as a result of any waiver of the applicability of any post-default increase in interest rates) or fees thereon, or forgive or reduce the principal amount thereof, without the consent of each Lender directly and adversely affected thereby (it being understood that the waiver of (or amendment to the terms of) any Default or Event of Default or of any mandatory prepayment of the Loans or mandatory reduction in Commitments shall not constitute a postponement of any date scheduled for the payment of principal or interest or an extension or increase of any Commitment and any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in any rate of interest or fees for purposes of this clause (i), notwithstanding the fact that such amendment or modification actually results in such a reduction);

(ii) release (x) all or substantially all of the Collateral (except as provided in the Security Documents) under all the Security Documents or (y) all or substantially all of the Guarantors from the Guarantees (except as expressly provided in this Agreement), without the consent of each Lender;

(iii) amend, modify, change or waive (x) any provision of Section 11.02 or this Section 13.04 without the consent of each Lender, (y) any other provision of any Credit Document or any other provision of this Agreement that expressly provides that the consent of all Lenders or all affected Lenders is required, without the consent of each Lender directly and adversely affected thereby or (z) any provision of any Credit Document that expressly provides that the consent of the Required Tranche Lenders of a particular Tranche is required, without the consent of the Required Tranche Lenders of each Tranche (in each case, except for technical amendments with respect to additional extensions of credit (including Extended Term Loans) pursuant to this Agreement which afford the benefits or protections to such additional extensions of credit of the type provided to the Term Loans);

(iv) reduce the percentage specified in the definition of Required Lenders or Required Tranche Lenders or otherwise amend the definition of Required Lenders or Required Tranche Lenders without the consent of each Lender (provided that, (x) no such consent shall be required for technical amendments with respect to additional extensions of credit (including Extended Term Loans) pursuant to this Agreement, and (y) with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders and/or Required Tranche Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Closing Date);

(v) amend, modify, change or waive Section 4.02 or Section 4.07(b) in a manner that would alter the pro rata sharing of payments required thereby, without the consent of each Lender directly and adversely affected thereby (except for technical amendments with respect to additional extensions of credit (including Extended Term Loans) pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans); or

(vi) impose any greater restriction on the ability of any Lender under a Tranche to assign any of its rights or obligations hereunder without the written consent of the Required Tranche Lenders for such Tranche;

provided, further, that no such amendment, modification, change or waiver shall (A) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the total Commitments or a waiver of a mandatory prepayment shall not constitute an increase of the Commitment of any Lender), (B) without the consent of any applicable Agent, amend, modify, change or waive any provision as same relates to the rights or obligations of such Agent or (C) amend, modify, change or waive Section 2.10(b) in a manner that by its terms adversely affects the rights in respect of prepayments due to Lenders holding Loans of one Tranche differently from the rights of Lenders holding Loans of any other Tranche without the prior written consent of the Required Tranche Lenders of each adversely affected Tranche (such consent being in lieu of the consent of the Required Lenders required above in this Section 13.04(a)) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement (including Extended Term Loans) so that such additional extensions may share in the application of prepayments (or commitment reductions) with any Tranche of Term Loans); provided, however, the Required Lenders may waive, in whole or in part, any prepayment so long as the application, as between Tranches, of any portion of such prepayment which is still required to be made is not altered. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, (y) the principal and accrued and unpaid interest of such Defaulting Lender’s Loans shall not be reduced or forgiven (other than as a result of any waiver of the applicability of any post-default increase in interest rates), nor shall the date for any scheduled payment of any such amounts be postponed, without the consent of such Defaulting Lender (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in any rate of interest or fees for purposes of this clause (y), notwithstanding the fact that such amendment or modification actually results in such a reduction) and (z) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

In addition, notwithstanding the foregoing, the Commitment Letter may only be amended or changed, or rights or privileges thereunder waived, only by the parties thereto in accordance with the respective provisions thereof.

(b) If, in connection with any proposed amendment, modification, change or waiver of or to any of the provisions of this Agreement, the consent of the Required Lenders (or in the case of a proposed amendment, modification, change or waiver affecting a particular Class or Tranche, the Lenders holding a majority of the Loans and Commitments with respect to such Class or Tranche) is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either:

(A) replace each such non-consenting Lender or Lenders (or, at the option of Borrower, if such non-consenting Lender’s consent is required with respect to a particular Class or Tranche of Loans (or related Commitments), to replace only the Classes or Tranches of Commitments and/or Loans of such non-consenting Lender with respect to which such Lender’s individual consent is required (such Classes or Tranches, the “Affected Classes”)) with one or more Replacement Lenders, so long as, at the time of such replacement, each such Replacement Lender consents to the proposed amendment, modification, change or waiver; provided, further, that (i) at the time of any such replacement, the Replacement Lender shall enter into one or more Assignment Agreements (and with all fees payable pursuant to Section 13.05(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of the Replaced Lender (or, at the option of Borrower if the respective Lender’s consent is required with respect to less than all Classes or Tranches of Loans (or related Commitments), the Commitments and outstanding Loans of the Affected Classes), (ii) at the time of any replacement, the Replaced Lender shall receive an amount equal to the sum of (A) the principal of, and all accrued interest on, all outstanding Loans of such Lender (other than any Loans not being acquired by the Replacement Lender) and (B) all accrued, but theretofore unpaid, fees and other amounts owing to the Lender with respect to the Loans being so assigned and (iii) all obligations of Borrower owing to such Replaced Lender (other than those specifically described in clause (ii) above in respect of Replaced Lenders for which the assignment purchase price has been, or is concurrently being, paid, and other than those relating to Loans or Commitments not being acquired by the Replacement Lender, but including any amounts which would be paid to a Lender pursuant to Section 5.05 if Borrower were prepaying a LIBOR Loan), as applicable, shall be paid in full to such Replaced Lender, as applicable, concurrently with such replacement. Upon the execution of the respective Assignment Agreement, the payment of amounts referred to in clauses (i), (ii) and (iii) above, as applicable, and the receipt of any consents that would be required for an assignment of the subject Loans and Commitments to such Replacement Lender in accordance with Section 13.05, the Replacement Lender, if any, shall become a Lender hereunder and the Replaced Lender, as applicable, shall cease to constitute a Lender hereunder and be released of all its obligations as a Lender, except with respect to indemnification provisions applicable to such Lender under this Agreement, which shall survive as to such Lender and, in the case of any Replaced Lender, except with respect to Loans and Commitments of such Replaced Lender not being acquired by the Replacement Lender; provided, that if the applicable Replaced Lender does not execute the Assignment Agreement within one (1) Business Day (or such shorter period as is acceptable to Administrative Agent) after Borrower’s request, execution of such Assignment Agreement by the Replaced Lender shall not be required to effect such assignment; or

(B) terminate such non-consenting Lender’s Commitment and/or repay Loans held by such Lender (or, if such non-consenting Lender’s consent is required with respect to a particular Class or Tranche of Loans, the Commitment and Loans of the Affected Class), in either case, upon one (1) Business Day’s (or such shorter period as is acceptable to Administrative Agent) prior written notice to Administrative Agent at the Principal Office (which notice Administrative Agent shall promptly transmit to each of the Lenders). Any such prepayment of the Loans or termination of the Commitments of such Lender shall be made together with accrued and unpaid interest, fees and other amounts owing to such Lender (including all amounts, if any, owing pursuant to Section 5.05) (or if the applicable consent requires approval of all Lenders of a particular Class or Tranche but not all Lenders, then Borrower shall terminate all Commitments and/or repay all Loans, in each case together with payment of all accrued and unpaid interest, fees and other amounts owing to such Lender (including all amounts, if any, owing pursuant to Section 5.05) under such Class or Tranche). Immediately upon any repayment of Loans by Borrower pursuant to this Section 13.04(b)(B), such Loans repaid or acquired pursuant hereto shall be cancelled for all purposes and no longer outstanding (and may not be resold, assigned or participated out by Borrower) for all purposes of this Agreement and all other Credit Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document, (C) the providing of any rights to Borrower as a Lender under this Agreement or any other Credit Document, and (D) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document.

(c) Administrative Agent and Borrower may (without the consent of Lenders) amend any Credit Document to the extent (but only to the extent) necessary to reflect the existence and terms of Incremental Term Loans, Other Term Loans and Extended Term Loans. Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Credit Document. In addition, upon the effectiveness of any Refinancing Amendment, Administrative Agent, Borrower and the Lenders providing the relevant Credit Agreement Refinancing Indebtedness may amend this Agreement to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans and/or Other Term Loan Commitments). Administrative Agent and Borrower may effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and Borrower, to effect the terms of any Refinancing Amendment. Administrative Agent and Collateral Agent may enter into (i) amendments to this Agreement and the other Credit Documents with Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of the Loans and/or Commitments extended pursuant to Section 2.13 or incurred pursuant to Sections 2.12 or 2.15, (ii) such technical amendments as may be necessary or appropriate in the reasonable opinion of Administrative Agent and Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with Section 2.13, Section 2.12 or Section 2.15 and (iii) such technical amendments as may be necessary to establish separate tranches or sub-tranches if the terms of a portion (but not all) of an existing Tranche is amended in accordance with Section 13.04(a).

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, Administrative Agent and Borrower (a) to add one or more additional credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans (or any Tranche thereof in the case of additional Term Loans) and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and/or Required Tranche Lenders, as applicable.

(e) Notwithstanding anything to the contrary herein, (i) upon five (5) Business Days’ prior written notice to the Lenders, any Credit Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by Borrower and Administrative Agent (without the consent of any Lender, unless any Lender shall have objected within such five (5) Business Day period) solely to effect administrative changes or to correct administrative errors or omissions or to cure an ambiguity, defect or error (including, without limitation, to revise the legal description of any Mortgaged Real Property based on surveys), (ii) any Credit Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by Borrower and Administrative Agent (without the consent of any Lender) to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property or to make modifications which are not materially adverse to the Lenders and are requested or required by Gaming Authorities or Gaming Laws and (iii) any Credit Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by Borrower and Administrative Agent (without the consent of any Lender) to permit any changes requested or required by any Governmental Authority that are not materially adverse to the Lenders (including any changes relating to qualifications as a permitted holder of debt, licensing or limits on Property that may be pledged as Collateral or available remedies).

Notwithstanding anything to the contrary herein, (A) additional extensions of credit consented to by Required Lenders shall be permitted hereunder on a ratable basis with the existing Loans (including as to proceeds of, and sharing in the benefits of, Collateral and sharing of prepayments), (B) Collateral Agent shall (and each of the Lenders (and each Secured Party by accepting the benefits of the Collateral) hereby authorize Collateral Agent to) enter into the Pari Passu Intercreditor Agreement upon the request of Borrower in connection with the incurrence of Permitted Second Priority Refinancing Debt, or Ratio Debt (and Permitted Refinancings thereof that satisfy Sections 10.01(t)(A)(iv) and 10.01(t)(A)(vi)), as applicable (or any amendments and supplements thereto in connection with the incurrence of additional Permitted Second Priority Refinancing Debt, or Ratio Debt (and Permitted Refinancings thereof that satisfy Sections 10.01(t)(A)(iv) and 10.01(t)(A)(vi))), and (C) Collateral Agent (and each of the Lenders (and each Secured Party by accepting the benefits of the Collateral) hereby authorize Collateral Agent to) shall enter into the First Lien/Second Lien Intercreditor Agreement on the Closing Date with the First Lien Administrative Agent and the other parties thereto and after the Closing Date into any appropriate (as determined by Collateral Agent) amendments, supplements, joinders or restatements thereto upon the request of Borrower in connection with the incurrence of any Permitted Refinancing of the First Lien Credit Agreement or any “Permitted First Priority Refinancing Debt” (as defined in the First Lien Credit Agreement), or Ratio Debt (and Permitted Refinancings thereof that satisfy Sections 10.01(t)(A)(iv) and 10.01(t)(A)(vi)), as applicable (or any amendments and supplements thereto in connection with the incurrence of additional “Permitted First Priority Refinancing Debt” (as defined in the First Lien Credit Agreement), or Ratio Debt (and Permitted Refinancings thereof that satisfy Sections 10.01(t)(A)(iv) and 10.01(t)(A)(vi))). Each Lender agrees to be bound by the terms of the Pari Passu Intercreditor Agreement and the First Lien/Second Lien Intercreditor Agreement, from and after the effectiveness thereof, as if directly a party thereto.

(f) Notwithstanding anything to the contrary herein, the applicable Credit Party or Credit Parties and Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Credit Document) enter into any amendment or waiver of any Credit Document, or enter into any new agreement or instrument, without the consent of any other Person, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional Property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any Property or so that the security interests therein comply with applicable Requirements of Law or to release any Collateral which is not required under the Security Documents.

(g) Notwithstanding anything to the contrary herein, Administrative Agent and Collateral Agent shall (A) release any Lien granted to or held by Administrative Agent or Collateral Agent upon any Collateral (i) upon Payment in Full of the Obligations, (ii) upon the sale, transfer or other disposition of Collateral to the extent required pursuant to the last paragraph in Section 10.05 (and Administrative Agent or Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry) to any Person other than a Credit Party, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders to the extent required by Section 13.04(a)), (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guarantee pursuant to Section 6.08, (v) constituting Equity Interests in or property of an Unrestricted Subsidiary, (vi) subject to Liens permitted under Sections 10.02(i) or 10.02(k), in each case, to the extent the documents governing such Liens do not permit such Collateral to secure the Obligations, or (vii) as otherwise may be provided herein or in the relevant Security Documents, and (B) consent to and enter into (and execute documents permitting the filing and recording, where appropriate) the grant of easements and covenants and subordination rights with respect to real property, conditions, restrictions and declarations on customary terms, and subordination, non-disturbance and attornment agreements on customary terms reasonably requested by

Borrower with respect to leases entered into by Borrower and its Restricted Subsidiaries, to the extent requested by Borrower and not materially adverse to the interests of the Lenders.

SECTION 13.05. Benefit of Agreement; Assignments; Participations.

(a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, no Credit Party may assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document (it being understood that a merger or consolidation not prohibited by this Agreement shall not constitute an assignment or transfer) without the prior written consent of all of the Lenders and provided, further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments, Loans or related Obligations hereunder except as provided in Section 13.05(b)) and the participant shall not constitute a “Lender” hereunder; and provided, further, that no Lender shall transfer, assign or grant any participation (x) to a natural person, (y) to a Person that is a Disqualified Lender as of the applicable Trade Date (unless consented to by Borrower) or (z) under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the date for any scheduled payment on, or the final scheduled maturity of, any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the total Commitments or of a mandatory prepayment shall not constitute a change in the terms of such participation, that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof and that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in any rate of interest or fees for purposes of this clause (i), notwithstanding the fact that such amendment or modification actually results in such a reduction), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or other Credit Document to which it is a party or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) or all or substantially all of the value of the Guarantees Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. In the case of any such participation, except as described below, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto). Borrower agrees that each participant shall be entitled to the benefits of Sections 5.01, and 5.06 (subject to the obligations and limitations of such Sections, including Section 5.06(c) (it being understood that the documentation required under Section 5.06(c) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 13.05, provided that such participant (A) shall be subject to the provisions of Section 2.11 as if it were an assignee under paragraph (b) of this Section 13.05; and (B) shall not be entitled to receive any greater payment under Section 5.01 or 5.06, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after such participant acquired the applicable participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 4.07 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and related interest amounts) of each participant’s interest in the

Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(b) No Lender (or any Lender together with one or more other Lenders) may assign all or any portion of its Commitments, Loans and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Loans and Obligations) hereunder, except to one or more Eligible Assignees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Assignee) with the consent of (x) Administrative Agent and (y) so long as no Event of Default pursuant to Section 11.01(b) or 11.01(c), or, with respect to Borrower, 11.01(g) or 11.01(h), has occurred and is continuing, Borrower (each such consent not to be unreasonably withheld or delayed); provided that (1) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and Loans at the time owing to it, the aggregate amount of the Commitments or Loans subject to such assignment shall not be less than $250,000; (2) no such consent shall be necessary in the case of an assignment of Term Loans by a Lender to another Lender or an Affiliate or Approved Fund of a Lender and (3) Borrower shall be deemed to have consented to any such assignment with respect to a Term Loan unless it shall object thereto by written notice to Administrative Agent within ten (10) Business Days after having received notice thereof. Each assignee shall become a party to this Agreement as a Lender by execution of an Assignment Agreement; provided that (I) Administrative Agent shall, unless it otherwise agrees in its sole discretion, receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500, (II) no such transfer or assignment will be effective until recorded by Administrative Agent on the Register pursuant to Section 2.08, and (III) such assignments may be made on a pro rata basis among Commitments and/or Loans (and related Obligations). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.05, whether or not such assignment or transfer is reflected in the Register, shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations. To the extent of any assignment permitted pursuant to this Section 13.05(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans (provided that such assignment shall not release such Lender of any claims or liabilities that may exist against such Lender at the time of such assignment). At the time of each assignment pursuant to this Section 13.05(b) to a Person which is not already a Lender hereunder, the respective assignee Lender shall, to the extent legally eligible to do so, provide to Borrower and Administrative Agent the appropriate IRS Forms (and, if applicable, a U.S. Tax Compliance Certificate) as described in Section 5.06(c), as applicable.

(c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging or assigning a security interest in its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment of a security interest to a Federal Reserve Bank or other central banking authority. No pledge pursuant to this Section 13.05(c) shall release the transferor Lender from any of its obligations hereunder or permit the pledgee to become a lender hereunder without otherwise complying with Section 13.05(b).

(d) Notwithstanding anything to the contrary contained in this Section 13.05 or any other provision of this Agreement, Borrower and its Subsidiaries may, but shall not be required to, purchase outstanding Term Loans pursuant to (x) the Auction Procedures established for each such purchase in an auction managed by Auction Manager and (y) through open market purchases, subject solely to the following conditions:

(i) (x) with respect to any Borrower Loan Purchase pursuant to the Auction Procedures, at the time of the applicable Purchase Notice (as defined in Exhibit O), no Event of Default has occurred and is continuing or would result therefrom, and (y) with respect to any Borrower Loan Purchase consummated through an open market purchase, at the Trade Date of the applicable assignment, no Event of Default has occurred and is continuing or would result therefrom;

(ii) immediately upon any Borrower Loan Purchase, the Term Loans purchased pursuant thereto shall be cancelled for all purposes and no longer outstanding (and may not be resold, assigned or participated out by Borrower) for all purposes of this Agreement and all other Credit Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document, (C) the providing of any rights to Borrower as a Lender under this Agreement or any other Credit Document, and (D) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document;

(iii) with respect to each Borrower Loan Purchase, Administrative Agent shall receive (x) if such Borrower Loan Purchase is consummated pursuant to the Auction Procedures, a fully executed and completed Borrower Assignment Agreement effecting the assignment thereof, and (y) if such Borrower Loan Purchase is consummated pursuant to an open market purchase, a fully executed and completed Open Market Assignment and Assumption Agreement effecting the assignment thereof;

(iv) Borrower may not use the proceeds of any First Lien Revolving Loan to fund the purchase of outstanding Loans pursuant to this Section 13.05(d); and

(v) neither Borrower nor any of its Subsidiaries will be required to represent or warrant that they are not in possession of non-public information with respect to Borrower and/or any Subsidiary thereof and/or their respective securities in connection with any purchase permitted by this Section 13.05(d).

The assignment fee set forth in Section 13.05(b) shall not be applicable to any Borrower Loan Purchase consummated pursuant to this Section 13.05(d).

(e) Any Lender may at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender through (x) Dutch auctions open to all Lenders on a pro rata basis or (y) open market purchases on a non-pro rata basis, in each case subject to the following limitations:

(i) the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to Administrative Agent an assignment agreement substantially in the form of Exhibit J hereto (an “Affiliated Lender Assignment and Assumption”);

(ii) Affiliated Lenders will not (i) receive information provided solely to Lenders by Administrative Agent or any Lender and will not be permitted to receive notice nor attend or participate in conference calls or meetings attended solely by the Lenders and Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders or (ii) challenge Administrative Agent and the Lenders’ attorney client privilege;

(iii) the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders shall not exceed 25% of the principal amount of all Term Loans at such time outstanding (determined after giving effect to any substantially simultaneous cancellations thereof) (such percentage, the “Affiliated Lender Cap”); provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio;

(iv) as a condition to each assignment pursuant to this clause (e), Administrative Agent shall have been provided a notice in the form of Exhibit J to this Agreement in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender pursuant to which such Affiliated Lender shall waive any right to bring any action in connection with such Term Loans against Administrative Agent, in its capacity as such;

(v) Affiliated Lenders will not be required to represent or warrant that they are not in possession of non-public information with respect to Borrower and/or any Subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 13.05(e); and

(vi) any Term Loans acquired by any Affiliated Lender may (but shall not be required to), with the consent of Borrower, be contributed to Borrower or any of its Restricted Subsidiaries (it being understood that any such Term Loans shall, to the extent permitted by applicable Law, be retired and cancelled promptly upon such contribution) and which may be converted into or exchanged for debt or equity securities that are permitted to be issued by such Person at such time; provided that upon any such cancellation, of the aggregate outstanding principal amount of the Term Loans of the applicable Tranche shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Term Loans so contributed and cancelled, and each principal repayment installment with respect to the Term Loans of such Tranche pursuant to Section 3.01 shall be reduced pro rata by the full par value of the aggregate principal amount of Term Loans so contributed and cancelled.

(f) Notwithstanding anything in Section 13.04 or the definition of “Required Lenders” or “Required Tranche Lenders,” to the contrary, for purposes of determining whether the Required Lenders or the Required Tranche Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Credit Document or any departure by any Credit Party therefrom, (ii) subject to Section 13.05(g), consented (or not consented) to any plan of reorganization pursuant to the Bankruptcy Code, (iii) otherwise acted on any matter related to any Credit Document, or (iv) directed or required Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Credit Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require Administrative Agent, Collateral Agent or any Lender to take (or refrain from taking) any such action and:

(i) all Term Loans held by any Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders or the Required Tranche Lenders have taken any actions; and

(ii) all Term Loans held by Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether all Lenders have taken any action unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on other Lenders;

provided that, notwithstanding the foregoing, in respect of this Section 13.05(f), such Affiliated Lender shall have the right to vote (and the Term Loans held by such Affiliated Lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Credit Document that (1) requires the vote of all Lenders or all Lenders directly and adversely affected thereby, as the case may be or (2) would affect any Affiliated Lender (in its capacity as a Lender) in a manner disproportionate to the effect on any Lender of the same Tranche that is not an Affiliated Lender or that would deprive such Affiliated Lender of its pro rata share of any payments to which it is entitled, provided, further, that no amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Credit Document shall (i) disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to the other Lenders of the same Tranche that are not Affiliated Lenders, (ii) increase the Commitments or obligations of any Affiliated Lender, (iii) extend the due dates for payments of interest and scheduled amortization (including at maturity) of any Term Loans owed to any Affiliated Lender, (iv) reduce the amounts owing to any Affiliated Lender or (v) deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder in each case without the consent of such Affiliated Lender.

(g) Notwithstanding anything in this Agreement or the other Credit Documents to the contrary, each Affiliated Lender hereby agrees that and each Affiliated Lender Assignment and Assumption shall provide a confirmation that, if a proceeding under any Debtor Relief Law shall be commenced by or against Borrower or any other Credit Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in any manner in Administrative Agent’s sole discretion, unless Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it as Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a disproportionately adverse manner to such Affiliated Lender than the proposed treatment of similar Obligations held by Term Lenders that are not Affiliated Lenders.

(h) Notwithstanding anything in Section 13.04 or the definition of “Required Lenders” to the contrary, any Lender may at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, a Debt Fund Affiliate through (x) Dutch auctions open to all Lenders on a pro rata basis or (y) open market purchases on a non-pro rata basis, in each case, provided that, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Credit Document or any departure by any Credit Party therefrom, (ii) otherwise acted on any matter related to any Credit Document or (iii) directed or required

Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Credit Document, all Term Loans held by Debt Fund Affiliates may not account for more than 49.9% (pro rata among such Debt Fund Affiliates) of the Term Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 13.04.

(i) [reserved].

(j) [reserved].

(k) (i) No assignment or participation shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the assigning or participating Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Lender”), (x) such assignee or participant shall not retroactively be disqualified from becoming a Lender or participant and (y) the execution by Borrower of an Assignment Agreement with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment in violation of this clause (k)(i) shall not be void, but the other provisions of this clause (k) shall apply, and nothing in this subsection (k) shall limit any rights or remedies available to the Credit Parties at law or in equity with respect to any Disqualified Lender and any Person that makes an assignment or participation to a Disqualified Lender in violation of this clause (k)(i).

(ii) If any assignment or participation is made to any Disqualified Lender without Borrower’s prior written consent in violation of clause (k)(i) above, or if any Person becomes a Disqualified Lender after the applicable Trade Date, Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and Administrative Agent, (A) in the case of outstanding Term Loans held by Disqualified Lenders, purchase or prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (B) require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 13.04), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by Borrower, Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Credit Document, each Disqualified Lender will be deemed to have consented in the same proportion as the

Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws, each Disqualified Lender party hereto hereby agrees (1) not to vote on such plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws, (2) if such Disqualified Lender does vote on such plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv) Administrative Agent shall have the right, and Borrower hereby expressly authorizes Administrative Agent, to provide the list of Disqualified Lenders to each Lender specifically requesting the same.

SECTION 13.06. Survival. The obligations of the Credit Parties under Sections 5.01, 5.05, 5.06, 13.03 and 13.19, the obligations of each Guarantor under Section 6.03, and the obligations of the Lenders under Sections 5.06 and 12.08, in each case shall survive the repayment of the Loans and the other Obligations and the termination of the Commitments and, in the case of any Lender that may assign any interest in its Commitments or Loans (and any related Obligations) hereunder, shall (to the extent relating to such time as it was a Lender) survive the making of such assignment, notwithstanding that such assigning Lender may cease to be a “Lender” hereunder. In addition, each representation and warranty made, or deemed to be made by a notice of any extension of credit, herein or pursuant hereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the Notes and the making of any extension of credit hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty.

SECTION 13.07. Captions. The table of contents and captions and Section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

SECTION 13.08. Counterparts; Interpretation; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents, constitute the entire contract among the parties thereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, other than the Commitment Letter, which are not superseded and survive solely as to the parties thereto (to the extent provided therein). This Agreement shall become effective when the Closing Date shall have occurred, and this Agreement shall have been executed and delivered by the Credit Parties and when Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 13.09. Governing Law; Submission to Jurisdiction; Waivers; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS (EXCEPT AS TO ANY OTHER CREDIT DOCUMENT, AS EXPRESSLY SET FORTH IN SUCH OTHER CREDIT DOCUMENT), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAW OF ANOTHER JURISDICTION.

(b) SUBMISSION TO JURISDICTION. EACH CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ADMINISTRATIVE AGENT, ANY LENDER, ANY OF THEIR RESPECTIVE AFFILIATES, OR ANY OF THE PARTNERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ADVISORS OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 13.10. Confidentiality. Each Agent and each Lender agrees to keep information obtained by it pursuant to the Credit Documents confidential in accordance with such Agent’s or such Lender’s customary practices and agrees that it will only use such information in connection with the transactions contemplated hereby and not disclose any of such information other than (a) to such Agent’s or such Lender’s Affiliates and its and its Affiliates’ respective employees, representatives, directors, attorneys, auditors, agents, professional advisors or trustees who are advised of the confidential nature thereof and instructed to keep such information confidential or to any direct or indirect creditor or contractual counterparty in swap agreements or such creditor’s or contractual counterparty’s professional advisor (so long as such creditor, contractual counterparty or professional advisor to such contractual counterparty agrees in writing to be bound by the provision of this Section 13.10) (it being understood that the disclosing Agent or Lender shall be responsible for such Person’s compliance with this paragraph), (b) to the extent such information presently is or hereafter becomes available to such Agent or such Lender on a non-confidential basis from a Person not an Affiliate of such Agent or such Lender not known to such Agent or such Lender to be violating a confidentiality obligation by such disclosure, (c) to the extent disclosure is required by any Law, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to Borrower unless such notice is legally prohibited) or requested or required by bank, securities, insurance or investment company regulations or auditors or any administrative body or commission or self-regulatory organization (including the Securities Valuation Office of the NAIC) to whose jurisdiction such Agent or such Lender is subject, (d) to any rating agency to the extent required in connection with any rating to be assigned to such Agent or such Lender; provided that prior notice thereof is furnished to Borrower, (e) to pledgees under Section 13.05(c), assignees, participants, prospective assignees or prospective participants, in each case who agree in writing to be bound by the provisions of this Section 13.10 or by provisions at least as restrictive as the provisions of this Section 13.10 (it being understood that any electronically recorded agreement from any Person listed above in this clause (e) in respect to any electronic information (whether posted or otherwise distributed on Intralinks or any other electronic distribution system) shall satisfy the requirements of this clause (e)), (f) in connection with the exercise of remedies hereunder or under any Credit Document or to the extent required in connection with any litigation with respect to the Loans or any Credit Document or (g) with Borrower’s prior written consent.

SECTION 13.11. Independence of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall be independent of each other and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exception be deemed to permit any action or omission that would be in contravention of applicable law.

SECTION 13.12. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

SECTION 13.13. Gaming Laws.

(a) Notwithstanding anything to the contrary in this Agreement or any other Credit Document, this Agreement and the other Credit Documents are subject to the Gaming Laws and the laws involving the sale, distribution and possession of alcoholic beverages and/or tobacco, as applicable (the “Liquor Laws”). Without limiting the foregoing, Administrative Agent, each other Agent, each Lender and each participant acknowledges that (i) it is the subject of being called forward by any Gaming Authority or any Governmental Authority enforcing the Liquor Laws (the “Liquor Authority”), in each of their discretion, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers under this Agreement and the other Credit Documents, including with respect to the entry into and ownership and operation of the Gaming Facilities, and the possession or control of gaming equipment, alcoholic beverages or a gaming or liquor license, may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the requisite Governmental Authorities.

(b) Notwithstanding anything to the contrary in this Agreement or any other Credit Document, Administrative Agent, each other Agent, each Lender and each participant agrees to cooperate with each Gaming Authority and each Liquor Authority (and, in each case, to be subject to Section 2.11) in connection with the administration of their regulatory jurisdiction over Borrower and the other Credit Parties, including, without limitation, the provision of such documents or other information as may be requested by any such Gaming Authorities and/or Liquor Authorities relating to Administrative Agent, any other Agent, any of the Lenders or participants, Borrower and its Subsidiaries or to the Credit Documents.

(c) Notwithstanding anything to the contrary in this Agreement or any other Credit Document, to the extent any provision of this Agreement or any other Credit Document excludes any assets from the scope of the Pledged Collateral, or from any requirement to take any action to make effective or perfect any security interest in favor of Collateral Agent or any other Secured Party in the Pledged Collateral, the representations, warranties and covenants made by Borrower or any Restricted Subsidiary in this Agreement with respect to the creation, perfection or priority (as applicable) of the security interest granted in favor of Collateral Agent or any other Secured Party (including, without limitation, Article VIII of this Agreement) shall be deemed not to apply to such assets.

SECTION 13.14. USA Patriot Act. Each Lender that is subject to the Act (as hereinafter defined) to the extent required hereby, notifies Borrower and the Guarantors that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower and the Guarantors, which information includes the name and address of Borrower and the Guarantors and other information that will allow such Lender to identify Borrower and the Guarantors in accordance with the Act, and Borrower and the Guarantors agree to provide such information from time to time to any Lender.

SECTION 13.15. Waiver of Claims. Notwithstanding anything in this Agreement or the other Credit Documents to the contrary, the Credit Parties hereby agree that Borrower shall not acquire any rights as a Lender under this Agreement as a result of any Borrower Loan Purchase and may not make any claim as a Lender against any Agent or any Lender with respect to the duties and obligations of such Agent or Lender pursuant to this Agreement and the other Credit Documents; provided, however, that, for the avoidance of doubt, the foregoing shall not impair Borrower’s ability to make a claim in respect of a breach of the representations or warranties or obligations of the relevant assignor in a Borrower Loan Purchase, including in the standard terms and conditions set forth in the assignment agreement applicable to a Borrower Loan Purchase.

SECTION 13.16. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), Borrower and each other Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by Administrative Agent, Collateral Agent, the Lead Arrangers and the Lenders are arm’s-length commercial transactions between Borrower, each other Credit Party and their respective Affiliates, on the one hand, and Administrative Agent, Collateral Agent, the Lead Arrangers and the Lenders, on the other hand, (B) each of Borrower and the other Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrower and each other Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) Administrative Agent, Collateral Agent, the Lead Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower, any other Credit Party or any of their respective Affiliates, or any other Person (except as expressly set forth in any commitment letters or engagement letters between Administrative Agent, Collateral Agent, such Lead Arranger or such Lender and Borrower or such Credit Party or Affiliate thereof) and (B) neither Administrative Agent, Collateral Agent, the Lead Arrangers nor any Lender has any obligation to Borrower, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents or in other written agreements between Administrative Agent, Collateral Agent, the Lead Arrangers or any Lender on one hand and Borrower, any other Credit Party or any of their respective Affiliates on the other hand; and (iii) Administrative Agent, Collateral Agent, the Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, or conflict with, those of Borrower, the other Credit Parties and their respective Affiliates, and neither Administrative Agent, Collateral Agent, the Lead Arrangers, nor any Lender has any obligation to disclose any of such interests to Borrower, any other Credit Party or any of their respective Affiliates. Each Credit Party agrees that nothing in the Credit Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between Administrative Agent, Collateral Agent, the Lead Arrangers and the Lenders, on the one hand, and such Credit Party, its stockholders or its Affiliates, on the other. To the fullest extent permitted by law, each of Borrower and each other Credit Party hereby waives and releases any claims that it may have against Administrative Agent, Collateral Agent, the Lead Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby (other than any agency or fiduciary duty expressly set forth in any commitment letter or engagement letter referenced in clause (ii)(A)).

SECTION 13.17. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Credit Party or any other obligor under any of the Credit Documents or the Swap Contracts or (with respect to the exercise of rights against the collateral) Cash Management Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Credit Party, without the prior written consent of Administrative Agent. The provisions of this Section 13.17 are for the sole benefit of the Agents and Lenders and shall not afford any right to, or constitute a defense available to, any Credit Party.

SECTION 13.18. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents (collectively, the “Charges”) shall not exceed the maximum rate of non-usurious interest permitted by applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder. To the extent permitted by applicable Law, the interest and other Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 13.18 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in this Agreement, unless and until the rate of interest again exceeds the Maximum Rate, and at that time this Section 13.18 shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Rate. If the Maximum Rate is calculated pursuant to this Section 13.18, such interest shall be calculated at a daily rate equal to the Maximum Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 13.18, a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Rate, Administrative Agent shall, to the extent permitted by applicable Law, promptly apply such excess in the order specified in this Agreement and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

SECTION 13.19. Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and the Agents’ and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Credit Document shall continue in full force and effect, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. In such event, each Credit Document shall be automatically reinstated (to the extent that any Credit Document was terminated) and Borrower shall take (and shall cause each other Credit Party to take) such action as may be requested by Administrative Agent and the Lenders to effect such reinstatement.

SECTION 13.20. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

GOLDEN ENTERTAINMENT, INC., as Borrower

By:	/s/ Charles H. Protell
Name: Charles H. Protell
Title: Executive Vice President, Chief Strategy Officer and Chief Financial Officer

Address for Notices for Borrower and each Subsidiary Guarantor:

Golden Entertainment, Inc. 6595 S. Jones Blvd.
Las Vegas, NV 89118
Attn: General Counsel
Fax: 702-798-7211

[Signature Page to Golden Entertainment Second Lien Credit Agreement]

SUBSIDIARY GUARANTORS:

GOLDEN HOLDINGS, INC. 77 GOLDEN GAMING, LLC
GOLDEN ROUTE OPERATIONS-MONTANA LLC
BIG SKY GAMING MANAGEMENT, LLC
GOLDEN ROUTE OPERATIONS-ILLINOIS LLC
GOLDEN ROUTE OPERATIONS-PENNSYLVANIA LLC
SARTINI SYNERGY ONLINE, LLC
GOLDEN GAMING, LLC, each as a Guarantor

By:	/s/ Charles H. Protell
Name: Charles H. Protell
Title: Executive Vice President, Chief Strategy Officer and Chief Financial Officer of Golden Entertainment, Inc., in such capacity acting as agent for each of the foregoing entities

[Signature Page to Golden Entertainment Second Lien Credit Agreement]

GOLDEN AVIATION, LLC
GOLDEN PAHRUMP NUGGET, LLC
GOLDEN PAHRUMP TOWN, LLC
GOLDEN PAHRUMP LAKESIDE, LLC
GOLDEN ROUTE OPERATIONS LLC
GOLDEN TAVERN GROUP, LLC
SARTINI GAMING, LLC
MARKET GAMING, LLC
CARDIVAN, LLC
CORRAL COUNTRY COIN, LLC, each as a Guarantor

By:	/s/ Charles H. Protell
Name: Charles H. Protell
Title: Executive Vice President, Chief Strategy Officer and Chief Financial Officer of Golden Entertainment, Inc., in such capacity acting as agent for each of the foregoing entities

[Signature Page to Golden Entertainment Second Lien Credit Agreement]

GOLDEN - PT’S PUB STEWART-NELLIS 2, LLC
GOLDEN - PT’S PUB EAST SAHARA 3, LLC
GOLDEN - PT’S PUB CHEYENNE-NELLIS 5, LLC
GOLDEN - PT’S PUB SUMMERLIN 6, LLC
GOLDEN - PT’S PUB VEGAS VALLEY 7, LLC
GOLDEN - PT’S PUB WEST SAHARA 8, LLC
GOLDEN - PT’S PUB SPRING MOUNTAIN 9, LLC
GOLDEN - PT’S PUB FLAMINGO 10, LLC
GOLDEN - PT’S PUB RAINBOW 11, LLC
GOLDEN - PT’S PUB DURANGO 12, LLC
GOLDEN - PT’S PUB WARM SPRINGS 13, LLC
GOLDEN - PT’S PUB TWAIN 14, LLC
GOLDEN - PT’S PUB TROPICANA 15, LLC
GOLDEN - PT’S PUB WINTERWOOD 16, LLC
GOLDEN - PT’S PUB SUNSET-PECOS 17, LLC
GOLDEN - PT’S PUB MLK 18, LLC
GOLDEN - PT’S PUB TUNES 19, LLC
GOLDEN - PT’S PUB DECATUR-HACIENDA 20, LLC
GOLDEN - PT’S PUB DECATUR-SOBB 21, LLC
GOLDEN - PT’S PUB SILVERADO-MARYLAND 22, LLC
GOLDEN - PT’S PUB SILVERADO-BERMUDA 23, LLC
GOLDEN - PT’S PUB SUNRISE 24, LLC
GOLDEN - PT’S PUB HUALAPAI 25, LLC
GOLDEN – PT’S PUB BIG GAME 26, LLC
GOLDEN – PT’S PUB CANTINA 27, LLC
GOLDEN – PT’S PUB FORT APACHE 29, LLC
GOLDEN-PT’S PUB ANN 30, LLC
GOLDEN - PT’S PUB RUSSELL 31, LLC
GOLDEN-PT’S PUB CENTENNIAL 32, LLC
GOLDEN - PT’S PUB HORIZON 33, LLC
GOLDEN - PT’S PUB ST. ROSE 35, LLC
GOLDEN - PT’S PUB EASTERN 36, LLC
GOLDEN - PT’S PUB RACETRACK 37, LLC
GOLDEN - PT’S PUB ANTHEM 38, LLC
GOLDEN - PT’S PUB SUNSET-BUFFALO 39, LLC
GOLDEN-PT’S PUB TRIPLE BAR 40, LLC
GOLDEN-PT’S PUB OCEANS 41, LLC
GOLDEN-PT’S PUB DESERT INN 42, LLC
GOLDEN - PT’S PUB SPRING VALLEY 44, LLC, each as a Guarantor

By:	/s/ Charles H. Protell
Name: Charles H. Protell
Title: Executive Vice President, Chief Strategy Officer and Chief Financial Officer of Golden Entertainment, Inc., in such capacity acting as agent for each of the foregoing entities

[Signature Page to Golden Entertainment Second Lien Credit Agreement]

GOLDEN-O’ACES BAR RAINBOW 46, LLC
GOLDEN-O’ACES BAR POST 47, LLC
GOLDEN - PT’S PUB FOOTHILLS 48, LLC
GOLDEN-PT’S PUB FRED’S 49, LLC
GOLDEN-PT’S PUB CROSSROADS TC 50, LLC
GOLDEN-PT’S PUB WHITNEY RANCH 51, LLC
GOLDEN-PT’S PUB BLACK MOUNTAIN 52, LLC
GOLDEN-PT’S PUB MOLLY MALONE’S 53 LLC
GOLDEN-PT’S PUB KAVANAUGH’S 54 LLC
GOLDEN-PT’S PUB SEAN PATRICK’S 55 LLC
GOLDEN-PT’S PUB MORRISSEY’S 56 LLC
GOLDEN-PT’S PUB GB’S 57 LLC
GOLDEN-PT’S PUB OWL 58 LLC
GOLDEN-PT’S PUB FIRESIDE 59 LLC
GOLDEN-PT’S PUB MOUNTAINSIDE 60 LLC
GOLDEN-PT’S PUB OYSTER 61 LLC
GOLDEN-PT’S PUB BEANO’S 62 LLC
GOLDEN-PT’S PUB BREW 63 LLC
GOLDEN-PT’S PUB RANCH 64 LLC
GOLDEN-PT’S BWS 65 LLC
GOLDEN-PT’S SRD 66 LLC
GOLDEN-PT’S OSO BLANCA 67 LLC
GOLDEN-PT’S EL CAPITAN 68 LLC
GOLDEN-PT’S WEST MARTIN 69 LLC
GOLDEN-PT’S HUNTINGTON COVE 70 LLC
GOLDEN-PT’S GVHR 71 L.L.C.
GOLDEN-PT’S PECCOLE SAHARA 72 LLC
GOLDEN-PT’S DECATUR 73 LLC
GOLDEN-PT’S BUFFALO-BLUE DIAMOND 74 LLC
GOLDEN-PT’S LV CACTUS 75 LLC
GOLDEN-PT’S MAULE 76 LLC
GOLDEN-SIERRA GOLD DOUBLE R 1, LLC
GOLDEN-SIERRA JUNCTION DOUBLE R 2, LLC
SIERRA GOLD JONES 3, LLC
SIERRA GOLD BUFFALO 4, LLC
SIERRA GOLD STEPHANIE 5, LLC
SIERRA GOLD ALIANTE 6, LLC
SIERRA GOLD FLAMINGO 7 LLC
GOLDEN RR EASTERN 3, LLC
BONNIE’S 1 LLC, each as a Guarantor

By:	/s/ Charles H. Protell
Name: Charles H. Protell
Title: Executive Vice President, Chief Strategy Officer and Chief Financial Officer of Golden Entertainment, Inc., in such capacity acting as agent for each of the foregoing entities

[Signature Page to Golden Entertainment Second Lien Credit Agreement]

LAKES GAME DEVELOPMENT, LLC
LAKES GAMING AND RESORTS, LLC
LAKES JAMUL, INC.
LAKES KAR SHINGLE SPRINGS, L.L.C.
LAKES KEAN ARGOVITZ RESORTS-CALIFORNIA, L.L.C.
LAKES NIPMUC, LLC
LAKES PAWNEE CONSULTING, LLC
LAKES SHINGLE SPRINGS, INC.
LAKES MARYLAND DEVELOPMENT, LLC
EVITTS RESORT, LLC, each as a Guarantor

By:	/s/ Charles H. Protell
Name: Charles H. Protell
Title: Executive Vice President, Chief Strategy Officer and Chief Financial Officer of Golden Entertainment, Inc., in such capacity acting as agent for each of the foregoing entities

[Signature Page to Golden Entertainment Second Lien Credit Agreement]

GOLDEN CASINOS NEVADA LLC
ACEP ADVERTISING AGENCY, LLC
STRATOSPHERE LEASING, LLC
ACEP INTERACTIVE, LLC
STRATOSPHERE GAMING LLC
AQUARIUS GAMING LLC
ARIZONA CHARLIE’S, LLC
FRESCA, LLC
STRATOSPHERE ENTERTAINMENT L.L.C.
W2007 STRATOSPHERE LAND PROPCO, LLC, each as a Guarantor

By:	/s/ Charles H. Protell
Name: Charles H. Protell
Title: Executive Vice President, Chief Strategy Officer and Chief Financial Officer of Golden Entertainment, Inc., in such capacity acting as agent for each of the foregoing entities

[Signature Page to Golden Entertainment Second Lien Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent

By:	/s/ John Toronto
Name: John Toronto
Title: Authorized Signatory

By:	/s/ Andrew Griffin
Name: Andrew Griffin
Title: Authorized Signatory

Address for Notices:

Credit Suisse AG
Attn: Loan Operations – Agency Manager
Eleven Madison Avenue, 9th Floor
New York, NY 10010
Facsimile No.: 212-322-2291
Telephone No.: 919-994-6369
Email: agency.loanops@credit-suisse.com

[Signature Page to Golden Entertainment Second Lien Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent

By:	/s/ John Toronto
Name: John Toronto
Title: Authorized Signatory

By:	/s/ Andrew Griffin
Name: Andrew Griffin
Title: Authorized Signatory

Address for Notices:

Credit Suisse AG
Attn: Loan Operations – Agency Manager
Eleven Madison Avenue, 9th Floor
New York, NY 10010
Facsimile No.: 212-322-2291
Telephone No.: 919-994-6369
Email: agency.loanops@credit-suisse.com

[Signature Page to Golden Entertainment Second Lien Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Chiara Carter
Name: Chiara Carter
Title: Executive Director

Address for Notices:

JPMorgan Chase Bank, N.A.
Attn: GTS IB Standby
10420 Highland Manor Drive, Floor 04
Tampa, FL 33610-9128
Facsimile No.: 856-294-5267
Telephone No.: 800-634-1969
Email: GTS.IB.Standby@JPMChase.com

[Signature Page to Golden Entertainment Second Lien Credit Agreement]